As filed with the Securities and Exchange Commission on December 22, 2005
                                   Registration Nos. 333-128409; 811-7935
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-4/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
   Pre-Effective Amendment No. 1                                      [X]
   Post-Effective Amendment No.                                       [ ]
                                    and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
   Amendment No.

                             SEPARATE ACCOUNT NY-B
                          (Exact Name of Registrant)

                       RELIASTAR LIFE INSURANCE COMPANY
                                  OF NEW YORK
                              (Name of Depositor)

                         1000 Woodbury Road, Suite 208
                              Woodbury, NY 11797
                                (800) 963-9539
      (Address and Telephone Number of Depositor's Principal Offices)


                            James A. Shuchart, Esq.
                           ReliaStar Life Insurance
                             Company of New York
                             1475 Dunwoody Drive
                           West Chester, PA 19380
                               (610) 425-3563

          (Name and Address of Agent for Service of Process)
-------------------------------------------------------------------------------
Approximate date of Proposed Public Offering: As soon as practicable after the effectiveness of this Registration Statement.

Title of Securities Being Registered:
Interests in a separate account under flexible premium deferred variable annuity contracts.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

                                   PART A

   RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK AND IT'S SEPARATE ACCOUNT NY-B
              SUPPLEMENT TO THE PROSPECTUS DATED DECEMBER 27, 2005

This supplement amends certain information contained in the most recent variable annuity prospectus. Please read it carefully and keep it with your variable annuity prospectus for future reference.

     ----------------------------------------------------------------------

THE "INDUSTRY DEVELOPMENTS - TRADING" SUB-SECTION OF THE PROSPECTUS IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

INDUSTRY DEVELOPMENTS - TRADING

As with many financial services companies, the Company and its affiliates have received informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the financial services industry. In each case, the Company and its affiliates have been and are providing full cooperation.

FUND REGULATORY ISSUES

Since 2002, there has been increased governmental and regulatory activity relating to mutual funds and variable insurance products. This activity has primarily focused on inappropriate trading of fund shares, revenue sharing and directed brokerage, compensation, sales practices and suitability, arrangements with service providers, pricing, compliance and controls, and adequacy of disclosure.

In addition to responding to governmental and regulatory requests on fund regulatory issues, ING management, on its own initiative, conducted, through special counsel and a national accounting firm, an extensive internal review of mutual fund trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel.

The internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within the variable insurance and mutual fund products of certain affiliates of the Company, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Each of the arrangements has been terminated and disclosed to regulators, to the independent trustees of ING Funds (U.S.) and in Company reports previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

As previously reported, ING Funds Distributors, LLC ("IFD"), the distributor of certain ING Funds (U.S.) and an affiliate of the Company, received notice from the staff of the National Association of Securities Dealers ("NASD") that the staff made a preliminary determination to recommend disciplinary action against IFD and one of its registered persons for violations of the NASD Conduct Rules and federal securities laws in connection with certain frequent trading arrangements.

In September of 2005 IFD settled an administrative proceeding with the NASD regarding these arrangements. Under the terms of the Letter of Acceptance, Waiver and Consent ("AWC") with the NASD, under which IFD neither admitted nor denied the allegations or findings, IFD consented to the following sanctions:
(i) a censure; (ii) a fine of $1.5 million; (iii) restitution of approximately $1.44 million to certain ING Funds (U.S.) for losses attributable to excessive trading described in the AWC; and (iv) agreement to make certification to the NASD regarding the review and establishment of certain procedures. IFD's settlement of this administrative proceeding is not material to the Company.
Simplicity - NY               Page 1 of 2                         December, 2005

Other regulators, including the Securities and Exchange Commission ("SEC") and the New York Attorney General, are also likely to take some action with respect to certain ING affiliates before concluding their investigation of ING relating to fund trading. The potential outcome of such action is difficult to predict but could subject certain affiliates to adverse consequences, including, but not limited to, settlement payments, penalties, and other financial liability. It is not currently anticipated, however, that the actual outcome of such action will have a material adverse effect on ING or ING's U.S.-based operations, including the Company.

ING has agreed to indemnify and hold harmless the ING Funds from all damages resulting from wrongful conduct by ING or its employees or from ING's internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the SEC. Management reported to the ING Funds Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or ING's U.S.-based operations, including the Company.

OTHER REGULATORY MATTERS

The New York Attorney General and other regulators are also conducting broad inquiries and investigations involving the insurance industry. These initiatives currently focus on, among other things, compensation and other sales incentives, potential conflicts of interest, potential anti-competitive activity, marketing practices, certain financial reinsurance arrangements, and disclosure. It is likely that the scope of these investigations will further broaden before the investigations are concluded. U.S. affiliates of ING have received formal and informal requests in connection with such investigations, and are cooperating fully with each request for information.

These initiatives may result in new legislation and regulation that could significantly affect the financial services industry, including businesses in which the Company is engaged.

In light of these and other developments, U.S. affiliates of ING, including the Company, periodically review whether modifications to their business practices are appropriate.
















Simplicity - NY               Page 2 of 2                         December, 2005

   RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
   SEPARATE ACCOUNT NY-B OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

   DEFERRED VARIABLE ANNUITY PROSPECTUS

                      ING SIMPLICITY VARIABLE ANNUITY - NY


                                                               DECEMBER 27, 2005


         This prospectus describes ING Simplicity - NY a group and individual deferred variable annuity contract (the "Contract") offered by ReliaStar Life Insurance Company of New York (the "Company," "we," "our" or "us"). The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("qualified Contracts") as well as those that do not qualify for such treatment ("non-qualified Contracts").

         The Contract provides a means for you to invest your premium payments in one or more of the available mutual fund investment portfolios. Your contract value will vary daily to reflect the investment performance of the investment portfolio(s) you select. The investment portfolios available under your Contract and the portfolio managers are listed on the back of this cover.

         You have a right to return a Contract within 10 days after you receive it for a refund of the adjusted contract value (which may be more or less than the premium payments you paid), or, if required by your state, the original amount of your premium payment. Longer free look periods apply in some states and in certain situations.

         REPLACING AN EXISTING ANNUITY WITH THE CONTRACT MAY NOT BE BENEFICIAL TO YOU. YOUR EXISTING ANNUITY MAY BE SUBJECT TO FEES OR PENALTIES ON SURRENDER, AND THE CONTRACT MAY HAVE NEW CHARGES.


         This prospectus provides information that you should know before investing and should be kept for future reference. A Statement of Additional Information ("SAI"), dated, December 27, 2005, has been filed with the Securities and Exchange Commission ("SEC"). It is available without charge upon request. To obtain a copy of this document, write to our Customer Service Center at P.O. Box 9271, Des Moines, Iowa 50306-9271 or call (800) 366-0066, or access the SEC's website (http://www.sec.gov). The table of contents of the SAI is on the last page of this prospectus and the SAI is made part of this prospectus by reference.


         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         AN INVESTMENT IN ANY SUBACCOUNT THROUGH A TRUST OR FUND IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY ANY BANK OR BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         THE INVESTMENT PORTFOLIOS ARE LISTED ON THE BACK OF THIS COVER.

--------------------------------------------------------------------------------

Simplicity - NY  - 137142

The investment portfolios available under your Contract are:

ING MarketStyle Moderate Portfolio
ING MarketStyle Moderate Growth Portfolio
ING MarketStyle Growth Portfolio
ING MarketPro Portfolio
ING Liquid Assets Portfolio

--------------------------------------------------------------------------------
 TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                     PAGE                                                            PAGE

Index of Special Terms..............................  ii        Contract Benefit  ..................................  21
Fees and Expenses...................................   1          Contract Benefit - When Payable...................  21
Condensed Financial Information.....................   4          Benefit Base......................................  21
  Accumulation Unit.................................   4          Calculation of the Blended Benefit................  21
  The Net Investment Factor.........................   4          Calculation of the Death Benefit..................  21
  Performance Information...........................   4          Death Benefit Payable During the Income Phase.....  22
  Financial Statements..............................   5          Continuation After Death -- Spouse.................  22
ReliaStar Life Insurance Company of New York........   5          Continuation After Death -- Non-Spouse.............  23
ReliaStar Life of New York Separate Account NY-B....   6          Required Distributions Upon Contract
The Trusts and Funds................................   6              Owner's Death.................................  23
Charges and Fees....................................   7        The Income Phase....................................  24
  Charges Deducted from the Contract Value..........   7        Other Contract Provisions...........................  27
      Surrender Charge..............................   7        Other Information...................................  30
      Nursing Home Waiver...........................   7        Federal Tax Considerations..........................  31
      Terminal Illness Waiver.......................   8        Statement of Additional Information
      Free Withdrawal Amount........................   8          Table of Contents.................................SAI-1
      Surrender Charge for Excess Withdrawals.......   8        Appendix A
      Premium Taxes.................................   8          The Investment Portfolios.........................  A1
      Administrative Charge.........................   8
      Transfer Charge...............................   8
      Redemption Fees...............................   9
  Charges Deducted from the Subaccounts.............   9
      Mortality and Expense Risk Charge.............   9
  Trust and Fund Expenses...........................   9
The Annuity Contract................................  10
  Contract Date and Contract Year ..................  10
  Contract Owner....................................  10
  Annuitant.........................................  11
  Beneficiary.......................................  12
  Purchase and Availability of the Contract.........  12
  Crediting of Premium Payments.....................  13
  Income Phase Start Date...........................  14
  Administrative Procedures.........................  14
  Contract Value....................................  14
  Cash Surrender Value..............................  15
  Surrendering to Receive the Cash
      Surrender Value...............................  15
  The Subaccounts...................................  15
  Addition, Deletion or Substitution of
      Subaccounts and Other Changes.................  15
  Other Contracts...................................  16
Withdrawals.........................................  16
Transfers Among Your Investments....................  18

Simplicity-NY  - 137142                                      i

--------------------------------------------------------------------------------
 INDEX OF SPECIAL TERMS
--------------------------------------------------------------------------------

The following special terms are used throughout this prospectus. Refer to the page(s) listed for an explanation of each term:

    SPECIAL TERM                                           PAGE

    ----------------------------------------------------- ---------
    ----------------------------------------------------- ---------
    Accumulation Unit                                          4
    Annuitant                                                 11
    Cash Surrender Value                                      15
    Contract Date                                             10
    Contract Owner                                            10
    Contract Value                                            14
    Contract Year                                             10
    Free Withdrawal Amount                                     8
    Income Phase Start Date                                   14
    Net Investment Factor                                      4
    Net Rate of Return                                         4
    Contract Benefit                                          21
    Benefit Base                                              21


The following terms as used in this prospectus have the same or substituted meanings as the corresponding terms currently used in the Contract:

    TERM USED IN THIS PROSPECTUS       CORRESPONDING TERM USED IN THE CONTRACT

    ---------------------------------- -----------------------------------------
    Accumulation Unit Value            Index of Investment Experience
    Income Phase Start Date            Annuity Commencement Date
    Contract Owner                     Owner or Certificate Owner
    Contract Value                     Accumulation Value
    Free Look Period                   Right to Examine Period
    Net Investment Factor              Net Return Factor
    Regular Withdrawals                Conventional Partial Withdrawals

Simplicity-NY  - 137142                                      ii

--------------------------------------------------------------------------------
 FEES AND EXPENSES
--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the contract. The first table describes the fees and expenses that you will pay at the time that you buy the contract, surrender the contract, or transfer contract value between investment options. State premium taxes may also be deducted.

CONTRACT OWNER TRANSACTION EXPENSES

         Surrender Charge:

           COMPLETE YEARS ELAPSED        0    1    2    3   4   5+
              SINCE PREMIUM PAYMENT

           SURRENDER CHARGE (AS A        6%   6%   5%  4%   3%  0%
           PERCENTAGE OF PREMIUM
           PAYMENT)

         Transfer Charge(1)................................................. $25

            (1)Per transfer in excess of 12 transfers, if you make more than 12 transfers in a contract year. We currently do not impose this charge, but may do so in the future.

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Trust or Fund fees and expenses.


ANNUAL CONTRACT ADMINISTRATIVE CHARGE (1)


         Administrative Charge...........................................    $30


         (1) We deduct this charge on each contract anniversary and on surrender. We waive this charge if the total of your premium payments, or if your contract value at the end of a contract year is $50,000 or more.

SEPARATE ACCOUNT ANNUAL CHARGES (1)


                ----------------------------------------------------------------
                                                        YEARS 1-10    YEARS 11+

                   Mortality and Expense Risk Charge      1.45%         1.25%
                ----------------------------------------------------------------


         (1) As a percentage of average daily assets in each subaccount. The mortality and expense risk charge includes the charge for the Contract Benefit and the charge for mortality and expense risk. There is no asset-based administrative charge. The Separate Account Annual Charges are daily charges at the rate of 0.004002% of average daily assets in each subaccount for years 1-10 and 0.003446% for years 11 and later.


Simplicity-NY  - 137142                         1

TRUST OR FUND EXPENSES

The next item shows the minimum and maximum total operating expenses charged by a Trust or Fund that you may pay periodically during the time that you own the Contract. More detail concerning each Trust or Fund's fees and expenses is contained in the prospectus for each Trust or Fund.

           ---------------------------------------------------------------------- ------------------ -----------------

           TOTAL ANNUAL TRUST OR FUND OPERATING EXPENSES (1)                           MINIMUM           MAXIMUM

           ---------------------------------------------------------------------- ------------------ -----------------
           ---------------------------------------------------------------------- ------------------ -----------------
           (Expenses that are deducted from Trust or Fund assets, including

           management fees, distribution and/or service (12b-1) fees (2), and           0.54%             1.05%
           other expenses):

           ---------------------------------------------------------------------- ------------------ -----------------


         (1) The minimum and maximum total operating expenses charged by a Trust or Fund including applicable expense reimbursement or fee waiver arrangements would also be 0.54% to 1.05%. Three funds have expense reimbursement or fee arrangements that are contractual and will continue until at least May 1, 2006.

         (2) The Company may receive compensation from each of the funds or the funds' affiliates based on an annual percentage of the average net assets held in that fund by the Company. The percentage paid may vary from one fund company to another. For certain funds, some of this compensation may be paid out of 12b-1 fees or service fees that are deducted from fund assets. Any such fees deducted from fund assets are disclosed in the Fund or Trust prospectuses. The Company may also receive additional compensation from certain funds for administrative, recordkeeping or other services provided by the Company to the funds or the funds' affiliates. These additional payments are made by the funds or the funds' affiliates to the Company and do not increase, directly or indirectly, the fees and expenses shown above.


The following table shows the annual operating expenses separately for each Trust or Fund.

FUND EXPENSE TABLE(1) (2)

The column labeled "Total Fund Annual Expenses Without Waivers or Reductions" shows the total annual operating expenses charged by a Trust or Fund, absent expense reimbursement or fee waiver arrangements. The column labeled "Net Fund Annual Expenses After Waivers or Reductions" shows such total annual operating expenses after applicable expense reimbursement or fee waiver arrangements where the Trust or Fund has committed to continue such reimbursement or waiver is contractual and is expected to continue through May 1, 2006. Expenses shown are actual expenses for the year ended 12/31/04 unless otherwise noted and, other than the Liquid Assets Portfolio, reflect the aggregate annual operating expenses of each portfolio and its corresponding underlying fund or funds.

                                                 INVESTMENT DISTRIBUTION   OTHER     TOTAL FUND     TOTAL      NET FUND
                                                                                       ANNUAL                   ANNUAL

                                                               AND/OR                 EXPENSES                 EXPENSES
                                                              SERVICE                 WITHOUT      WAIVERS      AFTER

                                                  ADVISORY    (12B-1)    EXPENSES(3)  WAIVERS OR      OR       WAIVERS OR

 FUND NAME                                          FEES        FEES    E            REDUCTIONS  REDUCTIONS   REDUCTIONS

 -------------------------------------------------------------------------------------------------------------------------
 ------------------------------------------------- ---------- ----------- ----------- ----------- ------------ -----------

 ING INVESTORS TRUST

 ING MarketStyle Moderate Portfolio (Class S)
   (4)(5)                                              0.52%       0.25%       0.05%       0.82%        0.07%       0.75%
 ING MarketStyle Moderate Growth Portfolio

   (Class S) (4)(5)                                    0.55%       0.25%       0.05%       0.85%        0.07%       0.78%
 ING MarketStyle Growth Portfolio (Class S)
   (4)(5)                                              0.58%       0.25%       0.05%       0.88%        0.08%       0.80%
 ING MarketPro Portfolio (Class S) (4)(5)              0.70%       0.25%       0.10%       1.05%        0.00%       1.05%
 ING Liquid Assets  Portfolio (Class S)                0.27%       0.25%       0.02%       0.54%        0.00%       0.54%

(1) The Company may receive compensation from each of the funds or the funds' affiliates based on an annual percentage of the average net assets held in that fund by the Company. The percentage paid may vary from one fund company to another. For certain funds, some of this compensation may be paid out of 12b-1 fees or service fees that are deducted from fund assets. Any such fees deducted from fund assets are disclosed in this Fund Expense Table and the fund prospectuses. The Company may also receive additional compensation from certain funds for administrative, recordkeeping or other services provided by the Company to the funds or the funds' affiliates. These additional payments are made by the funds or the funds' affiliates to the Company and do not increase, directly or indirectly, the fees and expenses shown above. See "Charges and Fees - Trust and Fund Expenses" for additional information.

Simplicity-NY  - 137142                         2

(2) In the case of fund companies affiliated with the Company, where the Company or an affiliated investment adviser employs subadvisers to manage the funds, no payments are made to the Company or the affiliated investment adviser by the subadvisers. However, the investment management fee shown in the table is apportioned between the Company or other affiliated investment adviser and subadviser. This apportionment varies by subadviser, resulting in varying amounts of revenue retained by the investment adviser, including the Company. This apportionment of the investment advisory fee does not increase, directly or indirectly, the fees and expenses shown above. See "Charges and Fees - Trust and Fund Expenses" for additional information.

(3)    "Other Expenses" are estimated for each Portfolio's current fiscal year.

(4) In addition to the expenses of each Portfolio, each Portfolio will indirectly bear the proportionate expenses of the Institutional Class shares of the Underlying Funds. Because the Fund uses a weighted average in calculating expenses attributable to a Portfolio, the amount of the expenses of Underlying Funds indirectly borne by a Portfolio will vary based on the Portfolio's allocation of assets to, and the annualized net operating expenses of, the particular Underlying Funds during the Portfolio's fiscal year. The fees reflected in the Fund Expense Table, above, are the aggregate annual net expense ratios (as an annual percentage of average daily net assets) for each Portfolio and its Underlying Funds as of December 31, 2004.

(5) ING Investments, the investment advisor to each Portfolio, has entered into a written expense limitation agreement with respect to each Portfolio under which it will limit expenses of the Portfolios, excluding interest, taxes, brokerage and extraordinary expenses, subject to possible recoupment by ING Investments within three years. The amount of each Portfolio's expenses that are proposed to be waived or reimbursed in the ensuing fiscal year is shown under the heading, "Total Waivers or Reductions." The expense limitation agreement will continue through at least May 1, 2006. The expense limitation agreements are contractual and shall renew automatically for one-year terms unless ING Investments provides written notice of the termination of an expense limitation agreement at least 90 days prior to the end of the then current term or upon termination of the investment management agreement.

Premium taxes (which currently range from 0% to 3.5% of premium payments) may apply, but are not reflected in the tables above or in the example below.

EXAMPLE:

This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and Trust or Fund fees and expenses.

The example assumes that you invest $10,000 in the Contract for the time periods indicated. The example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Trusts or Funds. The example reflects the deduction of the mortality and expense risk charge and the annual contract administrative charge as an annual charge of 0.01% of assets.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

   ------------------------------------------------------------------
    1)  If you surrender your contract at the end of the pplicable time period:
                 1 year        3 years       5 years     10 years
                   $854        $1,282        $1,635       $2,846
    2)  If you annuitize at the end of the applicable time period:
                  1 year       3 years       5 years     10 years
                   $854        $782          $1,335       $2,846
    3) If you do not surrender your contract:

                  1 year       3 years       5 years     10 years
                   $254        $782          $1,335       $2,846
   ------- --------------------- -------------------- -----------------

Compensation is paid for the sale of the Contracts. For information about this compensation, see "Other Contract Provisions - Selling the Contract."

Simplicity-NY  - 137142                         3

--------------------------------------------------------------------------------
 CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

ACCUMULATION UNIT

We use accumulation units to calculate the value of a Contract. Each subaccount of Separate Account NY-B has its own accumulation unit value. The accumulation units are valued each business day that the New York Stock Exchange is open for trading. Their values may increase or decrease from day to day according to a Net Investment Factor, which is primarily based on the investment performance of the applicable investment portfolio. Shares in the investment portfolios are valued at their net asset value. Because no Contracts had been issued as of the date of this prospectus, no condensed financial information is included in this prospectus.

THE NET INVESTMENT FACTOR

The Net Investment Factor is an index number which reflects certain charges under the Contract and the investment performance of the subaccount. The Net Investment Factor is calculated for each subaccount as follows:

     1) We take the net asset value of the subaccount at the end of each business day.

     2) We add to (1) the amount of any dividend or capital gains distribution declared for the subaccount and reinvested in such subaccount. We subtract from that amount a charge for our taxes, if any.


     3) We divide (2) by the net asset value of the subaccount at the end of the preceding business day.

     4) We then subtract the applicable daily mortality and expense risk charge incurred since the previous business day.


Calculations for the subaccounts are made on a per share basis. The Net Rate of Return equals the Net Investment Factor minus one.

PERFORMANCE INFORMATION

From time to time, we may advertise or include in reports to contract owners performance information for the subaccounts of Separate Account NY-B, including the average annual total return performance, yields and other nonstandard measures of performance. Such performance data will be computed, or accompanied by performance data computed, in accordance with standards defined by the SEC.

Except for the Liquid Assets subaccount, quotations of yield for the subaccounts will be based on all investment income per unit (contract value divided by the accumulation unit) earned during a given 30-day period, less expenses accrued during such period. Information on standard total average annual return performance will include average annual rates of total return for 1, 5 and 10 year periods, or lesser periods depending on how long Separate Account NY-B has been investing in the portfolio. We may show other total returns for periods of less than one year. Total return figures will be based on the actual historic performance of the subaccounts of Separate Account NY-B, assuming an investment at the beginning of the period when the separate account first invested in the portfolio and withdrawal of the investment at the end of the period, adjusted to reflect the deduction of all applicable portfolio and current contract charges. We may also show rates of total return on amounts invested at the beginning of the period with no withdrawal at the end of the period. Total return figures which assume no withdrawals at the end of the period will reflect all recurring charges, but will not reflect the surrender charge. In addition, we may present historic performance data for the investment portfolios since their inception reduced by some or all of the fees and charges under the Contract. Such adjusted historic performance includes data that precedes the inception dates of the subaccounts of Separate Account NY-B. This data is designed to show the performance that would have resulted if the Contract had been in existence before the separate account began investing in the portfolios.

Simplicity-NY  - 137142                         4

Current yield for the Liquid Assets subaccount is based on income received by a hypothetical investment over a given 7-day period, less expenses accrued, and then "annualized" (i.e., assuming that the 7-day yield would be received for 52 weeks). We calculate "effective yield" for the Liquid Assets subaccount in a manner similar to that used to calculate yield, but when annualized, the income earned by the investment is assumed to be reinvested. The "effective yield" will thus be slightly higher than the "yield" because of the compounding effect of earnings. We calculate quotations of yield for the remaining subaccounts on all investment income per accumulation unit earned during a given 30-day period, after subtracting fees and expenses accrued during the period, assuming no surrender. YOU SHOULD BE AWARE THAT THERE IS NO GUARANTEE THAT THE LIQUID ASSETS SUBACCOUNT WILL HAVE A POSITIVE OR LEVEL RETURN.

We may compare performance information for a subaccount to: (i) the Standard & Poor's 500 Stock Index, Dow Jones Industrial Average, Donoghue Money Market Institutional Averages, or any other applicable market indices, (ii) other variable annuity separate accounts or other investment products tracked by Lipper Analytical Services (a widely used independent research firm which ranks mutual funds and other investment companies), or any other rating service, and
(iii) the Consumer Price Index (measure for inflation) to determine the real rate of return of an investment in the Contract. Our reports and promotional literature may also contain other information including the ranking of any subaccount based on rankings of variable annuity separate accounts or other investment products tracked by Lipper Analytical Services or by similar rating services.

Performance information reflects only the performance of a hypothetical contract and should be considered in light of other factors, including the investment objective of the investment portfolio and market conditions. Please keep in mind that past performance is not a guarantee of future results.

FINANCIAL STATEMENTS


The statement of assets and liabilities of Separate Account NY-B as of December 31, 2004, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended are included in the Statement of Additional Information. The financial statements and schedules of ReliaStar Life Insurance Company of NY as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 are included in the Statement of Additional Information.

--------------------------------------------------------------------------------
 ING RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
--------------------------------------------------------------------------------

ReliaStar Life Insurance Company of NY ("ReliaStar of NY") is a New York stock life insurance company originally incorporated on June 11, 1917 under the name The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia, the Dominican Republic and the Cayman Islands and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health reinsurance. Until October 1, 2003, ReliaStar of NY was a wholly owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut"). Effective October 1, 2003, Security-Connecticut merged with and into its parent, ReliaStar Life Insurance Company ("ReliaStar"). ReliaStar is an indirect wholly owned subsidiary of ING Groep, N.V. ("ING"), a global financial services holding company, based in The Netherlands. ReliaStar of NY's financial statements appear in the Statement of Additional Information.

ING also owns Directed Services, Inc., the investment manager of the ING Investors Trust and the distributor of the Contracts, and other interests. ING also owns ING Investments, LLC and ING Investment Management, Co., portfolio managers of the ING Investors Trust, and the investment managers of the ING Variable Insurance Trust and the ING Variable Products Trust, respectively. ING also owns ING Life Insurance and Annuity Company, the investment manager of ING Partners, Inc. and Baring International Investment Limited, another portfolio manager of the ING Investors Trust.

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


Our principal office is located at 1000 Woodbury Road, Suite 102, Woodbury, New York 11797.

--------------------------------------------------------------------------------
 ING RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT NY-B
--------------------------------------------------------------------------------

ReliaStar of NY Separate Account NY-B ("Separate Account NY-B") was established as a separate account of First Golden American Life Insurance Company of New York ("First Golden") on June 13, 1996. It became a separate account of ReliaStar of NY as a result of the merger of First Golden into ReliaStar of NY effective April 1, 2002. It is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). Separate Account NY-B is a separate investment account used for our variable annuity contracts. We own all the assets in Separate Account NY-B but such assets are kept separate from our other accounts.

Separate Account NY-B is divided into subaccounts. Each subaccount invests exclusively in shares of one investment portfolio of a Trust or Fund. Each investment portfolio has its own distinct investment objectives and policies. Income, gains and losses, realized or unrealized, of a portfolio are credited to or charged against the corresponding subaccount of Separate Account NY-B without regard to any other income, gains or losses of the Company. Assets equal to the reserves and other contract liabilities with respect to each are not chargeable with liabilities arising out of any other business of the Company. They may, however, be subject to liabilities arising from subaccounts whose assets we attribute to other variable annuity contracts supported by Separate Account NY-B. If the assets in Separate Account NY-B exceed the required reserves and other liabilities, we may transfer the excess to our general account. We are obligated to pay all benefits and make all payments provided under the Contracts.

NOTE: We currently offer other variable annuity contracts that invest in Separate Account NY-B but are not discussed in this prospectus. Separate Account NY-B may also invest in other investment portfolios which are not available under your Contract. Under certain circumstances, we may make certain changes to the subaccounts. For more information, see "The Annuity Contract -- Addition, Deletion or Substitution of Subaccounts and Other Changes".

--------------------------------------------------------------------------------
 THE TRUSTS AND FUNDS
--------------------------------------------------------------------------------

YOU WILL FIND DETAILED INFORMATION ABOUT THE TRUSTS AND FUNDS CURRENTLY AVAILABLE UNDER YOUR CONTRACT IN APPENDIX A -- THE INVESTMENT PORTFOLIOS. A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION ON EACH TRUST OR FUND MAY BE OBTAINED BY CALLING OUR CUSTOMER SERVICE CENTER AT 800-366-0066. YOU SHOULD READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

Other than the ING Liquid Assets Portfolio, the funds available under your Contract are offered in a fund of funds structure. These funds may have higher fees and expenses than a fund that invests directly in debt and equity securities. See "Fees and Expenses - Trust or Fund Expenses." Also, you should discuss with your registered representative whether these funds are appropriate for you, particularly if you are a conservative investor.

In the event that, due to differences in tax treatment or other considerations, the interests of contract owners of various contracts participating in the Trusts or Funds conflict, we, the Boards of Trustees or Directors of the Trusts or Funds, and any other insurance companies participating in the Trusts or Funds will monitor events to identify and resolve any material conflicts that may arise.

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


--------------------------------------------------------------------------------
 CHARGES AND FEES
--------------------------------------------------------------------------------

We deduct the Contract charges described below to compensate us for our cost and expenses, services provided and risks assumed under the Contracts. We incur certain costs and expenses for distributing and administering the Contracts, including compensation and expenses paid in connection with sales of the Contracts, for paying the benefits payable under the Contracts and for bearing various risks associated with the Contracts. The amount of a Contract charge will not always correspond to the actual costs associated with the charge. For example, the surrender charge collected may not fully cover all of the distribution expenses incurred by us with the service or benefits provided. In the event there are any profits from fees and charges deducted under the Contract, including the mortality and expense risk charge, we may use such profits to finance the distribution of Contracts.

CHARGES DEDUCTED FROM THE CONTRACT VALUE We deduct the following charges from your contract value:

     SURRENDER CHARGE. We will deduct a contingent deferred sales charge (a "surrender charge") if you surrender your Contract or if you take a withdrawal in excess of the Free Withdrawal Amount during the 5-year period from the date we receive and accept a premium payment. The surrender charge is based on a percentage of each premium payment withdrawn. This charge is intended to cover sales expenses that we have incurred. The surrender charge is based on the total amount withdrawn, including the amount deducted for the surrender charge. It is deducted from the contract value remaining after you have received the amount requested for withdrawal, not from the amount you requested as a withdrawal. We may in the future reduce or waive the surrender charge in certain situations and will never charge more than the maximum surrender charges. The percentage of premium payments deducted at the time of surrender or excess withdrawal depends on the number of complete years that have elapsed since that premium payment was made. No surrender charge is imposed upon commencement of income phase payments. However, if a surrender charge remains, you must choose either a lifetime income option or an income phase payment option with guaranteed payments of at least 10 years. We determine the surrender charge as a percentage of each premium payment withdrawn as follows:

     COMPLETE YEARS ELAPSED                    0    1    2    3     4    5+
         SINCE PREMIUM PAYMENT

     SURRENDER CHARGE (AS A PERCENTAGE OF     6%    6%   5%   4%   3%    0%
         PREMIUM PAYMENT)

     NURSING HOME WAIVER. You may withdraw all or a portion of your contract value without a surrender charge if:

     (1) at the time you first begin receiving care, more than one contract year has elapsed since the contract date;

     (2) the withdrawal is requested during the period of care or within 90 days after the last day of care; and

     (3) you have spent at least 45 days during a 60 day period in such nursing care facility.

You must submit satisfactory written proof of illness or incapacity. We may require an examination, at our cost, by a physician of our choice. We will not waive the early withdrawal charge if you were in a nursing care facility for at least one day during the two week period immediately preceding or following the contract date. The waiver of surrender charge may not be available in all states. See your Contract for more information.

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


     TERMINAL ILLNESS WAIVER. You may withdraw all or a portion of your contract value without a surrender charge if:

     (1) you are first diagnosed by a qualified medical professional, on or after the first contract anniversary, as having a terminal illness; and

     (2)  you submit satisfactory written proof of illness.

We may require an examination, at our cost, by a physician of our choice. The waiver of surrender charge may not be available in all states. See your Contract for more information.

     FREE WITHDRAWAL AMOUNT. The Free Withdrawal Amount is 10% of contract value, less free withdrawals already taken during the contract year, based on the contract value on the date of the withdrawal.

     SURRENDER CHARGE FOR EXCESS WITHDRAWALS. We will deduct a surrender charge for excess withdrawals, which may include a withdrawal you make to satisfy required minimum distribution requirements under the Code. We consider a withdrawal to be an "excess withdrawal" when the amount you withdraw in any contract year exceeds the Free Withdrawal Amount. Where you are receiving systematic withdrawals, any combination of regular withdrawals taken and any systematic withdrawals expected to be received in a contract year will be included in determining the amount of the excess withdrawal. Such a withdrawal will be considered a partial surrender of the Contract and we will impose a surrender charge and any associated premium tax. We will deduct such charges from the contract value in proportion to the contract value in each subaccount from which the excess withdrawal was taken. In instances where the excess withdrawal equals the entire contract value in such subaccounts, we will deduct charges proportionately from all other subaccounts in which you are invested.

For the purpose of calculating the surrender charge for an excess withdrawal: a) we treat premiums as being withdrawn on a first-in, first-out basis; and b) amounts withdrawn which are not considered an excess withdrawal are not considered a withdrawal of any premium payments. Earnings for purposes of calculating the surrender charge for excess withdrawals may not be the same as earnings under federal tax law.

     PREMIUM TAXES. We may make a charge for state and local premium taxes depending on your state of residence. The tax can range from 0% to 3.5% of the premium payment. We have the right to change this amount to conform with changes in the law or if you change your state of residence.

We deduct the premium tax from your contract value on the income phase start date. However, some jurisdictions impose a premium tax at the time that initial and additional premiums are paid, regardless of when the annuity payments begin. In those states we may defer collection of the premium taxes from your contract value and deduct it when you surrender the Contract, when you take an excess withdrawal, or on the income phase start date.

     ADMINISTRATIVE CHARGE. We deduct an annual administrative charge on each Contract anniversary, or if you surrender your Contract prior to a Contract anniversary, at the time we determine the cash surrender value payable to you. The amount deducted is $30 per Contract unless waived under conditions that we establish. We deduct the charge proportionately from all subaccounts in which you are invested.

     TRANSFER CHARGE. We currently do not deduct any charges for transfers made during a contract year. We have the right, however, to assess up to $25 for each transfer after the twelfth transfer in a contract year. If such a charge is assessed, we would deduct the charge from the subaccounts from which each such transfer is made in proportion to the amount being transferred from each such subaccount. The charge will not apply to any transfers due to the election of dollar cost averaging, automatic rebalancing and transfers we make to and from any subaccount specially designated by the Company for such purpose.

Simplicity-NY  - 137142                         8

     REDEMPTION FEES. If applicable, we may deduct the amount of any redemption fees imposed by the underlying portfolios as a result of withdrawals, transfers or other fund transactions you initiate. Redemption fees, if any, are separate and distinct from any transaction charges or other charges deducted from your contract value.

CHARGE DEDUCTED FROM THE SUBACCOUNTS


     MORTALITY AND EXPENSE RISK CHARGE. The mortality and expense risk charge includes the daily charge for the Contract Benefit and the charge for mortality and expense risk. There is no asset-based administrative charge. This charge is deducted each business day and is a percentage of average daily assets based on the assets you have in each subaccount. The annual charge in years 1-10 is 1.45%, at the daily rate of 0.004002%. In years 11 on, the annual charge is 1.25%, at the daily rate of 0.003446%. The mortality and expense risk charge compensates the Company for benefit and annuitization risks and the risk that expense charges will not cover actual expenses. In the event there are any profits from the mortality and expense risk charge, we may use such profits to finance the distribution of contracts.


TRUST AND FUND EXPENSES

     As shown in the Fund Expense Table, each fund deducts management fees from the amounts allocated to the funds. In addition, each fund deducts other expenses which may include service fees which are used to compensate service providers, including the Company and its affiliates, for administrative and contract owner services provided on behalf of the fund. Furthermore, certain funds deduct a distribution or 12b-1 fee, which is used to finance any activity that is primarily intended to result in the sale of fund shares. FOR A MORE COMPLETE DESCRIPTION OF THE FUNDS' FEES AND EXPENSES, REVIEW EACH FUND'S PROSPECTUS.

The Company, or its U.S. affiliates, receives from each of the funds or the funds' affiliates varying levels and types of revenue with respect to each of the funds available through the Contract. In terms of total dollar amounts received, the greatest amount of revenue comes from assets allocated to funds managed by ING Investments, LLC or other Company affiliates, which funds may or may not also be sub-advised by another Company affiliate. Assets allocated to funds managed by a Company affiliate, Directed Services, Inc., for example, but which are sub-advised by unaffiliated third parties generate the next greatest amount of revenue. Finally, assets allocated to unaffiliated funds generate the least amount of revenue.

     TYPES OF REVENUE RECEIVED FROM AFFILIATED FUNDS. Affiliated funds are (a) funds managed by ING Investments, LLC or other Company affiliates, which may or may not also be sub-advised by a Company affiliate; and (b) funds managed by a Company affiliate but which are sub-advised by unaffiliated third parties. Only affiliated funds are available under the Contract. Revenues received by the Company from affiliated funds include:

     o Service fees that are deducted from fund assets and included within the "Other Expenses" column of the Fund Expense Table contained in this prospectus.

     o For certain share classes, the Company may also receive compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "Distribution and/or Service (12b-1) Fees" column of the Fund Expense Table.

     o Additionally, the Company receives other revenues from affiliated funds and/or their affiliates which may be based either on an annual percentage of average net assets held in the fund by the Company or a percentage of the management fees shown in the Fund Expense Table. These revenues may be received as cash payments or according to a variety of financial accounting techniques which are used to allocate revenue and profits across ING businesses. For funds sub-advised by unaffiliated third parties, once the sub-adviser has been paid, the adviser may share a portion of the remaining management fee with the Company. Because sub-advisory fees vary by sub-adviser, varying amounts of revenue are retained by the affiliated investment adviser and ultimately shared with the Company.

Simplicity-NY  - 137142                         9

     TYPES OF REVENUE RECEIVED FROM UNAFFILIATED FUNDS. Revenues received from each of the unaffiliated funds or their affiliates is based on an annual percentage of the average net assets held in that fund by the Company. Some unaffiliated funds or their affiliates pay us more than others and some of the amounts we receive may be significant. Revenues received by the Company from unaffiliated funds include:

     o For certain funds, compensation paid from 12b-1 fees or service fees that are deducted from fund assets. Any such fees deducted from fund assets are disclosed in the Fund Expense Table.

     o We may also receive additional payments for administrative, recordkeeping or other services which we provide to the funds or their affiliates or as an incentive for us to make the funds available through the Contract. These additional payments are not disclosed in the Fund Expense Table. These additional payments may be used by us to finance distribution of the Contract.

Payments to the Company or its affiliates by ING Investments, LLC and other Company affiliates provide the highest amount of total dollars to the Company and its affiliates.

Management personnel of the Company, and of its affiliated broker-dealers, may receive additional compensation if the overall amount of investments in funds advised by the Company or its affiliates meets certain target levels or increases over time. Compensation for certain management personnel, including sales management personnel, may be enhanced if the overall amount of investments in the contracts and other products issued or advised by the Company or its affiliates increases over time. Certain sales management personnel may also receive compensation that is a specific percentage of the commissions paid to distributors or of purchase payments received under the contracts.

Other than the ING Liquid Assets Portfolio, the funds available under your Contract are offered in a fund of funds structure. These funds may have higher fees and expenses than a fund that invests directly in debt and equity securities. The Fund Expense Table included in "Fees and Expenses" reflects the aggregate annual operating expenses of each portfolio and its corresponding underlying fund or funds. These funds are identified in the Fund Expense Table. See "Fees and Expenses -- Trust or Fund Expenses."

--------------------------------------------------------------------------------
 THE ANNUITY CONTRACT
--------------------------------------------------------------------------------

The Contract described in this prospectus is a deferred variable annuity contract. The Contract provides a means for you to invest in one or more of the available mutual fund portfolios of the Trusts and Funds through Separate Account NY-B. If you have any questions concerning this Contract, contact your registered representative or call our Customer Service Center at 1-800-366-0066.

CONTRACT DATE AND CONTRACT YEAR

The date the Contract became effective is the contract date. Each 12-month period following the contract date is a contract year.

CONTRACT OWNER

You are the contract owner. You are also the annuitant unless another annuitant is named in the application. You have the rights and options described in the Contract. One or more persons may own the Contract. The death benefit becomes payable when you die. In the case of a sole contract owner who dies before the income phase begins, we will pay the beneficiary the death benefit then due. The sole contract owner's estate will be the beneficiary if no beneficiary has been designated or the beneficiary has predeceased the contract owner. In the case of a joint owner of the Contract dying before the income phase begins, we will designate the surviving contract owner as the beneficiary. This will override any previous beneficiary designation.

Simplicity-NY  - 137142                         10

If the contract owner is a trust and a beneficial owner of the trust has been designated, the beneficial owner will be treated as the contract owner for determining the death benefit. If a beneficial owner is changed or added after the contract date, this will be treated as a change of contract owner for determining the death benefit (likely a taxable event).

     JOINT OWNER. For non-qualified Contracts only, joint owners may be named in a written request before the Contract is in effect. Joint owners may independently exercise transfers and other transactions allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death of that owner if the other joint owner survives. The entire interest of the deceased joint owner in the Contract will pass to the surviving joint owner and the death benefit will be payable.

Any addition or deletion of a joint owner is treated as a change of owner which may affect the amount of the death benefit. See "Change of Contract Owner" below. Note that returning a Contract to single owner status will not restore any death benefit. Unless otherwise specified, the term "age" when used for joint owners shall mean the age of the oldest owner.

CHANGE OF CONTRACT OWNER. During the annuitant's lifetime, you may transfer ownership of a non-qualified Contract. A change in ownership, other than spousal continuation, may cause the Benefit Base to become and remain zero as of the date of the ownership change. This means that the Contract Benefit is canceled. The following transactions are not considered a change in ownership for this purpose:

     o    Custodian to Custodian

     o    Custodian for the benefit of an individual to same individual

     o    Individual to Custodian for the benefit of the same individual

     o Collateral Assignments - Client assigns their contract as collateral to a bank to cover a loan

     o Trust A to Trust B where Individual Owner and Grantor are the same person

     o Individual to Trust where Individual Owner and Grantor are the same person

     o Trust to Individual where Individual Owner and Grantor are the same person

After a change in ownership, the death benefit will be the contract value. All requests for changes must be in writing and submitted to our Customer Service Center in good order. The change will be effective as of the day we receive the request. The change will not affect any payment made or action taken by us before recording the change.

A change of owner likely has tax consequences. See "Federal Tax Considerations" in this prospectus.

ANNUITANT


The annuitant is the person designated by you to be the measuring life in determining annuity payments. The annuitant's age determines when the income phase must begin and the amount of the annuity payments to be paid. You are the annuitant unless you choose to name another person. In the event of joint owners, the youngest will be the contingent annuitant. The annuitant may not be changed after the Contract is in effect and during the annuitant's lifetime.


The contract owner will receive the annuity benefits of the Contract if the annuitant is living on the income phase start date. If the annuitant dies before the income phase payment start date and a contingent annuitant has been named, the contingent annuitant becomes the annuitant (unless the contract owner is not an individual, in which case the death benefit becomes payable).

Simplicity-NY  - 137142                         11

If there is no contingent annuitant when the annuitant dies before the income phase start date, the contract owner will become the annuitant. The contract owner may designate a new annuitant within 60 days of the death of the annuitant.

When the annuitant dies before the income phase start date and the contract owner is not an individual, we will pay the designated beneficiary the death benefit then due. If a beneficiary has not been designated, or if there is no designated beneficiary living, the contract owner will be the beneficiary. If the annuitant was the sole contract owner and there is no beneficiary designation, the annuitant's estate will be the beneficiary.

Regardless of whether a death benefit is payable, if the annuitant dies and any contract owner is not an individual, distribution rules under federal tax law will apply. You should consult your tax adviser for more information if you are not an individual.

BENEFICIARY

The beneficiary is named by you in a written request. The beneficiary is the person who receives any death benefit proceeds. The beneficiary may become the successor contract owner if the contract owner who is a spouse (or the annuitant if the contract owner is other than an individual) dies before the income phase start date. We pay death benefits to the primary beneficiary (unless there are joint owners, in which case death proceeds are payable to the surviving owner(s)).

If the beneficiary dies before the annuitant or the contract owner, the death benefit proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the death benefit proceeds to the contract owner's estate.

One or more persons may be a beneficiary or contingent beneficiary. In the case of more than one beneficiary, we will assume any death benefit proceeds are to be paid in equal shares to the surviving beneficiaries, unless you indicate otherwise in writing.


You have the right to change beneficiaries during the annuitant's lifetime unless you have designated an irrevocable beneficiary. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary may have to act together to exercise some of the rights and options under the Contract. In the event of joint owners, all must agree to change a beneficiary.

In the event of a death claim, we will honor the form of payment of the death benefit specified by the beneficiary to the extent permitted under Section 72(s) of the IRC. You may also restrict a beneficiary's right to elect an income phase payment option or receive a lump-sum payment. If so, such rights or options will not be available to the beneficiary.


PURCHASE AND AVAILABILITY OF THE CONTRACT

The minimum initial payment to purchase the Contract is $15,000. The maximum age at which you may purchase the Contract is 80.


You may make additional premium payments only during the first two contract years. Premium payments may be made only up to the contract anniversary after your 81st birthday. If this Contract is issued as an IRA, no contributions may be made for the taxable year in which you attain age 70 1/2 and thereafter, except in the event of rollover contributions. The minimum additional premium payment we will accept is $50. Under certain circumstances, we may waive the minimum premium payment requirement. We may also change the minimum initial or additional premium requirements for certain group or sponsored arrangements. Any initial or additional premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.


Simplicity-NY  - 137142                         12

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. YOU SHOULD NOT BUY THIS CONTRACT: (1) IF YOU ARE LOOKING FOR A SHORT-TERM INVESTMENT; (2) IF YOU CANNOT RISK GETTING BACK LESS MONEY THAN YOU PUT IN; OR (3) IF YOUR ASSETS ARE IN A PLAN WHICH PROVIDES FOR TAX-DEFERRAL AND YOU SEE NO OTHER REASON TO PURCHASE THIS CONTRACT. IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other features and benefits including death benefits and the ability to receive a lifetime income. You should not purchase a qualified Contract unless you want these other features and benefits, taking into account their cost. SEE "FEES AND EXPENSES," "TAXATION OF QUALIFIED CONTRACTS -- INDIVIDUAL RETIREMENT ANNUITIES" AND "TAX CONSEQUENCES OF ENHANCED DEATH BENEFIT" IN THIS PROSPECTUS.

CREDITING OF PREMIUM PAYMENTS

We will process your initial premium within 2 business days after receipt, if the application and all information necessary for processing the Contract are complete. Subsequent premium payments will be processed within 1 business day if we receive all information necessary. In certain states we also accept initial and additional premium payments by wire order. Wire transmittals must be accompanied by sufficient electronically transmitted data. We may retain your initial premium payment for up to 5 business days while attempting to complete an incomplete application. If the application cannot be completed within this period, we will inform you of the reasons for the delay. We will also return the premium payment immediately unless you direct us to hold the premium payment until the application is completed. If you choose to have us hold the premium payment, it will be held in a non-interest bearing account.


We will allocate your initial payment according to your instructions. If a subaccount is not available or requested in error, we will make inquiry about a replacement subaccount. If we are unable to reach you or your representative within 5 days, we will consider the application incomplete. For initial premium payments designated for a subaccount of Separate Account NY-B, the payment will be credited at the accumulation unit value next determined after we receive your premium payment and the completed application. Once the completed application is received, we will allocate the payment to the subaccounts of Separate Account NY-B specified by you within 2 business days.

We will make inquiry to discover any missing information related to subsequent payments. We will allocate the subsequent payment(s) pro-rata according to your current variable subaccount allocation unless you specify otherwise. If a subaccount is no longer available or requested in error, we will make inquiry about a replacement subaccount. If we are unable to reach you or your designated representative within 5 days, we will refund the subsequent premium. For any subsequent premium payments, the payment designated for a subaccount for Separate Account NY-B will be credited at the accumulation unit value next determined after receipt of your premium payment and instructions.


Once we allocate your premium payment to the subaccounts selected by you, we convert the premium payment into accumulation units. We divide the amount of the premium payment allocated to a particular subaccount by the value of an accumulation unit for the subaccount to determine the number of accumulation units of the subaccount to be held in Separate Account NY-B with respect to your Contract. The net investment results of each subaccount vary with its investment performance.

If your premium payment was transmitted by wire order from your broker-dealer, we will follow one of the following two procedures after we receive and accept the wire order and investment instructions. The procedure we follow depends on state availability and the procedures of your broker-dealer.

        (1) If either your state or broker-dealer do not permit us to issue a Contract without an application, we reserve the right to rescind the Contract if we do not receive and accept a properly completed application or enrollment form within 5 days of the premium payment. If we do not receive the application or form within 5 days of the premium payment, we will refund the contract value plus any charges we deducted, and the Contract will be voided. Some states require that we return the premium paid, in which case we will comply.

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

        (2) If your state and broker-dealer allow us to issue a Contract without an application, we will issue and mail the Contract to you or your representative, together with a Contract Acknowledgement and Delivery Statement for your execution. Until our Customer Service Center receives the executed Contract Acknowledgement and Delivery Statement, neither you nor the broker-dealer may execute any financial transactions on your Contract unless they are requested in writing by you. We may require additional information before complying with your request (e.g., signature guarantee).

In some states, we may require that an initial premium designated for a subaccount of Separate Account NY-B be allocated to a subaccount specially designated by the Company (currently, the Liquid Assets subaccount) during the free look period. After the free look period, we will convert your contract value (your initial premium plus any earnings less any expenses) into accumulation units of the subaccounts you previously selected. The accumulation units will be allocated based on the accumulation unit value next computed for each subaccount.

We may also refuse to accept certain forms of premium payments or loan repayments, if applicable, (traveler's checks, for example) or restrict the amount of certain forms of premium payments or loan repayments (money orders totaling more than $500, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning your premium payment and not issuing the contract.

INCOME PHASE START DATE

The income phase start date is the date you start receiving income phase payments under your Contract. The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the income phase. The accumulation phase is the period between the contract date and the income phase start date. The income phase begins when you start receiving regular income phase payments from your Contract on the income phase start date.

ADMINISTRATIVE PROCEDURES

We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements. We will process your request at the contract value next determined only after you have met all administrative requirements.

CONTRACT VALUE

On the contract date, the contract value in the subaccount in which you are invested is equal to the initial premium paid that was designated to be allocated to the subaccount. On the contract date, we allocate your contract value to each subaccount specified by you, unless the Contract is issued in a state that requires the return of premium payments during the free look period, in which case, a portion of your initial premium may be allocated to a subaccount specially designated by the Company during the free look period for this purpose (currently, the Liquid Assets subaccount).

On each business day after the contract date, we calculate the amount of contract value in each subaccount as follows:

     (1) We take the contract value in the subaccount at the end of the preceding business day.

     (2) We multiply (1) by the subaccount's Net Rate of Return since the preceding business day.

     (3)  We add (1) and (2).

     (4) We add to (3) any additional premium payments and then add or subtract any transfers to or from that subaccount.

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

     (5) We subtract from (4) any withdrawals and any related charges, and then subtract any contract fees and premium taxes since the preceding business day.

Please see "Contract Benefit" later in this prospectus for a description of the impact of the Contract Benefit on the contract value.

CASH SURRENDER VALUE


The cash surrender value is the amount you receive when you surrender the Contract. The cash surrender value will fluctuate daily based on the investment results of the subaccounts in which you are invested. We do not guarantee any minimum cash surrender value. On any date during the accumulation phase, we calculate the cash surrender value as follows: we start with your contract value, then we deduct any surrender charge, any charge for premium taxes, any redemption fees and the annual contract administrative fee.


SURRENDERING TO RECEIVE THE CASH SURRENDER VALUE

You may surrender the Contract at any time while the annuitant is living and before the income phase start date. A surrender will be effective on the date your written request and the Contract are received at our Customer Service Center. We will determine and pay the cash surrender value at the price next determined after receipt of all paperwork required in order for us to process your surrender. Once paid, all benefits under the Contract will be terminated. For administrative purposes, we will transfer your money to a specially designated subaccount (currently the Liquid Assets subaccount) prior to processing the surrender. This transfer will have no effect on your cash surrender value. You may receive the cash surrender value in a single sum payment or apply it under one or more income phase payment options. We will usually pay the cash surrender value within 7 days.

Consult your tax adviser regarding the tax consequences associated with surrendering your Contract. A surrender made before you reach age 59 1/2 may result in a 10% tax penalty. See "Federal Tax Considerations" for more details.

THE SUBACCOUNTS

Each of the subaccounts of Separate Account NY-B offered under this prospectus invests in an investment portfolio with its own distinct investment objectives and policies. Each subaccount of Separate Account NY-B invests in a corresponding portfolio of a Trust or Fund.

ADDITION, DELETION OR SUBSTITUTION OF SUBACCOUNTS AND OTHER CHANGES

We may make additional subaccounts available to you under the Contract. These subaccounts will invest in investment portfolios we find suitable for your Contract. We may also withdraw or substitute investment portfolios, subject to the conditions in your Contract and compliance with regulatory requirements.


We may amend the Contract to conform to applicable laws or governmental regulations. If we feel that investment in any of the investment portfolios has become inappropriate to the purposes of the Contract, we may, with approval of the SEC (and any other regulatory agency, if required), combine two or more subaccounts or substitute another portfolio for existing and future investments.


 If you have elected the dollar cost averaging, systematic withdrawals, or automatic rebalancing programs, or if you have other outstanding instructions, and we substitute or otherwise eliminate a portfolio which is subject to those instructions, we will execute your instructions using the substitute or proposed replacement portfolio unless you request otherwise. The substitute or proposed replacement portfolio may have higher fees and charges than any portfolio it replaces.

We also reserve the right to: (i) deregister Separate Account NY-B under the 1940 Act; (ii) operate Separate Account NY-B as a management company under the 1940 Act if it is operating as a unit investment trust; (iii) operate Separate Account NY-B as a unit investment trust under the 1940 Act if it is operating as a managed separate account; (iv) restrict or eliminate any voting rights as to Separate Account NY-B; and (v) combine Separate Account NY-B with other accounts.

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We will, of course, provide you with written notice before any of these changes are effected.

OTHER CONTRACTS

We and our affiliates offer various other products with different features and terms than the Contracts, and that may offer some or all of the same investment portfolios. These products have different benefits, fees and charges, and may or may not better match your needs. Please note that some of the Company's management personnel and certain other employees may receive a portion of their employment compensation based on the amount of Contract values allocated to investment portfolios of Trusts or Funds affiliated with ING. You should be aware that there are alternative options available, and, if you are interested in learning more about these other products, contact our Customer Service Center or your registered representative.

--------------------------------------------------------------------------------
 WITHDRAWALS
--------------------------------------------------------------------------------

Any time during the accumulation phase and before the death of the contract owner, except under certain qualified contracts, you may withdraw all or part of your money. Keep in mind that if you request a withdrawal for more than 90% of the cash surrender value, and the remaining cash surrender value after the withdrawal is less than $2,500, we will treat it as a request to surrender the Contract. If any single withdrawal or the sum of withdrawals exceeds the Free Withdrawal Amount, you may incur a surrender charge. There is no surrender charge if, during each contract year, the amount withdrawn is 10% or less of your contract value on the date of the withdrawal, less prior withdrawals during that contract year.

You need to submit to us a written request specifying the subaccounts from which amounts are to be withdrawn, otherwise the withdrawal will be made on a pro-rata basis from all of the subaccounts in which you are invested. We will determine the contract value as of the close of business on the day we receive your withdrawal request at our Customer Service Center. The contract value may be more or less than the premium payments made.

For administrative purposes, we will transfer your money to a specially designated subaccount (currently, the Liquid Assets subaccount) prior to processing the withdrawal. This transfer will not affect the withdrawal amount you receive.

We offer the following three withdrawal options:

REGULAR WITHDRAWALS

After the free look period, you may make regular withdrawals. Each withdrawal must be a minimum of $100.

SYSTEMATIC WITHDRAWALS

You may choose to receive automatic systematic withdrawal payments from the contract value in the subaccounts in which you are invested. Systematic withdrawals may be taken monthly, quarterly or annually. There is no additional charge for this feature.

You decide when you would like systematic payments to start as long as it starts at least 28 days after your contract date. You also select the date on which the systematic withdrawals will be made, but this date cannot be later than the 28th day of the month. If you have elected to receive systematic withdrawals but have not chosen a date, we will make the withdrawals on the same calendar day of each month as your contract date. If your contract date is after the 28th day of the month, your systematic withdrawal will be made on the first day of each month.

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

Each systematic withdrawal amount must be a minimum of $100. The amount of your systematic withdrawal can either be (1) a fixed dollar amount, or (2) an amount based on a percentage of the contract value. Both forms of systematic withdrawals are subject to the following maximum, which is calculated on each withdrawal date:

    -------------------------- --------------------------------------
           MAXIMUM PERCENTAGE

    -------------------------            OF CONTRACT VALUE

      FREQUENCY

    -------------------------- --------------------------------------
    -------------------------- --------------------------------------
      Monthly                                0.84%
      Quarterly                              2.50%
      Annually                              10.00%
    -------------------------- --------------------------------------

If your systematic withdrawal is a fixed dollar amount and the amount to be withdrawn would exceed the applicable maximum percentage of your contract value on any withdrawal date, we will automatically reduce the amount withdrawn so that it equals such percentage. Thus, your fixed dollar systematic withdrawals will never exceed the maximum percentage. If you want fixed dollar systematic withdrawals to exceed the maximum percentage and are willing to incur associated surrender charges, consider the Fixed Dollar Systematic Withdrawal Feature, which you may add to your systematic withdrawal program. See below for a description of that feature.

If your systematic withdrawal is based on a percentage of contract value and the amount to be withdrawn based on that percentage would be less than $100, we will automatically increase the amount to $100 as long as it does not exceed the maximum percentage. If the systematic withdrawal would exceed the maximum percentage, we will send the amount, and then automatically cancel your systematic withdrawal option.

You may change the amount or percentage of your systematic withdrawal once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date. If you submit a subsequent premium payment after you have applied for systematic withdrawals, we will not adjust future withdrawals under the systematic withdrawal program unless you specifically request that we do so.

The systematic withdrawal option may commence in a contract year where a regular withdrawal has been taken but you may not change the amount or percentage of your withdrawals in any contract year during which you have previously taken a regular withdrawal. You may not elect the systematic withdrawal option if you are taking IRA withdrawals.

Subject to availability, a spousal or non-spousal beneficiary may elect to receive death benefits as payments over the beneficiary's lifetime ("stretch"). "Stretch" payments will be subject to the same limitations as systematic withdrawals, and non-qualified "stretch" payments will be reported on the same basis as other systematic withdrawals.

     FIXED DOLLAR SYSTEMATIC WITHDRAWAL FEATURE. You may add the Fixed Dollar Systematic Withdrawal Feature to your regular fixed dollar systematic withdrawal program. This feature allows you to receive a systematic withdrawal in a fixed dollar amount in addition to your systematic withdrawal program regardless of any surrender charges. Flat dollar systematic withdrawals which are intended to satisfy the requirements of Section 72(q) or 72(t) of the Tax Code may exceed the maximum. Such withdrawals are subject to surrender charges when they exceed the applicable maximum percentage.

You choose the amount of the fixed systematic withdrawals, which may total up to an annual maximum of 10% of your contract value as determined on the day we receive your election of this feature. The maximum limit will not be recalculated when you make additional premium payments, unless you instruct us to do so. We will assess a surrender charge on the withdrawal date if the withdrawal exceeds the maximum limit as calculated on the withdrawal date. We will apply the surrender charge directly to your contract value (rather than to the systematic withdrawal) so that the amount of each systematic withdrawal remains fixed.

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IRA WITHDRAWALS

If you have a non-Roth IRA Contract and will be at least age 70 1/2 during the current calendar year, you may elect to have distributions made to you to satisfy requirements imposed by federal tax law. IRA withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service ("IRS") rules governing mandatory distributions under qualified plans. We will send you a notice before your distributions commence. You may elect to take IRA withdrawals at that time, or at a later date. You may not elect IRA withdrawals and participate in systematic withdrawals at the same time. If you do not elect to take IRA withdrawals, and distributions are required by federal tax law, distributions adequate to satisfy the requirements imposed by federal tax law may be made. Thus, if you are participating in systematic withdrawals, distributions under that option must be adequate to satisfy the mandatory distribution rules imposed by federal tax law.

You may choose to receive IRA withdrawals on a monthly, quarterly or annual basis. Under this option, you may elect payments to start as early as 28 days after the contract date. You select the day of the month when the withdrawals will be made, but it cannot be later than the 28th day of the month. If no date is selected, we will make the withdrawals on the same calendar day of the month as the contract date. If your contract date is after the 28th day of the month, your systematic withdrawal will be made on the first day of each month.

You may request that we calculate for you the amount that is required to be withdrawn from your Contract each year based on the information you give us and various choices you make. For information regarding the calculation and choices you have to make, see the SAI. Or, we will accept your written instructions regarding the calculated amount required to be withdrawn from your Contract each year. The minimum dollar amount you can withdraw is $100. When we determine the required IRA withdrawal amount for a taxable year based on the frequency you select, if that amount is less than $100, we will pay $100. At any time where the IRA withdrawal amount is greater than the contract value, we will cancel the Contract and send you the amount of the cash surrender value.

You may change the payment frequency of your IRA withdrawals once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date.

CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING WITHDRAWALS. You are responsible for determining that withdrawals comply with applicable law. A withdrawal made before the taxpayer reaches age 59 1/2 may result in a 10% penalty tax. See "Federal Tax Considerations" for more details.

--------------------------------------------------------------------------------
 TRANSFERS AMONG YOUR INVESTMENTS
--------------------------------------------------------------------------------

You may transfer your contract value among the subaccounts in which you are invested at the end of the free look period until the income phase start date. We currently do not charge you for transfers made during a contract year, but reserve the right to charge $25 for each transfer after the twelfth transfer in a contract year. WE ALSO RESERVE THE RIGHT TO LIMIT THE NUMBER OF TRANSFERS YOU MAY MAKE AND MAY OTHERWISE MODIFY OR TERMINATE TRANSFER PRIVILEGES IF REQUIRED BY OUR BUSINESS JUDGMENT OR IN ACCORDANCE WITH APPLICABLE LAW.

Transfers will be based on values at the end of the business day in which the transfer request is received at our Customer Service Center.

The minimum amount that you may transfer is $100 or, if less, your entire contract value held in a subaccount. To make a transfer, you must notify our Customer Service Center and all other administrative requirements must be met. Any transfer request received after 4:00 p.m. eastern time or the close of regular trading of the New York Stock Exchange will be effected on the next business day.

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

Separate Account NY-B and the Company will not be liable for following instructions communicated by telephone or other approved electronic means that we reasonably believe to be genuine. We may require personal identifying information to process a request for transfer made over the telephone, over the internet or other approved electronic means.

LIMITS IMPOSED BY UNDERLYING FUNDS. Orders for the purchase of fund shares may be subject to acceptance or rejection by the underlying fund. We reserve the right to reject, without prior notice, any allocation of a premium payment to a subaccount if the subaccount's investment in its corresponding fund is not accepted by the fund for any reason.

LIMITS ON FREQUENT OR DISRUPTIVE TRANSFERS. The Contract is not designed to serve as a vehicle for frequent trading. Frequent trading can disrupt management of a fund and raise its expenses through: 1) increased trading and transaction costs; 2) forced and unplanned portfolio turnover; 3) lost opportunity costs; and 4) large asset swings that decrease the fund's ability to provide maximum investment return to all contract owners. This in turn can have an adverse effect on fund performance. Accordingly, individuals or organizations that use market-timing investment strategies and make frequent transfers should not purchase the Contract.

We monitor transfer activity. With regard to frequent transfers, in the event that an individual's or organization's transfer activity:

     1.   exceeds our then-current monitoring standard for frequent trading;

     2. is identified as problematic by an underlying fund even if the activity does not exceed our monitoring standard for frequent trading; or

     3. if we determine in our sole discretion that such transfer activity may not be in the best interests of other contract owners,

we will take the following actions to deter such activity. Upon the first violation, we will send a one time warning letter. A second violation will result in the suspension of trading privileges via facsimile, telephone, email and internet, and limit trading privileges to submission by regular U.S. mail for a period of six months. At the end of that period, trading privileges will be reinstated. If there is another violation after such rights are reinstated, we will suspend such privileges permanently. We will notify you in writing if we take any of these actions.

With regard to transfers initiated by a market-timing organization or individual or other party authorized to give transfer instructions on behalf of multiple contract owners, we will also take the following actions, without prior notice:
(1) not accepting transfer instructions from an agent acting on behalf of more than one contract owner; and (2) not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one contract owner at a time.

Our current definition of frequent trading is more than one purchase and sale of the same underlying fund within a 30-day period. We do not count transfers associated with scheduled dollar cost averaging or automatic rebalancing programs, transfers involving funds that affirmatively permit short-term trading in their fund shares, movement between such funds and the Liquid Assets Portfolio, and transfers involving certain de minimis amounts when determining whether trading activity is excessive. We reserve the right to modify our general standard, or the standard as it may apply to a particular fund, at any time without prior notice, depending on, among other factors, the needs of the underlying fund(s), the best interests of contract owners and fund investors and/or state or federal regulatory requirements. If we modify such standard, it will be applied uniformly to all contract owners or, as applicable, to all contract owners investing in the underlying fund.

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


In addition, if, due to the excessive dollar amounts of trades, even though not within our then current definition of frequent trading, an individual's or organization's transfer activity is determined, in our sole discretion, to be disruptive, we will take the same actions as are described above to limit frequent transfers.

The Company does not allow waivers to the above policy. Our excessive trading policy may not be completely successful in preventing market timing or excessive trading activity.

DOLLAR COST AVERAGING

You may elect to participate in our dollar cost averaging program if you have at least $1,200 of contract value in the Liquid Assets subaccount. This subaccount serves as the source account from which we will, on a monthly basis, automatically transfer a set dollar amount of money to other subaccounts selected by you. Transfers made pursuant to a dollar cost averaging program do not count toward the 12 transfer limit on free transfers. There is no additional charge for this feature.

The dollar cost averaging program is designed to lessen the impact of market fluctuation on your investment. Since we transfer the same dollar amount to other subaccounts each month, more units of a subaccount are purchased if the value of its unit is low and fewer units are purchased if the value of its unit is high. Therefore, a lower than average value per unit may be achieved over the long term. However, we cannot guarantee this. When you elect the dollar cost averaging program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

You elect the dollar amount you want transferred under this program. Each monthly transfer must be at least $100 and may not exceed the contract value in the source subaccount divided by 12. You may change the transfer amount once each contract year.

If you do not specify the subaccounts to which the dollar amount of the source account is to be transferred, we will transfer the money to the subaccounts in which you are invested on a proportional basis. The transfer date is the same day each month as your contract date. If, on any transfer date, your contract value in a source account is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred and the program will end. You may terminate the dollar cost averaging program at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next transfer date. You may participate in the dollar cost averaging program and in systematic withdrawals at the same time, but systematic withdrawals may not be taken from the dollar cost averaging source subaccount.

We may, in the future, offer additional subaccounts or withdraw any subaccount to or from the dollar cost averaging program, or otherwise modify, suspend or terminate this program. Of course, such change will not affect any dollar cost averaging programs in operation at the time.

AUTOMATIC REBALANCING

If you have at least $10,000 of contract value invested in the subaccounts of Separate Account NY-B, you may elect to have your investments in the subaccounts automatically rebalanced. Transfers made pursuant to automatic rebalancing do not count toward the 12 transfer limit on free transfers. Automatic rebalancing is not available if you participate in dollar cost averaging. Automatic rebalancing will not take place during the free look period. There is no additional charge for this feature.

We will transfer funds under your Contract on a quarterly, semi-annual, or annual calendar basis among the subaccounts to maintain the investment blend of your selected subaccounts. The minimum size of any allocation must be in full percentage points. The program may be used in conjunction with the systematic withdrawal option only if withdrawals are taken pro-rata.

To participate in automatic rebalancing, send satisfactory notice to our Customer Service Center. We will begin the program on the last business day of the period in which we receive the notice. You may cancel the program at any time. The program will automatically terminate if you choose to reallocate your contract

Simplicity-NY  - 137142                         20
value among the subaccounts or if you make an additional premium payment or partial withdrawal on other than a pro-rata basis. Additional premium payments and partial withdrawals effected on a pro-rata basis will not cause the automatic rebalancing program to terminate.

--------------------------------------------------------------------------------
 CONTRACT BENEFIT
--------------------------------------------------------------------------------

CONTRACT BENEFIT -WHEN PAYABLE


The Contract Benefit is a combination of two benefits that are generally intended to ensure a return of premiums paid less pro-rata adjustments for partial withdrawals and are payable upon the occurrence of the following events:

     o on the 10th contract anniversary, if the contract is still in effect and the original contract owner (or the surviving spouse) is still living ("Blended Benefit"); and/or


     o upon death of the contract owner, the annuitant (when a contract owner is not an individual), or the first of joint owners, as of the claim date ("Death Benefit").


In the event the contract owner dies before the 10th contract anniversary date and the surviving spouse does not elect to continue the contract, there is no Blended Benefit.


BENEFIT BASE


The calculation of the Blended Benefit and the Death Benefit is based on the Benefit Base. On the Contract Date, the Benefit Base is equal to the initial premium paid. Additional premiums increase the Benefit Base dollar-for-dollar. Withdrawals reduce the Benefit Base on a pro-rata basis. The pro-rata withdrawal adjustment of the Benefit Base is equal to (1) divided by (2), multiplied by
(3), where:

     (1)  is the contract value withdrawn;

     (2)  is the contract value immediately prior to the withdrawal; and

     (3)  is the amount of the Benefit Base immediately prior to the withdrawal.

This means that the Benefit Base is reduced by the same proportion that the withdrawal reduces the contract value. For example, if the contract value is reduced by 25% as a result of the withdrawal, the Benefit Base is also reduced by 25% (rather than by the amount of the withdrawal).

Although the Blended Benefit and the Death Benefit are based on the Benefit Base, the amount of free withdrawals, cash surrender value, ability to make certain types of transfers and the amount of the income phase payments will always be based on the then current contract value.

CALCULATION OF THE BLENDED BENEFIT


If the Benefit Base is greater than the contract value on the 10th contract anniversary, the Blended Benefit is the difference between the contract value and the Benefit Base on the 10th contract anniversary. The difference between the contract value and the Benefit Base will be credited to the contract value and allocated pro-rata to the subaccounts in which contract value is invested. This is a one-time only occurrence.

If the Benefit Base is less than the contract value there is no Blended Benefit.


CALCULATION OF THE DEATH BENEFIT


The Death Benefit is the greater of the contract value and the Benefit Base on the claim date. The claim date is the close of the business day on which we receive written notice and due proof of death, as well as any required paperwork, at our Customer Service Center. If the Benefit Base is greater than the contract value on the claim date, the excess of the Benefit Base over the contract value (the "Step Up Amount") will be credited to the contract value and allocated pro-rata to the subaccounts in which contract value is invested.

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Once the Step Up Amount is credited to the contract value, the Benefit Base becomes and remains zero, and there are no further guaranteed death benefits under the Contract.


Assuming you are the contract owner, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. If your beneficiary elects to delay receipt of the death benefit until a date after the time of death, the amount of the benefit payable in the future may be affected. The proceeds may be received in a single sum, applied to any of the income phase payment options, or, if available, paid over the beneficiary's lifetime. (See "Systematic Withdrawals" above). A beneficiary's right to elect an income phase payment option or receive a lump-sum payment may have been restricted by the contract owner. If so, such rights or options will not be available to the beneficiary.

If we do not receive a request to apply the death benefit proceeds to an annuity option, we will make a single sum distribution. Unless your beneficiary elects otherwise, the distribution will be made into an interest bearing account, backed by our general account that is accessed by the beneficiary through a checkbook feature. The beneficiary may access death benefit proceeds at any time without penalty. We will generally distribute death benefit proceeds within 7 days after our Customer Service Center has received sufficient information to make the payment. For information on required distributions under federal income tax laws, you should see "Required Distributions Upon Contract Owner's Death." Interest earned on this account may be less than interest paid on other settlement options.

A change in ownership of the Contract may affect the amount of the death benefit payable. The death benefit may be subject to certain mandatory distribution rules required by federal tax law.

DEATH BENEFIT DURING THE INCOME PHASE

If any contract owner or the annuitant dies after the income phase start date, we will pay the beneficiary any certain benefit remaining under the income phase payment option in effect at the time.

CONTINUATION AFTER DEATH -- SPOUSE

If at the contract owner's death, the surviving spouse of the deceased contract owner is the beneficiary and such surviving spouse elects to continue the contract as his or her own, the following will apply:

     o IRS REQUIRED DISTRIBUTION RULES APPLY: The contract will continue in force subject to the required distribution rules of the Internal Revenue Code (the "Code"). See next section, "Required Distributions Upon Contract Owner's Death."

     o CONTRACT VALUE RESET: If the Benefit Base as of the date we receive due proof of death, minus the contract value also on that date, is greater than zero, we will add such difference to the contract value (the "Step Up Amount"). The Step Up Amount will be allocated to the variable subaccounts in proportion to the contract value in the subaccounts, unless we are directed otherwise. Such addition to contract value will not affect the Benefit Base. If the Benefit Base is less than or equal to the contract value as of the date we receive due proof of death, there is no reset of the contract value.


     o BLENDED BENEFIT ON 10TH CONTRACT ANNIVERSARY: If the surviving spouse is still living on the 10th contract anniversary, the Blended Benefit will be payable. See "Calculation of the Benefit" above.


     o ADDITIONAL PREMIUM: The surviving spouse may make additional premium payments subject to the Contract rules and limits. The new owner's attained age will apply in determining the last date on which premium payments may be made. The original contract date will apply in determining the premium eligibility period.

     o SURRENDER CHARGES: At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the contract owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

Simplicity-NY  - 137142                         22

     o DEATH OF SURVIVING SPOUSE: At subsequent death of the surviving spouse, the Step Up Amount, if any, will be credited to the contract value. The beneficiary of the surviving spouse does not have the right to continue the Contract and is not eligible for a further crediting of the Step Up Amount.

CONTINUATION AFTER DEATH -- SPOUSE NOT CONTINUING CONTRACT OR NON-SPOUSE

If the beneficiary or surviving joint owner is either the spouse of the owner, who does not elect to continue the Contract, or not the spouse of the owner, the following will apply:

     o IRS REQUIRED DISTRIBUTION RULES APPLY: The contract may continue in force subject to the required distribution rules of the Internal Revenue Code (the "Code"). See next section, "Required Distributions upon Contract Owner's Death."

     o CONTRACT VALUE RESET: If the Benefit Base as of the date we receive due proof of death, minus the contract value also on that date, is greater than zero, we will add such difference to the contract value (the "Step Up Amount"). The Step Up Amount will be allocated to the variable subaccounts in proportion to the contract value in the subaccounts, unless we are directed otherwise. Such addition to contract value will not affect the Benefit Base. If the Benefit Base is less than or equal to the contract value as of the date we receive due proof of death, there is no reset of the contract value.

     o BENEFIT BASE: Once the Step Up Amount is credited, the Benefit Base is reduced to zero. This is treated as any other change of owner.

     o    ADDITIONAL PREMIUM: No additional premium payments are permitted.

     o SURRENDER CHARGES: At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the contract owner will be waived.

REQUIRED DISTRIBUTIONS UPON CONTRACT OWNER'S DEATH

We will not allow any payment of benefits provided under a non-qualified Contract which does not satisfy the requirements of Section 72(s) of the Code.

If any owner of a non-qualified contract dies before the income phase payment start date, the death benefit payable to the beneficiary (calculated as described above under "Calculation of the Death Benefit") will be distributed as follows:

     1) the death benefit must be completely distributed within 5 years of the contract owner's date of death; or

     2) the beneficiary may elect, within the 1-year period after the contract owner's date of death, to receive the death benefit in the form of an annuity from us, provided that

          a) such annuity is distributed in substantially equal installments over the life of such beneficiary or over a period not extending beyond the life expectancy of such beneficiary; and

          b) such distributions begin not later than 1 year after the contract owner's date of death.

Notwithstanding 1) and 2) above, if the sole contract owner's beneficiary is the deceased owner's surviving spouse, then such spouse may elect to continue the Contract under the same terms as before the contract owner's death. Upon receipt of such election from the spouse at our Customer Service Center: (1) all rights of the spouse as contract owner's beneficiary under the Contract in effect prior to such election will cease; (2) the spouse will become the owner of the Contract and will also be treated as the contingent annuitant, if none has

Simplicity-NY  - 137142                         23
been named and only if the deceased owner was the annuitant; and (3) all rights and privileges granted by the Contract or allowed by ReliaStar of NY will belong to the spouse as contract owner of the Contract. This election will be deemed to have been made by the spouse if such spouse makes a premium payment to the Contract or fails to make a timely election as described in this paragraph. If the owner's beneficiary is a nonspouse, the distribution provisions described in subparagraphs 1) and 2) above, will apply even if the annuitant and/or contingent annuitant are alive at the time of the contract owner's death.

If we do not receive an election from a nonspouse owner's beneficiary within the 1-year period after the contract owner's date of death, then we will pay the death benefit to the owner's beneficiary in a cash payment within five years from date of death. We will determine the death benefit as of the claim date. We will make payment of the proceeds on or before the end of the 5-year period starting on the owner's date of death. Such cash payment will be in full settlement of all our liability under the Contract.

If a contract owner dies after the income phase start date, we will continue to distribute any benefit payable at least as rapidly as under the income phase payment option then in effect. All of the contract owner's rights granted under the Contract or allowed by us will pass to the contract owner's beneficiary.

If a Contract has joint owners we will consider the date of death of the first joint owner as the death of the contract owner and the surviving joint owner will become the beneficiary of the Contract. If any contract owner is not an individual, the death of an annuitant shall be treated as the death of the owner.

Subject to availability, and our then current rules, a spousal or non-spousal beneficiary may elect to receive death benefits as payments over the life expectancy of the beneficiary ("stretch"). "Stretch" payments will be subject to the same limitations as systematic withdrawals, and non-qualified "stretch" payments will be reported on the same basis as other systematic withdrawals.

--------------------------------------------------------------------------------
 THE INCOME PHASE
--------------------------------------------------------------------------------

During the income phase, you start receiving payments from your accumulated contract value.

INITIATING PAYMENTS. At least 30 days prior to the date you want to start receiving payments, you must notify us in writing of all of the following:

     o    Payment start date;

     o Income phase payment option (see the income phase payment options table in this section); and

     o Payment frequency (i.e., monthly, quarterly, semi-annually or annually).

Your Contract will continue in the accumulation phase until you properly start income phase payments. If a surrender charge remains, you must choose either a lifetime income option or an income phase payment option with guaranteed payments of at least 10 years. Once an income phase payment option is selected, it may not be changed. If you do not select an income phase payment option, the Life Income-Guaranteed Payment with payments guaranteed for 10 years option will apply. Our current annuity options provide only for fixed payments.

WHAT AFFECTS PAYMENT AMOUNTS? Some of the factors that may affect the amount of your income phase payments include: your age; gender; contract value; the income phase payment option selected; and the number of guaranteed payments (if any) selected.

FIXED PAYMENTS. Amounts funding fixed income phase payments will be held in the Company's general account. The amount of fixed payments does not vary with investment performance over time.

Simplicity-NY  - 137142                         24

MINIMUM PAYMENT AMOUNTS. The income phase payment option you select must result in:

     o    A first income phase payment of at least $50; and

     o    Total yearly income phase payments of at least $250.

If your contract value is too low to meet these minimum payment amounts, you will receive one lump-sum payment. Unless prohibited by law, we reserve the right to increase the minimum payment amount.

BETTERMENT OF RATES. If the payments under the Income Phase Payment Option that you elect would be lower than the payments that would be provided using the same value (greater of cash surrender value or 95% of contract value) under a single premium immediate annuity then offered by us, you will receive the larger payments under your payment option.

RESTRICTIONS ON START DATES AND THE DURATION OF PAYMENTS. Income phase payments may not begin during the first contract year, or, unless we consent, later than the later of:

     o    The first day of the month following the annuitant's 90th birthday; or

     o The tenth anniversary of the last premium payment made to your Contract.

If income phase payments begin within the first contract year, it will be treated as a surrender, and surrender charges may apply. Failure to select an income phase payment option by the later of the annuitant's 90th birthday or the tenth anniversary of your last premium payment may have adverse tax consequences. You should consult with a qualified tax adviser if you are considering delaying the selection of an income phase payment option before the later of these dates.

For qualified contracts only, income phase payments may not extend beyond:

     (a)  The life of the annuitant;

     (b)  The joint lives of the annuitant and beneficiary;

     (c)  A guaranteed period greater than the annuitant's life expectancy; or

     (d) A guaranteed period greater than the joint life expectancies of the annuitant and beneficiary.

When income phase payments start, the age of the annuitant plus the number of years for which payments are guaranteed may not exceed 100.

If income phase payments start when the annuitant is at an advanced age, such as over 85, it is possible that the Contract will not be considered an annuity for federal tax purposes.

See "FEDERAL TAX CONSIDERATIONS" for further discussion of rules relating to income phase payments.

DEATH BENEFIT DURING THE INCOME PHASE. The death benefits that may be available to a beneficiary are outlined in the income phase payment options table below. If a lump-sum payment is due as a death benefit, we will make payment within seven calendar days after we receive proof of death acceptable to us and the request for the payment in good order at our Customer Service Center. Unless your beneficiary elects otherwise, the distribution will be made into an interest bearing account, backed by our general account, that is accessed by the beneficiary through a checkbook feature. If continuing income phase payments are elected, the beneficiary may not elect to receive a lump sum at a future date unless the income phase payment option specifically allows a withdrawal right. We will calculate the value of any death benefit at the next valuation

Simplicity-NY  - 137142                         25
after we receive proof of death and a request for payment. Such value will be reduced by any payments made after the date of death.

BENEFICIARY RIGHTS. A beneficiary's right to elect an income phase payment option or receive a lump-sum payment may have been restricted by the contract owner. If so, such rights or options will not be available to the beneficiary.

TAXATION. To avoid certain tax penalties, you or your beneficiary must meet the distribution rules imposed by the Tax Code. Additionally, when selecting an income phase payment option, the Tax Code requires that your expected payments will not exceed certain durations. See "FEDERAL TAX CONSIDERATIONS."

PAYMENT OPTIONS. The following table lists the income phase payment options and accompanying death benefits available during the income phase. We may offer additional income phase payment options under the Contract from time to time. Once income phase payments begin, the income phase payment option selected may not be changed.

TERMS TO UNDERSTAND:

ANNUITANT(S): The person(s) on whose life expectancy(ies) the income phase payments are based.

BENEFICIARY(IES): The person(s) or entity(ies) entitled to receive a death benefit, if any, under the income phase payment option selected.

     -------------------------------------------------------------------------------------------------------------------
     LIFETIME INCOME PHASE PAYMENT OPTIONS
     -------------------------------------------------------------------------------------------------------------------
     ---------------------- --------------------------------------------------------------------------------------------

     Life Income            LENGTH OF  PAYMENTS:  For as long as the  annuitant  lives.  It is  possible  that only one payment will be made if the annuitant dies prior to the second payment's due date.
                            -------------------------------------------------------------------------------------------
                            DEATH BENEFIT--NONE: All payments end upon the annuitant's death.
     ---------------------- --------------------------------------------------------------------------------------------
     ---------------------- --------------------------------------------------------------------------------------------

     Life Income--          LENGTH OF PAYMENTS:  For as long as the annuitant lives, with payments  guaranteed for your
     Guaranteed             choice of 10 to 30 years or as otherwise specified in the contract.
     Payments               DEATH  BENEFIT--PAYMENT  TO THE  BENEFICIARY:  If the annuitant dies before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments.
     ---------------------- --------------------------------------------------------------------------------------------
     ---------------------- --------------------------------------------------------------------------------------------

     Life Income--           LENGTH OF PAYMENTS:  For as long as either  annuitant  lives.  It is possible that only one
     Two Lives              payment will be made if both annuitants die before the second payment's due date.
                            CONTINUING PAYMENTS: When you select this option you choose for:

                                  a) 100%, 66 2/3% or 50% of the payment to continue to the payee after thefirst death; or
                                  b) 100% of the payment to continue to the payee on the second annuitant's death, and
                            50% of the payment to continue to the payee on the annuitant's death.
                            DEATH BENEFIT--NONE: All payments end upon the death of both annuitants.

     ---------------------- --------------------------------------------------------------------------------------------
     ---------------------- --------------------------------------------------------------------------------------------

     Life Income--          LENGTH OF PAYMENTS:  For as long as either annuitant lives,  with payments  guaranteed from
     Two Lives--            10 to 30 years or as otherwise specified in the contract.
     Guaranteed             CONTINUING PAYMENTS: 100% of the payment to continue to the payee after the first death.
     Payments               DEATH  BENEFIT--PAYMENT  TO THE BENEFICIARY:  If both annuitants die before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments.

     ---------------------- --------------------------------------------------------------------------------------------

Simplicity-NY  - 137142                         26


     -------------------------------------------------------------------------------------------------------------------
     NON-LIFETIME INCOME PHASE PAYMENT OPTION

     -------------------------------------------------------------------------------------------------------------------
     ---------------------- --------------------------------------------------------------------------------------------

     Non-lifetime--          LENGTH OF PAYMENTS: You may select payments for 10 to 30 years.
     Guaranteed              DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: If the annuitant dies before we make all the
     Payments                guaranteed payments, we will continue to pay the beneficiary the remaining payments.

     ---------------------- --------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 OTHER CONTRACT PROVISIONS
--------------------------------------------------------------------------------

REPORTS TO CONTRACT OWNERS

We will send you a quarterly report within 31 days after the end of each calendar quarter. The report will show the contract value, cash surrender value, and the death benefit as of the end of the calendar quarter. The report will also show the allocation of your contract value and reflects the amounts deducted from or added to the contract value since the last report. You have 30 days to notify our Customer Service Center of any errors or discrepancies contained in the report or in any confirmation notices. We will also send you copies of any shareholder reports of the investment portfolios in which Separate Account NY-B invests, as well as any other reports, notices or documents we are required by law to furnish to you.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange is closed; (2) when trading on the New York Stock Exchange is restricted; (3) when an emergency exists as determined by the SEC so that the sale of securities held in Separate Account NY-B may not reasonably occur or so that the Company may not reasonably determine the value of Separate Account NY-B's net assets; or
(4) during any other period when the SEC so permits for the protection of security holders.

IN CASE OF ERRORS IN YOUR APPLICATION

If an age or gender given in the application or enrollment form is misstated, the amounts payable or benefits provided by the Contract shall be those that the premium payment would have bought at the correct age or sex.

ASSIGNING THE CONTRACT AS COLLATERAL

You may assign a non-qualified Contract as collateral security for a loan but you should understand that your rights and any beneficiary's rights may be subject to the terms of the assignment. An assignment likely has federal tax consequences. You must give us satisfactory written notice at our Customer Service Center in order to make or release an assignment. We are not responsible for the validity of any assignment.

CONTRACT CHANGES -- APPLICABLE TAX LAW


We have the right to make changes in the Contract or it's riders to continue to qualify the Contract as an annuity under applicable federal tax law. You will be given advance notice of such changes.


Simplicity-NY  - 137142                         27

FREE LOOK

You may cancel your Contract within your 10-day free look period. We deem the free look period to expire 15 days after we mail the Contract to you. Some states may require a longer free look period. To cancel, you need to send your Contract to our Customer Service Center or to the agent from whom you purchased it. We will refund the contract value (which may be more or less than the premium payments you paid) or, if required by your state, the original amount of your premium payment. For purposes of the refund during the free look period, we include a refund of any charges deducted from your contract value. Because of the market risks associated with investing in the portfolios, the contract value returned may be greater or less than the premium payment you paid. Some states require us to return to you the amount of the paid premium (rather than the contract value) in which case you will not be subject to investment risk during the free look period. In these states, your premiums designated for investment in the subaccounts may be allocated during the free look period to a subaccount specially designated by the Company for this purpose (currently, the Liquid Assets subaccount). We may, in our discretion, require that premiums designated for investment in the subaccounts from all other states be allocated to the specially designated subaccount during the free look period. Your Contract is void as of the day we receive your Contract and cancellation request. We determine your contract value at the close of business on the day we receive your written request. If you keep your Contract after the free look period and the investment is allocated to a subaccount specially designated by the Company, we will put your money in the subaccount(s) chosen by you, based on the accumulation unit value next computed for each subaccount chosen by you.

SPECIAL ARRANGEMENTS

We may reduce or waive any Contract, rider, or benefit fees or charges for certain group or sponsored arrangements, under special programs, and for certain employees, agents, and related persons of our parent corporation and its affiliates. We reduce or waive these items based on expected economies, and the variations are based on differences in costs or services.

SELLING THE CONTRACT

Our affiliate, Directed Services, Inc. ("DSI"), 1475 Dunwoody Drive, West Chester, PA 19380 is the principal underwriter and distributor of the Contract as well as for other ReliaStar of NY contracts. DSI, a New York corporation, is registered with the SEC as a broker/dealer under the Securities Exchange Act of 1934, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

DSI does not retain any commissions or compensation paid to it by ReliaStar of NY for Contract sales. DSI enters into selling agreements with affiliated and unaffiliated broker/dealers to sell the Contracts through their registered representatives who are licensed to sell securities and variable insurance products ("selling firms"). Selling firms are also registered with the SEC and are NASD member firms.

DSI pays selling firms compensation for the promotion and sale of the Contracts. Registered representatives of the selling firms who solicit sales of the Contracts typically receive a portion of the compensation paid by DSI to the selling firm in the form of commissions or other compensation, depending on the agreement between the selling firm and the registered representative. This compensation, as well as other incentives or payments, is not paid directly by contract owners or the Separate Account. We intend to recoup this compensation and other sales expenses paid to selling firms through fees and charges imposed under the Contracts.

DSI pays selling firms for Contract sales according to one or more schedules. This compensation is generally based on a percentage of premium payments. Selling firms may receive commissions of up to 7.25% of premium payments. In addition, selling firms may receive ongoing annual compensation of up to 1.15% of all, or a portion, of values of Contracts sold through the firm. Individual representatives may receive all or a portion of compensation paid to their selling firm, depending on their firm's practices. Commissions and annual compensation, when combined, could exceed 7.25% of total premium payments. To the extent permitted by SEC and NASD rules and other applicable laws and regulations, DSI may pay or allow other promotional incentives or payments in the form of cash or other compensation to selling firms.

Simplicity-NY  - 137142                         28

DSI may also enter into special compensation arrangements with certain selling firms based on those firms' aggregate or anticipated sales of the Contracts or other criteria. These special compensation arrangements will not be offered to all selling firms, and the terms of such arrangements may differ among selling firms based on various factors. Any such compensation payable to a selling firm will not result in any additional direct charge to you by us.

In addition to the direct cash compensation for sales of contracts described above, DSI may also pay selling firms additional compensation or reimbursement for their efforts in selling Contracts to you and other customers, including for, among other things, training of sales personnel, marketing or other sales-related services they provide to us or our affiliates. This compensation or reimbursement is not reflected in the fees and expenses listed in the Fund Expense Table in this prospectus and may take the form of:

     o    Marketing allowances;

     o Education and training allowances to facilitate our attendance at certain educational and training meetings to provide information and training about our products, including holding training programs at our expense;

     o Sponsorship payments to support attendance at meetings by registered representatives who sell our products;

     o Reimbursement for the cost of attendance by registered representatives at conventions that we sponsor.

The following is a list of the top 25 selling firms that, during 2004, received the largest dollar amounts, in the aggregate, from DSI in connection with the sale of annuity contracts, ranked by total dollars received:

1.   UBS Financial Services Inc         14.    Financial Network Investment Corp
2.   Morgan Stanley Dean Witter         15.    McDonald & Company
3.   Linsco Private Ledger              16.    RBC Dain Rauscher
4.   Merrill Lynch                      17.    Mutual Service Corporation
5.   Citigroup Global Markets           18.    First Financial Planners, Inc
6.   Wachovia Securities                19.    Securities America
7.   ING Financial Partners             20.    Investors Capital
8.   Planning Corporation of America    21.    Wells Fargo Investments, LLC
9.   National Planning Corporation      22.    Waterstone Financial
10.  PrimeVest                          23.    Commonwealth Financial Network
11.  A.G. Edwards                       24.    Quick & Reilly, Inc.
12.  ING Financial Advisers, LLC        25.    NFP Securities Inc
13.  Multi-Financial Securities Corp

DSI may also compensate wholesalers/distributors, and their sales management personnel, for Contract sales within the wholesale/distribution channel. This compensation may be based on a percentage of premium payments and/or a percentage of Contract values.

Affiliated selling firms may include Bancnorth Investment Group, Inc. Baring Investment Services, Inc., Financial Network Investment Corporation, Guaranty Brokerage Services, Inc., ING America Equities, Inc., ING DIRECT Securities, Inc., ING Financial Advisers LLC, ING Financial Markets, LLC., ING Financial Partners, Inc., ING Funds Distributor, LLC, ING Investment Management Services, LLC, Multi-Financial Securities Corporation, PrimeVest Financial Services, Inc. and Systematized Benefits Administrators, Inc.

We do not pay any additional compensation on the sale or exercise of any of the Contract's optional benefit riders offered in this prospectus.

Simplicity-NY  - 137142                         29

This is a general discussion of the types and levels of compensation paid by us for sales of annuity contracts. It is important for you to know that the payment of volume-based compensation to a selling firm or registered representative may provide that registered representative a financial incentive to promote our contracts over those of another company.

--------------------------------------------------------------------------------
 OTHER INFORMATION
--------------------------------------------------------------------------------

VOTING RIGHTS

We will vote the shares of a Trust owned by Separate Account NY-B according to your instructions. However, if the 1940 Act or any related regulations should change, or if interpretations of it or related regulations should change, and we decide that we are permitted to vote the shares of a Trust in our own right, we may decide to do so.

We determine the number of shares that you have in a subaccount by dividing the Contract's contract value in that subaccount by the net asset value of one share of the portfolio in which a subaccount invests. We count fractional votes. We will determine the number of shares you can instruct us to vote 180 days or less before a Trust shareholder meeting. We will ask you for voting instructions by mail at least 10 days before the meeting. If we do not receive your instructions in time, we will vote the shares in the same proportion as the instructions received from all contracts in that subaccount. We will also vote shares we hold in Separate Account NY-B which are not attributable to contract owners in the same proportion.

STATE REGULATION

We are regulated by the Insurance Department of the State of New York. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The variable Contract offered by this prospectus has been approved where required by those jurisdictions. We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS

We are not aware of any pending legal proceedings which involve Separate Account NY-B as a party.

We are, or may be in the future, a defendant in various legal proceedings in connection with the normal conduct of our insurance operations. Some of these cases may seek class action status and may include a demand for punitive damages as well as for compensatory damages. In the opinion of management, the ultimate resolution of any existing legal proceeding is not likely to have a material adverse effect on our ability to meet our obligations under the contract.

Directed Services, Inc., the principal underwriter and distributor of the contract, is not involved in any legal proceeding which, in the opinion of management, is likely to have a material adverse effect on its ability to distribute the contract.

INDUSTRY DEVELOPMENTS - TRADING

As with many financial services companies, the Company and affiliates of the Company have received requests for information from various governmental and self-regulatory agencies in connection with investigations related to trading in investment company shares. In each case, full cooperation and responses are being provided. The Company is also reviewing its policies and procedures in this area.

EXPERTS

The audited financial statements and schedules of the Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and the statement of assets and liabilities of Separate Account NY-B as of December 31, 2004 and the related statement of operations for the year then

Simplicity-NY  - 137142                         30
ended, and the statements of changes in net assets for each of the two years in the period then ended, appearing in the SAI and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in the SAI and in the Registration Statement, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
 FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


INTRODUCTION

This section discusses our understanding of current federal income tax laws affecting the contract. You should keep the following in mind when reading it:

     o Your tax position (or the tax position of the designated beneficiary, as applicable) determines federal taxation of amounts held or paid out under the contract;

     o Tax laws change. It is possible that a change in the future could affect contracts issued in the past;

     o This section addresses federal income tax rules and does not discuss federal estate and gift tax implications, state and local taxes, foreign taxes or any other tax provisions; and

     o We do not make any guarantee about the tax treatment of the contract or transactions involving the contract.

We do not intend this information to be tax advice. For advice about the effect of federal income taxes or any other taxes on amounts held or paid out under the contract, consult a tax adviser. For more comprehensive information, contact the Internal Revenue Service (IRS).

TYPES OF CONTRACTS: NON-QUALIFIED OR QUALIFIED

The Contract may be purchased on a non-tax-qualified basis or purchased on a tax-qualified basis. Non-qualified contracts are purchased with after tax contributions and are not related to retirement plans that receive special income tax treatment under the Code.

Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(a), 403(b), 408, 408A or 457 of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on your tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax-qualified plan in order to continue receiving favorable tax treatment. Some retirement plans are subject to additional distribution and other requirements that are not incorporated into our Contract. Because the Plan is not part of the Contract, we are not bound by any Plan's terms or conditions. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

Simplicity-NY  - 137142                         31

TAXATION OF NON-QUALIFIED CONTRACTS

     TAXATION PRIOR TO DISTRIBUTION

     We believe that if you are a natural person you will generally not be taxed on increases in the value of a non-qualified Contract until a distribution occurs or until annuity payments begin. This assumes that the Contract will qualify as an annuity contract for federal income tax purposes. For these purposes, the agreement to assign or pledge any portion of the contract value generally will be treated as a distribution. In order to receive deferral of taxation, the following requirements must be satisfied:

         DIVERSIFICATION. Internal Revenue Code Section 817(h) requires investments of a variable account be adequately diversified in order for a contract to be treated as an annuity contract for federal income tax purposes. The Treasury has issued regulations which set the standards for measuring the adequacy of any diversification. To be adequately diversified, each variable investment option must meet certain tests. Each sub-account's corresponding fund has represented that it will meet the diversification standards that apply to your policy. We therefore believe that Separate Account NY-B, through the subaccounts, will satisfy these diversification requirements.

         INVESTOR CONTROL. Although earnings under non-qualified contracts are generally not taxed until withdrawn, the Internal Revenue Service (IRS) has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the contract owner possesses incidents of investment control over the assets. In these circumstances, income and gains from the separate account assets would be currently includible in the variable contract owner's gross income. Future guidance regarding the extent to which owners could direct their investments among subaccounts without being treated as owners of the underlying assets of the separate account may adversely affect the tax treatment of existing contracts. The Company therefore reserves the right to modify the contract as necessary to attempt to prevent the contract holder from being considered the federal tax owner of a pro-rata share of the assets of the separate account.

         REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The non-qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such distribution provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

         NON-NATURAL PERSONS. The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" (generally, the premiums or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a prospective contract owner that is not a natural person may wish to discuss these with a tax adviser.

         DELAYED ANNUITY STARTING DATE. If the Contract's annuity starting date occurs (or is scheduled to occur) at a time when the annuitant has reached an advanced age (e.g., age 85), it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

     TAXATION OF DISTRIBUTIONS

         GENERAL. When a withdrawal from a non-qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner's investment in the contract at that time. Investment in the contract is generally equal to the amount of all contributions to the contract, plus amounts previously included in your gross income as the result of certain loans, assignments or gifts, less the aggregate amount of non-taxable distributions previously made.

Simplicity-NY  - 137142                         32

In the case of a surrender under a non-qualified Contract, the amount received generally will be taxable only to the extent it exceeds the contract owner's cost basis in the contract.

         10% PENALTY TAX. A distribution from a non-qualified Contract may be subject to a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

          o    made on or after the taxpayer reaches age 59 1/2;

          o    made on or after the death of a contract owner;

          o    attributable to the taxpayer's becoming disabled; or

          o made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

         TAX-FREE EXCHANGES. Section 1035 of the Tax Code permits the exchange of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis. In such instance, the "investment in the contract" in the old contract will carry over to the new contract. You should consult with your tax advisor regarding procedures for making Section 1035 exchanges.

If your Contract is purchased through a tax-free exchange of a life insurance, endowment or annuity contract that was purchased prior to August 14, 1982, then any distributions other than annuity payments will be treated, for tax purposes, as coming:

          o First, from any remaining "investment in the contract" made prior to August 14, 1982 and exchanged into the Contract;

          o Next, from any "income on the contract" attributable to the investment made prior to August 14, 1982;

          o    Then, from any remaining "income on the contract;" and

          o    Lastly, from any remaining "investment in the contract."

The IRS has concluded that in certain instances, the partial exchange of a portion of one annuity contract for another contract will be tax-free. However, the IRS has reserved the right to treat transactions it considers abusive as ineligible for favorable partial 1035 tax-free exchange treatment. It is not certain whether the IRS would treat an immediate withdrawal or annuitization after a partial exchange as abusive. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract directly into an immediate annuity. Currently, we will accept a partial 1035 exchange from a non-qualified annuity into a deferred annuity or an immediate annuity as a tax-free transaction unless we believe that we would be expected to treat the transaction as abusive. We are not responsible for the manner in which any other insurance company, for tax reporting purposes, or the IRS, with respect to the ultimate tax treatment, recognizes or reports a partial exchange. We strongly advise you to discuss any proposed 1035 exchange with your tax advisor prior to proceeding with the transaction.

Simplicity-NY  - 137142                         33

         TAXATION OF ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. The tax treatment of partial annuitizations is unclear. We currently treat any partial annuitizations, as withdrawals rather than as annuity payments. Please consult your tax adviser before electing a partial annuitization.

         DEATH BENEFITS. Amounts may be distributed from a Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments. Special rules may apply to amounts distributed after a Beneficiary has elected to maintain Contract value and receive payments. The Contract offers a death benefit that may exceed the greater of the premium payments and the contract value. Certain charges are imposed with respect to the death benefit. It is possible that these charges (or some portion thereof) could be treated for federal tax purposes as a distribution from the Contract.

         ASSIGNMENTS AND OTHER TRANSFERS. A transfer, pledge or assignment of ownership of a Contract, or the designation of an annuitant or payee other than an owner, may result in certain tax consequences to you that are not discussed herein. A contract owner contemplating any such transfer, pledge, assignment, or designation or exchange, should consult a tax adviser as to the tax consequences.

         IMMEDIATE ANNUITIES. Under section 72 of the Tax Code, an immediate annuity means an annuity (1) which is purchased with a single premium, (2) with annuity payments starting within one year from the date of purchase, and (3) which provides a series of substantially equal periodic payments made annually or more frequently. Treatment as an immediate annuity will have significance with respect to exceptions from the 10% early withdrawal penalty, to contracts owned by non-natural persons, and for certain policy exchanges.

         MULTIPLE CONTRACTS. The tax law requires that all non-qualified deferred annuity contracts that are issued by a company or its affiliates to the same contract owner during any calendar year are treated as one non-qualified deferred annuity contract for purposes of determining the amount includible in such contract owner's income when a taxable distribution occurs.

         WITHHOLDING. We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. Withholding will be mandatory, however, if the distributee fails to provide a valid taxpayer identification number or if we are notified by the IRS that the taxpayer identification number we have on file is incorrect. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

TAXATION OF QUALIFIED CONTRACTS
     GENERAL

     The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits;

Simplicity-NY  - 137142                         34
distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents.

You will not generally pay taxes on earnings from the annuity contract described in this prospectus until they are withdrawn. When an annuity contract is used to fund one of these tax qualified retirement arrangements, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. Tax-qualified retirement arrangements under Tax Code sections 401(a), 401(k), 403(a), 403(b) or governmental 457 plans also generally defer payment of taxes on earnings until they are withdrawn (or in the case of a non-governmental 457 plan, paid or made available to you or a designated beneficiary). However, annuities do provide other features and benefits which may be valuable to you. You should discuss your alternatives with your local representative.

     DISTRIBUTIONS - GENERAL

     For qualified plans under Section 401(a) and 403(b), the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the plan participant for whose benefit the contract is purchased (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the plan participant reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than by April 1 of the calendar year following the calendar year in which the individual contract owner reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time before the contract owner's death. Please note that required minimum distributions under qualified Contracts may be subject to surrender charge in accordance with the terms of the Contract. This could affect the amount that must be taken from the Contract in order to satisfy required minimum distributions.

     DIRECT ROLLOVERS

     If the Contract is used in connection with a pension, profit-sharing, or annuity plan qualified under sections 401(a) or 403(a) of the Code, or is a tax-sheltered annuity under section 403(b) of the Code, or is used with an eligible deferred compensation plan that has a government sponsor and that is qualified under section 457(b), any "eligible rollover distribution" from the Contract will be subject to the direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under section 401(a) of the Code, qualified annuity plan under section 403(a) of the Code, section 403(b) annuity or custodial account, or an eligible section 457(b) deferred compensation plan that has a government sponsor, excluding certain amounts (such as minimum distributions required under section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain qualified plans. Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or us) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

Simplicity-NY  - 137142                         35

     CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

     Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits before transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

     INDIVIDUAL RETIREMENT ANNUITIES - GENERAL

     Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. Also, amounts in another IRA or individual retirement account can be rolled over or transferred tax-free to an IRA. There are significant restrictions on rollover or transfer contributions from Savings Incentive Match Plans for Employees (SIMPLE), under which certain employers may provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. If you make a tax-free rollover of a distribution from any of these IRAs, you may not make another tax-free rollover from the IRA within a 1-year period. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

     INDIVIDUAL RETIREMENT ANNUITIES - DISTRIBUTIONS

     All distributions from a traditional IRA are taxed as received unless either one of the following is true:

          o The distribution is rolled over to a plan eligible to receive rollovers or to another traditional IRA or certain qualified plans in accordance with the Tax Code; or

          o You made after-tax contributions to the IRA. In this case, the distribution will be taxed according to rules detailed in the Tax Code.

To avoid certain tax penalties, you and any designated beneficiary must also meet the minimum distribution requirements imposed by the Tax Code. The requirements do not apply to Roth IRA contracts while the owner is living. These rules may dictate the following:

          o    Start date for distributions;

          o The time period in which all amounts in your account(s) must be distributed; and

          o    Distribution amounts.

Generally, you must begin receiving distributions from a traditional IRA by April 1 of the calendar year following the calendar year in which you attain age 70 1/2. We must pay out distributions from the contract over a period not extending beyond one of the following time periods:

          o Over your life or the joint lives of you and your designated beneficiary; or

          o Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

The amount of each periodic distribution must be calculated in accordance with IRS regulations. If you fail to receive the minimum required distribution for any tax year, a 50% excise tax may be imposed on the required amount that was not distributed.

Simplicity-NY  - 137142                         36

The following applies to the distribution of death proceeds under 408(b) and 408A (Roth IRA - See below) plans. Different distribution requirements apply after your death.

If your death occurs on or after you begin receiving minimum distributions under the contract, distributions must be made at least as rapidly as under the method in effect at the time of your death. Code section 401(a)(9) provides specific rules for calculating the required minimum distributions at your death. The death benefit under the contract and also certain other contract benefits, such as living benefits, may affect the amount of the required minimum distribution that must be taken.

If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September 1, 2005, your entire balance must be distributed to the designated beneficiary by December 31, 2010. However, if the distributions begin by December 31 of the calendar year following the calendar year of your death, and you have named a designated beneficiary, then payments may be made over either of the following time frames:

          o    Over the life of the designated beneficiary; or

          o Over a period not extending beyond the life expectancy of the designated beneficiary.

If the designated beneficiary is your spouse, distributions must begin on or before the later of the following:

          o December 31 of the calendar year following the calendar year of your death; or

          o December 31 of the calendar year in which you would have attained age 70 1/2.

     ROTH IRAS - GENERAL

     Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to limits on the amount of the contributions and the persons who may be eligible to contribute, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. Certain qualifying individuals may convert an IRA, SEP, or SIMPLE IRA, to a Roth IRA. Such rollovers and conversions are subject to tax, and other special rules may apply. If you make a tax-free rollover of a distribution from a Roth IRA to another Roth IRA, you may not make another tax-free rollover from the Roth IRA from which the rollover was made within a 1-year period. A 10% penalty may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made.

     ROTH IRAS - DISTRIBUTIONS

     A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution:

          o Made after the five-taxable year period beginning with the first taxable year for which a contribution was made to a Roth IRA of the owner; and

          o Made after you attain age 59 1/2, die, become disabled as defined in the Tax Code, or for a qualified first-time home purchase.

If a distribution is not qualified, it will be taxable to the extent of the accumulated earnings. Under special ordering rules, a partial distribution will first be treated generally as a return of contributions which is not taxable and then as taxable accumulated earnings.

Simplicity-NY  - 137142                         37

     TAX SHELTERED ANNUITIES - GENERAL

     The Contracts may be used by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Code section 403(b) plans. Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, to a Contract that will provide an annuity for the employee's retirement. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits; distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and other specified circumstances. 403(b) plans may be subject to additional distribution and other requirements that are not incorporated into our Contract.

In addition, the Treasury proposed 403(b) regulations in November, 2004 which, if finalized, do not take effect until after 2005. These proposed regulations may not be relied upon until they become final. The proposed regulations include rules governing the ability of a 403(b) plan to be terminated which would entitle a participant to a distribution, a revocation of IRS Revenue Ruling 90-204 which would increase restrictions on a participant's right to transfer his or her 403(b) account, the imposition of withdrawal restrictions on non-salary reduction amounts, as well as other changes. As a result, no attempt is made to provide more than general information about the use of the Contracts with 403(b) plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these 403(b) plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we are not bound by the terms and conditions of such plans to the extent such terms contradict the Contract. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. You should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that Contracts are purchased with proceeds from and/or contributions under 403(b) plans that qualify for the intended special federal income tax treatment.

     TAX SHELTERED ANNUITIES - DISTRIBUTIONS

     All distributions from Section 403(b) plans are taxed as received unless either of the following is true:

          o The distribution is rolled over to another plan eligible to receive rollovers or to a traditional individual retirement annuity/account (IRA) in accordance with the Tax Code; or

          o You made after-tax contributions to the plan. In this case, the amount will be taxed according to rules detailed in the Tax Code.

Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 or retire, whichever occurs later, unless you had amounts under the contract as of December 31, 1986. In this case, distribution of these amounts generally must begin by the end of the calendar year in which you attain age 75 or retire, if later. The death benefit under the contract and also certain other contract benefits, may affect the amount of the required minimum distribution that must be taken. If you take any distributions in excess of the required minimum amount, then special rules require that some or all of the December 31, 1986 balance be distributed earlier.

TAX CONSEQUENCES OF ENHANCED DEATH BENEFIT

The Contract offers a death benefit that may exceed the greater of the premium payments and the contract value. It is possible that the IRS could characterize such a death benefit as an incidental death benefit. There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in currently taxable income to participants. Also, as stated above, the presence of the death benefit, as well as certain other contract benefits, could affect the amount of required minimum distributions.

OTHER TAX CONSEQUENCES

As noted above, the foregoing comments about the federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective before the date of the change). You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax, as explained above. The withholding rates applicable to the taxable portion of periodic annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments (including withdrawals prior to the annuity starting date) and conversions of, and rollovers from, non-Roth IRAs to Roth IRAs. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As discussed above, the withholding rate applicable to eligible rollover distributions is 20%.

ASSIGNMENTS

Adverse tax consequences to the plan and/or to you may result if your beneficial interest in the contract is assigned or transferred to persons other than: a plan participant as a means to provide benefit payments; an alternate payee under a qualified domestic relations order in accordance with code section 414(p); or to the Company as collateral for a loan.

TAXATION OF COMPANY

We are taxed as a life insurance company under the Tax Code. The Separate Account is not a separate entity from us. Therefore, it is not taxed separately as a "regulated investment company," but is taxed as part of the Company.

We automatically apply investment income and capital gains attributable to the separate account to increase reserves under the contracts. Because of this, under existing federal tax law we believe that any such income and gains will not be taxed to the extent that such income and gains are applied to increase reserves under the contracts. In addition, any foreign tax credits attributable to the separate account will be first used to reduce any income taxes imposed on the separate account before being used by the Company.

In summary, we do not expect that we will incur any federal income tax liability attributable to the separate account and we do not intend to make any provision for such taxes. However, changes in federal tax laws and/or their interpretation may result in our being taxed on income or gains attributable to the separate account. In this case, we may impose a charge against the separate account (with respect to some or all of the contracts) to set aside provisions to pay such taxes. We may deduct this amount from the separate account, including from your account value invested in the subaccounts.

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Simplicity-NY  - 137142                         40

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--------------------------------------------------------------------------------
 STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

       TABLE OF CONTENTS

       Introduction
       Description of ReliaStar Life Insurance Company of New York Safekeeping f Assets
       Independent Registered Public Accounting Firm
       Distribution of Contracts
       Performance Information
       IRA Partial Withdrawal Option
       Other Information
       Financial Statements of ReliaStar Life Insurance Company of New York Financial Statements of Separate Account NY-B of
         ReliaStar Life Insurance Company of New York



PLEASE TEAR OFF, COMPLETE AND RETURN THE FORM BELOW TO ORDER A STATEMENT OF ADDITIONAL

INFORMATION FOR THE CONTRACTS OFFERED UNDER THE PROSPECTUS FREE OF CHARGE. ADDRESS THE FORM TO OUR CUSTOMER SERVICE CENTER. THE ADDRESS IS SHOWN ON THE PROSPECTUS COVER.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PLEASE SEND ME A FREE COPY OF THE STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NY-B

Please Print or Type:

                           --------------------------------------------------
                           NAME

                           --------------------------------------------------
                           SOCIAL SECURITY NUMBER

                           --------------------------------------------------
                           STREET ADDRESS

                           --------------------------------------------------
                           CITY, STATE, ZIP


Simplicity - NY-137142                                                12/27/2005

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Simplicity-NY  - 137142                         SAI-1

--------------------------------------------------------------------------------
 APPENDIX A
--------------------------------------------------------------------------------


                            THE INVESTMENT PORTFOLIOS

During the accumulation phase, you may allocate your premium payments and contract value to any of the investment portfolios available under this Contract. They are listed in this appendix. You bear the entire investment risk for amounts you allocate to any investment portfolio, and you may lose your principal.

The investment results of the mutual funds ("funds") are likely to differ significantly and there is no assurance that any of the funds will achieve their respective investment objectives. You should consider the investment objectives, risks and charges and expenses of the funds carefully before investing. Please refer to the fund prospectuses for this and additional information. Shares of the funds will rise and fall in value and you could lose money by investing in the funds. Shares of the funds are not bank deposits and are not guaranteed, endorsed or insured by any financial institution, the Federal Deposit Insurance Corporation or any other government agency. Except as noted, all funds are diversified, as defined under the Investment Company Act of 1940. Fund prospectuses may be obtained free of charge, from our Customer Service Center at the address and telephone number listed in the prospectus, by accessing the SEC's web site or by contacting the SEC Public Reference Room. Certain funds offered under the contracts have investment objectives and policies similar to other funds managed by the fund's investment adviser. The investment results of a fund may be higher or lower than those of other funds managed by the same adviser. There is no assurance and no representation is made that the investment results of any fund will be comparable to those of another fund managed by the same investment adviser.

Other than the ING Liquid Assets Portfolio, all funds are offered in a fund of funds, and, as such, may have higher fees and expenses than a fund that invests in debt and equity securities.

FUND NAME AND


INVESTMENT ADVISER/SUBADVISER                                     INVESTMENT OBJECTIVE

----------------------------------------------------------------- -------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
ING INVESTORS TRUST

      7337 E. Doubletree Ranch Road, Scottsdale, AZ  85258

----------------------------------------------------------------- -------------------------------------------------------------

ING LIQUID ASSETS PORTFOLIO (Class S)                             Seeks high level of current income consistent with the
                                                                  preservation of capital and liquidity. Strives to maintain
    INVESTMENT ADVISER:  Directed Services, Inc.                  a stable $1 per share net asset value and its investment
    INVESTMENT SUBADVISER: ING Investment Management Co.          strategy focuses on safety of principal, liquidity and
                                                                  yield, in order of importance, to achieve this goal.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------

ING MARKETSTYLE MODERATE PORTFOLIO (Class S)                      Seeks growth of capital and current income.  Invests in a
                                                                  combination of underlying funds according to a fixed
    INVESTMENT ADVISER: ING Investments, LLC                      formula that over time should reflect an allocation of
    INVESTMENT SUBADVISER: ING Investment Management Co.          approximately 50% in equity securities and 50% in fixed
                                                                  income securities.
----------------------------------------------------------------- -------------------------------------------------------------

Simplicity-NY  - 137142                         A1


----------------------------------------------------------------- -------------------------------------------------------------

ING MARKETSTYLE MODERATE GROWTH PORTFOLIO                         Seeks growth of capital and a low to moderate level of
    (Class S)                                                     current income.  Invests in a combination of underlying
                                                                  funds according to a fixed formula that over time should
    INVESTMENT ADVISER: ING Investments, LLC                      reflect an allocation of approximately 65% in equity
    INVESTMENT SUBADVISER: ING Investment Management Co.          securities and 35% in fixed income securities.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------

ING MARKETSTYLE GROWTH PORTFOLIO (CLASS S)                        Seeks growth of capital and some current income.  Invests
                                                                  in a combination of underlying funds according to a fixed
    INVESTMENT ADVISER: ING Investments, LLC                      formula that over time should reflect an allocation of
    INVESTMENT SUBADVISER: ING Investment Management Co.          approximately 80% in equity securities and 20% in fixed
                                                                  income securities.
----------------------------------------------------------------- -------------------------------------------------------------


THE ING MARKETSTYLE PORTFOLIOS MAY INVEST IN ONE OR MORE OF THE FOLLOWING
PORTFOLIOS:


       FUND NAME AND

       INVESTMENT ADVISER/SUBADVISER                              INVESTMENT OBJECTIVE

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING LIMITED MATURITY BOND PORTFOLIO                        Seeks high level of current income consistent with
           INVESTMENT ADVISER:  Directed Services, Inc.           low risk to principal and liquidity.
           INVESTMENT SUBADVISER:  ING Investment Management Co.
       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING LIQUID ASSETS PORTFOLIO                                Seeks high level of current income consistent with
           INVESTMENT ADVISER: Directed Services, Inc.            the preservation of capital and liquidity.
           INVESTMENT SUBADVISER: ING Investment Management Co.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VP INDEX PLUS INTERNATIONAL PORTFOLIO                  Seeks to outperform the total return performance of
           INVESTMENT ADVISER:  ING Investments, LLC              the Morgan Stanley Capital International Europe
           INVESTMENT SUBADVISER:  ING Investment Management      Australia and Far East Index ("MSCI EAFE Index").
           Advisors, B.V.
       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VP INDEX PLUS LARGECAP PORTFOLIO                       Seeks to outperform the total return performance of
           INVESTMENT ADVISER: ING Investments, LLC               the Standard & Poor's 500 Composite Stock Price
           INVESTMENT SUBADVISER: ING Investment Management Co.   Index (S&P 500 Index), while maintaining a market
                                                                  level of risk.
       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VP INDEX PLUS MIDCAP PORTFOLIO                          Seeks to outperform the total return performance of
           INVESTMENT ADVISER: ING Investments, LLC                the Standard & Poor's MidCap 400 Index (S&P MidCap
           INVESTMENT SUBADVISER: ING Investment Management Co.    400 Index), while maintaining a market level of risk.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VP INDEX PLUS SMALLCAP PORTFOLIO                        Seeks to outperform the total return performance of
           INVESTMENT ADVISER: ING Investments, LLC                the Standard & Poor's SmallCap 600 Index (S&P 600
           INVESTMENT SUBADVISER: ING Investment Management Co.    Index), while maintaining a market level of risk.

       ---------------------------------------------------------- ------------------------------------------------------
Simplicity-NY  - 137142                         A2



      ---------------------------------------------------------- ------------------------------------------------------

       ING VP INTERMEDIATE BOND PORTFOLIO                         Seeks to maximize total return consistent with
           INVESTMENT ADVISER: ING Investments, LLC               reasonable risk, through investment in a diversified
           INVESTMENT SUBADVISER: ING Investment Management Co.   portfolio consisting primarily of debt securities.
       ---------------------------------------------------------- ------------------------------------------------------


THE PROSPECTUS FOR THE ING MARKETSTYLE PORTFOLIOS CONTAINS INFORMATION ABOUT THE
UNDERLYING PORTFOLIOS INCLUDED IN THE ING MARKETSTYLE PORTFOLIOS.

FUND NAME AND

INVESTMENT ADVISER/SUBADVISER                                     INVESTMENT OBJECTIVE

----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------

ING MARKETPRO PORTFOLIO (CLASS S)                                 Seeks capital appreciation.  Income is a secondary
    INVESTMENT ADVISER:  ING Investments, LLC                     consideration.  Seeks to obtain its investment objective by investing in a combination of underlying funds according to fixed percentages that reflect an allocation of approximately
                                                                  70% in equity securities and 30% in fixed income securities.

----------------------------------------------------------------- -------------------------------------------------------------


THE ING MARKETPRO PORTFOLIO MAY INVEST IN ONE OR MORE OF THE FOLLOWING
PORTFOLIOS:


       FUND NAME AND

       INVESTMENT ADVISER/SUBADVISER                              INVESTMENT OBJECTIVE

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING FMR DIVERSIFIED MIDCAP PORTFOLIO                        Seeks long-term growth of capital.

           INVESTMENT ADVISER: Directed Services, Inc.
           INVESTMENT SUBADVISER: Fidelity Management &
           Research Company

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING JPMORGAN FLEMING INTERNATIONAL EQUITY PORTFOLIO          Seeks long-term growth of capital.

           INVESTMENT ADVISER: ING Life Insurance and Annuity
           Company
           INVESTMENT SUBADVISER: JPMorgan Investment Inc.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING LEGG MASON VALUE PORTFOLIO                                Seeks long-term growth of capital.

           INVESTMENT ADVISER: Directed Services, Inc.
           INVESTMENT SUBADVISER: Legg Mason Funds Management,
           Inc.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING MARSICO GROWTH                                         Seeks capital appreciation.

           INVESTMENT ADVISER: Directed Services, Inc.
           INVESTMENT SUBADVISER: Marsico Capital Management,
           LLC

       ---------------------------------------------------------- ------------------------------------------------------
Simplicity-NY  - 137142                         A3



       ---------------------------------------------------------- ------------------------------------------------------

       ING MERCURY LARGE CAP VALUE PORTFOLIO                      Seeks long-term growth of capital.

           INVESTMENT ADVISER: Directed Services, Inc.
           INVESTMENT SUBADVISER: Mercury Advisors

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO           Seeks long-term growth of capital.

           INVESTMENT ADVISER: ING Life Insurance and Annuity
           Company
           INVESTMENT SUBADVISER: Salomon Brothers Asset
           Management, Inc.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING T. ROWE PRICE CAPITAL APPRECIATION PORTFOLIO           Over the long term, seeks a high total investment
                                                                  return, consistent with the preservation of capital
           INVESTMENT ADVISER:  Directed Services, Inc.           and with prudent investment risk.
           INVESTMENT SUBADVISER:  T. Rowe Price Associates,
           Inc.

       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO                 Seeks total return, consisting of long-term capital
                                                                  appreciation and current income.
           INVESTMENT ADVISER: ING Life Insurance and Annuity
           Company
           INVESTMENT SUBADVISER: Van Kampen (Morgan Stanley
           Investment Management, Inc.)
       ---------------------------------------------------------- ------------------------------------------------------
       ---------------------------------------------------------- ------------------------------------------------------

       ING VP INTERMEDIATE BOND PORTFOLIO                         Seeks to maximize total return consistent with
                                                                  reasonable risk.
           INVESTMENT ADVISER: ING Investments, LLC
           INVESTMENT SUBADVISER: ING Investment Management Co.

       ---------------------------------------------------------- ------------------------------------------------------

THE PROSPECTUS FOR THE ING MARKETPRO PORTFOLIO CONTAINS ADDITIONAL INFORMATION ABOUT THE UNDERLYING PORTFOLIOS INCLUDED IN THE ING MARKETPRO PORTFOLIO.

Simplicity-NY  - 137142                         A4

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

ReliaStar Life Insurance Company of New York is a stock company domiciled in New
     York.

Simplicity - NY - 137142                                              12/27/2005

                                     PART B


                      Statement of Additional Information

                       ING SIMPLICITY VARIABLE ANNUITY-NY

                         DEFERRED COMBINATION VARIABLE
                          AND FIXED ANNUITY CONTRACT

                                  ISSUED BY
                            SEPARATE ACCOUNT NY-B

                                     OF

                 RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

This Statement of Additional Information is not a Prospectus. The information contained herein should be read in conjunction with the prospectus for the ReliaStar Life Insurance Company of New York deferred combination variable and fixed annuity contract which is referred to herein.

The prospectus sets forth information that a prospective investor ought to know before investing. For a copy of the prospectus, send a written request to ReliaStar Life Insurance Company of New York, customer service center, P.O. Box 9271, Des Moines, Iowa 50306-1593 or telephone 1-800-366-0066.

                               DATE OF PROSPECTUS

                                     AND

                      STATEMENT OF ADDITIONAL INFORMATION:

                               December 27, 2005

                              TABLE OF CONTENTS

   ITEM                                                                    PAGE

Introduction.................................................................1
Description of ReliaStar Life Insurance Company of New York..................1
Safekeeping of Assets........................................................1
The Administrator............................................................1
Independent Registered Public Accounting Firm................................1
Distribution of Contracts....................................................1
IRA Partial Withdrawal Option................................................3
Other Information............................................................3
Financial Statements of ReliaStar Life Insurance Company of New York.........4
Financial Statements of Separate Account NY-B................................4

INTRODUCTION
This Statement of Additional Information provides background information regarding Separate Account NY-B.

DESCRIPTION OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
ReliaStar of New York ("ReliaStar of NY") is a New York stock life insurance company originally incorporated on June 11, 1917 under the name, The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia, the Dominican Republic and the Cayman Islands and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health insurance. Until October 1, 2003, ReliaStar of NY was a wholly-owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut"). Effective October 1, 2003, Security-Connecticut merged with and into its parent, ReliaStar Life Insurance Company ("ReliaStar"). ReliaStar is an indirect wholly-owned subsidiary of ING Groep, N.V. ("ING"), a global financial services holding company based in The Netherlands. ReliaStar of NY's financial statements appear in the Statement of Additional Information.

ING also owns Directed Services, Inc. the investment manager of ING Investors Trust and the distributor of the Contracts, and other interests. ING also owns ING Investments, LLC and ING Investment Management, LLC, portfolio managers of ING Investors Trust and the investment managers of the ING Variable Insurance Trust and the ING Variable Products Trust, respectively. Our principle office is located at 1000 Woodbury Road, Suite 208, Woodbury, New York 11797.

SAFEKEEPING OF ASSETS
ReliaStar of NY acts as its own custodian for Separate Account NY-B.

THE ADMINISTRATOR
On November 8, 1996, First Golden American Life Insurance Company of New York ("First Golden") and ING USA Annuity and Life Insurance Company ("ING USA") entered into an administrative service agreement pursuant to which ING USA agreed to provide certain accounting, actuarial, tax, underwriting, sales, management and other services to First Golden. Beginning on April 1, 2002, the effective date of the merger of First Golden into ReliaStar of NY ("merger date"), the expenses incurred by ING USA in relation to this service agreement will be reimbursed by ReliaStar of NY on an allocated cost basis. As of the merger date, ReliaStar of NY will be obligated to reimburse these expenses. For the years ended December 31, 2004, 2003 and 2002, ReliaStar of NY incurred expenses of $0, $0, and $0, respectively, under the agreement with ING USA.

Also on November 8, 1996, First Golden, ING USA and Directed Services, Inc. ("DSI") entered into a service agreement pursuant to which First Golden and ING USA agreed to provide DSI certain of its personnel to perform management, administrative and clerical services and the use of certain of its facilities. As of the merger date, ReliaStar of NY will provide its personnel to provide such services. ReliaStar of NY expects to charge DSI for such expenses and all other general and administrative costs, first on the basis of direct charges when identifiable, and second allocated based on the estimated amount of time spent by ReliaStar of NY's employees on behalf of DSI. For the year ended December 31, 2004, there were no charges to ING USA and DSI for these services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, Suite 2800, 600 Peachtree Street, Atlanta GA 30308, an Independent Registered Public Accounting Firm, perform annual audits of ReliaStar of NY and Separate Account NY-B.

DISTRIBUTION OF CONTRACTS
The offering of contracts under the prospectus associated with this Statement of Additional Information is continuous. Directed Services, Inc. ("DSI"), an affiliate of ReliaStar of NY, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products (the "variable insurance products") issued by ReliaStar of NY. The contracts are distributed through registered representatives of other broker-dealers who have entered into selling agreements with DSI. For the years ended 2004, 2003 and 2002 commissions paid by ING USA, including amounts paid by its affiliated Company, ReliaStar Life Insurance Company of New York, to DSI aggregated $2,244,000, $1,328,000, and $64,000, respectively. As of the merger date, ReliaStar of NY became the depositor for these variable insurance products. All commissions received by the distributor were passed through to the broker-dealers who sold the contracts. DSI is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380-1478.

PUBLISHED RATINGS
From time to time, the rating of ReliaStar of NY as an insurance company by A.M. Best Company may be referred to in advertisements or in reports to contract owners. Each year A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Best's ratings range from A++ to F. An A++ and a A+ rating means, in the opinion of A.M. Best, that the insurer has demonstrated the strongest ability to meet its respective policyholder and other contractual obligations.

ACCUMULATION UNIT VALUE
The calculation of the Accumulation Unit Value ("AUV") is discussed in the prospectus for the Contracts under "Performance Information." Note that in your Contract, contract value is referred to as accumulation value. The following illustrations show a calculation of a new AUV and the purchase of Units (using hypothetical examples). Note that the examples below are calculated for a Contract issued with the Annual Ratchet Death Benefit Option, the death benefit option with the highest mortality and expense risk charge. The mortality and expense risk charge associated with the Standard Death Benefit Option is lower than that used in the examples and would result in higher AUV's or contract values.

ILLUSTRATION OF CALCULATION OF AUV
         EXAMPLE 1.

1.   AUV, beginning of period                                       $10.00000000
2.   Value of securities, beginning of period                       $10.00000000
3.   Change in value of securities                                    0.10000000
4.   Gross investment return (3) divided by (2)                       0.01000000
5.   Less daily mortality and expense charge                          0.00003446
6.   Less asset based administrative charge                           0.00000411
7.   Net investment return (4) minus (5) minus (6)                    0.00996163
8.   Net investment factor (1.000000) plus (7)                        1.00996163
9.   AUV, end of period (1) multiplied by (8)                       $10.09961430


ILLUSTRATION OF PURCHASE OF UNITS (ASSUMING NO STATE PREMIUM TAX)
         EXAMPLE 2.

1.   Initial Premium Payment                                             $1,000
2.   AUV on effective date of purchase (see Example 1)             $10.00000000
3.   Number of Units purchased [(1) divided by (2)]                100.00000000
4.   AUV for valuation date following purchase (see Example 1)     $10.09961430
5.   Contract Value in account for valuation date following
     purchase [(3) multiplied by (4)]                                 $1,009.96

IRA PARTIAL WITHDRAWAL OPTION
If the contract owner has an IRA contract and will attain age 70 1/2 in the current calendar year, distributions will be made in accordance with the requirements of Federal tax law. This option is available to assure that the required minimum distributions from qualified plans under the Internal Revenue Code (the "Code") are made. Under the Code, distributions must begin no later than April 1st of the calendar year following the calendar year in which the contract owner attains age 70 1/2. If the required minimum distribution is not withdrawn, there may be a penalty tax in an amount equal to 50% of the difference between the amount required to be withdrawn and the amount actually withdrawn. Even if the IRA Partial Withdrawal Option is not elected, distributions must nonetheless be made in accordance with the requirements of Federal tax law.

ReliaStar of NY notifies the contract owner of these regulations with a letter mailed on January 1st of the calendar year in which the contract owner reaches age 70 1/2 which explains the IRA Partial Withdrawal Option and supplies an election form. If electing this option, the owner specifies whether the withdrawal amount will be based on a life expectancy calculated on a single life basis (contract owner's life only) or, if the contract owner is married, on a joint life basis (contract owner's and spouse's lives combined). The contract owner selects the payment mode on a monthly, quarterly or annual basis. If the payment mode selected on the election form is more frequent than annually, the payments in the first calendar year in which the option is in effect will be based on the amount of payment modes remaining when ReliaStar of NY receives the completed election form.

ReliaStar of NY calculates the IRA Partial Withdrawal amount each year based on the minimum distribution rules. We do this by dividing the contract value by the life expectancy. In the first year withdrawals begin, we use the contract value as of the date of the first payment. Thereafter, we use the contract value on December 31st of each year. The life expectancy is recalculated each year. Certain minimum distribution rules govern payouts if the designated beneficiary is other than the contract owner's spouse and the beneficiary is more than ten years younger than the contract owner.

OTHER INFORMATION
Registration statements have been filed with the SEC under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Statement of Additional Information. Not all of the information set forth in the registration statements, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

FINANCIAL STATEMENTS OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
The audited Financial Statements of ReliaStar Life Insurance Company of New York are listed below and are included in this Statement of Additional Information:

Report of Independent Registered Public Accounting Firm
  Audited Financial Statements of ReliaStar Life Insurance Company of New York
   Income Statements for the years ended December 31, 2004, 2003, and 2002 Balance Sheets as of December 31, 2004, 2003 and 2002
   Statements of Changes in Shareholder's Equity for the years ended
    December 31, 2004, 2003 and 2002
   Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 Notes to Financial Statements

The audited Financial Statements of ReliaStar Life Insurance Company of New York Separate Account NY - B are listed below and are included in this Statement of Additional Information:

Report of Independent Registered Public Accounting Firm
  Audited Financial Statements
   Statement of Assets and Liabilities as of December 31, 2004
   Statement of Operations for the year ended December 31, 2004
   Statements of Changes in Net Assets for the years ended December 31, 2004 and 2003
   Notes to Financial Statements

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                          Index to Financial Statements

                                                                            Page

Report of Independent Registered Public Accounting Firm                      C-2

Financial Statements:

     Statements of Operations for the years ended December 31,
     2004, 2003 and 2002                                                     C-3

     Balance Sheets as of December 31, 2004 and 2003                         C-4

     Statements of Changes in Shareholder's Equity for the years
     ended December 31, 2004, 2003 and 2002                                  C-6

     Statements of Cash Flows for the years ended December 31, 2004,
     2003 (restated) and 2002 (restated)                                     C-7

Notes to Financial Statements                                                C-9

             Report of Independent Registered Public Accounting Firm


The Board of Directors
ReliaStar Life Insurance Company of New York

We have audited the accompanying balance sheets of ReliaStar Life Insurance Company of New York as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholder's equity, cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ReliaStar Life Insurance Company of New York as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed the accounting principle for goodwill and other intangible assets effective January 1, 2002 and changed the accounting principle for certain non-traditional long duration contracts and for separate accounts effective January 1, 2004. As discussed in Note 15 to the financial statements, the Company restated certain amounts presented in the statements of cash flows related to its short-term investments and interest credited to contractholders for investment type contracts for the years ended December 31, 2003 and 2002.


                                                          /s/ Ernst & Young LLP

Atlanta, Georgia
March 31, 2005

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                            Statements of Operations
                                  (In millions)


                                                                            Year ended December 31,
                                                                  2004               2003                2002
                                                            -----------------  ------------------  -----------------
Revenues:
    Net investment income                                            $ 122.2             $ 124.4            $ 133.1
    Fee income                                                          95.9                94.7               98.2
    Premiums                                                            64.7                61.8               55.0
    Net realized capital gains (losses)                                  9.2                10.6               (3.2)
    Other income                                                         4.9                 4.0                5.5
                                                            -----------------  ------------------  -----------------
Total revenue                                                          296.9               295.5              288.6
                                                            -----------------  ------------------  -----------------
Benefits and expenses:
    Interest credited and other benefits
      to contractowners and policyholders                              189.0               147.5              176.3
    Operating expenses                                                  51.1                36.9               29.3
    Amortization of deferred policy acquisition costs
      and value of business acquired                                     9.4                30.9               32.6
                                                            -----------------  ------------------  -----------------
Total benefits and expenses                                            249.5               215.3              238.2
                                                            -----------------  ------------------  -----------------

Income before income taxes and cumulative effect
    of change in accounting principle                                   47.4                80.2               50.4
Income tax expense                                                      16.6                26.3               17.8
                                                            -----------------  ------------------  -----------------
Income before cumulative effect of change
    in accounting principles                                            30.8                53.9               32.6
Cumulative effect of change in accounting principles,
    net of tax                                                           0.8                   -             (865.0)
                                                            -----------------  ------------------  -----------------
Net income (loss)                                                     $ 31.6              $ 53.9           $ (832.4)
                                                            =================  ==================  =================


   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                                 Balance Sheets
                        (In millions, except share data)



                                                                                          As of December 31,
                                                                                         2004             2003
                                                                                    ---------------  ---------------
Assets
Investments:
    Fixed maturities, available-for-sale, at fair value
      (amortized cost of $1,553.2 at 2004 and $1,538.4 at 2003)                      $     1,613.1    $     1,614.2
    Equity securities, available-for-sale, at fair value (cost of
      $6.9 at 2004 and 2003)                                                                   7.6              6.7
    Mortgage loans on real estate                                                            213.0            209.7
    Policy loans                                                                              90.9             86.6
    Other investments                                                                         17.0             13.0
    Securities pledged (amortized cost of $149.7 at 2004 and $106.2 at 2003)                 148.5            105.6
                                                                                    ---------------  ---------------
Total investments                                                                          2,090.1          2,035.8
Cash and cash equivalents                                                                     33.5             10.5
Short-term investments under securities loan agreement                                        49.0              1.9
Accrued investment income                                                                     19.2             18.9
Reinsurance recoverable                                                                       84.2             65.1
Deferred policy acquisition costs                                                             77.4             74.6
Value of business acquired                                                                    34.0             36.5
Due from affiliates                                                                            1.4             26.8
Deferred income taxes                                                                         32.5             20.2
Other assets                                                                                  13.2             20.0
Assets held in separate accounts                                                             537.7            513.8
                                                                                    ---------------  ---------------
Total assets                                                                         $     2,972.2    $     2,824.1
                                                                                    ===============  ===============


   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                                 Balance Sheets
                        (In millions, except share data)



                                                                                          As of December 31,
                                                                                         2004             2003
                                                                                    ---------------  ---------------
Liabilities and Shareholder's Equity
Policy liabilities and accruals                                                          $ 1,772.5        $ 1,677.2
Due to affiliates                                                                              5.1             13.7
Borrowed money                                                                               100.4            101.5
Payables under securities loan agreement                                                      49.0              1.9
Current income taxes                                                                          16.2              3.7
Other liabilities                                                                             39.7             57.7
Liabilities related to separate accounts                                                     537.7            513.8
                                                                                    ---------------  ---------------
Total liabilities                                                                          2,520.6          2,369.5
                                                                                    ---------------  ---------------
Shareholder's equity:
    Common stock (1,377,863 shares authorized, issued and outstanding,
      $2.00 per share value)                                                                   2.8              2.8
    Additional paid-in capital                                                             1,172.7          1,200.1
    Accumulated other comprehensive income                                                    29.6             35.8
    Retained earnings (deficit)                                                             (753.5)          (784.1)
                                                                                    ---------------  ---------------
Total shareholder's equity                                                                   451.6            454.6
                                                                                    ---------------  ---------------
Total liabilities and shareholder's equity                                               $ 2,972.2        $ 2,824.1
                                                                                    ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                  Statements of Changes in Shareholder's Equity
                                  (In millions)



                                                                      Accumulated
                                                      Additional         Other          Retained          Total
                                          Common       Paid-In       Comprehensive      Earnings      Shareholder's
                                          Stock        Capital          Income          (Deficit)        Equity
                                       ------------- ------------- ------------------ -------------- ----------------
Balance at December 31, 2001             $      2.8    $  1,194.6     $      6.5       $    8.8        $ 1,212.7
Capital contribution                              -          31.4              -              -             31.4
Dividends to Shareholder                          -             -              -          (14.4)           (14.4)
Comprehensive income:
    Net loss                                      -             -              -         (832.4)          (832.4)
    Other comprehensive income,
      net of tax:
      Unrealized gain on securities
        ($45.0 pretax)                            -             -           28.9              -             28.9
                                                                                                     ----------------
Comprehensive loss                                                                                        (803.5)
                                                                                                     ----------------
Other                                             -          (0.4)             -              -             (0.4)
                                       ------------- ------------- ------------------ -------------- ----------------
Balance at December 31, 2002                    2.8       1,225.6           35.4         (838.0)           425.8
Dividends to Shareholder                          -         (25.5)             -              -            (25.5)
Comprehensive income:
    Net income                                    -             -              -           53.9             53.9
    Other comprehensive income,
      net of tax:
      Unrealized gain on securities
        ($0.8 pretax)                             -             -            0.4              -              0.4
                                                                                                     ----------------
Comprehensive income                                                                                        54.3
                                       ------------- ------------- ------------------ -------------- ----------------
Balance at December 31, 2003                    2.8       1,200.1           35.8         (784.1)           454.6
Dividends to Shareholder                                    (27.2)                                         (27.2)
Comprehensive income:
    Net income                                                                             31.6             31.6
    Other comprehensive income,
      net of tax:
      Unrealized loss on securities
        ($(11.7) pretax)                                                    (7.4)                           (7.4)
                                                                                                     ----------------
Comprehensive income                                                                                        24.2
                                                                                                     ----------------
Other                                                        (0.2)           1.2           (1.0)               -
                                       ------------- ------------- ------------------ -------------- ----------------
Balance at December 31, 2004             $      2.8    $  1,172.7     $     29.6       $ (753.5)       $   451.6
                                       ============= ============= ================== ============== ================


   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                            Statements of Cash Flows
                                  (In millions)



                                                                                Year ended December 31,
                                                                        2004              2003             2002
                                                                                        Restated         Restated
                                                                    --------------   --------------   --------------
Cash Flows from Operating Activities:
Net income (loss)                                                          $ 31.6           $ 53.9         $ (832.4)
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Capitalization of deferred policy acquisition costs and
      value of business acquired                                            (18.5)           (26.9)           (32.7)
    Amortization of deferred policy acquisition costs and
      value of business acquired                                             19.6             29.5             29.7
    Future policy benefits, claims reserves, and interest credited           58.6              7.0             22.1
    Net realized capital (gains) losses                                      (9.4)           (10.4)             5.6
    Impairment of goodwill                                                      -                -            865.0
    Change in:
      Reinsurance recoverable                                               (19.1)           (18.6)            (1.5)
      Accounts receivable                                                     8.1             (6.7)             4.5
      Accounts payable                                                       (7.8)           (22.5)            (4.0)
      Due from affiliates                                                    16.8             (6.2)            40.2
    Other                                                                    (7.0)             6.8              1.2
                                                                    --------------   --------------   --------------
Net cash provided by operating activities                                    72.9              5.9             97.7
                                                                    --------------   --------------   --------------
Cash Flows from Investing Activities:
    Proceeds from the sale, maturity or redemption of:
      Fixed maturities, available-for-sale                                2,488.1          2,767.9          2,238.6
      Mortgage loans on real estate                                          24.5             44.3             29.7
    Acquisition of:
      Fixed maturities, available-for-sale                               (2,531.1)        (2,879.3)        (2,284.4)
      Mortgage loans on real estate                                         (27.3)           (10.0)            (7.5)
    Short-term investments, net                                               0.1              0.9             (1.0)
    Other, net                                                               (8.4)            (2.4)            (4.6)
                                                                    --------------   --------------   --------------
Net cash used for investing activities                                      (54.1)           (78.6)           (29.2)
                                                                    --------------   --------------   --------------



   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                            Statements of Cash Flows
                                  (In millions)



                                                                                Year ended December 31,
                                                                        2004              2003             2002
                                                                                        Restated         Restated
                                                                    --------------   --------------   --------------
Cash Flows from Financing Activities:
    Deposits received for investment contracts                        $     193.2      $     175.5      $     183.5
    Maturities and withdrawals from investment contracts                   (163.1)          (151.1)          (173.0)
    Short-term borrowings, net                                                1.2             28.3             (2.3)
    Dividends to shareholder                                                (27.2)           (25.5)           (14.4)
    Other                                                                     0.1                -              5.8
                                                                    --------------   --------------   --------------
Net cash provided by financing activities                                     4.2             27.2             (0.4)
                                                                    --------------   --------------   --------------
Net increase (decrease) in cash and cash equivalents                         23.0            (45.5)            68.1
Cash and cash equivalents, beginning of year                                 10.5             56.0            (12.1)
                                                                    --------------   --------------   --------------
Cash and cash equivalents, end of year                                $      33.5      $      10.5      $      56.0
                                                                    ==============   ==============   ==============
Supplemental cash flow information:
    Income taxes paid, net                                            $       9.5      $      29.5      $       2.7
                                                                    ==============   ==============   ==============
    Interest paid                                                     $       1.5      $       1.9      $       1.7
                                                                    ==============   ==============   ==============


   The accompanying notes are an integral part of these financial statements.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

1.   Organization and Significant Accounting Policies

     Basis of Presentation

     ReliaStar Life Insurance Company of New York ("RLNY" or the "Company"), a direct, wholly-owned subsidiary of ReliaStar Life Insurance Company ("ReliaStar Life"), is a stock life insurance company organized under the laws of the State of New York. ReliaStar Life is a wholly-owned subsidiary of Lion Connecticut Holdings Inc. ("Lion"), a Connecticut holding and management company. Lion is an indirect, wholly-owned subsidiary of ING
     Groep N.V. ("ING"), a global financial services holding company based in The Netherlands, with American Depository Shares listed on the New York Stock Exchange under the symbol "ING."

     Until October 1, 2003, the Company was a wholly-owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut Life"), a Minnesota domiciled insurance company, which provided financial products and services in the United States. Effective October 1, 2003, Security-Connecticut merged with and into ReliaStar Life.

     On April 1, 2002, ReliaStar Life acquired First Golden American Life Insurance Company of New York ("First Golden"), an affiliated entity, for a purchase price of $27.7 in cash and $0.2 in receivables. The purchase price was based on First Golden's statutory-basis book value. ReliaStar Life contributed First Golden to Security-Connecticut at book value per generally accepted accounting principles in the Untied States ("GAAP"). Security-Connecticut contributed First Golden to RLNY, and First Golden was dissolved into RLNY at GAAP book value. The contribution of First Golden to RLNY was recorded as an increase to stockholder's equity of $31.4 which equaled First Golden's April 1, 2002 GAAP book value. Approval for the merger was obtained from the insurance departments of the states of New York and Delaware.

     Statement  of Financial  Accounting  Standards  ("FAS") No. 141,  "Business
     Combinations", excludes transfers of net assets or exchanges of shares between entities under common control, and notes that certain provisions under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations", provide a source of guidance for such transactions. In accordance with APB Opinion No. 16, financial information of the combined entity is presented as if the entities had been combined for the full year, and all comparative financial statements are restated and presented as if the entities had previously been combined, in a manner similar to a pooling-of-interests. The balance sheets and statements of operations give effect to the consolidation transactions as if they had occurred on January 1, 2002.

     The financial statements and notes have been prepared in accordance with generally accepted accounting principles in the United States.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Description of Business

     The Company is principally engaged in the business of providing life insurance and related financial services products. The Company provides and distributes individual life insurance and annuities; employee benefit products and services; and retirement plans. The Company operates primarily in the United States and is authorized to conduct business in all 50 states and the District of Columbia.

     Recently Adopted Accounting Standards

     Accounting   and   Reporting   by   Insurance   Enterprises   for   Certain
     Nontraditional Long-Duration Contracts and for Separate Accounts

     The Company adopted Statement of Position ("SOP") 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," on January 1, 2004. SOP 03-1 established several new accounting and disclosure requirements for certain nontraditional long-duration contracts and for separate accounts including, among other things, a requirement that assets and liabilities of separate account arrangements that do not meet certain criteria be accounted for as general account assets and liabilities, and the revenues and expenses related to such arrangements be consolidated with the respective line items in the Statements of Operations. In addition, the SOP requires additional liabilities be established for certain guaranteed death benefits and for products with certain patterns of cost of insurance charges. Sales inducements provided to contractowners and policyholders must also be recognized on the balance sheet separately from deferred acquisition costs and amortized as a component of benefits expense using methodology and assumptions consistent with those used for amortization of deferred policy acquisition costs.

     The Company evaluated all requirements of SOP 03-1 and determined that it is affected by the SOP's requirements to account for certain separate account arrangements as general account arrangements, to establish additional liabilities for certain guaranteed benefits and for products with patterns of cost of insurance charges that result in gains followed by losses in later policy durations from the insurance benefit function, and to defer and amortize sales inducements to contractowners and policyholders. Upon adoption of the SOP on January 1, 2004, the Company recognized a cumulative effect of a change in accounting principle of $(10.8), before tax or $(7.0), net of $3.8 of income taxes. In addition, requirements for certain separate account arrangements that do not meet the established criteria for separate asset and liability recognition are applicable to the Company, however, the Company's policies on separate account assets and liabilities have historically been, and continue to be, in conformity with the requirements newly established.

     In the fourth quarter of 2004, the cumulative effect of a change in accounting principle was revised due to the implementation of Technical

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Practice Aid 6300.05 - 6300.08, "Q&As Related to the Implementation of SOP 03-1, "Accounting and Reporting by Insurance Enterprises, for Certain Nontraditional Long-Duration Contracts and for Separate Accounting" (the "TPA").

     The TPA, which was approved in September 2004, provides additional guidance regarding certain implicit assessments that may be used in testing of the base mortality function on contracts, which is performed to determine whether additional liabilities are required in conjunction with SOP 03-1. In addition, the TPA provides additional guidance surrounding the allowed level of aggregation of additional liabilities determined under the SOP. While the TPA was implemented during the fourth quarter of 2004, the TPA was retroactive to the original implementation date of SOP 03-1, January 1, 2004 and was reported as an adjustment to the SOP 03-1 cumulative effect change in accounting principle. The adoption of the TPA resulted in an adjustment of the Company's cumulative effect change in accounting principle by $7.8, net of $4.2 of income tax.

     The implementation of SOP 03-1 raised questions regarding the interpretation of the requirements of FAS No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," concerning when it is appropriate to record an unearned revenue liability related to the insurance benefit function. To clarify its position, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 97-1 ("FSP FAS 97-1"), "Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, `Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments,' Permit or Require Accrual of an Unearned Revenue Liability," effective for fiscal periods beginning subsequent to the date the guidance was issued, June 18, 2004. The Company adopted FSP FAS 97-1 on July 1, 2004. The adoption of FSP FAS 97-1 did not have an impact on the Company's financial position, results of operations or cash flows.

     The Meaning of Other-than-temporary Impairment and its Application to Certain Investments

     In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1 ("EITF 03-1"), "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," requiring that a three-step impairment model be applied to securities within its scope. The three-step model is to be applied on a security-by-security basis as follows:

     Step 1: Determine whether an investment is impaired. An investment is impaired if the fair value of the investment is less than its cost basis.
     Step 2: Evaluate whether an impairment is other-than-temporary. Step 3: If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment's cost and its fair value.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     On September 30, 2004, the FASB issued FASB Staff Position No. EITF Issue 03-1-1 ("FSP EITF 03-1-1"), "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delayed the EITF Issue No. 03-1 original effective date of July 1, 2004 for steps two and three of the impairment model introduced. The delay is in effect until a final consensus can be reached on such guidance. Despite the delay of the implementation of steps two and three, other-than-temporary impairments are still to be recognized as required by existing guidance.

     Earlier consensus reached by the EITF on this issue required that certain quantitative and qualitative disclosures be made for unrealized losses on debt and equity securities that have not been recognized as other-than-temporary impairments. These disclosures were adopted by the Company, effective December 31, 2003, and are included in the Investments footnote.

     Accounting for Derivative Instruments and Hedging Activities

     In 2003, the Derivative Implementation Group ("DIG") who was responsible for issuing guidance on behalf of the FASB for implementation of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," issued Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Credit Worthiness of the Obligor Under Those Instruments" ("DIG B36"). Under this interpretation, modified coinsurance and coinsurance with funds withheld reinsurance agreements, as well as other types of receivables and payables where interest is determined by reference to a pool of fixed maturity assets or a total return debt index, may be determined to contain embedded derivatives that are required to be bifurcated. The Company adopted DIG B36 on October 1, 2003, and the adoption had no impact on the Company's financial position, results of operations or cash flows.

     Variable Interest Entities

     In January 2003, the FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying Variable Interest Entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

     In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

     FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

     The Company holds investments in VIEs in the form of private placement securities, structured securities, securitization transactions, and limited partnerships with an aggregate fair value of $643.6 as of December 31, 2004. These VIEs are held by the Company for investment purposes. Consolidation of these investments in the Company's financial statements is not required as the Company is not the primary beneficiary for any of these VIEs. Book value as of December 31, 2004, of $628.8 represents the maximum exposure to loss except for those structures for which the Company also receives asset management fees.

     Goodwill Impairment

     During 2002, the Company adopted FAS No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). The adoption of this standard resulted in an impairment loss of $865.0, net of $465.8 of income tax, related to prior acquisitions, recorded retroactive to the first quarter of 2002;
     prior quarters of 2002 were restated accordingly. This impairment loss represented the entire carrying amount of goodwill, net of accumulated amortization. This impairment charge was shown as a change in accounting principle on the 2002 Statement of Operations.

     Guarantees

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provisions are to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has performed an assessment of its guarantees and believes that all of its significant guarantees are excluded from the scope of this interpretation.

     New Accounting Pronouncements

     In December 2004, the FASB issued FAS No. 123 (revised 2004), "Share-Based Payment", which requires all share-based payments to employees be recognized in the financial statements based upon the fair value. FAS 123R is effective at the beginning of the first interim or annual period beginning after June 15, 2005. Earlier adoption is encouraged. FAS 123R provides two transition methods, modified-prospective and modified-retrospective.

     The modified-prospective method recognizes the grant-date fair value of compensation for new awards granted after the effective date and unvested awards beginning in the fiscal period in which the recognition provisions are first applied. Prior periods are not restated. The modified-retrospective method permits entities to restate prior periods by recognizing the compensation cost based on the amount previously reported in the pro forma footnote disclosures as required under FAS No. 123, "Accounting for Stock-Based Compensation".

     The Company intends to early adopt the provisions of FAS 123R on January 1, 2005, using the modified-prospective method. Due to the Company's few number of employees, the adoption of FAS 123R is not expected to have a material impact on the Company's financial position, results of operations, or cash flows. Prior to January 2005, the Company applied the intrinsic value-based provisions set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value method, compensation expense is determined on the measurement date, which is the first date on which both the number of shares the employee is entitled to receive and the exercise price are known. Compensation expense, if any, is measured based on the award's intrinsic value, which is the excess of the market price of the stock over the exercise price on the measurement date.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Reclassifications

     Certain   reclassifications   have  been  made  to  prior  year   financial
     information  to conform to the current year  classifications  (see footnote
     15).

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

     Investments

     All of the Company's fixed maturity and equity securities are currently designated as available-for-sale. Available-for-sale securities are reported at fair value and unrealized gains and losses on these securities are included directly in shareholder's equity, after adjustment for related changes in deferred acquisition costs ("DAC"), value of business acquired ("VOBA") and deferred income taxes.

     Other-Than-Temporary Impairments

     The Company analyzes the general account investments to determine whether there has been an other-than-temporary decline in fair value below the amortized cost basis. Management considers the length of the time and the extent to which the fair value has been less than cost; the financial condition and near-term prospects of the issuer; future economic conditions and market forecasts; and the Company's intent and ability to retain the investment in the issuer for a period of time sufficient to allow for recovery in fair value. If it is probable that all amounts due according to the contractual terms of a debt security will not be collected, an other-than-temporary impairment is considered to have occurred.

     In addition, the Company invests in structured securities that meet the criteria of EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." Under EITF Issue No. 99-20, a determination of the required impairment is based on credit risk and the possibility of significant prepayment risk that restricts the Company's ability to recover the investment. An impairment is recognized if the fair value of the security is less than book value and there has been an adverse change in cash flow since the last remeasurement date.

     When a decline in fair value is determined to be other-than-temporary, the individual security is written down to fair value and the loss accounted for as a realized loss.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Purchases and Sales

     Purchases and sales of fixed maturities and equity securities (excluding private placements) are recorded on the trade date. Purchases and sales of private placements and mortgage loans are recorded on the closing date.

     Valuation

     Fair values for fixed maturities are obtained from independent pricing services or broker-dealer quotations. Fair values for privately placed bonds are determined using a matrix-based model. The matrix-based model considers the level of risk-free interest rates, current corporate spreads, the credit quality of the issuer, and cash flow characteristics of the security. The fair values for equity securities are based on quoted market prices. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable yield and quality or conversion value, where applicable.

     Mortgage loans on real estate are reported at amortized cost less impairment writedowns. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to either the present value of expected cash flows from the loan (discounted at the loan's effective interest rate), or fair value of the collateral. If the loan is in foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell. The carrying value of the impaired loans is reduced by establishing a permanent writedown charged to realized loss.

     Policy loans are carried at unpaid principal balances.

     Short-term investments, consisting primarily of money market instruments and other fixed maturity issues purchased with an original maturity of 91 days to one year, are considered available-for-sale and are carried at fair value, which approximates amortized cost.

     Securities Lending

     The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned domestic securities. The collateral is deposited by the borrower with a lending agent and retained and invested by the lending agent according to the Company's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair value of the loaned securities fluctuates.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Repurchase Agreements

     The Company engages in dollar repurchase agreements ("dollar rolls") and repurchase agreements. These transactions involve a sale of securities and an agreement to repurchase substantially the same securities as those sold. Company policies require a minimum of 95% of the fair value of securities pledged under dollar rolls and repurchase agreement transactions to be maintained as collateral. Cash collateral received is invested in fixed maturities, and the offsetting collateral liability is included in borrowed money on the Balance Sheets.

     The Company also enters into reverse repurchase agreements. These transactions involve a purchase of securities and an agreement to sell substantially the same securities as those purchased. Company policies require a minimum of 102% of the fair value of securities pledged under reverse repurchase agreements to be pledged as collateral. Reverse repurchase agreements are included in cash equivalents on the Balance Sheets.

     Derivatives

     The Company's use of derivatives is limited primarily to hedging purposes. However, these derivatives are not accounted for using hedge accounting treatment under FAS No. 133 as the Company does not seek hedge accounting treatment. The Company enters into interest rate, and currency contracts, including swaps, caps, floors, options and futures, to reduce and manage risks associated with changes in value, yield, price, cash flow or exchange rates of assets or liabilities held or intended to be held. Changes in the fair value of open derivative contracts are recorded in net realized capital gains and losses. Derivatives are included in other investments on the Balance Sheets.

     Deferred Policy Acquisition Costs and Value of Business Acquired

     DAC represent policy acquisition costs that have been capitalized and are subject to amortization. Such costs consist principally of certain commissions, underwriting, contract issuance, and agency expenses, related to the production of new and renewal business.

     VOBA represents the outstanding value of in force business capitalized and is subject to amortization in purchase accounting when the Company was acquired. The value is based on the present value of estimated net cash flows embedded in the Company's contracts.

     The amortization methodology used for DAC and VOBA varies by product type. Statement of Financial Accounting Standards ("FAS") No. 60, "Accounting and Reporting by Insurance Enterprises," applies to traditional life insurance products, primarily traditional whole life and term life insurance contracts. Under FAS No. 60, DAC and VOBA are amortized over the premium payment period, in proportion to the premium revenue recognized.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     FAS No. 97 applies to universal life and investment-type products, such as fixed and variable deferred annuities. Under FAS No. 97, DAC and VOBA are amortized, with interest, over the life of the related contracts (usually 25 years) in relation to the present value of estimated future gross profits from investment, mortality, and expense margins; asset-based fees, policy administration, and surrender charges; less policy maintenance fees and non-capitalized commissions, as well as realized gains and losses on investments.

     Changes in assumptions can have a significant impact on DAC and VOBA balances and amortization rates. Several assumptions are considered significant in the estimation of future gross profits associated with variable universal life and variable deterred annuity products. One of the most significant assumptions involved in the estimation of future gross profits is the assumed return associated with the variable account performance. To reflect the volatility in the equity markets, this assumption involves a combination of near-term expectations and long-term assumptions regarding market performance. The overall return on the variable account is dependent on multiple factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds, as well as equity sector weightings. Other significant assumptions include surrender and lapse rates, estimated interest spread, and estimated mortality.

     Due to the relative size and sensitivity to minor changes in underlying assumptions of DAC and VOBA balances, the Company performs a quarterly and annual analysis of DAC and VOBA for the annuity and life businesses, respectively. The DAC and VOBA balances are evaluated for recoverability and are reduced to the extent that estimated future gross profits are inadequate to recover the asset.

     At each evaluation date, actual historical gross profits are reflected, and estimated future gross profits and related assumptions are evaluated for continued reasonableness. Any adjustment in estimated profit requires that the amortization rate be revised ("unlocking") retroactively to the date of the policy or contract issuance. The cumulative prior period adjustment is recognized as a component of current period amortization. In general, increases in investment, mortality, and expense margins, and thus estimated future profits, lower the rate of amortization. However, decreases in investment, mortality, and expense margins, and thus estimated future profits, increase the rate of amortization.

     Reserves

     The Company establishes and carries actuarially determined reserves which are calculated to meet its future obligations. Reserves are calculated using mortality and withdrawal rate assumptions are based on relevant Company experience and are periodically reviewed against both industry standards and experience.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Future policy benefits include reserves for universal life, immediate annuities with life contingent payouts, and traditional life insurance contracts. Reserves for universal life products are equal to cumulative deposits less withdrawals and charges plus credited interest thereon. In addition, the Company holds reserves as required by SOP 03-1 for certain products with anticipated losses in later policy durations. Reserves for traditional life insurance contracts represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums.

     Reserves for immediate annuities with life contingent payout benefits are computed on the basis of interest discount rates, mortality, and expenses, including a margin for adverse deviations. Such assumptions generally vary by plan, year of issue and policy duration. Reserve interest rates range from 3.95% to 13.19% for all years presented. Changes in or deviations from the assumptions used can significantly affect the Company's reserve level and related future operations.

     Reserves for deferred annuity investment contracts and immediate annuities without life contingent benefits are equal to cumulative deposits less charges and withdrawals plus credited interest thereon (reserve interest rates vary by product up to 7.1% for 2004, 2003 and 2002).

     Sales Inducements

     Sales inducements represent benefits paid to contractowners and policyholders that are incremental to the amounts the Company credits on similar contracts and are higher than the contracts expected ongoing crediting rates for periods after the inducement. As of January 1, 2004, such amounts are reported separately on the Balance Sheets in accordance with SOP 03-1. Prior to 2004, sales inducements were recorded as a component of DAC on the Balance Sheets. Beginning in 2004, sales inducements are amortized as a component of benefit expense using methodology and assumptions consistent with those used for amortization of DAC. Sales inducements are recorded in other assets on the Balance Sheets.

     Revenue Recognition

     For universal life and certain annuity contracts, charges assessed against contractowners'and policyholders' funds for the cost of insurance, surrender, expenses and other fees are recorded as revenue. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts. When annuity payments with life contingencies begin under contracts that were initially investment contracts, the accumulated balance in the account is treated as a single premium for the purchase of an annuity and reflected as an offsetting

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     amount in both premiums and current and future benefits in the Statements of Operations.

     Separate Accounts

     Separate account assets and liabilities generally represent funds maintained to meet specific investment objectives of contractowners and policyholders who bear the investment risk, subject, in limited cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such contractowners and policyholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

     Separate account assets supporting variable options under universal life and annuity contracts are invested, as designated by the contractowner/policyholder or participant (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) under a contract in shares of mutual funds which are managed by the Company or its affiliates, or in other selected mutual funds not managed by the Company or its affiliates.

     Separate account assets and liabilities are carried at fair value and shown as separate captions in the Balance Sheets. Deposits, investment income, and net realized and unrealized capital gains and losses of the Separate accounts are not reflected in the Statements of Operations. The Statements of Cash Flows do not reflect investment activity of the separate accounts.

     Assets and liabilities of separate account arrangements that do not meet the criteria in SOP 03-1 for separate presentation in the Balance Sheets (those arrangements supporting the guaranteed interest option) were reclassified to the general account on January 1, 2004, in accordance with the SOP 03-1 requirements.

     Reinsurance

     The Company utilizes reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured. The Company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. Only those reinsurance recoverable balances deemed probable of recovery are reflected as assets on the Company's Balance Sheets.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Income Taxes

     The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.


2.   Investments

     Fixed maturities and equity securities available-for-sale as of December 31, 2004, were as follows:


                                                                           Gross            Gross
                                                       Amortized        Unrealized       Unrealized           Fair
                                                         Cost              Gains           Losses             Value
                                                    ----------------  ---------------- ----------------  ----------------
     Fixed maturities:
     U.S. government and government
         agencies and authorities                     $        56.2     $         0.4    $         0.2     $        56.4
     States, municipalities and political
         subdivisions                                           1.6               0.1                -               1.7

     U.S. corporate securities:
         Public utilities                                     154.3               7.9              0.8             161.4
         Other corporate securities                           695.2              35.9              3.0             728.1
                                                    ----------------  ---------------- ----------------  ----------------
           Total U.S. corporate securities                    849.5              43.8              3.8             889.5
                                                    ----------------  ---------------- ----------------  ----------------

     Foreign securities:
         Government                                            28.0               0.6              0.2              28.4
         Other                                                168.0               6.6              1.9             172.7
                                                    ----------------  ---------------- ----------------  ----------------
           Total foreign securities                           196.0               7.2              2.1             201.1
                                                    ----------------  ---------------- ----------------  ----------------

     Residential mortgage-backed securities                   373.5               2.5              2.1             373.9
     Commercial mortgage-backed securities                    119.0               8.2              0.3             126.9
     Other asset-backed securities                            107.1               6.1              1.1             112.1
                                                    ----------------  ---------------- ----------------  ----------------

     Total fixed maturities, including
         fixed maturities pledged                           1,702.9              68.3              9.6           1,761.6
     Less: fixed maturities pledged                           149.7               0.3              1.5             148.5
                                                    ----------------  ---------------- ----------------  ----------------

     Fixed maturities                                       1,553.2              68.0              8.1           1,613.1
     Equity securities                                          6.9               0.7                -               7.6
                                                    ----------------  ---------------- ----------------  ----------------
     Total investments available-for-sale             $     1,560.1     $        68.7    $         8.1     $     1,620.7
                                                    ================  ================ ================  ================


ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Fixed maturities and equity securities available-for-sale as of December 31, 2003, were as follows:


                                                                         Gross          Gross
                                                        Amortized      Unrealized     Unrealized       Fair
                                                           Cost          Gains          Losses        Value
                                                       -------------  -------------  ------------- -------------
     Fixed maturities:
     U.S. government and government
         agencies and authorities                        $      7.4     $      0.3     $        -    $      7.7
     States, municipalities and political
         subdivisions                                           1.8            0.1              -           1.9

     U.S. corporate securities:
         Public utilities                                     127.6            9.3            0.5         136.4
         Other corporate securities                           732.5           48.3            5.9         774.9
                                                       -------------  -------------  ------------- -------------
            Total U.S. corporate securities                   860.1           57.6            6.4         911.3
                                                       -------------  -------------  ------------- -------------

     Foreign securities:
         Government                                            28.0            0.4            0.2          28.2
         Other                                                141.2            6.9            2.8         145.3
                                                       -------------  -------------  ------------- -------------
            Total foreign securities                          169.2            7.3            3.0         173.5
                                                       -------------  -------------  ------------- -------------

     Residential mortgage-backed securities                   399.7            4.0            1.3         402.4
     Commercial mortgage-backed securities                    106.1            9.6            0.3         115.4
     Other asset-backed securities                            100.3            8.6            1.3         107.6
                                                       -------------  -------------  ------------- -------------

     Total fixed maturities, including
         fixed maturities pledged                           1,644.6           87.5           12.3       1,719.8
     Less: Fixed maturities pledged                           106.2            0.5            1.1         105.6
                                                       -------------  -------------  ------------- -------------

     Fixed maturities                                       1,538.4           87.0           11.2       1,614.2
     Equity securities                                          6.9            0.1            0.3           6.7
                                                       -------------  -------------  ------------- -------------
     Total investments available-for-sale                $  1,545.3     $     87.1     $     11.5    $  1,620.9
                                                       =============  =============  ============= =============


     At December 31, 2004 and 2003, net unrealized appreciation was $59.4 and $75.0, respectively, on total fixed maturities, including fixed maturities pledged to creditors and equity securities.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The aggregate unrealized losses and related fair value of total fixed maturities, including fixed maturities pledged to creditors, and equity securities with unrealized losses as of December 31, 2004, are shown below by duration:

                                                Unrealized             Fair
                                                    Loss               Value
                                             ----------------    ---------------
     Duration category:
         Less than six months below cost       $      2.7          $   335.4
         More than six months and less
           than twelve months below cost              2.5              131.8
         More than twelve months below cost           4.4               78.6
                                             ----------------    ---------------
     Total investments available-for-sale      $      9.6          $   545.8
                                             ================    ===============

     Of the unrealized losses less than 6 months in duration of $2.7, there were $1.0 in unrealized losses that are primarily related to interest rate movement or spread widening for other than credit-related reasons. The remaining losses of $1.7, as of December 31, 2004, related to securities reviewed for impairment under the guidance proscribed by EITF Issue No. 99-20. This category includes U.S. government-backed securities, principal protected securities, and structured securities, that did not have an adverse change in cash flows for which the carrying amount was $145.6.

     Of the unrealized losses more than 6 months and less than 12 months in duration of $2.5, there were $2.0 in unrealized losses that are primarily related to interest rate movement or spread widening for other than credit-related reasons. The remaining losses of $0.5, as of December 31, 2004, related to securities reviewed for impairment under the guidance proscribed by EITF Issue No. 99-20. This category includes U.S. government-backed securities, principal protected securities, and structured securities, that did not have an adverse change in cash flows for which the carrying amount was $46.8.

     Of the unrealized losses more than 12 months in duration of $4.4, there were $3.1 in unrealized losses that are primarily related to interest rate movement or spread widening for other than credit-related reasons. The remaining losses of $1.3, as of December 31, 2004, related to securities reviewed for impairment under the guidance proscribed by EITF Issue No. 99-20. This category includes U.S. government-backed securities, principal protected securities, and structured securities, that did not have an adverse change in cash flows for which the carrying amount was $13.6.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The amortized cost and fair value of total fixed maturities as of December 31, 2004 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called, or prepaid.

                                                   Amortized           Fair
                                                     Cost              Value
                                                --------------    --------------
     Due to mature:
         One year or less                          $    41.0         $    41.8
         After one year through five years             456.7             474.4
         After five years through ten years            285.1             297.9
         After ten years                               320.5             334.6
         Mortgage-backed securities                    492.5             500.8
         Other asset-backed securities                 107.1             112.1
     Less: fixed maturities pledged to
             creditors                                 149.7             148.5
                                                --------------    --------------
     Fixed maturities, exluding fixed
       maturities pledged                          $ 1,553.2         $ 1,613.1
                                                ==============    ==============

     The Company did not have any investments in a single issuer, other than obligations of the U.S. government, with a carrying value in excess of 10% of the Company's shareholder's equity at December 31, 2004.

     At December 31, 2004 and 2003, fixed maturities with carrying values of $6.0 and $6.1, respectively, were on deposit as required by regulatory authorities.

     The Company enters into dollar repurchase agreements ("dollar rolls") and repurchase agreements to increase its return on investments and improve liquidity. At December 31, 2004 and 2003, the carrying value of the securities pledged in dollar rolls and repurchase agreements was $100.7 and $103.8, respectively. The carrying value of the securities pledged in dollar rolls and repurchase agreements is included in pledged securities on the Balance Sheets. The repurchase obligation related to dollar rolls and repurchase agreements totaled $100.4 and $101.5 at December 31, 2004 and 2003, respectively. The repurchase obligation related to dollar rolls and repurchase agreements is included in borrowed money on the Balance Sheets.

     The Company also enters into reverse repurchase agreements. These transactions involve a purchase of securities and an agreement to sell substantially the same securities as those purchased. Company policies require a minimum of 102% of the fair value of securities pledged under reverse repurchase agreements to be pledged as collateral. Reverse repurchase agreements are included in Cash Equivalents on the Balance Sheets. At December 31, 2004 and 2003, the carrying value of the securities in reverse repurchase agreements was $32.0 and $8.0, respectively.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned domestic securities. The collateral is deposited by the borrower with a lending agent, and retained and invested by the lending agent according to the Company's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair value of the loaned securities fluctuates.

     The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company's exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments, an amount that was not material at December 31, 2004. The
     Company believes the counterparties to the dollar roll, repurchase and reverse repurchase agreements are financially responsible and that the counterparty risk is immaterial.

     Impairments

     The  following   table   identifies   the  Company's   other-than-temporary
     impairments by type:

                                            2004                        2003                       2002
                                 --------------------------- -------------------------- --------------------------
                                                  No. of                     No. of                     No. of
                                  Impairment    Securities    Impairment   Securities    Impairment   Securities
                                 -------------  ------------ ------------- ------------ ------------- ------------
     U.S. Corporate                $   0.8             1       $   2.7            2       $   0.7            1
     Asset-backed                        -             -           2.0            6           2.3            7
     Equity                              -             -           0.1            1           0.1            1
     Limited Partnerships              0.1             2             -            -             -            -
                                 -------------  ------------ ------------- ------------ ------------- ------------
     Total                         $   0.9             3       $   4.8            9       $   3.1            9
                                 =============  ============ ============= ============ ============= ============


     The remaining fair value of impaired fixed maturities at December 31, 2004, 2003 and 2002 is $4.0, $7.5 and $25.9, respectively.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Net Investment Income

     Sources of net investment income were as follows:


                                                                         Year ended December 31,
                                                              2004               2003                2002
                                                        -----------------  ------------------  -----------------
     Fixed maturities                                     $   98.7           $   102.2           $  108.7
     Equity securities                                           -                   -                0.5
     Mortgage loans on real estate                            16.5                18.7               20.7
     Policy loans                                              7.0                 5.8                5.9
     Short-term investments and cash equivalents               0.3                 0.2                0.3
     Other                                                     1.0                (0.9)              (0.7)
                                                        -----------------  ------------------  -----------------
     Gross investment income                                 123.5               126.0              135.4
     Less: investment expense                                 (1.3)               (1.6)              (2.3)
                                                        -----------------  ------------------  -----------------
     Net investment income                                $  122.2           $   124.4           $  133.1
                                                        =================  ==================  =================


     Net Realized Capital Gains and Losses

     Net realized capital gains (losses) are comprised of the difference between the carrying value of investments and sale proceeds from sale, maturity, and redemption, as well as losses incurred due to the other-than-temporary impairment of investments. Net realized capital gains (losses) on investments were as follows:


                                                                         Year ended December 31,
                                                              2004                2003               2002
                                                        -----------------   -----------------  -----------------
     Fixed maturities                                     $     9.3           $    10.2          $    (2.5)
     Equity securities                                            -                (0.1)               0.2
     Other                                                     (0.1)                0.5               (0.9)
                                                        -----------------   -----------------  -----------------
     Pretax realized capital gains (losses)               $     9.2           $    10.6          $    (3.2)
                                                        =================   =================  =================
     After-tax realized capital gains (losses)            $     6.0           $     6.9          $    (2.1)
                                                        =================   =================  =================



     Proceeds from the sale of total fixed maturities and equity securities and the related gross gains and losses were as follows:


                                                                         Year ended December 31,
                                                              2004               2003                2002
                                                        -----------------  -----------------   -----------------
     Proceeds on sales                                    $ 1,300.8          $ 1,677.2           $ 1,425.1
     Gross gains                                               14.7               23.7                40.0
     Gross losses                                               4.7               13.5                42.2


ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Changes in shareholder's equity related to changes in accumulated other comprehensive income (unrealized capital gains and losses on securities including securities pledged) were as follows:


                                                                         Year ended December 31,
                                                              2004               2003                2002
                                                        -----------------  -----------------   -----------------
     Fixed maturities                                     $   (16.5)         $    (3.3)          $    33.8
     Equity securities                                          0.9               (0.2)                0.1
     DAC/VOBA                                                   3.8                4.4                11.5
     Other                                                      0.1               (0.1)               (0.4)
                                                        -----------------  -----------------   -----------------
     Subtotal                                                 (11.7)               0.8                45.0
     Less: (Decrease) increase in deferred
             income taxes                                      (4.3)               0.4                16.1
                                                        -----------------  -----------------   -----------------
     Net (decrease) increase in accumulated other
        comprehensive (loss) income                       $    (7.4)         $     0.4           $    28.9
                                                        =================  =================   =================


     Shareholder's equity included the following accumulated other comprehensive income (loss):


                                                                          As of December 31,
                                                              2004               2003               2002
                                                        -----------------  -----------------  ------------------
     Net unrealized capital gains (losses):
         Fixed maturities                                 $         58.7     $         75.2     $          78.5
         Equity securities                                           0.7               (0.2)                  -
         DAC/VOBA                                                  (14.1)             (17.9)              (22.3)
         Other                                                      (1.2)              (1.3)               (1.2)
                                                        -----------------  -----------------  ------------------
     Subtotal                                                       44.1               55.8                55.0
     Less: Deferred income taxes                                    15.7               20.0                19.6
                                                        -----------------  -----------------  ------------------
     Net unrealized capital gains                                   28.4               35.8                35.4
     Other                                                           1.2                  -                   -
                                                        -----------------  -----------------  ------------------
     Net accumulated other comprehensive
         income                                           $         29.6     $         35.8     $          35.4
                                                        =================  =================  ==================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Changes in accumulated other comprehensive income related to changes in unrealized gains (losses) on securities, including securities pledged, were as follows:


                                                                         Year ended December 31,
                                                              2004                2003               2002
                                                        -----------------   -----------------  -----------------
     Unrealized holding gains (losses) arising
         the year (1)                                      $    (2.7)         $      4.9         $   30.1
     Less: reclassification adjustment for gains
         (losses) and other items included in
         net income (2)                                          4.7                 4.5              1.2
                                                        -----------------   -----------------  -----------------
     Net unrealized gains (losses) on securities           $    (7.4)         $      0.4         $   28.9
                                                        =================   =================  =================


     (1) Pretax unrealized holding gains (losses) were $(3.5), $7.5 and $46.3, for the years ended December 31, 2004, 2003 and 2002, respectively.

     (2) Pretax reclassification adjustments for gains (losses) and other items included in net income were $7.3, $6.9 and $1.8, for the years ended December 31, 2004, 2003 and 2002, respectively.


3.   Financial Instruments

     Estimated Fair Value

     The following disclosures are made in accordance with the requirements of FAS No. 107, "Disclosures about Fair Value of Financial Instruments." FAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

     FAS No. 107 excludes certain financial instruments, including insurance contracts and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Fixed maturities: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer, and

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bonds. Fair values for privately placed bonds are determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantee and the Company's evaluation of the borrower's ability to compete in their relevant market. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond.

     Equity securities: Fair values of these securities are based upon quoted market value. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable yield and quality or conversion price where applicable.

     Mortgage loans on real estate: The fair values for mortgage loans on real estate are estimated using discounted cash flow analyses and rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

     Cash, cash equivalents, short-term investments and policy loans: The carrying amounts for these assets approximate the assets' fair values.

     Assets held in separate accounts: Assets held in separate accounts are reported at the quoted fair values of the individual securities in the separate accounts.

     Other financial instruments reported as assets: The carrying amounts for these financial instruments (primarily limited partnerships) approximate those assets' fair values.

     Investment contract liabilities: The fair values for deferred annuities are estimated to be the amount payable on demand at the reporting date, as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less applicable surrender charges.

     The fair values for supplementary contracts without life contingencies and immediate annuities were estimated using discounted cash flow analyses. The discount rate was based upon Treasury rates plus a pricing margin.

     The carrying amounts reported for other investment contracts, which includes retirement plan deposits, approximate those liabilities' fair value.

     Liabilities related to separate accounts: Liabilities related to separate accounts are reported at full account value in the Company's historical balance sheet. Estimated fair values of separate account liabilities are equal to their carrying amount.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The carrying values and estimated fair values of certain of the Company's financial instruments at December 31, 2004 and 2003 were as follows:


                                                                       2004                         2003
                                                           ---------------------------- ----------------------------
                                                             Carrying        Fair         Carrying         Fair
                                                              Value          Value         Value          Value
                                                           ------------- -------------- -------------  -------------
     Assets:
         Fixed maturity, including securities pledged       $   1,761.6   $    1,761.6   $   1,719.8    $   1,719.8
         Equity securities                                          7.6            7.6           6.7            6.7
         Mortgage loans on real estate                            213.0          231.5         209.7          235.1
         Policy loans                                              90.9           90.9          86.6           86.6
         Cash, cash equivalents and
           short-term investments under securities
           loan agreement                                          82.5           82.5          12.4           12.4
         Other investments                                         17.0           17.0          13.0           13.0
         Assets held in separate accounts                         537.7          537.7         513.8          513.8
     Liabilities:
         Investment contract liabilities:
         Deferred annuities                                       379.5          377.6         382.9          307.6
         Supplementary contracts and
           immediate annuities                                     31.5           31.5          13.3           13.3
         Liabilities related to separate accounts                 537.7          537.7         513.8          513.8


     Fair  value  estimates  are made at a  specific  point  in  time,  based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instruments. In evaluating the Company's management of interest rate, price, and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

     Derivative Financial Instruments

     Standard & Poor's ("S&P") Options are used to hedge against an increase in the S&P Index. Such increase results in increased reserve liabilities, and the options offset this increased expense. The options are accounted for in a consistent manner with the underlying reserve liabilities, both of which are carried at fair value with the change in value recorded in the Statements of Operations. If the options mature in the money, the amount received is recorded in income to offset the increased expense for the reserve liabilities. The notional amount, carrying value, and estimated fair value of the Company's open options as of December 31, 2004 were $8.0, $0.3, and $0.3, respectively. There were no S&P Options outstanding as of December 31, 2003.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

4.   Deferred Policy Acquisition Cost and Value of Business Acquired

     Activity for the years ended December 31, 2004, 2003 and 2002, within VOBA was as follows:

     Balance at December 31, 2001                                $     64.7
         Adjustment for unrealized gains and losses                    (4.0)
         Additions                                                      4.5
         Interest accrued at 5% - 7%                                    1.1
         Amortization                                                 (18.1)
                                                                ----------------
     Balance at December 31, 2002                                      48.2
         Adjustment for unrealized gains and losses                     6.8
         Additions                                                      3.5
         Interest accrued at 5% - 7%                                    0.5
         Amortization                                                 (22.5)
                                                                ----------------
     Balance at December 31, 2003                                      36.5
         Adjustment for unrealized gains and losses                     3.7
         Additions                                                      3.3
         Interest accrued at 5% - 7%                                    2.8
         Amortization                                                 (12.3)
                                                                ----------------
     Balance at December 31, 2004                                $     34.0
                                                                ================

     The estimated amount of VOBA to be amortized, net of interest, over the next five years is $5.0, $4.3, $4.0, $3.7, and $3.5 for the years 2005, 2006, 2007, 2008 and 2009, respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

     Analysis of DAC/VOBA - Annuity

     The actual separate account return exhibited by the variable funds associated with the Company's liabilities in 2004 exceeded the long-term assumption, thereby producing deceleration of DAC/VOBA amortization of $0.1 before tax, or $0.07, net of $0.03 of federal income tax expense for the year ended December 31, 2004.

     During 2003, the Company reset long-term assumptions for the separate account returns from 9.0% to 8.5% (gross before fund management fees, mortality, expense, and other policy charges) reflecting a blended return of equity and other sub-accounts. The 2003 unlocking adjustment was driven by this change in the separate account returns assumption along with other prospective assumption changes. For the year ended December 31, 2003, the Company recorded an acceleration of DAC/VOBA amortization totaling $5.4 before tax, or $3.5, net of $1.9 of federal income tax benefit.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     As part of the regular analysis of DAC/VOBA, at the end of 2002, the Company unlocked its long-term rate of return assumptions. The Company reset long-term assumptions for the separate account returns to 9.0% (gross before fund management fees, mortality, expense, and other policy charges) as of December 31, 2002, reflecting a blended return of equity and other
     sub-accounts.   The  unlocking  adjustment  was  primarily  driven  by  the sustained downturn in the equity markets and revised expectations for future returns. During 2002, the Company recorded an acceleration of DAC\VOBA amortization totaling $1.5 before tax, or $1.0, net of $0.5 of federal income tax benefit.

     Analysis of DAC/VOBA - Life

     As part of the regular analysis of DAC/VOBA, at the end of each of the years ended December 31, 2004, 2003, and 2002, the Company unlocked its long-term rate of return assumptions due to assumption changes related to mortality, lapse, expense and interest amounts, portfolio return, as well as modeling improvements. The impact of unlocking on the amortization of DAC/VOBA was a decrease of $9.8 in 2004, an increase of $5.5 in 2003, and a decrease of $4.4 in 2002.


5.   Dividend Restrictions and Shareholder's Equity

     The Company paid $27.2, $25.5 and $14.4 in cash dividends to ReliaStar Life in 2004, 2003 and 2002, respectively.

     The Company did not receive capital contributions in 2004 and 2003. The Company received capital contributions of $31.4 in 2002 from Security-Connecticut, related to the First Golden merger with and into the Company.

     The Company's ability to pay cash dividends to its parent is restricted by law or subject to approval of the insurance regulatory authorities of the State of New York. This authority recognizes only statutory accounting practices for determining the ability of an insurer to pay dividends to its shareholders. Without approval of the Superintendent of the State of New York, the Company may not pay in any calendar year any dividend which, when combined with other dividends paid within that calendar year exceeds the lesser of (i) 10% of the Company's statutory surplus at the prior year end or (ii) 100% of the Company's statutory net gain from operations for the prior calendar year, not including realized capital gains.

     The Insurance Department of the State of New York (the "Department"), recognizes as net income, capital and surplus those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     accounting principles in the United States. Statutory capital and surplus of the Company was $260.9, $278.7 and $267.0 at December 31, 2004, 2003 and 2002, respectively. Statutory net gain from operations excluding realized capital gains (losses) was $21.0, $42.8, and $28.8 for the years ended December 31, 2004, 2003, and 2002, respectively.

     As of December 31, 2004, the Company does not utilize any statutory accounting practices, which are not prescribed by state regulatory authorities that, individually or in the aggregate, materially affect statutory capital and surplus.


6.   Additional Insurance Benefits and Minimum Guarantees

     Under SOP 03-1, the Company calculates additional liabilities ("SOP reserves") for certain guaranteed benefits and for universal life products with certain patterns of cost of insurance charges. The SOP reserve recognized for such products was in addition to the liability previously held (the "Account Value") and was to recognize the portion of contract assessments received in early years used to compensate the insurer for services provided in later years.

     In accordance with the methodology outlined in the SOP, the SOP reserve for life insurance products is calculated using the same assumptions used in the determination of estimated gross profits, according to which, deferred acquisition costs are amortized. RLNY calculates a benefit ratio for each block of business subject to the SOP, and calculates an SOP reserve by accumulating amounts equal to the benefit ratio multiplied by the assessments for each period, reduced by excess death benefits during the period. The SOP reserve is accumulated at interest rates using the contract-credited rate for the period. The calculated reserve includes a provision for universal life contracts with patterns of cost of insurance charges and certain other fees that produce expected gains from the insurance benefit function followed by losses from that function in later years.

     The SOP reserve for variable annuity guaranteed minimum death benefits ("GMDB") is determined each period by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used to adjust the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.

     As of December 31, 2004, the separate account liability for annuities subject to SOP 03-1 due to minimum guaranteed benefits was $0.2.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The aggregate fair value of assets is $213.9 of equity securities (including mutual funds) supporting separate accounts with additional insurance benefits and minimum investment return guarantees as of December 31, 2004.


7.   Sales Inducements

     Sales inducements represent benefits paid to contractowners and policyholders that are incremental to the amounts the Company credits on similar contracts and are higher than the contracts expected ongoing crediting rates for periods after the inducement. As of January 1, 2004, such amounts are reported separately on the Balance Sheets in accordance with SOP 03-1. Prior to 2004, sales inducements were recorded as a component of DAC on the Balance Sheets. Sales inducements are amortized as a component of benefit expense using methodology and assumptions consistent with those used for amortization of DAC. Beginning in 2004, the Company capitalized $1.1 and amortized $0.4 of sales inducements. The unamortized balance of capitalized sales inducements as of December 31, 2004 is $1.3, recorded in other assets on the Balance Sheets.


8.   Unpaid Accident and Health Claims


     The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:


                                                        2004                2003               2002
                                                  -----------------   -----------------  -----------------
     Balance at January 1                           $    17.0           $    17.5          $    14.5
         Less: Reinsurance recoverable                   11.0                14.2               13.4
                                                  -----------------   -----------------  -----------------
     Net balance at January 1                             6.0                 3.3                1.1
     Incurred related to:
         Current year                                     3.8                 4.0                1.1
         Prior years                                      1.8                 1.3                1.2
                                                  -----------------   -----------------  -----------------
     Total incurred                                       5.6                 5.3                2.3
     Paid related to:
         Current year                                     4.1                   -               (0.2)
         Prior years                                      1.6                 2.6                0.3
                                                  -----------------   -----------------  -----------------
     Total paid                                           5.7                 2.6                0.1
                                                  -----------------   -----------------  -----------------
     Net balance at December 31                           5.9                 6.0                3.3
         Plus: Reinsurance recoverables                   3.7                11.0               14.2
                                                  -----------------   -----------------  -----------------
     Balance at December 31                         $     9.6           $    17.0          $    17.5
                                                  =================   =================  =================


     The liability for unpaid accident and health claims is included in policy liabilities and accruals on the Balance Sheets.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

9.   Income Taxes


     The Company files a consolidated federal income tax return with its parent, ReliaStar Life. The Company has a federal tax allocation agreement with its parent whereby the Company is charged for taxes it would have incurred were it not a member of a consolidated group and is credited for losses at the statutory federal tax rate.

     Income taxes from continuing operations consist of the following:


                                                                        Year ended December 31,
                                                              2004               2003               2002
                                                        -----------------  -----------------  ------------------
     Current tax expense:
       Federal                                             $      25.0       $      20.9         $      14.3
                                                        -----------------  -----------------  ------------------
          Total current tax expense                               25.0              20.9                14.3
                                                        -----------------  -----------------  ------------------
     Deferred tax expense:
       Federal                                                    (8.4)              5.4                 3.5
                                                        -----------------  -----------------  ------------------
          Total deferred tax (benefit) expense                    (8.4)              5.4                 3.5
                                                        -----------------  -----------------  ------------------
     Total income tax expense                              $      16.6       $      26.3         $      17.8
                                                        =================  =================  ==================


     Income taxes were different from the amount computed by applying the federal income tax rate to income from continuing operations before income taxes for the following reasons:


                                                                        Year ended December 31,
                                                              2004               2003               2002
                                                        -----------------  -----------------  ------------------
     Income from continuing operations
       before income taxes                                 $      47.4        $     80.2         $     50.4
     Tax rate                                                       35%               35%                35%
                                                        -----------------  -----------------  ------------------
     Income tax at federal statutory rate                         16.6              28.1               17.6
     Tax effect of:
       Refinement of deferred tax balances                           -              (1.5)                 -
       Other                                                         -              (0.3)               0.2
                                                        -----------------  -----------------  ------------------
     Income tax expense                                    $      16.6      $       26.3         $     17.8
                                                        =================  =================  ==================


ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                     2004              2003
                                                --------------   ---------------
     Deferred tax assets:
         Deferred policy acquisition costs        $      -         $      4.7
         Insurance reserves                           48.2               47.9
         Investment losses                             5.8               10.2
         Legal reserve                                 4.9                5.1
         Premiums                                      5.5                  -
         Other                                         3.9                1.3
                                                --------------   ---------------
             Total gross assets                       68.3               69.2
                                                --------------   ---------------
     Deferred tax liabilities:
         Present value of future profits             (12.3)             (17.1)
         Deferred policy acquisition costs            (1.3)                 -
         Net unrealized capital gains                (20.6)             (26.2)
         Other                                        (1.6)              (5.7)
                                                --------------   ---------------
             Total gross liabilities                 (35.8)             (49.0)
                                                --------------   ---------------
     Net deferred income tax asset                $   32.5         $     20.2
                                                ==============   ===============

     Net unrealized capital gains and losses are presented as a component of other comprehensive income in shareholder's equity, net of deferred taxes.

     Under prior law, the Company was allowed to defer from taxation a portion of income. The deferred income was accumulated in the Policyholders' Surplus Account and only becomes taxable under certain conditions, which management believes to be remote. Furthermore, the American Job Creation Act of 2004 allows certain tax-free distributions from the Policyholders' Surplus Account during 2005 and 2006. Therefore, based on currently available information, no federal income taxes have been provided on the Policyholders' Surplus Account accumulated balance of $11.3 million.

     The Company establishes reserves for probable proposed adjustments by various taxing authorities. The Internal Revenue Service (the "Service") has completed examinations of the federal income tax returns of the Company for all years through 1999. There were no material adjustments made as a result of the examinations. The Service has commenced its examinations for the years 2000 through 2001. Management believes there are sufficient reserves provided for, or adequate defenses against any such adjustments.

     Valuation allowances are provided when it is considered more likely than not that deferred tax assets will not be realized. No valuation allowance has been established at this time as management believes the above conditions presently do not exist.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

10.  Benefit Plans

     The Company utilizes the employees of ING and its affiliates, primarily ReliaStar Life. Benefit charges to the Company for the years ended December 31, 2004 and 2003 were not significant. There were no pension benefit charges allocated to the Company from the ING Americas Retirement Plan for 2004. During 2004 and 2003, the Company was not allocated charges related to the ING America Supplemental Executive Retirement Plan that covers certain employees of the Company.

     ING North America Insurance Corporation ("ING North America") sponsors the ING Savings Plan and ESOP (the "Savings Plan"). Substantially all employees of ING North America and its subsidiaries and affiliates are eligible to participate, including the Company's employees. During 2004, 2003 and 2002, the Company matching contribution charges associated with the Savings Plan were not significant.

     In addition to providing retirement plan benefits, the Company, in conjunction with ING North America, provides certain health care insurance benefits for retired employees and their eligible dependents. The post-retirement health care plan is contributory, with retiree contribution levels adjusted annually. The life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage. No post-retirement health care benefit charges were allocated to the Company for the years ended December 31, 2004, 2003 and 2002.


11.  Related Party Transactions

     Operating Agreements

     The Company has certain agreements whereby it incurs expenses with affiliated entities. The agreements are as follows:

     |X| Underwriting agreement with Directed Services, Inc. ("DSI"), for the variable insurance products issued by the Company. DSI is authorized to enter into agreements with broker-dealers to distribute the
          Company's variable products and appoint representatives of the broker-dealers as agents. For the years ended December 31, 2004, 2003 and 2002, expenses were incurred in the amounts of $2.2, $1.3, and $0.1, respectively.
     |X| Investment advisory agreement with ING Investment Management, LLC ("IIM"), an affiliate, effective January 1, 2001 and amended September 1, 2004, under which IIM provides asset management and accounting services. Under the agreement, the Company records a fee based on the value of the assets under management. The fee is payable quarterly. For the years ended December 31, 2004, 2003, and 2002 the Company incurred fees of $1.3, $1.5 and $2.2, respectively, under this agreement.
     |X| Services agreement between the Company and its affiliates effective March 1, 2003, and amended effective August 1, 2004. For the years ended December 31, 2004, 2003, and 2002, net expenses related to the agreement were incurred in the amount of $34.5, $18.5, and $21.3, respectively.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Management and service contracts and all cost sharing arrangements with other affiliated companies are allocated in accordance with the Company's expense and cost allocation methods.

     Reinsurance Agreements

     RLNY cedes life business to its parent, ReliaStar Life under two reinsurance agreements. Both agreements were put in place to reinsure amounts in excess of RLNY's stated retention and continue to accept new business on an ongoing basis. The first reinsurance agreement, effective April 1, 1984 transfers the mortality risk on a YRT basis on Individual Ordinary Life, Waiver of Premium Disability and Accidental Death insurance directly issued by RLNY (or its predecessor). Under the second reinsurance agreement, effective January 15, 1996, ReliaStar Life coinsures all risk on level term life insurance products directly issued by RLNY (or its predecessor). Under both reinsurance agreements, reinsurance premiums are paid annually in advance and are accounted for and settled on a quarterly or more frequent basis. Payment in settlement of the reinsurance under a claim approved and paid by RLNY for a life reinsured under these agreements is made by the reinsurer upon receipt of the claim papers. The reinsurance recoverable for unpaid losses under these agreements was $0.8 and $1.2, as of December 31, 2004 and 2003, respectively.

     Reciprocal Loan Agreement

     RLNY maintains a reciprocal loan agreement with ING AIH, a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement during the period from February 1, 2003 to January 31, 2004 and during the period from February 1, 2004 to January 31, 2005, the Company and ING AIH could borrow from one another up to 5% of RLNY's statutory admitted assets as of the preceding December 31.

     Interest on any RLNY borrowing or on any ING AIH borrowing is charged at a rate based on the prevailing rate of U.S. commercial paper available for purchase with similar duration. Under this agreement, the Company did not incur significant interest income or interest expense for the years ended December 31, 2004, 2003 and 2002. At December 31, 2004, the Company did not have any balances receivable/payable from/to ING AIH.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     Tax Allocation Agreement

     The Company files a consolidated federal income tax return with its parent, ReliaStar Life Insurance Company. The Company has a federal tax allocation agreement with its parent whereby the Company is charged for taxes it would have incurred were it not a member of a consolidated group and is credited for losses at the statutory tax rate.


12.  Financing Agreements

     The Company maintains a revolving loan agreement with SunTrust Bank, Atlanta (the "Bank"). Under this agreement, which is due on demand, the Company can borrow up to $30.0 from the Bank. Interest on any borrowing accrues at an annual rate equal to a rate quoted by the Bank to the Company for the borrowing. Under the agreement, the Company did not incur significant interest expense for the years ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004, the Company had a $2.3 balance payable to the Bank. At December 31, 2003, the Company did not have any balances payable to the Bank. The balance payable to the Bank is include in other liabilities on the Balance Sheets.

     The Company also maintains a revolving loan agreement with Bank of New York ("BONY"). Under this agreement, the Company can borrow up to $30.0 from BONY. Interest on any of the Company borrowing accrues at an annual rate equal to a rate quoted by BONY to the Company for the borrowing. Under this agreement, the Company did not incur significant interest expense for the years ended December 31, 2004, 2003 and 2002. At December 31, 2004 and 2003, the Company did not have any balances payable to BONY.


13.  Reinsurance

     The Company utilizes excess or quota share treaties to reduce its exposure to large losses. The Company will only retain amounts not exceeding the Company's retention limits as stated below.

     At December 31, 2004, RLNY had reinsurance treaties with 39 authorized unaffiliated reinsurers and 4 affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death benefits under its contracts. The Company remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

     The Company's retention limit is $300,000 per insurable life for individual retail coverage. For group coverage and individual payroll deduction coverage, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums. Reinsurance premiums, commissions and expense reimbursements related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     issued and the terms of the reinsurance contracts. Reserves are based on the terms of the reinsurance contracts and are consistent with the risk assumed. RLNY obtained letters of credit for reinsurers that are not registered in the State of New York. Letters of credit totaling $11.9 were obtained from various banks, including Fleet Bank, JPMorgan/Chase Bank, Chase Manhattan Bank, US Bank, Bank One, and Mellon Bank, as well as a line of credit pool of 17 banks that provides coverage to RLNY and its affiliates.

     At December 31, 2004 and 2003, net recoverables were comprised of the following:

                                                  2004                2003
                                           ------------------  -----------------
     Claims recoverable from reinsurers      $    23.8           $    14.7
     Payable for reinsurance premiums            (27.7)              (15.4)
     Reinsurance ceded                            77.5                58.1
     Other                                        10.6                 7.7
                                           ------------------  -----------------
     Total                                   $    84.2           $    65.1
                                           ==================  =================

     Premiums,  interest  credited  and other  benefits  to  contractowners  and
     policyholders   included  the  following  premiums  ceded  and  reinsurance recoveries:

                                                 Year ended December 31,
                                              2004        2003          2002
                                          -----------  -----------   -----------
     Premiums ceded under reinsurance       $ 41.4       $ 36.0        $ 36.5
     Reinsurance recoveries                   20.8         11.8           7.9


14.  Commitments and Contingent Liabilities

     Leases

     For the years ended December 31, 2004, 2003, and 2002, rent expense for leases was $0.2, $0.4 and $0.3. The future net minimum payments under noncancelable leases for the years ended December 31, 2005 through 2007 are estimated to be $0.1, $0.1, and $0.1, respectively. Minimal payments are estimated for years ended December 31, 2008 and 2009, and no future net minimum payment is estimated thereafter. The Company pays substantially all expenses associated with its leased and subleased office properties. Expenses not paid directly by the Company are paid for by an affiliate and allocated back to the Company.

     Commitments

     Through the normal course of investment operations, the Company commits to either purchase or sell securities, commercial mortgage loans, or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. At December 31, 2004 and 2003, the Company had off-balance sheet commitments to purchase investments equal to their fair value of $15.4 and $28.9, respectively.

     Litigation

     The Company is a party to threatened or pending lawsuits/arbitrations arising from the normal conduct of business. Due to the climate in insurance and business litigation/arbitration, suits against the Company sometimes include claims for substantial compensatory, consequential, or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits/arbitrations, in light of existing insurance, reinsurance and established reserves, it is the opinion of management that the disposition of such lawsuits/arbitrations will not have a materially adverse effect on the Company's operations or financial position.

     Regulatory Matters

     As with many financial services companies, the Company and its affiliates have received informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the financial services industry. In each case, the Company and its affiliates have been and are providing full cooperation.

     Fund Regulatory Issues

     Since 2002, there has been increased governmental and regulatory activity relating to mutual funds and variable insurance products. This activity has primarily focused on inappropriate trading of fund shares, revenue sharing and directed brokerage, compensation, sales practices and suitability, arrangements with service providers, pricing, compliance and controls, and adequacy of disclosure.

     In addition to responding to governmental and regulatory requests on fund regulatory issues, ING management, on its own initiative, conducted, through special counsel and a national accounting firm, an extensive internal review of mutual fund trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel.

     The internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within the variable insurance and mutual fund products of certain affiliates of the Company, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Each of the arrangements has been terminated and disclosed to regulators, to the

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
(Dollar amounts in millions, unless otherwise stated)
--------------------------------------------------------------------------------

     independent trustees of ING Funds (U.S.) and in Company reports previously filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended.

     An affiliate of the Company, ING Funds Distributors, LLC ("IFD") has received notice from the staff of the National Association of Securities Dealers ("NASD") that the staff has made a preliminary determination to recommend that disciplinary action be brought against IFD and one of its registered persons for violations of the NASD Conduct Rules and federal securities laws in connection with frequent trading arrangements.

     Other regulators, including the SEC and the New York Attorney General, are also likely to take some action with respect to certain ING affiliates before concluding their investigation of ING relating to fund trading. The potential outcome of such action is difficult to predict but could subject certain affiliates to adverse consequences, including, but not limited to, settlement payments, penalties, and other financial liability. It is not currently anticipated, however, that the actual outcome of such action will have a material adverse effect on ING or ING's U.S.-based operations, including the Company.

     ING has  agreed to  indemnify  and hold  harmless  the ING  Funds  from all damages resulting from wrongful conduct by ING or its employees or from ING's internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the SEC. Management reported to the ING Funds Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or ING's U.S.-based operations, including the Company.

     Other Regulatory Matters

     The New York Attorney General and other regulators are also conducting broad inquiries and investigations involving the insurance industry. These initiatives currently focus on, among other things, compensation and other sales incentives, potential conflicts of interest, potential anti-competitive activity, marketing practices, certain financial reinsurance arrangements, and disclosure. It is likely that the scope of these investigations will further broaden before the investigations are concluded. U.S. affiliates of ING have received formal and informal requests in connection with such investigations, and are cooperating fully with each request for information.

     These initiatives may result in new legislation and regulation that could significantly affect the financial services industry, including businesses in which the Company is engaged.

     In light of these and other developments, U.S. affiliates of ING, including the Company, periodically review whether modifications to their business practices are appropriate.

15.  Reclassifications and Changes to prior Year Presentation

     During 2004, certain changes were made to the 2003 and 2002 Statements of Cash Flows to reflect the correct balances primarily related to short-term investments and interest credited to contractholders for investment type contracts. As a result of these adjustments, the Company has labeled the Statements of Cash Flows for 2003 and 2002 as restated. The following summarizes the adjustments:



                                                              Previously
                                                               Reported      Adjustment       Restated
                                                             -------------  -------------   -------------
Year ended December 31, 2003
    Net cash provided by (used for) operating activities      $ (11.9)        $   17.8        $    5.9
    Net cash used for investing activities                      (37.8)           (40.8)          (78.6)
    Net cash provided by (used for) financing activities         57.7            (30.5)           27.2

Year ended December 31, 2002
    Net cash provided by (used for) operating activities      $  25.2         $   72.5        $   97.7
    Net cash used for investing                                 (61.3)            32.1           (29.2)
    Net cash provided by (used for) financing activities         50.2            (50.6)           (0.4)



2004 (In millions)                                              First           Second         Third           Fourth
----                                                         -------------   -------------  -------------   -------------

Total revenue                                                 $    77.9       $    69.0      $     75.6      $     74.4
                                                             -------------   -------------  -------------   -------------

Income before income taxes and
    cumulative effect of change in accounting principle            18.5*            1.9*           17.9*            9.1
Income tax expense                                                  6.4*            0.6*            6.3*            3.3
                                                             -------------   -------------  -------------   -------------

Net income before cumulative effect of
    change in accounting principle                                 12.1*            1.3*           11.6*            5.8
Cumulative effect of change in accounting principle                 0.8*              -               -               -
                                                             -------------   -------------  -------------   -------------
Net income                                                    $    12.9*      $     1.3*     $     11.6*     $      5.8
                                                             =============   =============  =============   =============

2003 (In millions)
----
Total revenue                                                 $    74.7       $    82.1      $     75.5      $     63.2

Income before income taxes                                         17.0            24.8            15.4            23.0
Income tax expense                                                  5.9             8.7             5.3             6.4
                                                             -------------   -------------  -------------   -------------
Net income                                                    $    11.1       $    16.1      $     10.1      $     16.6
                                                             =============   =============  =============   =============


* Income before cumulative effect of change in accounting principle for the first, second, and third quarters of 2004, has been restated to include the impact of the implementation of the TPA, effective January 1, 2004. The quarterly adjustment was approximately $1.0, resulting in a total 2004 increase of income before tax of $4.0. Also the cumulative effect of change in accounting principle was increased by $7.8, net of tax effect of $4.2, due to the implementation of the TPA. See "Recently Adopted Accounting Standards" in the "Significant Accounting Policies" footnote for further information.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          None.

9A.       Controls and Procedures

          (a) The Company carried out an evaluation, under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15e of the Securities Exchange Act of 1934) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company's current disclosure controls and procedures are effective in ensuring that material information relating to the Company required to be disclosed in the Company's periodic SEC filings is made known to them in a timely manner.

          (b) There has not been any change in the internal controls over financial reporting of the Company that occurred during the period covered by this report that has materially affected or is reasonably likely to materially affect these internal controls.

9B.       Other Information

          None.

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant

          Omitted pursuant to General Instruction I(2) of Form 10-K, except with respect to compliance with Sections 406 and 407 of the Sarbanes-Oxley Act of 2002.

(a)       Code of Ethics for Financial Professionals
          ------------------------------------------

          The Company has approved and adopted a Code of Ethics for Financial Professionals (which was filed as Exhibit 14 to the Company's Form 10-K, as filed with the SEC on March 29, 2004, File No. 333-75938), pursuant to the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. Any waiver of the Code of Ethics will be disclosed by the Company by way of a Form 8K filing.

(b)       Designation of Board Financial Expert
          -------------------------------------

          The  Company has  designated  Ross M.  Weale,  as its Board  Financial
          Expert,   pursuant  to  the   requirements   of  Section  407  of  the
          Sarbanes-Oxley Act of 2002. Mr. Weale is an independent director.


Item 11.  Executive Compensation

          Omitted pursuant to General Instruction I(2) of Form 10-K.


Item 12.  Security Ownership of Certain Beneficial Owners and Management

          Omitted pursuant to General Instruction I(2) of Form 10-K.


Item 13.  Certain Relationships and Related Transactions

          Omitted pursuant to General Instruction I(2) of Form 10-K.

Item 14.  Principal Accountant Fees and Services
          (Dollar amounts in millions, unless otherwise stated)

          In 2004 and 2003, Ernst & Young LLP ("Ernst & Young") served as the principal external auditing firm for ING including RLNY. ING subsidiaries, including RLNY, are allocated Ernst & Young fees attributable to services rendered by Ernst & Young to each subsidiary. Ernst & Young fees allocated to the Company for the years ended December 31, 2004 and 2003 are detailed below along with a description of the services rendered by Ernst & Young to the Company:

                                               2004                 2003
                                         ------------------  -------------------
          Audit fees                       $     0.5            $     0.2
          Audit-related fees                       -*                   -*
          Tax fees                                 -*                   -*
          All other fees                           -*                   -
                                         ------------------  -------------------
                                           $     0.5            $     0.2
                                         ==================  ===================

             * Less than $0.1


          Audit fees

          Fees for audit services include fees associated with professional services rendered by the auditors for the audit of the annual financial statements of the Company and review of the Company's interim financial statements.

          Audit-related fees

          There were minimal audit-related fees allocated to RLNY in 2004 and 2003. This category typically includes assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the audit fee item above. These services typically consist primarily of an audit of SEC product filings, advice on accounting matters and progress review on International Financial Reporting Standards and Sarbanes-Oxley projects.

          Tax Fees

          There were minimal tax fees allocated to RLNY in 2004 and 2003. This category typically includes tax compliance, tax advice and tax planning professional services. These services typically consist of: tax compliance including the review of original and amended tax returns, assistance with questions regarding tax audits, and tax planning and advisory services relating to common forms of domestic taxation (i.e. income tax and capital tax).

          All other fees

          There were minimal fees allocated to RLNY under the category "all other fees" in 2004 and no fees under this category in 2003. This category typically includes fees paid for products and services other than the audit fees, audit-related fees and tax fees described above, and consists primarily of non-recurring support and advisory services.

          Pre-approval policies and procedures

          RLNY has adopted the pre-approval policies and procedures of ING. Audit, audit-related and non-audit services provided to the Company by ING's independent auditors are pre-approved by ING's audit committee. Pursuant to ING's pre-approval policies and procedures, the ING audit committee is required to pre-approve all services provided by ING's independent auditors to ING and its majority owned legal entities, including the Company. The ING pre-approval policies and procedures distinguish four types of services: (1) audit services, (2) audit-related services, (3) non-audit services, and (4) prohibited services (as described in the Sarbanes-Oxley Act).

          The ING pre-approval procedures consist of a general pre-approval procedure and a specific pre-approval procedure.

          General pre-approval procedure

          ING's audit committee pre-approves audit, audit-related and non-audit services to be provided by ING's external audit firms on an annual basis, provided that the amount for such pre-approved service may not be exceeded. ING's audit committee receives an overview of all services provided, including related fees and supported by sufficiently detailed information. ING's audit committee evaluates this overview retrospectively on a semi-annual basis.

          Specific pre-approval procedure

          In addition to audit committee pre-approval, all audit-related and non-audit engagements that are expected to generate fees in excess of EUR 100,000 need specific approval of ING's Chief Financial Officer ("CFO"). These engagements are submitted in advance to the General Manager of ING Corporate Audit Services, who will advise ING's CFO on the compatibility of such services with the independence policy. Further, in addition to audit committee pre-approval under the general pre-approval procedures, the audit committee must approve on a case-by-case basis:

          (i) Each individual audit-related and non-audit engagement which is expected to generate fees in excess of EUR 250,000;

          (ii) All further audit-related and non-audit engagements over and above the pre-approved amounts.

          In 2004, 100% of each of the audit-related services, tax services and all other services were pre-approved by ING's audit committee.

                                     PART IV

Item 15.  Exhibits, Financial Statement Schedules

          (a)  The  following  documents  are filed as part of this  report:
               1.   Financial statements. See Item 8 on Page 39
               2.   Financial  statement  schedules.   See  Index  to  Financial
                    Statement Schedules on Page 90

          Exhibits

          3.(i)Articles of Incorporation of ReliaStar Life Insurance  Company of
               New York ("RLNY" or "Registrant"), incorporated by reference from
               Exhibit 3 (a) to a Pre-Effective Amendment No. 1 of Registrant's Registration Statement on Form S-1 filed with the Security and Exchange Commission ("SEC") on or about April 1, 2002 (File No. 333-75938).

          (ii) By-laws of RLNY, incorporated by reference from Exhibit 3(b) to a Pre-Effective Amendment No. 1 of Registrant's Registration Statement on Form S-1 filed with the SEC on or about April 1, 2002 (File No. 333-75938).

          4.(a)Instruments  Defining the Rights of Security  Holders,  Including
               Indentures (Annuity Contracts).

               Interests in Fixed Account I under Variable Annuity Contracts, incorporated herein by reference to the initial Registration Statement for RLNY as filed with the SEC on April 16, 2002 (File No. 333-86352).

10.       Material Contracts

          (a) Form of Services Agreement between Directed Services, Inc. and ReliaStar Life Insurance Company of New York Fund, incorporated by reference from Exhibit 10.(a) to a Pre-Effective Amendment No. 1 of Registrant's Registration Statement on Form S-1 filed with the SEC on or about April 1, 2002 (File No. 333-75938).

          (b) Federal Tax Sharing Agreement by and between RLNY, ReliaStar Life Insurance Company and ReliaStar Financial Corp., effective May 1, 2002, incorporated by reference from Exhibit 10.(e) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (c) Investment Advisory Agreement between RLNY and ING Investment Management, LLC, effective January 1, 2001, incorporated by reference from Exhibit 10.(f) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (d) Reciprocal Loan Agreement between RLNY and ING America Insurance Holdings, Inc., effective February 1, 2003, incorporated by reference from Exhibit 10.(g) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (e) Reciprocal Loan Agreement between RLNY and ING America Insurance Holdings, Inc., effective February 1, 2004.

          (f) Administrative Services Agreement between RLNY and its affiliates, effective March 1, 2003, incorporated by reference from Exhibit 10.(h) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (g) First Amendment to the Administrative Services Agreement between RLNY and its affiliates, effective as of August 1, 2004.

          (h) Amendment to Investment Advisory Agreement between RLNY and ING Investment Management LLC, effective September 1, 2004, incorporated by reference from Exhibit 10.(i) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (i) Agreement of Lease, dated August 11, 1995, between The Tilles Investment Company and The North Atlantic Life Insurance Company of America, incorporated by reference from Exhibit 10.(k) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (j) First Amendment to Lease between The Tilles Investment Company and RLNY, effective June 1, 2001, incorporated by reference from
               Exhibit 10.(l) to Registrant's Form 10-K filed with the SEC on or about March 29, 2004 (File No. 333-75938).

          (k)  Second  Amendment  to Lease dated  August 28,  2002,  between The
               Tilles  Investment   Company  and  ING  North  America  Insurance
               Corporation.

          (l) Underwriting Agreement between RLNY and Directed Services, Inc., incorporated by reference from Exhibit 1 to a Pre-Effective Amendment No. 1 of Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") on or about April 1, 2002 (File No. 333-75938).

          (m) Automatic Reinsurance Agreement, effective as of January 15, 1996, between Lincoln Security Life Insurance Company (now RLNY) and Security-Connecticut Life Insurance Company (now ReliaStar Life Insurance Company), as amended by Amendments I through XIII dated May 1, 1996; November 20, 1996; June 15, 1997; April 1, 1998; September 1, 1998; April 1, 2000; November 1, 2001;
               September 9, 2002; June 30, 2003; September 30, 2003; November 1, 2003; May 1, 2004 and June 14, 2004, respectively.

          (n) Reinsurance Agreement, effective as of April 1, 1984, between Lincoln Security Life Insurance Company (now RLNY) and Security-Connecticut Life Insurance Company (now ReliaStar Life Insurance Company), as amended by Amendments I through XXIII dated April 1, 1986; January 1, 1987; January 1, 1987; July 1, 1989; No date; No date; January 1, 1994; November 28, 1995; January 1, 1992; November 1, 1992; January 1, 1994; November 20, 1996; May 1, 1996; July 7, 1997; April 1, 2000; September 1,
               1998;  November  1, 2001;  March 1,  2001;  September  30,  2003;
               February 1, 2002; May 1, 2004; June 30, 2004 and October 1, 2004,
               respectively.

          14. ING Code of Ethics for Financial Professionals, incorporated by reference from Exhibit 14 to Registrant's Form 10-K filed with the SEC on March 29, 2004 (File No. 333-75938).

          31.1 Certificate of David A. Wheat pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

          31.2 Certificate of James R. Gelder pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

          32.1 Certificate of David A. Wheat pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

          32.2 Certificate of James R. Gelder pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                     Index to Financial Statement Schedules

                                                                            Page

Report of Independent Registered Public Accounting Firm                     C-53

I. Summary of Investments - Other than Investments in Affiliates
     as of December 31, 2004                                                C-54

IV. Reinsurance Information as of and
       for the years ended December 31, 2004, 2003, and 2002                C-55

Schedules other than those listed above are omitted because they are not required or not applicable.

             Report of Independent Registered Public Accounting Firm


The Board of Directors
ReliaStar Life Insurance Company of New York

We have audited the financial statements of ReliaStar Life Insurance Company of New York as of December 31, 2004 and 2003 and for the each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 31, 2005. Our audits also included the financial statement schedules listed in Item 15. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                           /s/ Ernst & Young LLP


Atlanta, Georgia
March 31, 2005

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                                   Schedule I
          Summary of Investments - Other than Investments in Affiliates
                             As of December 31, 2004
                                  (In millions)




                                                                                                             Amount
                                                                                                            Shown on
Type of Investments                                                       Cost             Value*         Balance Sheet
                                                                     ----------------  ----------------  ----------------
Fixed maturities:
    U.S. government and government agencies and authorities            $        56.2     $        56.4     $        56.4
    States, municipalities and political subdivisions                            1.6               1.7               1.7
    U.S. corporate securities                                                  849.5             889.5             889.5
    Foreign securities (1)                                                     196.0             201.1             201.1
    Residential mortgage-backed securities                                     373.5             373.9             373.9
    Commercial mortgage-backed securities                                      119.0             126.9             126.9
    Other asset-backed securities                                              107.1             112.1             112.1
                                                                     ----------------  ----------------  ----------------
       Total fixed maturities, including fixed maturities pledged      $     1,702.9     $     1,761.6    $      1,761.6
                                                                     ================  ================  ================
Equity securities                                                                6.9               7.6               7.6
Mortgage loans                                                                 213.0             231.5             213.0
Policy loans                                                                    90.9              90.9              90.9
Other investments                                                               17.7              17.0              17.0
                                                                     ----------------  ----------------  ----------------
      Total investments                                                $     2,031.4     $     2,108.6     $     2,090.1
                                                                     ================  ================  ================




*    See Notes 2 and 3 of Notes to Financial Statements.

(1) The term "foreign" includes foreign governments, foreign political subdivisions, foreign public utilities and all other bonds of foreign issuers. Substantially all of the Company's foreign securities are denominated in U.S. dollars.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                                   Schedule IV
                             Reinsurance Information
         As of and for the year ended December 31, 2004, 2003, and 2002
                                  (In millions)


                                                                                                             Percentage of
                                             Gross            Ceded          Assumed            Net         assumed to net
                                         --------------   --------------  ---------------  --------------   ----------------
Year ended December 31, 2004
Life insurance in force                    $  39,057.9      $  13,659.2     $    4,706.2    $   30,104.9          15.6%

Premiums:                                                                                              -
    Life insurance                                75.3             24.8              5.4            55.9
    Accident and health insurance                 25.4             16.6                -             8.8
                                         --------------   --------------  ---------------  --------------
Total premiums                             $     100.7      $      41.4     $        5.4    $       64.7
                                         ==============   ==============  ===============  ==============

Year ended December 31, 2003
Life insurance in force                    $  38,643.4      $  13,149.6     $    3,715.3    $   29,209.1          12.7%

Premiums:
    Life insurance                                70.8             21.2              4.0            53.6
    Accident and health insurance                 23.0             14.8                -             8.2
                                         --------------   --------------  ---------------  --------------
Total premiums                             $      93.8      $      36.0            $ 4.0    $       61.8
                                         ==============   ==============  ===============  ==============

Year ended December 31, 2002
Life insurance in force                    $  36,310.2      $  12,669.1     $    4,301.9    $   27,943.0          15.4%

Premiums:
    Life insurance                                67.1             21.5              4.0            49.6
    Accident and health insurance                 20.4             15.0                -             5.4
                                         --------------   --------------  ---------------  --------------
Total premiums                             $      87.5      $      36.5     $        4.0    $       55.0
                                         ==============   ==============  ===============  ==============




                                      C-55



                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    ReliaStar Life Insurance Company of New York
                                                   (Registrant)


March 29, 2005                      By /s/ David A. Wheat
--------------                        ------------------------------------------
   (Date)                                  David A. Wheat
                                           Director, Senior Vice President and
                                             Chief Financial Officer
                                           (Duly Authorized Officer and
                                             Principal Financial Officer)


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on or before March 29, 2005.

         Signatures                        Title



/s/ Brian D. Comer
--------------------------------------     Director and Senior Vice President
    Brian D. Comer


/s/ R. Michael Conley
--------------------------------------     Director
    R. Michael Conley


/s/ James R. Gelder
--------------------------------------     Director and Chairman, President and
    James R. Gelder                        Chief Executive Officer


/s/ Catherine H. Smith
--------------------------------------     Director
    Catherine H. Smith


/s/ Ulric Haynes, Jr.
--------------------------------------     Director
    Ulric Haynes, Jr.


/s/ Audrey R. Kavanagh
--------------------------------------     Director and Vice President
    Audrey R. Kavanagh

         Signatures                        Title


/s/ Jamees F. Lille                        Director
--------------------------------------
    James F. Lille


/s/ Gregory G. McGreevey                   Director and Vice President,
--------------------------------------     Investments
    Gregory G. McGreevey


/s/ Stephen J. Preston                     Director and Senior Vice President
--------------------------------------
    Stephen J. Preston


/s/ Mark A. Tullis                         Director
--------------------------------------
    Mark A. Tullis


/s/ Charles B. Updike                      Director
--------------------------------------
    Charles B. Updike


/s/ Ross M. Weale                          Director
--------------------------------------
    Ross M. Weale


/s/ David A. Wheat                         Director, Senior Vice President
--------------------------------------     and Chief Financial Officer
    David A. Wheat


/s/ Roger W. Fisher                        Vice President and Chief Accounting
--------------------------------------     Officer
    Roger W. Fisher

FINANCIAL STATEMENTS
ReliaStar Life Insurance Company of New York
Separate Account NY-B
Year ended December 31, 2004
with Report of Independent Registered Public Accounting Firm

                       This page intentionally left blank.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                              Financial Statements
                          Year ended December 31, 2004

                                    Contents

Report of Independent Registered Public Accounting Firm                      1

Audited Financial Statements

Statements of Assets and Liabilities                                         4
Statements of Operations                                                    24
Statements of Changes in Net Assets                                         44
Notes to Financial Statements                                               69

                       This page intentionally left blank.

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Participants
ReliaStar Life Insurance Company of New York

We have audited the accompanying statements of assets and liabilities of ReliaStar Life Insurance Company of New York Separate Account NY-B (the "Account") as of December 31, 2004, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Account is comprised of the following Divisions:

ING Investors Trust:
   ING AIM Mid-Cap Growth Portfolio (Service Class)
   ING Alliance Mid-Cap Growth Portfolio (Service Class)
   ING American Funds Growth Portfolio (Service Class)
   ING American Funds Growth-Income Portfolio (Service Class)
   ING American Funds International Portfolio (Service Class)
   ING Capital Guardian Large Cap Value Portfolio (Service Class) ING Capital Guardian Managed Global Portfolio (Service Class) ING Capital Guardian Small Cap Portfolio (Service Class)
   ING Developing World Portfolio (Service Class)
   ING Eagle Asset Capital Appreciation Portfolio (Service Class) ING Evergreen Health Sciences
   ING FMR(SM) Diversified Mid-Cap Portfolio (Service Class)
   ING Goldman Sachs Tollkeeper(SM) Portfolio (Service Class)
   ING Hard Assets Portfolio (Service Class)
   ING International Equity Portfolio (Service Class)
   ING Janus Special Equity Portfolio (Service Class)
   ING Jennison Equity Opportunities Portfolio (Service Class)
   ING JPMorgan Small Cap Equity Portfolio (Service Class)
   ING Julius Baer Foreign
   ING Legg Mason Value Portfolio (Service Class)
   ING LifeStyle Aggressive Growth
   ING LifeStyle Growth Portfolio
   ING LifeStyle Moderate Portfolio
   ING LifeStyle Moderate Growth
   ING Limited Maturity Bond Portfolio (Service Class)
   ING Liquid Assets Portfolio (Service Class)
   ING Marsico Growth Portfolio (Service Class)
   ING MFS(R) Mid-Cap Growth Portfolio (Service Class)
   ING MFS(R) Total Return Portfolio (Service Class)
   ING Oppenheimer Main Street Portfolio (Service Class)
   ING PIMCO Core Bond Portfolio (Service Class)
   ING PIMCO High Yield Portfolio
   ING Salomon Brothers All Cap Portfolio (Service Class)
   ING Salomon Brothers Investors Portfolio (Service Class)
   ING T. Rowe Price Capital Appreciation Portfolio (Service Class) ING T. Rowe Price Equity Income Portfolio (Service Class)
   ING UBS U.S. Balanced Portfolio (Service Class)
   ING Van Kampen Growth and Income Portfolio (Service Class)
   ING Van Kampen Real Estate Portfolio (Service Class)
ING Partners, Inc.:
   ING JPMorgan International

   ING JPMorgan Mid Cap Value Portfolio (Service Class)
   ING MFS(R) Capital Opportunities Portfolio (Initial Class)
   ING Oppenheimer Global Portfolio (Service Class)
   ING Salomon Brothers Aggressive Growth Portfolio (Service Class) ING UBS U.S. Large Cap Equity
   ING Van Kampen Comstock Fund (Service Class)
ING Variable Insurance Trust:
   ING GET U.S. Core Portfolio - Series 1
   ING GET U.S. Core Portfolio - Series 2
   ING GET U.S. Core Portfolio - Series 3
   ING GET U.S. Core Portfolio - Series 4
   ING GET U.S. Core Portfolio - Series 5
   ING GET U.S. Core Portfolio - Series 6
   ING VP Worldwide Growth Portfolio
ING Variable Portfolios, Inc.:
   ING VP Index Plus LargeCap Portfolio (Class S)
   ING VP Index Plus MidCap Portfolio (Class S)
   ING VP Index Plus SmallCap Portfolio (Class S)
   ING VP Value Opportunity Portfolio (Class S)
ING Variable Products Trust:
   ING VP Convertible Portfolio (Class S)
   ING VP Financial Services Portfolio
   ING VP Growth Opportunities Portfolio (Class S)
   ING VP MagnaCap Portfolio (Class S)
   ING VP Mid Cap Opportunities Portfolio (Class S)
   ING VP SmallCap Opportunities Portfolio (Class S)
AIM Variable Insurance Funds:
   AIM V.I. Dent Demographic Trends Fund (Class II)
   AIM V.I. - Financial Services Fund
   AIM V.I. - Growth Fund (Class II)
   AIM V.I. - Health Sciences Fund
   AIM V.I. - Leisure Fund Series I
   AIM V.I. - Utilities Fund Series I
AllianceBernstein Variable Products Series Fund, Inc.:
   AllianceBernstein Growth and Income Portfolio (Class B)
   AllianceBernstein Premier Growth Portfolio (Class B)
   AllianceBernstein Value Portfolio (Class B)
Fidelity Variable Insurance Products Fund:
   Fidelity(R) VIP Contrafund(R) Portfolio (Class S2)
   Fidelity(R) VIP Equity-Income Portfolio (Class S2)
   Fidelity(R) VIP Growth Portfolio (Class S2)
Greenwich Street Series Fund:
   Greenwich Appreciation Portfolio
Janus Aspen Series:
   Janus Aspen Series Worldwide Growth Portfolio (Class S)
PIMCO Variable Insurance Trust:
   PIMCO High Yield Portfolio
   PIMCO StocksPLUS Growth and Income Portfolio
Pioneer Variable Contracts Trust:
   Pioneer Fund VCT Portfolio (Class II)
   Pioneer Small Company VCT Portfolio (Class II)
ProFunds VP:
   ProFund VP Bull
   ProFund VP Europe 30
   ProFund VP Rising Rates Opportunity
   ProFund VP Small Cap
Prudential Series Fund, Inc.:
   Jennison Portfolio (Class II)
   SP William Blair International Growth Portfolio (Class II)
Putnam Variable Trust:
   Putnam VT Discovery Growth Fund (Class IB)
   Putnam VT Growth and Income (Class IB)
   Putnam VT International Growth and Income (Class IB)
The Smith Barney Allocation Series, Inc.:
   Smith Barney Select Balanced Portfolio
   Smith Barney Select Growth Portfolio
   Smith Barney Select High Growth Portfolio
Travelers Series Fund, Inc.:
   Smith Barney High Income Portfolio
   Smith Barney International All Cap Growth Portfolio
   Smith Barney Large Cap Value Portfolio
   Smith Barney Money Market Portfolio
UBS Series Trust:
   UBS Series Trust Tactical Allocation Portfolio - Class I

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures also included confirmation of securities owned as of December 31, 2004, by correspondence with the transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the Divisions comprising the ReliaStar Life Insurance Company of New York Separate Account NY-B at December 31, 2004, and the results of their operations and changes in their net assets for the periods disclosed in the financial statements, in conformity with U.S. generally accepted accounting principles.


                                                             /s/ Ernst & Young

Atlanta, Georgia
March 15, 2005

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                                ING           ING American
                                          ING AIM         ING Alliance        American           Funds          ING American
                                          Mid-Cap            Mid-Cap           Funds            Growth-             Funds
                                          Growth              Growth           Growth            Income         International
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        320      $        927      $      1,273      $      1,202      $        571
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     320               927             1,273             1,202               571
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        320      $        927      $      1,273      $      1,202      $        571
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        22,935.653        52,028.686        25,023.168        32,538.897        35,624.785
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        404      $        623      $      1,175      $      1,128      $        509
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                         ING Capital       ING Capital
                                          Guardian          Guardian        ING Capital          ING             ING Eagle
                                          Large Cap          Managed          Guardian        Developing        Asset Capital
                                            Value            Global          Small Cap          World           Appreciation
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        605      $      1,045      $      2,302      $        335      $        442
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     605             1,045             2,302               335               442
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        605      $      1,045      $      2,302      $        335      $        442
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        52,446.212        83,694.640       195,242.762        30,762.396        24,283.208
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        489      $      1,145      $      2,193      $        225      $        375
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                        ING Evergreen     ING FMR(SM)         ING Goldman          ING              ING
                                            Health        Diversified            Sachs             Hard        International
                                           Sciences         Mid-Cap         Tollkeeper(SM)        Assets           Equity
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $         86      $        168      $         13      $        110      $        208
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                      86               168                13               110               208
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $         86      $        168      $         13      $        110      $        208
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         8,608.230        13,724.995         1,673.675         7,025.291        20,238.946
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         80      $        142      $         11      $         93      $        175
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                          ING Janus        ING Jennison     ING JPMorgan           ING              ING
                                           Special            Equity          Small Cap        Julius Baer       Legg Mason
                                           Equity         Opportunities        Equity            Foreign           Value
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $         57      $        935      $        177      $        232      $        419
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                      57               935               177               232               419
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $         57      $        935      $        177      $        232      $        419
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         5,134.021        63,409.724        13,202.262        18,997.350        41,769.083
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         47      $      1,053      $        152      $        208      $        348
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                             ING                                ING                ING               ING
                                          LifeStyle           ING            LifeStyle          LifeStyle          Limited
                                         Aggressive        LifeStyle         Moderate           Moderate          Maturity
                                           Growth           Growth           Portfolio           Growth             Bond
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        354      $         51      $         67      $        785      $      1,191
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     354                51                67               785             1,191
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        354      $         51      $         67      $        785      $      1,191
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        31,157.925         4,513.253         6,108.163        70,928.027       107,339.635
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        341      $         50      $         66      $        767      $      1,238
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                             ING               ING            ING MFS(R)        ING MFS(R)         ING
                                           Liquid            Marsico          Mid-Cap           Total           Oppenheimer
                                           Assets            Growth            Growth           Return          Main Street
                                        -------------     ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $       1,254     $      4,504      $      2,249      $      4,707      $      2,350
                                        -------------     ------------      ------------      ------------      ------------
Total assets                                    1,254            4,504             2,249             4,707             2,350
                                        -------------     ------------      ------------      ------------      ------------

Net assets                              $       1,254     $      4,504      $      2,249      $      4,707      $      2,350
                                        =============     ============      ============      ============      ============

Total number of mutual fund shares      1,253,983.470      310,378.199       193,582.841       250,652.996       141,147.942
                                        =============     ============      ============      ============      ============

Cost of mutual fund shares              $       1,254     $      7,543      $      3,110      $      4,146      $      3,054
                                        =============     ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                                                                   ING
                                            ING                ING           ING Salomon       ING Salomon      T. Rowe Price
                                           PIMCO              PIMCO           Brothers           Brothers         Capital
                                         Core Bond         High Yield          All Cap          Investors       Appreciation
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $      1,456      $      1,016      $      1,083      $        187      $        869
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                   1,456             1,016             1,083               187               869
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $      1,456      $      1,016      $      1,083      $        187      $        869
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares       133,304.793        96,772.137        84,656.673        16,258.843        35,488.699
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $      1,440      $        970      $        913      $        149      $        650
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                             ING                                ING
                                        T. Rowe Price                        Van Kampen           ING                ING
                                            Equity           ING UBS         Growth and        Van Kampen          JPMorgan
                                            Income        U.S. Balanced        Income         Real Estate       International
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $      1,336      $        271      $      1,502      $        670      $         46
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                   1,336               271             1,502               670                46
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $      1,336      $        271      $      1,502      $        670      $         46
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        97,265.978        28,461.941        60,426.617        24,252.704         3,740.251
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $      1,134      $        258      $      1,396      $        495      $         40
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                             ING                                               ING Salomon            ING
                                          JPMorgan          ING MFS(R)          ING             Brothers           UBS U.S.
                                           Mid Cap           Capital        Oppenheimer        Aggressive            Large
                                            Value         Opportunities       Global             Growth           Cap Equity
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        436      $         17      $         80      $         93      $         71
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     436                17                80                93                71
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        436      $         17      $         80      $         93      $         71
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        31,382.890           640.386         6,366.877         2,333.247         8,297.647
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        400      $         16      $         68      $         85      $         70
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                             ING GET           ING GET           ING GET          ING GET
                                             ING            U.S. Core         U.S. Core         U.S. Core        U.S. Core
                                         Van Kampen        Portfolio -       Portfolio -       Portfolio -      Portfolio -
                                          Comstock          Series 1           Series 2         Series 3         Series 4
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        264      $      4,629      $      8,050      $      6,647      $      5,714
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     264             4,629             8,050             6,647             5,714
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        264      $      4,629      $      8,050      $      6,647      $      5,714
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        21,451.405       435,903.640       771,054.198       656,164.503       543,139.820
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        226      $      4,363      $      7,715      $      6,568      $      5,438
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                           ING GET            ING GET
                                          U.S. Core          U.S. Core        ING VP             ING VP             ING VP
                                         Portfolio -        Portfolio -      Worldwide         Index Plus         Index Plus
                                           Series 5          Series 6         Growth            LargeCap            MidCap
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $      6,705      $      5,285      $         40      $        570      $        754
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                   6,705             5,285                40               570               754
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $      6,705      $      5,285      $         40      $        570      $        754
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares       634,359.789       522,253.388         5,237.807        38,712.566        41,800.399
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $      6,355      $      5,237      $         38      $        524      $        667
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                           ING VP            ING VP                              ING VP
                                         Index Plus           Value            ING VP           Financial          ING VP
                                          SmallCap         Opportunity       Convertible        Services          MagnaCap
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        817      $         36      $        217      $         44      $         69
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     817                36               217                44                69
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        817      $         36      $        217      $         44      $         69
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        50,165.168         2,776.053        18,379.251         3,974.613         7,280.631
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        712      $         33      $        211      $         43      $         62
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                              AIM V.I.
                                           ING VP            ING VP             Dent            AIM V.I. -
                                           Mid Cap          SmallCap         Demographic         Financial         AIM V.I.
                                        Opportunities     Opportunities        Trends            Services           Growth
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $         59      $         22      $         57      $         44      $        132
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                      59                22                57                44               132
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $         59      $         22      $         57      $         44      $        132
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         8,757.119         1,340.777        10,169.629         2,982.106         8,314.294
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         56      $         16      $         51      $         41      $        121
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                                                Alliance-        Alliance-
                                          AIM V.I. -                                            Bernstein        Bernstein
                                            Health         AIM V.I. -        AIM V.I. -        Growth and         Premier
                                           Sciences          Leisure          Utilities          Income            Growth
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        129      $         20      $         98      $        846      $        209
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     129                20                98               846               209
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        129      $         20      $         98      $        846      $        209
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         6,834.983         1,575.184         6,253.648        35,454.364         9,045.486
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        119      $         18      $         86      $        784      $        198
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                          Alliance-                        Fidelity(R) VIP
                                          Bernstein      Fidelity(R) VIP       Equity-      Fidelity(R) VIP      Greenwich
                                            Value         Contrafund(R)        Income           Growth          Appreciation
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        104      $        969      $      1,593      $      1,120      $      3,238
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     104               969             1,593             1,120             3,238
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        104      $        969      $      1,593      $      1,120      $      3,238
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         8,310.825        36,759.095        63,473.625        35,391.800       138,189.626
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         93      $        858      $      1,458      $      1,061      $      2,974
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                        Janus Aspen           PIMCO                             Pioneer
                                          Series            StocksPLUS          Pioneer          Small
                                         Worldwide          Growth and           Fund           Company           ProFund VP
                                          Growth              Income              VCT             VCT                Bull
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $         46      $        167      $         14      $        139      $         70
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                      46               167                14               139                70
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $         46      $        167      $         14      $        139      $         70
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         1,733.064        16,518.531           706.385        10,845.191         2,554.663
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         42      $        152      $         13      $        127      $         66
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                                                                     SP
                                                           ProFund VP                                          William Blair
                                          ProFund VP      Rising Rates        ProFund VP                       International
                                           Europe 30      Opportunity         Small Cap        Jennison            Growth
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        235      $        133      $        138      $         79      $        387
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     235               133               138                79               387
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        235      $        133      $        138      $         79      $        387
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         8,300.168         6,392.100         3,833.717         4,418.796        57,186.988
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        234      $        147      $        124      $         68      $        331
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                              Putnam VT
                                          Putnam VT          Putnam VT      International      Smith Barney      Smith Barney
                                          Discovery         Growth and       Growth and           Select            Select
                                           Growth             Income           Income            Balanced           Growth
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $         26      $         22      $         11      $      3,579      $      1,642
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                      26                22                11             3,579             1,642
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $         26      $         22      $         11      $      3,579      $      1,642
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares         5,233.245           876.910           802.226       301,246.127       157,877.112
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $         24      $         18      $          9      $      3,508      $      1,792
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                             Smith Barney
                                        Smith Barney                        International     Smith Barney      Smith Barney
                                         Select High       Smith Barney        All Cap            Large             Money
                                           Growth          High Income          Growth          Cap Value          Market
                                        ------------      ------------      ------------      ------------      ------------
Assets
Investments in mutual funds
   at fair value                        $        777      $        221      $        216      $      1,048      $        163
                                        ------------      ------------      ------------      ------------      ------------
Total assets                                     777               221               216             1,048               163
                                        ------------      ------------      ------------      ------------      ------------

Net assets                              $        777      $        221      $        216      $      1,048      $        163
                                        ============      ============      ============      ============      ============

Total number of mutual fund shares        62,700.968        29,272.815        16,678.725        58,072.516       162,709.970
                                        ============      ============      ============      ============      ============

Cost of mutual fund shares              $        780      $        218      $        303      $      1,113      $        163
                                        ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2004
                             (Dollars in thousands)

                                                                UBS Series
                                                                   Trust
                                                                 Tactical
                                                                Allocation
                                                               ------------
Assets
Investments in mutual funds
   at fair value                                               $         32
                                                               ------------
Total assets                                                             32
                                                               ------------

Net assets                                                     $         32
                                                               ============

Total number of mutual fund shares                                2,407.477
                                                               ============

Cost of mutual fund shares                                     $         29
                                                               ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                    ING           ING American
                                               ING AIM        ING Alliance        American            Funds         ING American
                                               Mid-Cap           Mid-Cap           Funds             Growth-            Funds
                                                Growth           Growth            Growth            Income         International
                                            ------------      ------------      ------------      ------------      ------------
Net investment income (loss)
Income:
   Dividends                                $         --      $         --      $         --      $          1      $          1
                                            ------------      ------------      ------------      ------------      ------------
Total investment income                               --                --                --                 1                 1
Expenses:
   Mortality, expense risk
      and other charges                                4                12                10                10                 4
   Annual administrative charges                      --                --                --                --                --
   Contingent deferred sales charges                   1                 1                --                --                --
                                            ------------      ------------      ------------      ------------      ------------
Total expenses                                         5                13                10                10                 4
                                            ------------      ------------      ------------      ------------      ------------
Net investment income (loss)                          (5)              (13)              (10)               (9)               (3)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments              (26)              (16)               (1)                6                 3
Capital gains distributions                           --                --                --                --                --
Net unrealized appreciation
   (depreciation) of investments                      48               182                96                69                61
                                            ------------      ------------      ------------      ------------      ------------
Net increase (decrease) in net assets
   resulting from operations                $         17      $        153      $         85      $         66      $         61
                                            ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                             ING Capital        ING Capital
                                               Guardian          Guardian         ING Capital           ING            ING Eagle
                                              Large Cap           Managed           Guardian         Developing      Asset Capital
                                                Value             Global           Small Cap           World         Appreciation
                                             ------------      ------------      ------------      ------------      ------------
Net investment income (loss)
Income:
   Dividends                                 $          1      $          5      $          4      $          1      $          4
                                             ------------      ------------      ------------      ------------      ------------
Total investment income                                 1                 5                 4                 1                 4
Expenses:
   Mortality, expense risk
      and other charges                                 8                14                30                 4                 5
   Annual administrative charges                       --                --                 1                --                --
   Contingent deferred sales charges                   --                --                --                --                --
                                             ------------      ------------      ------------      ------------      ------------
Total expenses                                          8                14                31                 4                 5
                                             ------------      ------------      ------------      ------------      ------------
Net investment income (loss)                           (7)               (9)              (27)               (3)               (1)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                 8               (84)             (177)                4                --
Capital gains distributions                            --                --                --                --                --
Net unrealized appreciation
   (depreciation) of investments                       37               185               329                46                52
                                             ------------      ------------      ------------      ------------      ------------
Net increase (decrease) in net assets
   resulting from operations                 $         38      $         92      $        125      $         47      $         51
                                             ============      ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                             ING Evergreen     ING FMR(SM)         ING Goldman          ING                ING
                                                 Health        Diversified            Sachs             Hard          International
                                                Sciences         Mid-Cap          Tollkeeper(SM)       Assets            Equity
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)
Income:
   Dividends                                 $         --      $         --       $         --      $          1      $          2
                                             ------------      ------------       ------------      ------------      ------------
Total investment income                                --                --                 --                 1                 2
Expenses:
   Mortality, expense risk
      and other charges                                --                 2                 --                 1                 3
   Annual administrative charges                       --                --                 --                --                --
   Contingent deferred sales charges                   --                --                 --                --                --
                                             ------------      ------------       ------------      ------------      ------------
Total expenses                                         --                 2                 --                 1                 3
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)                           --                (2)                --                --                (1)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                --                20                 --                 6                 1
Capital gains distributions                            --                --                 --                --                --
Net unrealized appreciation
   (depreciation) of investments                        6                 8                  1                 3                28
                                             ------------      ------------       ------------      ------------      ------------
Net increase (decrease) in net assets
   resulting from operations                 $          6      $         26       $          1      $          9      $         28
                                             ============      ============       ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                               ING Janus       ING Jennison        ING JPMorgan          ING               ING
                                                Special           Equity             Small Cap       Julius Baer       Legg Mason
                                                 Equity        Opportunities          Equity           Foreign            Value
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)
Income:
   Dividends                                 $         --      $          3       $         --      $         --      $          1
                                             ------------      ------------       ------------      ------------      ------------
Total investment income                                --                 3                 --                --                 1
Expenses:
   Mortality, expense risk
      and other charges                                 1                13                  1                 1                 3
   Annual administrative charges                       --                --                 --                --                --
   Contingent deferred sales charges                   --                --                 --                --                --
                                             ------------      ------------       ------------      ------------      ------------
Total expenses                                          1                13                  1                 1                 3
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)                           (1)              (10)                (1)               (1)               (2)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                --              (123)                 2                --                 2
Capital gains distributions                            --                --                 --                 1                --
Net unrealized appreciation
   (depreciation) of investments                        7               228                 23                25                47
                                             ------------      ------------       ------------      ------------      ------------
Net increase (decrease) in net assets
   resulting from operations                 $          6      $         95       $         24      $         25      $         47
                                             ============      ============       ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                 ING                                   ING                ING              ING
                                              LifeStyle             ING             LifeStyle          LifeStyle         Limited
                                              Aggressive         LifeStyle           Moderate           Moderate         Maturity
                                                Growth            Growth            Portfolio            Growth            Bond
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)
Income:
   Dividends                                 $         --      $         --       $         --      $         --      $         62
                                             ------------      ------------       ------------      ------------      ------------
Total investment income                                --                --                 --                --                62
Expenses:
   Mortality, expense risk
      and other charges                                --                --                 --                 1                17
   Annual administrative charges                       --                --                 --                --                --
   Contingent deferred sales charges                   --                --                 --                --                --
                                             ------------      ------------       ------------      ------------      ------------
Total expenses                                         --                --                 --                 1                17
                                             ------------      ------------       ------------      ------------      ------------
Net investment income (loss)                           --                --                 --                (1)               45

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                --                --                 --                --                22
Capital gains distributions                            --                --                 --                --                10
Net unrealized appreciation
   (depreciation) of investments                       13                 1                  1                18               (75)
                                             ------------      ------------       ------------      ------------      ------------
Net increase (decrease) in net assets
   resulting from operations                 $         13      $          1       $          1      $         17      $          2
                                             ============      ============       ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                 ING              ING             ING MFS(R)        ING MFS(R)          ING
                                                Liquid           Marsico           Mid-Cap            Total         Oppenheimer
                                                Assets           Growth            Growth             Return        Main Street
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        10       $        --       $        --       $        85      $        19
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               10                --                --                85               19
Expenses:
   Mortality, expense risk
      and other charges                               15                59                31                61               32
   Annual administrative charges                       1                 2                 1                 2                2
   Contingent deferred sales charges                  23                 2                 1                 2                1
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        39                63                33                65               35
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                         (29)              (63)              (33)               20              (16)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               --              (386)             (689)               64             (139)
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                      --               896               998               320              400
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $       (29)      $       447       $       276       $       404      $       245
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                                                        ING
                                                  ING               ING          ING Salomon       ING Salomon     T. Rowe Price
                                                 PIMCO             PIMCO           Brothers          Brothers         Capital
                                               Core Bond        High Yield         All Cap          Investors       Appreciation
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        37       $        36       $         2       $         1      $         8
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               37                36                 2                 1                8
Expenses:
   Mortality, expense risk
      and other charges                               16                 9                15                 3               13
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --                3
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        16                 9                15                 3               16
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          21                27               (13)               (2)              (8)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               21                (2)               (1)                3               69
Capital gains distributions                            2                --                --                --                6
Net unrealized appreciation
   (depreciation) of investments                      (6)               46                75                13               56
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $        38       $        71       $        61       $        14      $       123
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                  ING                               ING
                                             T. Rowe Price                       Van Kampen            ING              ING
                                                Equity           ING UBS         Growth and         Van Kampen        JPMorgan
                                                Income        U.S. Balanced        Income          Real Estate     International
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        11       $         2       $        14       $         8      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               11                 2                14                 8               --
Expenses:
   Mortality, expense risk
      and other charges                               15                 2                22                 6               --
   Annual administrative charges                      --                --                 1                --               --
   Contingent deferred sales charges                   2                --                 2                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        17                 2                25                 6               --
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (6)               --               (11)                2               --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               19                --               (58)               16               --
Capital gains distributions                            7                --                --                 5               --
Net unrealized appreciation
   (depreciation) of investments                     130                20               241               117                5
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $       150       $        20       $       172       $       140      $         5
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                  ING                                              ING Salomon          ING
                                                JPMorgan         ING MFS(R)          ING             Brothers         UBS U.S.
                                                Mid Cap           Capital        Oppenheimer        Aggressive         Large
                                                 Value        Opportunities        Global            Growth         Cap Equity
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $        --       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                --                --               --
Expenses:
   Mortality, expense risk
      and other charges                                3                --                 1                 1               --
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         3                --                 1                 1               --
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (3)               --                (1)               (1)              --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                1                --                 1                --               --
Capital gains distributions                           13                --                 1                --               --
Net unrealized appreciation
   (depreciation) of investments                      33                 1                 9                 7               --
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $        44       $         1       $        10       $         6      $        --
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                 ING GET           ING GET           ING GET          ING GET
                                                ING             U.S. Core         U.S. Core         U.S. Core        U.S. Core
                                             Van Kampen        Portfolio -       Portfolio -       Portfolio -      Portfolio -
                                              Comstock          Series 1           Series 2          Series 3         Series 4
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        32       $         9       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                32                 9                --               --
Expenses:
   Mortality, expense risk
      and other charges                                2                97               185               122               79
   Annual administrative charges                      --                 1                 2                 1               --
   Contingent deferred sales charges                  --                --                 4                 5                3
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         2                98               191               128               82
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (2)              (66)             (182)             (128)             (82)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               --                35                71               (10)              47
Capital gains distributions                            1                 5                --                --               --
Net unrealized appreciation
   (depreciation) of investments                      29                93               257                79              276
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $        28       $        67       $       146       $       (59)     $       241
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                               ING GET           ING GET
                                              U.S. Core         U.S. Core          ING VP             ING VP           ING VP
                                             Portfolio -       Portfolio -       Worldwide          Index Plus       Index Plus
                                               Series 5         Series 6           Growth            LargeCap          MidCap
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $        --       $         2      $         2
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                --                 2                2
Expenses:
   Mortality, expense risk
      and other charges                               45                 8                --                 4                7
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        45                 8                --                 4                7
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                         (45)               (8)               --                (2)              (5)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               13                --                --                 1                2
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                     350                48                 4                42               78
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $       318       $        40       $         4       $        41      $        75
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                               ING VP            ING VP                               ING VP          ING VP
                                             Index Plus           Value            ING VP           Financial         Growth
                                              SmallCap         Opportunity       Convertible         Services      Opportunities
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $         3       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                 3                --               --
Expenses:
   Mortality, expense risk
      and other charges                                7                --                 2                --               --
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         7                --                 2                --               --
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (7)               --                 1                --               --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                6                --                --                --               (1)
Capital gains distributions                            3                --                 6                --               --
Net unrealized appreciation
   (depreciation) of investments                      97                 3                 3                 1                3
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $        99       $         3       $        10       $         1      $         2
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                                     AIM V.I.
                                                                 ING VP             ING VP            Dent          AIM V.I. -
                                               ING VP            Mid Cap           SmallCap        Demographic       Financial
                                              MagnaCap        Opportunities     Opportunities         Trends          Services
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $         1       $        --       $        --       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                                1                --                --                --               --
Expenses:
   Mortality, expense risk
      and other charges                                1                 1                --                 1                1
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         1                 1                --                 1                1
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          --                (1)               --                (1)              (1)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               --                --                (1)               --               --
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                       5                 4                 3                 4                2
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $         5       $         3       $         2       $         3      $         1
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                                                     Alliance-
                                                                AIM V.I. -                                           Bernstein
                                               AIM V.I.           Health           AIM V.I. -        AIM V.I. -      Growth and
                                                Growth           Sciences           Leisure          Utilities         Income
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $        --       $         1      $         2
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                --                 1                2
Expenses:
   Mortality, expense risk
      and other charges                                1                 2                --                 1                5
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         1                 2                --                 1                5
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (1)               (2)               --                --               (3)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               --                 2                --                 1                3
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                       8                 5                 1                10               55
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $         7       $         5       $         1       $        11      $        55
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                             Alliance-
                                             Bernstein          Alliance-                        Fidelity(R) VIP
                                              Premier           Bernstein      Fidelity(R) VIP        Equity-     Fidelity(R) VIP
                                               Growth             Value         Contrafund(R)         Income          Growth
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $         1       $         1       $         5      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                 1                 1                 5               --
Expenses:
   Mortality, expense risk
      and other charges                                1                 1                 9                12                7
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         1                 1                 9                12                7
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (1)               --                (8)               (7)              (7)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                2                 1                 9                 3                3
Capital gains distributions                           --                --                --                 1               --
Net unrealized appreciation
   (depreciation) of investments                       8                 9                93               114               47
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $         9       $        10       $        94       $       111      $        43
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                               Janus Aspen                           PIMCO
                                                                 Series             PIMCO          StocksPLUS         Pioneer
                                              Greenwich         Worldwide            High          Growth and           Fund
                                             Appreciation        Growth             Yield            Income             VCT
                                             -----------       ---------         -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        35       $        --       $        21       $         3      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               35                --                21                 3               --
Expenses:
   Mortality, expense risk
      and other charges                               45                 1                 4                 2               --
   Annual administrative charges                       3                --                --                --               --
   Contingent deferred sales charges                   2                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        50                 1                 4                 2               --
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                         (15)               (1)               17                 1               --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               90                --                53                (9)              --
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                     146                 1               (73)               23                1
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $       221       $        --       $        (3)      $        15      $         1
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                               Pioneer
                                                Small                                               ProFund VP
                                               Company           ProFund VP       ProFund VP       Rising Rates      ProFund VP
                                                 VCT                Bull          Europe 30        Opportunity       Small Cap
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $        --       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                --                --               --
Expenses:
   Mortality, expense risk
      and other charges                                1                 1                --                 1                1
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         1                 1                --                 1                1
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (1)               (1)               --                (1)              (1)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               --                 1                 1                 1                3
Capital gains distributions                           --                 1                --                --                3
Net unrealized appreciation
   (depreciation) of investments                      11                 4                 1               (14)               7
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $        10       $         5       $         2       $       (14)     $        12
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                    SP                                                Putnam VT
                                                              William Blair      Putnam VT         Putnam VT       International
                                                              International      Discovery         Growth and        Growth and
                                               Jennison          Growth            Growth            Income            Income
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $        --       $        --       $        --       $        --      $        --
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                               --                --                --                --               --
Expenses:
   Mortality, expense risk
      and other charges                                1                 4                --                --               --
   Annual administrative charges                      --                --                --                --               --
   Contingent deferred sales charges                  --                --                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                         1                 4                --                --               --
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                          (1)               (4)               --                --               --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments               (1)               (2)                1                --               --
Capital gains distributions                           --                --                --                --               --
Net unrealized appreciation
   (depreciation) of investments                       8                51                 1                 2                1
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $         6       $        45       $         2       $         2      $         1
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                                                    Smith Barney
                                             Smith Barney      Smith Barney      Smith Barney                      International
                                                Select            Select         Select High       Smith Barney        All Cap
                                               Balanced           Growth            Growth         High Income         Growth
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)
Income:
   Dividends                                 $         5       $         1       $        --       $        18      $         2
                                             -----------       -----------       -----------       -----------      -----------
Total investment income                                5                 1                --                18                2
Expenses:
   Mortality, expense risk
      and other charges                               51                23                11                 4                3
   Annual administrative charges                       2                 2                 1                --               --
   Contingent deferred sales charges                   2                 1                 1                 1               --
                                             -----------       -----------       -----------       -----------      -----------
Total expenses                                        55                26                13                 5                3
                                             -----------       -----------       -----------       -----------      -----------
Net investment income (loss)                         (50)              (25)              (13)               13               (1)

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments              (18)              (28)                4               (69)              (5)
Capital gains distributions                           78                24                 3                --               --
Net unrealized appreciation
   (depreciation) of investments                     207               136                68                78               38
                                             -----------       -----------       -----------       -----------      -----------
Net increase (decrease) in net assets
   resulting from operations                 $       217       $       107       $        62       $        22      $        32
                                             ===========       ===========       ===========       ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2004
                             (Dollars in thousands)

                                                                                    UBS Series
                                             Smith Barney       Smith Barney          Trust
                                                Large               Money            Tactical
                                              Cap Value            Market           Allocation
                                             ------------       ------------       ------------
Net investment income (loss)
Income:
   Dividends                                 $         19       $          2       $         --
                                             ------------       ------------       ------------
Total investment income                                19                  2                 --
Expenses:
   Mortality, expense risk
      and other charges                                15                  3                 --
   Annual administrative charges                        1                  1                 --
   Contingent deferred sales charges                    2                 19                 --
                                             ------------       ------------       ------------
Total expenses                                         18                 23                 --
                                             ------------       ------------       ------------
Net investment income (loss)                            1                (21)                --

Realized and unrealized gain (loss)
   on investments
Net realized gain (loss) on investments                (7)                --                 --
Capital gains distributions                            --                 --                 --
Net unrealized appreciation
   (depreciation) of investments                       96                 --                  2
                                             ------------       ------------       ------------
Net increase (decrease) in net assets
   resulting from operations                 $         90       $        (21)      $          2
                                             ============       ============       ============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                                          ING           ING American
                                                                    ING AIM         ING Alliance        American           Funds
                                                                    Mid-Cap           Mid-Cap            Funds            Growth-
                                                                     Growth            Growth            Growth            Income
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       270       $       723       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (4)              (12)               --                --
   Net realized gain (loss) on investments                                (65)             (162)               --                --
   Net unrealized appreciation (depreciation) of investments              169               599                 2                 5
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     100               425                 2                 5
Changes from principal transactions:
   Purchase payments                                                       --                12                25                25
   Contract distributions and terminations                                 --               (34)               --                --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (38)              (80)                8                49
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (38)             (102)               33                74
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  62               323                35                79
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           332             1,046                35                79

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (5)              (13)              (10)               (9)
   Net realized gain (loss) on investments                                (26)              (16)               (1)                6
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               48               182                96                69
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      17               153                85                66
Changes from principal transactions:
   Purchase payments                                                       --                 1               773               810
   Contract distributions and terminations                                (28)             (203)               (6)               (6)
   Net transfer of reserves                                                --                --                91                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              (1)              (70)              295               253
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (29)             (272)            1,153             1,057
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 (12)             (119)            1,238             1,123
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       320       $       927       $     1,273       $     1,202
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                    ING Capital       ING Capital
                                                                  ING American       Guardian           Guardian        ING Capital
                                                                     Funds          Large Cap           Managed          Guardian
                                                                 International        Value             Global           Small Cap
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $       290       $       910       $     1,511

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (5)              (13)              (22)
   Net realized gain (loss) on investments                                 --               (15)             (166)             (216)
   Net unrealized appreciation (depreciation) of investments                1               136               461               815
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1               116               282               577
Changes from principal transactions:
   Purchase payments                                                       16                14                --                 5
   Contract distributions and terminations                                 --                (7)              (29)              (52)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               5                70              (120)              226
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            21                77              (149)              179
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  22               193               133               756
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            22               483             1,043             2,267

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (3)               (7)               (9)              (27)
   Net realized gain (loss) on investments                                  3                 8               (84)             (177)
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               61                37               185               329
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      61                38                92               125
Changes from principal transactions:
   Purchase payments                                                      295                 1                --                 4
   Contract distributions and terminations                                 (8)              (12)              (37)              (54)
   Net transfer of reserves                                                32                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             169                95               (53)              (40)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           488                84               (90)              (90)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 549               122                 2                35
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       571       $       605       $     1,045       $     2,302
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING            ING Eagle       ING Evergreen      ING FMR(SM)
                                                                   Developing      Asset Capital         Health         Diversified
                                                                     World          Appreciation        Sciences          Mid-Cap
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       233       $       278       $        --       $        56

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (3)               (3)               --                (1)
   Net realized gain (loss) on investments                                 (4)               (4)               --                (4)
   Net unrealized appreciation (depreciation) of investments              101                73                --                21
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      94                66                --                16
Changes from principal transactions:
   Purchase payments                                                        2                18                --                --
   Contract distributions and terminations                                 (4)              (20)               --                (2)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (27)               16                --                (1)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (29)               14                --                (3)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  65                80                --                13
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           298               358                --                69

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (3)               (1)               --                (2)
   Net realized gain (loss) on investments                                  4                --                --                20
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               46                52                 6                 8
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      47                51                 6                26
Changes from principal transactions:
   Purchase payments                                                       --                49                80                --
   Contract distributions and terminations                                 (4)              (13)               --                (1)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              (6)               (3)               --                74
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (10)               33                80                73
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  37                84                86                99
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       335       $       442       $        86       $       168
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                  ING Goldman          ING                ING           ING Janus
                                                                     Sachs             Hard          International       Special
                                                                 Tollkeeper(SM)       Assets             Equity           Equity
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        28       $         1       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments               --                16                 5                 3
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                16                 5                 3
Changes from principal transactions:
   Purchase payments                                                       --                 1                 1                --
   Contract distributions and terminations                                 --                (1)               --                (1)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                10               175                38
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            --                10               176                37
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  --                26               181                40
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            --                54               182                40

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                (1)               (1)
   Net realized gain (loss) on investments                                 --                 6                 1                --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments                1                 3                28                 7
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1                 9                28                 6
Changes from principal transactions:
   Purchase payments                                                       --                --                --                --
   Contract distributions and terminations                                 --                (5)               --                (2)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              12                52                (2)               13
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            12                47                (2)               11
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  13                56                26                17
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        13       $       110       $       208       $        57
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                  ING Jennison      ING JPMorgan           ING              ING
                                                                     Equity           Small Cap        Julius Baer       Legg Mason
                                                                 Opportunities         Equity            Foreign           Value
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       898       $        --       $        --       $        83

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (12)               --                --                (2)
   Net realized gain (loss) on investments                               (120)               --                --                (4)
   Net unrealized appreciation (depreciation) of investments              369                 2                --                32
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     237                 2                --                26
Changes from principal transactions:
   Purchase payments                                                       12                14                --                37
   Contract distributions and terminations                                 (9)               --                --                (3)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (75)                5                --                16
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (72)               19                --                50
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 165                21                --                76
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                         1,063                21                --               159

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (10)               (1)               (1)               (2)
   Net realized gain (loss) on investments                               (123)                2                --                 2
   Capital gains distributions                                             --                --                 1                --
   Net unrealized appreciation (depreciation) of investments              228                23                25                47
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      95                24                25                47
Changes from principal transactions:
   Purchase payments                                                       --               113               188               147
   Contract distributions and terminations                                (32)               (3)               --                (4)
   Net transfer of reserves                                                --                 1                 3                 1
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (191)               21                16                69
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                          (223)              132               207               213
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                (128)              156               232               260
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       935       $       177       $       232       $       419
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING                                 ING               ING
                                                                   LifeStyle            ING            LifeStyle         LifeStyle
                                                                   Aggressive        LifeStyle          Moderate          Moderate
                                                                     Growth            Growth          Portfolio           Growth
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments               --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                --                --                --
Changes from principal transactions:
   Purchase payments                                                       --                --                --                --
   Contract distributions and terminations                                 --                --                --                --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            --                --                --                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                (1)
   Net realized gain (loss) on investments                                 --                --                --                --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               13                 1                 1                18
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      13                 1                 1                17
Changes from principal transactions:
   Purchase payments                                                      341                50                16               764
   Contract distributions and terminations                                 --                --                --                --
   Net transfer of reserves                                                --                --                --                 2
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --                50                 2
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           341                50                66               768
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 354                51                67               785
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       354       $        51       $        67       $       785
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING
                                                                    Limited             ING               ING             ING MFS(R)
                                                                    Maturity           Liquid           Marsico           Mid-Cap
                                                                      Bond             Assets            Growth            Growth
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $     1,298       $     1,467       $     3,500       $     1,602

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (7)              (33)              (56)              (27)
   Net realized gain (loss) on investments                                  6                --              (233)             (712)
   Net unrealized appreciation (depreciation) of investments               21                --             1,330             1,313
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      20               (33)            1,041               574
Changes from principal transactions:
   Purchase payments                                                       14                71                26                21
   Contract distributions and terminations                                (74)             (726)              (87)             (123)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             137               (59)              (33)              143
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            77              (714)              (94)               41
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  97              (747)              947               615
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                         1,395               720             4,447             2,217

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            45               (29)              (63)              (33)
   Net realized gain (loss) on investments                                 22                --              (386)             (689)
   Capital gains distributions                                             10                --                --                --
   Net unrealized appreciation (depreciation) of investments              (75)               --               896               998
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       2               (29)              447               276
Changes from principal transactions:
   Purchase payments                                                       12               801                62                 6
   Contract distributions and terminations                                (45)           (1,240)             (185)             (123)
   Net transfer of reserves                                                --                 6                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (173)              996              (267)             (127)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                          (206)              563              (390)             (244)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                (204)              534                57                32
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $     1,191       $     1,254       $     4,504       $     2,249
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                    ING MFS(R)          ING               ING              ING
                                                                     Total          Oppenheimer          PIMCO            PIMCO
                                                                     Return         Main Street        Core Bond        High Yield
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $     3,506       $     2,176       $       805       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (34)              (29)                2                --
   Net realized gain (loss) on investments                                 (9)             (165)               25                --
   Net unrealized appreciation (depreciation) of investments              552               659                 1                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     509               465                28                --
Changes from principal transactions:
   Purchase payments                                                      271                49               137                --
   Contract distributions and terminations                               (105)             (119)              (45)               --
   Net transfer of reserves                                                15                --                60                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (184)             (151)             (160)               --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            (3)             (221)               (8)               --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 506               244                20                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                         4,012             2,420               825                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            20               (16)               21                27
   Net realized gain (loss) on investments                                 64              (139)               21                (2)
   Capital gains distributions                                             --                --                 2                --
   Net unrealized appreciation (depreciation) of investments              320               400                (6)               46
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     404               245                38                71
Changes from principal transactions:
   Purchase payments                                                      860                34               545               152
   Contract distributions and terminations                               (448)             (139)              (20)              (13)
   Net transfer of reserves                                                30                --               187                 1
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (151)             (210)             (119)              805
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           291              (315)              593               945
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 695               (70)              631             1,016
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $     4,707       $     2,350       $     1,456       $     1,016
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                                          ING               ING
                                                                  ING Salomon       ING Salomon      T. Rowe Price     T. Rowe Price
                                                                    Brothers          Brothers          Capital            Equity
                                                                    All Cap          Investors        Appreciation         Income
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       677       $       169       $       911       $       942

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (11)               (2)               (8)               (9)
   Net realized gain (loss) on investments                                (46)              (22)               16               (29)
   Net unrealized appreciation (depreciation) of investments              299                65               173               244
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     242                41               181               206
Changes from principal transactions:
   Purchase payments                                                       17                --                 1                 7
   Contract distributions and terminations                                (54)              (39)             (117)              (56)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              86                 9               (12)              (44)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            49               (30)             (128)              (93)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 291                11                53               113
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           968               180               964             1,055

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (13)               (2)               (8)               (6)
   Net realized gain (loss) on investments                                 (1)                3                69                19
   Capital gains distributions                                             --                --                 6                 7
   Net unrealized appreciation (depreciation) of investments               75                13                56               130
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      61                14               123               150
Changes from principal transactions:
   Purchase payments                                                       68                 2                 3               103
   Contract distributions and terminations                                (27)              (19)             (184)              (73)
   Net transfer of reserves                                                15                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              (2)               10               (37)              101
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            54                (7)             (218)              131
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 115                 7               (95)              281
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $     1,083       $       187       $       869       $     1,336
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                       ING
                                                                                    Van Kampen            ING               ING
                                                                    ING UBS         Growth and        Van Kampen         JPMorgan
                                                                 U.S. Balanced        Income          Real Estate      International
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       150       $     1,606       $       185       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (2)              (20)               (1)               --
   Net realized gain (loss) on investments                                 (2)              (53)               --                --
   Net unrealized appreciation (depreciation) of investments               27               475                69                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      23               402                68                --
Changes from principal transactions:
   Purchase payments                                                       --                 6                 4                --
   Contract distributions and terminations                                 (7)              (42)               (3)               --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --               (48)               48                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            (7)              (84)               49                --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  16               318               117                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           166             1,924               302                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --               (11)                2                --
   Net realized gain (loss) on investments                                 --               (58)               16                --
   Capital gains distributions                                             --                --                 5                --
   Net unrealized appreciation (depreciation) of investments               20               241               117                 5
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      20               172               140                 5
Changes from principal transactions:
   Purchase payments                                                       69                 1               158                56
   Contract distributions and terminations                                 (7)             (238)               (7)              (14)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              23              (357)               77                (1)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            85              (594)              228                41
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 105              (422)              368                46
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       271       $     1,502       $       670       $        46
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING                                               ING Salomon
                                                                    JPMorgan          ING MFS(R)          ING             Brothers
                                                                    Mid Cap           Capital         Oppenheimer        Aggressive
                                                                     Value         Opportunities         Global            Growth
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments                3                --                 4                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       3                --                 4                --
Changes from principal transactions:
   Purchase payments                                                       32                --                25                --
   Contract distributions and terminations                                 (1)               --                (1)               --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              20                --                --                 5
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            51                --                24                 5
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  54                --                28                 5
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            54                --                28                 5

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (3)               --                (1)               (1)
   Net realized gain (loss) on investments                                  1                --                 1                --
   Capital gains distributions                                             13                --                 1                --
   Net unrealized appreciation (depreciation) of investments               33                 1                 9                 7
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      44                 1                10                 6
Changes from principal transactions:
   Purchase payments                                                      259                19                15                38
   Contract distributions and terminations                                 (2)               (1)               (2)               --
   Net transfer of reserves                                                --                --                --                30
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              81                (2)               29                14
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           338                16                42                82
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 382                17                52                88
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       436       $        17       $        80       $        93
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING                               ING GET           ING GET
                                                                    UBS U.S.            ING            U.S. Core         U.S. Core
                                                                   Large Cap         Van Kampen       Portfolio -       Portfolio -
                                                                     Equity           Comstock          Series 1          Series 2
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                 3               (36)              (14)
   Net realized gain (loss) on investments                                 --                --                11                --
   Net unrealized appreciation (depreciation) of investments               --                 9               174                78
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                12               149                64
Changes from principal transactions:
   Purchase payments                                                       --               100               217               349
   Contract distributions and terminations                                 --                (1)              (17)              (24)
   Net transfer of reserves                                                --                --             5,494             9,382
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                 5              (619)              705
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            --               104             5,075            10,412
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  --               116             5,224            10,476
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            --               116             5,224            10,476

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (2)              (66)             (182)
   Net realized gain (loss) on investments                                 --                --                35                71
   Capital gains distributions                                             --                 1                 5                --
   Net unrealized appreciation (depreciation) of investments               --                29                93               257
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                28                67               146
Changes from principal transactions:
   Purchase payments                                                       71               113                --               (24)
   Contract distributions and terminations                                 --                (1)              (36)             (141)
   Net transfer of reserves                                                --                 2                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                 6              (626)           (2,407)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            71               120              (662)           (2,572)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  71               148              (595)           (2,426)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        71       $       264       $     4,629       $     8,050
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                    ING GET           ING GET           ING GET           ING GET
                                                                   U.S. Core         U.S. Core         U.S. Core         U.S. Core
                                                                  Portfolio -       Portfolio -       Portfolio -       Portfolio -
                                                                    Series 3          Series 4          Series 5          Series 6
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments               --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                --                --                --
Changes from principal transactions:
   Purchase payments                                                       --                --                --                --
   Contract distributions and terminations                                 --                --                --                --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            --                --                --                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                          (128)              (82)              (45)               (8)
   Net realized gain (loss) on investments                                (10)               47                13                --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               79               276               350                48
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     (59)              241               318                40
Changes from principal transactions:
   Purchase payments                                                      279               116               208                50
   Contract distributions and terminations                               (138)             (169)               (5)               (1)
   Net transfer of reserves                                             5,809             6,421             5,896             3,326
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             756              (895)              288             1,870
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                         6,706             5,473             6,387             5,245
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                               6,647             5,714             6,705             5,285
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $     6,647       $     5,714       $     6,705       $     5,285
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                      ING VP           ING VP            ING VP            ING VP
                                                                    Worldwide        Index Plus        Index Plus        Index Plus
                                                                      Growth          LargeCap           MidCap           SmallCap
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        14       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                (1)               (1)
   Net realized gain (loss) on investments                                 --                 2                --                (2)
   Net unrealized appreciation (depreciation) of investments                4                 4                10                 8
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       4                 6                 9                 5
Changes from principal transactions:
   Purchase payments                                                       --               128               162               123
   Contract distributions and terminations                                 --                (1)               --                --
   Net transfer of reserves                                                --                10                 5                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               3               (54)               18                45
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                             3                83               185               168
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                   7                89               194               173
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            21                89               194               173

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (2)               (5)               (7)
   Net realized gain (loss) on investments                                 --                 1                 2                 6
   Capital gains distributions                                             --                --                --                 3
   Net unrealized appreciation (depreciation) of investments                4                42                78                97
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       4                41                75                99
Changes from principal transactions:
   Purchase payments                                                       15               408               452               486
   Contract distributions and terminations                                 --                (3)               (6)               (2)
   Net transfer of reserves                                                --                20                 1                32
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                15                38                29
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            15               440               485               545
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  19               481               560               644
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        40       $       570       $       754       $       817
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                     ING VP                             ING VP             ING VP
                                                                     Value            ING VP          Financial            Growth
                                                                  Opportunity       Convertible        Services        Opportunities
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        14

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                 1                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments                1                 2                --                 6
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1                 3                --                 6
Changes from principal transactions:
   Purchase payments                                                        4                17                --                --
   Contract distributions and terminations                                 --                (1)               --                --
   Net transfer of reserves                                                --                10                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --                --                30
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                             4                26                --                30
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                   5                29                --                36
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                             5                29                --                50

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                 1                --                --
   Net realized gain (loss) on investments                                 --                --                --                (1)
   Capital gains distributions                                             --                 6                --                --
   Net unrealized appreciation (depreciation) of investments                3                 3                 1                 3
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       3                10                 1                 2
Changes from principal transactions:
   Purchase payments                                                       26               147                43                --
   Contract distributions and terminations                                 --                (1)               --                --
   Net transfer of reserves                                                --                24                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               2                 8                --               (52)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            28               178                43               (52)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  31               188                44               (50)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        36       $       217       $        44       $        --
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                                                          AIM V.I.
                                                                                      ING VP            ING VP              Dent
                                                                     ING VP           Mid Cap          SmallCap         Demographic
                                                                    MagnaCap       Opportunities     Opportunities         Trends
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        18       $        --       $         7       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments                9                --                 6                 3
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       9                --                 6                 3
Changes from principal transactions:
   Purchase payments                                                       --                --                12                29
   Contract distributions and terminations                                 --                --                (1)               --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              10                --                --                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            10                --                11                29
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  19                --                17                32
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            37                --                24                32

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (1)               --                (1)
   Net realized gain (loss) on investments                                 --                --                (1)               --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments                5                 4                 3                 4
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       5                 3                 2                 3
Changes from principal transactions:
   Purchase payments                                                       27                --                --                22
   Contract distributions and terminations                                 --                --                (1)               --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                56                (3)               --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            27                56                (4)               22
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  32                59                (2)               25
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        69       $        59       $        22       $        57
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                   AIM V.I. -                          AIM V.I. -
                                                                   Financial          AIM V.I.           Health          AIM V.I. -
                                                                    Services           Growth           Sciences          Leisure
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments                1                 4                 5                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1                 4                 5                --
Changes from principal transactions:
   Purchase payments                                                       20                21                50                 1
   Contract distributions and terminations                                 --                --                --                --
   Net transfer of reserves                                                --                24                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --                --                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            20                45                50                 1
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  21                49                55                 1
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            21                49                55                 1

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (1)               (1)               (2)               --
   Net realized gain (loss) on investments                                 --                --                 2                --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments                2                 8                 5                 1
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1                 7                 5                 1
Changes from principal transactions:
   Purchase payments                                                       22                 1                58                18
   Contract distributions and terminations                                 --                (2)              (16)               --
   Net transfer of reserves                                                --                40                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                37                27                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            22                76                69                18
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  23                83                74                19
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        44       $       132       $       129       $        20
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                    Alliance-         Alliance-
                                                                                    Bernstein         Bernstein         Alliance-
                                                                   AIM V.I. -       Growth and         Premier          Bernstein
                                                                   Utilities          Income            Growth            Value
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                 1                --
   Net unrealized appreciation (depreciation) of investments                1                 7                 3                 3
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       1                 7                 4                 3
Changes from principal transactions:
   Purchase payments                                                       13                75                39                26
   Contract distributions and terminations                                 --                (1)               (1)               --
   Net transfer of reserves                                                --                --                 4                10
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                 1                 1                 1
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            13                75                43                37
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  14                82                47                40
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            14                82                47                40

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (3)               (1)               --
   Net realized gain (loss) on investments                                  1                 3                 2                 1
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments               10                55                 8                 9
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      11                55                 9                10
Changes from principal transactions:
   Purchase payments                                                       73               675                39                45
   Contract distributions and terminations                                 --               (16)               --                --
   Net transfer of reserves                                                --                --                 5                20
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                50               109               (11)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            73               709               153                54
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  84               764               162                64
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        98       $       846       $       209       $       104
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                 Fidelity(R) VIP
                                                                Fidelity(R) VIP       Equity-       Fidelity(R) VIP      Greenwich
                                                                 Contrafund(R)        Income            Growth          Appreciation
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $     3,135

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (1)               (1)               (1)              (28)
   Net realized gain (loss) on investments                                  5                --                 1                 4
   Net unrealized appreciation (depreciation) of investments               18                20                12               700
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      22                19                12               676
Changes from principal transactions:
   Purchase payments                                                      254               184               148                 4
   Contract distributions and terminations                                 --                --                --              (135)
   Net transfer of reserves                                                --                --                10                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (46)               16                10              (242)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           208               200               168              (373)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 230               219               180               303
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           230               219               180             3,438

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (8)               (7)               (7)              (15)
   Net realized gain (loss) on investments                                  9                 3                 3                90
   Capital gains distributions                                             --                 1                --                --
   Net unrealized appreciation (depreciation) of investments               93               114                47               146
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      94               111                43               221
Changes from principal transactions:
   Purchase payments                                                      614             1,024               762                 3
   Contract distributions and terminations                                (48)              (17)              (14)             (237)
   Net transfer of reserves                                                29                88                44                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              50               168               105              (187)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           645             1,263               897              (421)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 739             1,374               940              (200)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       969       $     1,593       $     1,120       $     3,238
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                  Janus Aspen                            PIMCO
                                                                     Series           PIMCO            StocksPLUS        Pioneer
                                                                   Worldwide           High            Growth and          Fund
                                                                     Growth           Yield              Income            VCT
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $       642       $       144       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                45                 1                --
   Net realized gain (loss) on investments                                 --                (4)              (28)               --
   Net unrealized appreciation (depreciation) of investments                3               101                68                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       3               142                41                --
Changes from principal transactions:
   Purchase payments                                                       21                93                 1                --
   Contract distributions and terminations                                 (1)              (21)               (8)               --
   Net transfer of reserves                                                (1)               17                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               1                72                (6)               --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            20               161               (13)               --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  23               303                28                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            23               945               172                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (1)               17                 1                --
   Net realized gain (loss) on investments                                 --                53                (9)               --
   Capital gains distributions                                             --                --                --                --
   Net unrealized appreciation (depreciation) of investments                1               (73)               23                 1
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      --                (3)               15                 1
Changes from principal transactions:
   Purchase payments                                                       21                57                --                13
   Contract distributions and terminations                                 --               (11)              (10)               --
   Net transfer of reserves                                                --                42                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               2            (1,030)              (10)               --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            23              (942)              (20)               13
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  23              (945)               (5)               14
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        46       $        --       $       167       $        14
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                   Pioneer
                                                                    Small                                                ProFund VP
                                                                   Company           ProFund VP        ProFund VP       Rising Rates
                                                                     VCT                Bull           Europe 30        Opportunity
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $        --       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                --                --
   Net realized gain (loss) on investments                                 --                --                --                --
   Net unrealized appreciation (depreciation) of investments                2                 2                --                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       2                 2                --                --
Changes from principal transactions:
   Purchase payments                                                       12                --                --                --
   Contract distributions and terminations                                 --                (1)               --                --
   Net transfer of reserves                                                 4                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               5                24                 9                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            21                23                 9                --
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  23                25                 9                --
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            23                25                 9                --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (1)               (1)               --                (1)
   Net realized gain (loss) on investments                                 --                 1                 1                 1
   Capital gains distributions                                             --                 1                --                --
   Net unrealized appreciation (depreciation) of investments               11                 4                 1               (14)
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      10                 5                 2               (14)
Changes from principal transactions:
   Purchase payments                                                      103                30               223                31
   Contract distributions and terminations                                 (1)               --                --               (16)
   Net transfer of reserves                                                --                --                --                 6
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                               4                10                 1               126
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           106                40               224               147
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 116                45               226               133
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       139       $        70       $       235       $       133
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                                         SP
                                                                                                     William Blair       Putnam VT
                                                                   ProFund VP                        International       Discovery
                                                                   Small Cap          Jennison          Growth            Growth
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $         1       $        37       $        77       $        --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                (1)               (1)               --
   Net realized gain (loss) on investments                                  2               (13)               (1)               --
   Net unrealized appreciation (depreciation) of investments                6                28                39                --
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       8                14                37                --
Changes from principal transactions:
   Purchase payments                                                       41                 1                42                14
   Contract distributions and terminations                                 (1)               (1)               (2)               --
   Net transfer of reserves                                                 4                 1                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              14                20                12                --
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            58                21                52                14
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  66                35                89                14
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            67                72               166                14

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (1)               (1)               (4)               --
   Net realized gain (loss) on investments                                  3                (1)               (2)                1
   Capital gains distributions                                              3                --                --                --
   Net unrealized appreciation (depreciation) of investments                7                 8                51                 1
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      12                 6                45                 2
Changes from principal transactions:
   Purchase payments                                                       36                --               169                18
   Contract distributions and terminations                                 --                --                (4)               --
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              23                 1                11                (8)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            59                 1               176                10
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  71                 7               221                12
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       138       $        79       $       387       $        26
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                      Putnam VT
                                                                   Putnam VT        International     Smith Barney      Smith Barney
                                                                   Growth and         Growth and         Select            Select
                                                                     Income             Income          Balanced           Growth
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $        --       $        --       $     4,095       $     1,504

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --                43                 1
   Net realized gain (loss) on investments                                 --                --               (29)              (85)
   Net unrealized appreciation (depreciation) of investments                3                --               704               484
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       3                --               718               400
Changes from principal transactions:
   Purchase payments                                                       20                 1                 7                 3
   Contract distributions and terminations                                 --                --              (412)              (68)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              --                --               (44)             (124)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            20                 1              (449)             (189)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  23                 1               269               211
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                            23                 1             4,364             1,715

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            --                --               (50)              (25)
   Net realized gain (loss) on investments                                 --                --               (18)              (28)
   Capital gains distributions                                             --                --                78                24
   Net unrealized appreciation (depreciation) of investments                2                 1               207               136
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                       2                 1               217               107
Changes from principal transactions:
   Purchase payments                                                       --                 9                 6                 1
   Contract distributions and terminations                                 --                --              (258)              (78)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              (3)               --              (750)             (103)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                            (3)                9            (1,002)             (180)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                  (1)               10              (785)              (73)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $        22       $        11       $     3,579       $     1,642
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                                     Smith Barney
                                                                  Smith Barney                       International      Smith Barney
                                                                  Select High       Smith Barney        All Cap            Large
                                                                     Growth         High Income         Growth           Cap Value
                                                                  -----------       -----------       -----------       -----------
Net assets at January 1, 2003                                     $       704       $       284       $       214       $     1,226

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (6)               18                (1)               (1)
   Net realized gain (loss) on investments                                (36)              (31)              (12)              (93)
   Net unrealized appreciation (depreciation) of investments              264                82                63               378
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                     222                69                50               284
Changes from principal transactions:
   Purchase payments                                                        1                --                 2                 1
   Contract distributions and terminations                                (16)              (22)              (14)             (221)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (57)              (10)              (17)             (117)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                           (72)              (32)              (29)             (337)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 150                37                21               (53)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2003                                           854               321               235             1,173

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                           (13)               13                (1)                1
   Net realized gain (loss) on investments                                  4               (69)               (5)               (7)
   Capital gains distributions                                              3                --                --                --
   Net unrealized appreciation (depreciation) of investments               68                78                38                96
                                                                  -----------       -----------       -----------       -----------
Net increase (decrease) in net assets from operations                      62                22                32                90
Changes from principal transactions:
   Purchase payments                                                        1                --                --                --
   Contract distributions and terminations                                (91)             (100)              (49)             (144)
   Net transfer of reserves                                                --                --                --                --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                             (49)              (22)               (2)              (71)
                                                                  -----------       -----------       -----------       -----------
Increase (decrease) in net assets derived from principal
   transactions                                                          (139)             (122)              (51)             (215)
                                                                  -----------       -----------       -----------       -----------
Total increase (decrease)                                                 (77)             (100)              (19)             (125)
                                                                  -----------       -----------       -----------       -----------
Net assets at December 31, 2004                                   $       777       $       221       $       216       $     1,048
                                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2004 and 2003
                             (Dollars in thousands)

                                                                                     UBS Series
                                                                  Smith Barney         Trust
                                                                     Money            Tactical
                                                                     Market          Allocation
                                                                  ------------       ------------
Net assets at January 1, 2003                                     $        304       $         --

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (20)                --
   Net realized gain (loss) on investments                                  (1)                --
   Net unrealized appreciation (depreciation) of investments                --                  1
                                                                  ------------       ------------
Net increase (decrease) in net assets from operations                      (21)                 1
Changes from principal transactions:
   Purchase payments                                                         1                 12
   Contract distributions and terminations                                (659)                --
   Net transfer of reserves                                                 --                 --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                              673                 --
                                                                  ------------       ------------
Increase (decrease) in net assets derived from principal
   transactions                                                             15                 12
                                                                  ------------       ------------
Total increase (decrease)                                                   (6)                13
                                                                  ------------       ------------
Net assets at December 31, 2003                                            298                 13

Increase (decrease) in net assets
Operations:
   Net investment income (loss)                                            (21)                --
   Net realized gain (loss) on investments                                  --                 --
   Capital gains distributions                                              --                 --
   Net unrealized appreciation (depreciation) of investments                --                  2
                                                                  ------------       ------------
Net increase (decrease) in net assets from operations                      (21)                 2
Changes from principal transactions:
   Purchase payments                                                        --                 17
   Contract distributions and terminations                              (1,452)                --
   Net transfer of reserves                                                 --                 --
   Transfer payments from (to) other Divisions (including
      the fixed account), net                                            1,338                 --
                                                                  ------------       ------------
Increase (decrease) in net assets derived from principal
   transactions                                                           (114)                17
                                                                  ------------       ------------
Total increase (decrease)                                                 (135)                19
                                                                  ------------       ------------
Net assets at December 31, 2004                                   $        163       $         32
                                                                  ============       ============

   The accompanying notes are an integral part of these financial statements.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

1.    Organization

      ReliaStar Life Insurance Company of New York Separate Account NY-B (the "Account") was established by First Golden American Life Insurance Company of New York ("First Golden") to support the operations of variable annuity contracts ("Contracts"). The Account became a separate account of ReliaStar Life Insurance Company of New York ("ReliaStar NY") as a result of the merger of First Golden into ReliaStar NY effective April 1, 2002. ReliaStar NY is an indirect, wholly-owned subsidiary of ING America Insurance Holdings, Inc. ("ING AIH"), an insurance holding company domiciled in the State of Delaware. ING AIH is a wholly-owned subsidiary of ING Groep, N.V., a global financial services holding company based in The Netherlands.

      Operations of the Account commenced on May 19, 1997. The Account is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. ReliaStar NY provides for variable accumulation and benefits under the Contracts by crediting annuity considerations to one or more divisions within the Account or the ReliaStar NY fixed separate account, which is not part of the Account, as directed by the Contractowners. The portion of the Account's assets applicable to Contracts will not be chargeable with liabilities arising out of any other business ReliaStar NY may conduct, but obligations of the Account, including the promise to make benefit payments, are obligations of ReliaStar NY. The assets and liabilities of the Account are clearly identified and distinguished from the other assets and liabilities of ReliaStar NY.

      At December 31, 2004, the Account had, under ING GoldenSelect, ING SmartDesign, and Empire PrimElite Contracts, 96 investment divisions (the "Divisions"), 34 of which invest in independently managed mutual funds and 62 of which invest a mutual funds managed by an affiliate, either Directed Services, Inc., ING Investments, LLC, ING Life Insurance and Annuity Company, or Aeltus Investment Management, Inc. The assets in each Division are invested in shares of a designated Series ("Series," which may also be referred to as "Portfolio") of various investment trusts (the "Trusts"). Investment Divisions at December 31, 2004 and related Trusts are as follows:

      ING Investors Trust:
         ING AIM Mid-Cap Growth Portfolio (Service Class)
         ING Alliance Mid-Cap Growth Portfolio (Service Class)
         ING American Funds Growth Portfolio (Service Class)*
         ING American Funds Growth-Income Portfolio (Service Class)* ING American Funds International Portfolio (Service Class)* ING Capital Guardian Large Cap Value Portfolio (Service Class) ING Capital Guardian Managed Global Portfolio (Service Class) ING Capital Guardian Small Cap Portfolio (Service Class)
         ING Developing World Portfolio (Service Class)
         ING Eagle Asset Capital Appreciation Portfolio (Service Class) ING Evergreen Health Sciences**
         ING FMR(SM) Diversified Mid-Cap Portfolio (Service Class)
         ING Goldman Sachs Tollkeeper(SM) Portfolio (Service Class)
         ING Hard Assets Portfolio (Service Class)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

      ING Investors Trust (continued):
         ING International Equity Portfolio (Service Class)*
         ING Janus Special Equity Portfolio (Service Class)
         ING Jennison Equity Opportunities Portfolio (Service Class)
         ING JPMorgan Small Cap Equity Portfolio (Service Class)
         ING Julius Baer Foreign**
         ING Legg Mason Value Portfolio (Service Class)
         ING LifeStyle Aggressive Growth**
         ING LifeStyle Growth Portfolio**
         ING LifeStyle Moderate Portfolio**
         ING LifeStyle Moderate Growth**
         ING Limited Maturity Bond Portfolio (Service Class)
         ING Liquid Assets Portfolio (Service Class)
         ING Marsico Growth Portfolio (Service Class)
         ING MFS(R) Mid-Cap Growth Portfolio (Service Class)
         ING MFS(R) Total Return Portfolio (Service Class)
         ING Oppenheimer Main Street Portfolio (Service Class)
         ING PIMCO Core Bond Portfolio (Service Class)
         ING PIMCO High Yield Portfolio**
         ING Salomon Brothers All Cap Portfolio (Service Class)
         ING Salomon Brothers Investors Portfolio (Service Class)
         ING T. Rowe Price Capital Appreciation Portfolio (Service Class) ING T. Rowe Price Equity Income Portfolio (Service Class)
         ING UBS U.S. Balanced Portfolio (Service Class)
         ING Van Kampen Growth and Income Portfolio (Service Class)
         ING Van Kampen Real Estate Portfolio (Service Class)
      ING Partners, Inc.:
         ING JPMorgan International**
         ING JPMorgan Mid Cap Value Portfolio (Service Class)*
         ING MFS(R) Capital Opportunities Portfolio (Initial Class)
         ING Oppenheimer Global Portfolio (Service Class)
         ING Salomon Brothers Aggressive Growth Portfolio (Service Class)* ING UBS U.S. Large Cap Equity**
         ING Van Kampen Comstock Fund (Service Class)*
      ING Variable Insurance Trust:
         ING GET U.S. Core Portfolio - Series 1*
         ING GET U.S. Core Portfolio - Series 2*
         ING GET U.S. Core Portfolio - Series 3**
         ING GET U.S. Core Portfolio - Series 4**
         ING GET U.S. Core Portfolio - Series 5**
         ING GET U.S. Core Portfolio - Series 6**
         ING VP Worldwide Growth Portfolio
      ING Variable Portfolios, Inc.:
         ING VP Index Plus LargeCap Portfolio (Class S)*
         ING VP Index Plus MidCap Portfolio (Class S)*
         ING VP Index Plus SmallCap Portfolio (Class S)*
         ING VP Value Opportunity Portfolio (Class S)*
      ING Variable Products Trust:
         ING VP Convertible Portfolio (Class S)*
         ING VP Financial Services Portfolio**
         ING VP MagnaCap Portfolio (Class S)
         ING VP Mid Cap Opportunities Portfolio (Class S)**
         ING VP SmallCap Opportunities Portfolio (Class S)
      AIM Variable Insurance Funds:
         AIM V.I. Dent Demographic Trends Fund (Class II)*
         AIM V.I. - Financial Services Fund*
         AIM V.I. Growth Fund (Class II)*
         AIM V.I. - Health Sciences Fund*
         AIM V.I. - Leisure Fund Series I*
         AIM V.I. - Utilities Fund Series I*
      AllianceBernstein Variable Products Series Fund, Inc.:
         AllianceBernstein Growth and Income Portfolio (Class B)*
         AllianceBernstein Premier Growth Portfolio (Class B)*
         AllianceBernstein Value Portfolio (Class B)*
      Fidelity Variable Insurance Products Fund:
         Fidelity(R) VIP Contrafund(R) Portfolio (Class S2)*
         Fidelity(R) VIP Equity-Income Portfolio (Class S2)*
         Fidelity(R) VIP Growth Portfolio (Class S2)*
      Greenwich Street Series Fund:
         Greenwich Appreciation Portfolio
      Janus Aspen Series:
         Janus Aspen Series Worldwide Growth Portfolio (Class S)*

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

      PIMCO Variable Insurance Trust:
         PIMCO StocksPLUS Growth and Income Portfolio
      Pioneer Variable Contracts Trust:
         Pioneer Fund VCT Portfolio (Class II)
         Pioneer Small Company VCT Portfolio (Class II)*
      ProFunds VP:
         ProFund VP Bull
         ProFund VP Europe 30
         ProFund VP Rising Rates Opportunity**
         ProFund VP Small Cap
      Prudential Series Fund, Inc.:
         Jennison Portfolio (Class II)
         SP William Blair International Growth Portfolio (Class II) Putnam Variable Trust:
         Putnam VT Discovery Growth Fund (Class IB)*
         Putnam VT Growth and Income (Class IB)*
         Putnam VT International Growth and Income (Class IB)*
      The Smith Barney Allocation Series, Inc.:
         Smith Barney Select Balanced Portfolio
         Smith Barney Select Growth Portfolio
         Smith Barney Select High Growth Portfolio
      Travelers Series Fund, Inc.:
         Smith Barney High Income Portfolio
         Smith Barney International All Cap Growth Portfolio
         Smith Barney Large Cap Value Portfolio
         Smith Barney Money Market Portfolio
      UBS Series Trust:
         UBS Series Trust Tactical Allocation Portfolio - Class I*

      *   Investment Division was added in 2003
      **  Investment Division was added in 2004

      The names of certain Divisions and Trusts were changed during 2004. The following is a summary of current and former names for those Divisions and
      Trusts:

                                  Current Name                                                   Former Name
      --------------------------------------------------------------   -------------------------------------------------------------
      ING Investors Trust:                                             ING Investors Trust:
         ING Eagle Asset Capital Appreciation Portfolio                   ING Eagle Asset Value Equity Portfolio (Service Class)
         ING Goldman Sachs Tollkeeper(SM)  Portfolio (Service Class)      ING Goldman Sachs Internet Tollkeeper(SM) Portfolio
                                                                            (Service Class)
         ING Legg Mason Value Portfolio (Service Class)                   ING Janus Growth and Income Portfolio (Service Class)
         ING JPMorgan Small Cap Equity Portfolio (Service Class)          ING JPMorgan Fleming Small Cap Equity Portfolio
                                                                            (Service Class)
         ING Oppenheimer Main Street Portfolio (Service Class)            ING MFS(R) Research Portfolio (Service Class)
      AIM Variable Insurance Funds:                                    INVESCO Variable Investment Funds, Inc.:
         AIM V.I. Financial Services Fund                                 INVESCO VIF - Financial Services Fund
         AIM V.I. Health Sciences Fund                                    INVESCO VIF - Health Sciences Fund
         AIM V.I. Leisure Fund Series I                                   INVESCO VIF - Leisure Fund
         AIM V.I. Utilities Fund Series I                                 INVESCO VIF - Utilities Fund
      Prudential Series Fund, Inc.:                                    Prudential Series Fund, Inc.:
         SP William Blair International Growth Portfolio (Class II)       SP Jennison International Growth Portfolio (Class II)
      ING Partners, Inc.:                                              ING Partners, Inc.:
         ING Oppenheimer Global Portfolio (Service Class)                 ING MFS(R) Global Growth Portfolio (Service Class)
      ING Variable Insurance Trust:                                    ING Variable Insurance Trust:
         ING VP Worldwide Growth Portfolio                                ING VIT Worldwide Growth Portfolio

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

      During 2004, the following Divisions were closed to Contractowners:

      ING VP Growth Opportunities Portfolio (Class S) PIMCO High Yield Portfolio

2.    Significant Accounting Policies

      The following is a summary of the significant accounting policies of the
      Account:

      Use of Estimates

      The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Investments

      Investments are made in shares of a Series or Portfolio and are recorded at fair value, determined by the net asset value per share of the respective Series or Portfolio. Investment transactions in each Series or Portfolio are recorded on the trade date. Distributions of net investment income and capital gains from each Series or Portfolio are recognized on the ex-distribution date. Realized gains and losses on redemptions of the shares of the Series or Portfolio are determined on a first-in, first-out basis. The difference between cost and current market value of investments owned on the day of measurement is recorded as unrealized appreciation or depreciation of investments.

      Federal Income Taxes

      Operations of the Account form a part of, and are taxed with, the total operations of ReliaStar NY, which is taxed as a life insurance company under the Internal Revenue Code. Earnings and realized capital gains of the Account attributable to the Contractowners are excluded in the determination of the federal income tax liability of ReliaStar NY.

      Variable Annuity Reserves

      All Contracts in the Account are currently in the accumulation period. Prior to the annuity date, the Contracts are redeemable for the net cash surrender value of the Contracts. The annuity reserves are equal to the Contractowners' aggregate account values invested in the Account Divisions. To the extent that benefits to be paid to the Contractowners exceed their account values, the Company will contribute additional funds to the benefit proceeds. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

3.    Charges and Fees

      Under the terms of the Contracts, certain charges are allocated to the Contracts to cover ReliaStar NY's expenses in connection with the issuance and administration of the Contracts. Following is a summary of these charges:

      Mortality and Expense Risk Charges

      ReliaStar NY assumes mortality and expense risks related to the operations of the Account and, in accordance with the terms of the Contracts, deducts a daily charge from the assets of the Account. Daily charges are deducted at annual rates of up to 1.25% of the average daily net asset value of each Division of the Account to cover these risks as, specified in the contract.

      Asset Based Administrative Charges

      A daily charge at an annual rate of 0.15% of assets attributable to the Contracts is deducted for asset based administration fees.

      Administrative Charges

      An administrative charge of $30 per Contract year is deducted from the accumulation value of the Contracts to cover ongoing administrative expenses. The charge is incurred at the beginning of the Contract processing period and deducted at the end of the Contract processing period.

      Contingent Deferred Sales Charges

      A contingent deferred sales charge ("Surrender Charge") is imposed as a percentage of each premium payment if the Contract is surrendered or an excess partial withdrawal is taken during the seven-year period from the date a premium payment is received. For DVA Plus and Empire DVA Contracts, the Surrender Charge is imposed at a rate of 7% during the first year of purchase, declining to 6%, 5%, 4%, 3%, 2%, and 1% in the second, third, fourth, fifth, sixth, and seventh years, respectively. For SmartDesign VA Contracts, the Surrender Charge is imposed at a rate of 6% in the year of purchase through the fourth year, declining to 5%, 4%, and 3% in the fifth, sixth, and seventh years, respectively.

      For certain Contracts, premium taxes are deducted, where applicable, from the accumulation value of each Contract. The amount and timing of the payment by ReliaStar NY depends on the contractowner's state of residence and currently ranges up to 4.0% of premiums.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

4.    Related Party Transactions

      During the year ended December 31, 2004, management fees were paid indirectly to Directed Services, Inc., an affiliate of the Company, in its capacity as investment manager to the ING Investors Trust. The Fund's advisory agreement provided for a fee at an annual rate ranging from 0.53% to 1.85% of the average net assets of each respective Series. In addition, management fees were paid to ING Investments, LLC, in its capacity as investment adviser to the ING Variable Insurance Trust and the ING Variable Products Trust. The Fund's advisory agreement provided for a fee at an annual rate ranging from 0.25% to 0.75% of the average net assets of each respective Portfolio.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

5.    Purchases and Sales of Investment Securities

      The aggregate cost of purchases and proceeds from sales of investments follow:

                                                                     Year ended December 31
                                                               2004                           2003
                                                     ------------------------      ------------------------
                                                     Purchases        Sales        Purchases        Sales
                                                     ---------      ---------      ---------      ---------
                                                                      (Dollars in thousands)
      ING Investors Trust:
         ING AIM Mid-Cap Growth                      $      --      $      35      $       6      $      48
         ING Alliance Mid-Cap Growth                        99            384            113            228
         ING American Funds Growth                       1,240             97             33             --
         ING American Funds Growth-Income                1,125             77             75              1
         ING American Funds International                  515             30             21             --
         ING Capital Guardian Large Cap Value              186            109            184            112
         ING Capital Guardian Managed Global                16            115              2            164
         ING Capital Guardian Small Cap                     32            149            256             99
         ING Developing World                                7             19              5             38
         ING Eagle Asset Capital Appreciation              109             77             35             24
         ING Evergreen Health Sciences                      81              1             --             --
         ING FMR(SM) Diversified Mid-Cap                   145             74             39             43
         ING Goldman Sachs Tollkeeper(SM)                   11             --             --             --
         ING Hard Assets                                    71             24             11              2
         ING International Equity                            2              4            179              3
         ING Janus Special Equity                           12              3             37             --
         ING Jennison Equity Opportunities                   5            238             20            104
         ING JPMorgan Small Cap Equity                     138              7             19             --
         ING Julius Baer Foreign                           212              5             --             --
         ING Legg Mason Value                              225             14             85             37
         ING LifeStyle Aggressive Growth                   342             --             --             --
         ING LifeStyle Growth                               50             --             --             --
         ING LifeStyle Moderate Portfolio                   66             --             --             --
         ING LifeStyle Moderate Growth                     768             --             --             --
         ING Limited Maturity Bond                         453            602            333            263
         ING Liquid Assets                               1,481            947            672          1,419
         ING Marsico Growth                                122            576            116            267
         ING MFS(R) Mid-Cap Growth                          19            297            247            231
         ING MFS(R) Total Return                           963            652            494            529
         ING Oppenheimer Main Street                        70            403             61            310
         ING PIMCO Core Bond                               966            351            473            480
         ING PIMCO High Yield                            1,144            172             --             --
         ING Salomon Brothers All Cap                      177            137            188            150
         ING Salomon Brothers Investors                     67             76             38             70
         ING T. Rowe Price Capital Appreciation             89            308             90            226
         ING T. Rowe Price Equity Income                   284            151             78            180

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                     Year ended December 31
                                                               2004                           2003
                                                     ------------------------      ------------------------
                                                     Purchases        Sales        Purchases        Sales
                                                     ---------      ---------      ---------      ---------
                                                                      (Dollars in thousands)
      ING Investors Trust (continued):
         ING UBS U.S. Balanced                       $      95      $       9      $      --      $       9
         ING Van Kampen Growth and Income                   71            676             62            166
         ING Van Kampen Real Estate                        292             57             69             21
      ING Partners, Inc.:
         ING JPMorgan International                         56             15             --             --
         ING JPMorgan Mid Cap Value                        353              6             51             --
         ING MFS(R) Capital Opportunities                   20              4              5              5
         ING Oppenheimer Global Portfolio                   46              3             24             --
         ING Salomon Brothers Aggressive Growth             81              1              5             --
         ING UBS U.S. Large Cap Equity                      70             --             --             --
         ING Van Kampen Comstock                           121              2            107             --
      ING Variable Insurance Trust:
         ING GET U.S. Core Portfolio - Series 1             40            763          5,758            718
         ING GET U.S. Core Portfolio - Series 2              9          2,765         10,409             10
         ING GET U.S. Core Portfolio - Series 3          7,729          1,152             --             --
         ING GET U.S. Core Portfolio - Series 4          6,930          1,539             --             --
         ING GET U.S. Core Portfolio - Series 5          6,727            385             --             --
         ING GET U.S. Core Portfolio - Series 6          5,245              8             --             --
         ING VP Worldwide Growth                            16              1              4             --
      ING Variable Portfolios, Inc.:
         ING VP Index Plus LargeCap                        449             12            139             56
         ING VP Index Plus MidCap                          496             15            254             70
         ING VP Index Plus SmallCap                        587             47            222             55
         ING VP Value Opportunity                           30             --              4             --
      ING Variable Products Trust:
         ING VP Convertible                                186              2             27             --
         ING VP Financial Services                          43             --             --             --
         ING VP Growth Opportunities                         4             57             30             --
         ING VP Large Company Value                         --             --            105            107
         ING VP MagnaCap                                    29              2            106             97
         ING VP Mid Cap Opportunities                       57              1
         ING VP SmallCap Opportunities                      --              5             12             --
      AIM Variable Insurance Funds:
         AIM V.I. Dent Demographic Trends                   23              2             34              5
         AIM V.I. Financial Services                        22              1             20             --
         AIM V.I. Growth                                    78              3             55             10
         AIM V.I. Health Sciences                           83             16             50             --
         AIM V.I Leisure                                    18             --              1             --
         AIM V.I Utilities                                  76              3             13             --

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                     Year ended December 31
                                                               2004                           2003
                                                     ------------------------      ------------------------
                                                     Purchases        Sales        Purchases        Sales
                                                     ---------      ---------      ---------      ---------
                                                                      (Dollars in thousands)
      AllianceBernstein Variable Products
        Series Fund, Inc.:
         AllianceBernstein Growth and Income         $     726      $      20      $      75      $      --
         AllianceBernstein Premier Growth                  176             23             53             10
         AllianceBernstein Value                            68             13             37             --
      Fidelity Variable Insurance Products Fund:
         Fidelity(R) VIP Contrafund(R)                     691             55            258             51
         Fidelity(R) VIP Equity-Income                   1,278             21            255             56
         Fidelity(R) VIP Growth                            916             26            176              9
      Greenwich Street Series Fund:
         Greenwich Appreciation                             48            485             26            425
      Janus Aspen Series:
         Janus Aspen Series Worldwide Growth                22              1             20             --
      PIMCO Variable Insurance Trust:
         PIMCO High Yield                                  143          1,068            310            104
         PIMCO StocksPLUS Growth and Income                  3             22             28             41
      Pioneer Variable Contracts Trust:
         Pioneer Fund VCT                                   13             --             --             --
         Pioneer Small Company VCT                         108              2             30              9
      ProFunds VP:
         ProFund VP Bull                                   117             76             40             17
         ProFund VP Europe 30                              240             16              9             --
         ProFund VP Rising Rates Opportunity               161             15
         ProFund VP Small Cap                               92             33             79             21
      Prudential Series Fund, Inc.:
         Jennison                                            5              5             50             29
         SP William Blair International Growth             181              9             53              2
      Putnam Variable Trust:
         Putnam VT Discovery Growth                         18              8             19              5
         Putnam VT Growth and Income                         1              3             20             --
         Putnam VT International Growth and Income           8             --              1             --
      The Smith Barney Allocation Series, Inc.:
         Smith Barney Select Balanced                       92          1,067            127            532
         Smith Barney Select Growth                         28            209             28            215
         Smith Barney Select High Growth                     7            157             10             87
      Travelers Series Fund, Inc.:
         Smith Barney High Income                           18            127             27             42
         Smith Barney International All Cap Growth           4             55              6             36
         Smith Barney Large Cap Value                       20            235             32            370
         Smith Barney Money Market                           2            137            117            122
      UBS Series Trust:
         UBS Series Trust Tactical Allocation               17             --             12             --

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

6.    Changes in Units

      The net changes in units outstanding follow:

                                                                                Year ended December 31
                                                                   2004                                       2003
                                                  ---------------------------------------   ----------------------------------------
                                                     Units         Units     Net Increase        Units        Units    Net Increase
                                                    Issued       Redeemed      (Decrease)       Issued       Redeemed    (Decrease)
                                                  ---------   -----------   -------------   -----------   -----------   ------------
      ING Investors Trust:
         ING AIM Mid-Cap Growth                           5         2,160         (2,155)           561         4,227        (3,666)
         ING Alliance Mid-Cap Growth                  6,888        22,500        (15,612)        10,137        18,838        (8,701)
         ING American Funds Growth                  119,956        15,305        104,651          3,243            22         3,221
         ING American Funds Growth-Income           106,152        11,389         94,763          7,247            49         7,198
         ING American Funds International            46,488         5,765         40,723          1,946            25         1,921
         ING Capital Guardian Large Cap Value        17,724         9,946          7,778         22,024        12,988         9,036
         ING Capital Guardian Managed Global            609         5,376         (4,767)           947        10,590        (9,643)
         ING Capital Guardian Small Cap               1,780         6,984         (5,204)        16,571         6,891         9,680
         ING Developing World                           627         1,634         (1,007)           657         5,040        (4,383)
         ING Eagle Asset Capital Appreciation         5,710         3,805          1,905          2,889         2,074           815
         ING Evergreen Health Sciences                9,657         1,210          8,447             --            --            --
         ING FMR(SM) Diversified Mid-Cap             14,537         7,394          7,143          5,600         6,061          (461)
         ING Goldman Sachs Tollkeeper(SM)             1,753            (1)         1,754             --            --            --
         ING Hard Assets                              3,796         1,362          2,434            587            62           525
         ING International Equity                        --           102           (102)        19,981           408        19,573
         ING Janus Special Equity                     1,094           215            879          4,470            29         4,441
         ING Jennison Equity Opportunities              153        11,462        (11,309)         2,320         7,297        (4,977)
         ING JPMorgan Small Cap Equity               13,461         1,689         11,772          1,993            14         1,979
         ING Julius Baer Foreign                     19,610           821         18,789             --            --            --
         ING Legg Mason Value                        27,570         2,714         24,856         13,519         6,646         6,873
         ING LifeStyle Aggressive Growth             54,358        23,480         30,878             --            --            --
         ING LifeStyle Growth                         4,521            11          4,510             --            --            --
         ING LifeStyle Moderate Portfolio             6,206             4          6,202             --            --            --

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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                                Year ended December 31
                                                                   2004                                       2003
                                                  ---------------------------------------   ----------------------------------------
                                                     Units         Units     Net Increase        Units        Units    Net Increase
                                                    Issued       Redeemed      (Decrease)       Issued       Redeemed    (Decrease)
                                                  ---------   -----------   -------------   -----------   -----------   ------------
      ING Investors Trust (continued):
         ING LifeStyle Moderate Growth               71,476            52         71,424             --            --            --
         ING Limited Maturity Bond                   18,779        28,540         (9,761)        17,602        13,801         3,801
         ING Liquid Assets                          200,431       159,425         41,006         77,399       124,132       (46,733)
         ING Marsico Growth                          12,322        38,974        (26,652)        10,973        20,602        (9,629)
         ING MFS(R) Mid-Cap Growth                    2,018        12,688        (10,670)        12,238        11,224         1,014
         ING MFS(R) Total Return                     54,344        35,519         18,825         24,835        25,820          (985)
         ING Oppenheimer Main Street                  5,109        20,778        (15,669)         4,091        17,613       (13,522)
         ING PIMCO Core Bond                         84,303        36,726         47,577         36,441        37,002          (561)
         ING PIMCO High Yield Portfolio             113,422        19,444         93,978             --            --            --
         ING Salomon Brothers All Cap                15,873        11,138          4,735         19,668        16,231         3,437
         ING Salomon Brothers Investors               6,124         6,830           (706)         4,751         8,524        (3,773)
         ING T. Rowe Price Capital Appreciation       3,149         9,119         (5,970)         2,875         7,538        (4,663)
         ING T. Rowe Price Equity Income             23,299         6,458         16,841          3,512         7,731        (4,219)
         ING UBS U.S. Balanced                        9,861         1,380          8,481             --           969          (969)
         ING Van Kampen Growth and Income             4,601        30,247        (25,646)         3,100         7,525        (4,425)
         ING Van Kampen Real Estate                  17,368         2,733         14,635          1,976           656         1,320
      ING Partners, Inc.:
         ING JPMorgan International                   6,153         2,761          3,392             --            --            --
         ING JPMorgan Mid Cap Value                  29,289         2,273         27,016          4,600             2         4,598
         ING MFS(R) Capital Opportunities             2,475           430          2,045            719           719            --
         ING Oppenheimer Global Portfolio             4,156           195          3,961          2,564             1         2,563
         ING Salomon Brothers Aggressive Growth       7,794           329          7,465            494            --           494
         ING UBS U.S. Large Cap Equity                6,351            (1)         6,352             --            --            --
         ING Van Kampen Comstock                     11,700           825         10,875         10,887             5        10,882

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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                                Year ended December 31
                                                                   2004                                       2003
                                                  ---------------------------------------   ----------------------------------------
                                                     Units         Units     Net Increase        Units        Units    Net Increase
                                                    Issued       Redeemed      (Decrease)       Issued       Redeemed    (Decrease)
                                                  ---------   -----------   -------------   -----------   -----------   ------------
      ING Variable Insurance Trust:
         ING GET U.S. Core Portfolio - Series 1       1,566        65,653        (64,087)       618,643       108,722       509,921
         ING GET U.S. Core Portfolio - Series 2       2,477       257,121       (254,644)     1,047,461         2,705     1,044,756
         ING GET U.S. Core Portfolio - Series 3     792,897       122,655        670,242             --            --            --
         ING GET U.S. Core Portfolio - Series 4     712,705       160,919        551,786             --            --            --
         ING GET U.S. Core Portfolio - Series 5   1,306,598       665,478        641,120             --            --            --
         ING GET U.S. Core Portfolio - Series 6     525,470           279        525,191             --            --            --
         ING VP Worldwide Growth                      3,977         1,665          2,312            620             1           619
      ING Variable Portfolios, Inc.:
         ING VP Index Plus LargeCap                  54,210         6,292         47,918         16,373         6,417         9,956
         ING VP Index Plus MidCap                    47,055         4,450         42,605         25,059         7,657        17,402
         ING VP Index Plus SmallCap                  51,136         5,589         45,547         20,646         5,589        15,057
         ING VP Value Opportunity                     3,635             1          3,634            565             1           564
      ING Variable Products Trust:
         ING VP Convertible                          15,425           494         14,931          2,412            --         2,412
         ING VP Financial Services Portfolio          4,016            22          3,994             --            --            --
         ING VP Growth Opportunities                    574         7,900         (7,326)         4,650             1         4,649
         ING VP Large Company Value                      --            --             --         11,184        11,184            --
         ING VP MagnaCap                              5,255         2,159          3,096         12,407        10,947         1,460
         ING VP MidCap Opportunities                  7,928            46          7,882             --            --            --
         ING VP SmallCap Opportunities                   14           711           (697)         2,481            44         2,437
      AIM Variable Insurance Funds:
         AIM V.I. Dent Demographic Trends             2,304           137          2,167          3,711           530         3,181
         AIM V.I. Financial Services                  2,059            57          2,002          2,069            --         2,069
         AIM V.I. Growth                              8,453           200          8,253          6,919         1,538         5,381
         AIM V.I. Health Sciences                     8,886         1,961          6,925          5,723             2         5,721
         AIM V.I. Leisure                             1,623            33          1,590             56            --            56
         AIM V.I. Utilities                           9,093           855          8,238          1,913            --         1,913

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                                Year ended December 31
                                                                   2004                                       2003
                                                  ---------------------------------------   ----------------------------------------
                                                     Units        Units      Net Increase       Units        Units      Net Increase
                                                    Issued      Redeemed      (Decrease)       Issued      Redeemed      (Decrease)
                                                  ---------   -----------   -------------   -----------   -----------   ------------
      AllianceBernstein Variable Products
        Series Fund, Inc.:
         AllianceBernstein Growth and Income         87,713        15,362         72,351          8,633             3         8,630
         AllianceBernstein Premier Growth            21,835         2,909         18,926          7,622         1,715         5,907
         AllianceBernstein Value                      6,424         1,410          5,014          3,651             4         3,647
      Fidelity Variable Insurance Products Fund:
         Fidelity(R) VIP Contrafund(R)               66,498         8,709         57,789         25,837         4,775        21,062
         Fidelity(R) VIP Equity-Income              138,948        15,541        123,407         29,925         8,088        21,837
         Fidelity(R) VIP Growth                     128,175        16,889        111,286         24,451         2,806        21,645
      Greenwich Street Series Fund:
         Greenwich Appreciation                       1,655        26,307        (24,652)         1,336        25,420       (24,084)
      Janus Aspen Series:
         Janus Aspen Series Worldwide Growth          3,309           680          2,629          2,738            13         2,725
      PIMCO Variable Insurance Trust:
         PIMCO High Yield                            12,958        92,047        (79,089)        23,270         9,253        14,017
         PIMCO StocksPLUS Growth and Income              54         1,902         (1,848)         3,202         4,512        (1,310)
      Pioneer Variable Contracts Trust:
         Pioneer Fund VCT                             1,447             1          1,446             28            --            28
         Pioneer Small Company VCT                   11,573         1,128         10,445          3,794         1,451         2,343
      ProFunds VP:
         ProFund VP Bull                             14,303         9,324          4,979          5,354         2,376         2,978
         ProFund VP Europe 30                        21,917         1,851         20,066          1,081            --         1,081
         ProFund VP Rising Rates Opportunity         19,757         3,733         16,024             --            --            --
         ProFund VP Small Cap                         8,724         3,541          5,183          9,539         3,043         6,496
      Prudential Series Fund, Inc.:
         Jennison                                       983           720            263         10,331         5,654         4,677
         SP William Blair International Growth       34,221         3,661         30,560         11,184           366        10,818

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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                                Year ended December 31
                                                                   2004                                       2003
                                                  ---------------------------------------   ----------------------------------------
                                                     Units        Units      Net Increase       Units        Units      Net Increase
                                                    Issued      Redeemed      (Decrease)       Issued      Redeemed      (Decrease)
                                                  ---------   -----------   -------------   -----------   -----------   ------------
      Putnam Variable Trust:
         Putnam VT Discovery Growth                   2,889         1,577          1,312          2,474           704         1,770
         Putnam VT Growth and Income                     37           303           (266)         2,420             1         2,419
         Putnam VT International Growth and Income      724            10            714            116             7           109
      The Smith Barney Allocation Series, Inc.:
         Smith Barney Select Balanced                 1,956        73,185        (71,229)         2,371        37,782       (35,411)
         Smith Barney Select Growth                     881        15,888        (15,007)           462        17,594       (17,132)
         Smith Barney Select High Growth                926        12,421        (11,495)           793         8,365        (7,572)
      Travelers Series Fund, Inc.:
         Smith Barney High Income                        --         8,309         (8,309)           759         3,340        (2,581)
         Smith Barney International All Cap Growth      638         5,073         (4,435)           517         3,581        (3,064)
         Smith Barney Large Cap Value                   368        12,369        (12,001)         1,676        22,389       (20,713)
         Smith Barney Money Market                  107,736       118,419        (10,683)        54,559        54,914          (355)
      UBS Series Trust:
         UBS Series Trust Tactical Allocation         1,894            10          1,884          1,471            18         1,453


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

7.    Unit Summary

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING AIM Mid-Cap Growth
         Band 1                                               2,747.424     $      15.14     $       41,596
         Band 3                                              18,628.734            14.93            278,127
                                                      -----------------                      --------------
                                                             21,376.158                      $      319,723
                                                      =================                      ==============

      ING Alliance Mid-Cap Growth
         Band 1                                              10,013.243     $      19.86     $      198,863
         Band 3                                              37,131.020            19.60            727,768
                                                      -----------------                      --------------
                                                             47,144.263                      $      926,631
                                                      =================                      ==============

      ING American Funds Growth
         Band 1                                               5,435.516     $      11.91     $       64,737
         Band 3                                               5,860.387            11.89             69,680
         Band 5                                              12,165.160            11.94            145,252
         Band 6                                              19,693.619            11.91            234,551
         Band 8                                              17,304.806            11.86            205,235
         Band 9                                              30,615.385            11.83            362,180
         Band 10                                              4,629.128            11.81             54,670
         Band 17                                                224.423            11.26              2,527
         Band 19                                              1,946.311            11.25             21,896
         Band 20                                              1,204.627            11.24             13,540
         Band 22                                                420.036            11.23              4,717
         Band 24                                              7,973.244            11.25             89,699
         Band 25                                                358.807            11.24              4,033
         Band 26                                                 41.050            11.23                461
                                                      -----------------                      --------------
                                                            107,872.499                      $    1,273,178
                                                      =================                      ==============

      ING American Funds Growth-Income
         Band 1                                               1,945.470     $      11.92     $       23,190
         Band 3                                              14,245.462            11.90            169,521
         Band 5                                               8,406.695            11.95            100,460
         Band 6                                              11,781.208            11.92            140,432
         Band 8                                               9,381.129            11.87            111,354
         Band 9                                              42,362.669            11.84            501,574
         Band 10                                              4,853.384            11.82             57,367
         Band 17                                              2,440.404            10.89             26,576
         Band 19                                              1,493.291            10.88             16,247
         Band 20                                                565.133            10.87              6,143
         Band 22                                                143.462            10.86              1,558

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING American Funds Growth-Income (continued)
         Band 24                                              3,399.081            10.88             36,982
         Band 25                                                901.932            10.87              9,804
         Band 26                                                 41.950            10.87                456
                                                      -----------------                      --------------
                                                            101,961.270                      $    1,201,664
                                                      =================                      ==============

      ING American Funds International
         Band 1                                               4,617.181     $      13.62     $       62,886
         Band 3                                               6,356.365            13.59             86,383
         Band 5                                                 982.870            13.66             13,426
         Band 6                                               8,378.414            13.62            114,114
         Band 8                                               3,680.236            13.56             49,904
         Band 9                                              14,400.739            13.53            194,842
         Band 10                                                455.407            13.50              6,148
         Band 17                                                 15.986            11.51                184
         Band 20                                              2,179.199            11.49             25,039
         Band 24                                              1,215.479            11.50             13,978
         Band 25                                                335.422            11.49              3,854
         Band 26                                                 26.829            11.48                308
                                                      -----------------                      --------------
                                                             42,644.127                      $      571,066
                                                      =================                      ==============

      ING Capital Guardian Large Cap Value
         Band 1                                               3,811.615     $      11.02     $       42,004
         Band 3                                              51,483.181            10.94            563,226
                                                      -----------------                      --------------
                                                             55,294.796                      $      605,230
                                                      =================                      ==============

      ING Capital Guardian Managed Global
         Band 1                                               8,427.141     $      20.67     $      174,189
         Band 3                                              42,872.906            20.30            870,320
                                                      -----------------                      --------------
                                                             51,300.047                      $    1,044,509
                                                      =================                      ==============

      ING Capital Guardian Small Cap
         Band 1                                               8,647.850     $      19.54     $      168,979
         Band 3                                             110,686.767            19.27          2,132,934
                                                      -----------------                      --------------
                                                            119,334.617                      $    2,301,913
                                                      =================                      ==============

      ING Developing World
         Band 1                                               5,178.429     $      10.57     $       54,736
         Band 3                                              26,794.168            10.46            280,267
                                                      -----------------                      --------------
                                                             31,972.597                      $      335,003
                                                      =================                      ==============


                                       84
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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING Eagle Asset Capital Appreciation
         Band 1                                               2,141.409     $      21.30     $       45,612
         Band 3                                              16,643.470            20.98            349,180
         Band 6                                                 156.854            21.30              3,341
         Band 8                                               1,040.726            20.65             21,491
         Band 9                                                 809.244            20.23             16,371
         Band 10                                                217.561            19.93              4,336
         Band 20                                                187.466            11.25              2,109
                                                      -----------------                      --------------
                                                             21,196.730                      $      442,440
                                                      =================                      ==============

      ING Evergreen Health Sciences
         Band 5                                                 879.557     $       9.93     $        8,734
         Band 6                                               1,602.419             9.92             15,896
         Band 8                                               2,030.000             9.90             20,097
         Band 9                                               1,230.365             9.88             12,156
         Band 17                                              1,404.815            10.80             15,172
         Band 20                                                497.031            10.78              5,358
         Band 24                                                802.685            10.80              8,669
                                                      -----------------                      --------------
                                                              8,446.872                      $       86,082
                                                      =================                      ==============

      ING FMRSM Diversified Mid-Cap
         Band 1                                               1,575.341     $      11.72     $       18,463
         Band 3                                              12,858.799            11.65            149,805
                                                      -----------------                      --------------
                                                             14,434.140                      $      168,268
                                                      =================                      ==============

      ING Goldman Sachs Tollkeeper(SM)
         Band 1                                               1,753.361     $       7.14     $       12,519
                                                      -----------------                      --------------
                                                              1,753.361                      $       12,519
                                                      =================                      ==============

      ING Hard Assets
         Band 1                                                 955.359     $      22.67     $       21,658
         Band 3                                               4,008.540            22.13             88,709
                                                      -----------------                      --------------
                                                              4,963.899                      $      110,367
                                                      =================                      ==============

      ING International Equity
         Band 3                                              19,664.522     $      10.57     $      207,854
                                                      -----------------                      --------------
                                                             19,664.522                      $      207,854
                                                      =================                      ==============

      ING Janus Special Equity
         Band 3                                               4,230.452     $      10.41     $       44,039
         Band 8                                                 544.377            11.47              6,244
         Band 9                                                 545.240            11.45              6,243
                                                      -----------------                      --------------
                                                              5,320.069                      $       56,526
                                                      =================                      ==============


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING Jennison Equity Opportunities
         Band 1                                               5,785.435     $      22.04     $      127,511
         Band 3                                              37,362.720            21.62            807,782
                                                      -----------------                      --------------
                                                             43,148.155                      $      935,293
                                                      =================                      ==============

      ING JPMorgan Small Cap Equity
         Band 5                                               1,799.078     $      13.01     $       23,406
         Band 6                                               3,326.816            12.94             43,049
         Band 7                                               1,282.467            12.89             16,531
         Band 8                                               2,161.838            12.84             27,758
         Band 9                                               1,981.911            12.77             25,309
         Band 10                                              2,940.723            12.72             37,406
         Band 19                                                 89.611            11.84              1,061
         Band 20                                                 37.785            11.83                447
         Band 24                                                130.659            11.84              1,547
                                                      -----------------                      --------------
                                                             13,750.888                      $      176,514
                                                      =================                      ==============

      ING Julius Baer Foreign
         Band 6                                              11,131.642     $      12.42     $      138,255
         Band 8                                               5,691.072            12.32             70,114
         Band 9                                                 929.853            12.26             11,400
         Band 19                                                245.067            11.96              2,931
         Band 20                                                449.832            11.94              5,371
         Band 24                                                341.088            11.95              4,076
                                                      -----------------                      --------------
                                                             18,788.554                      $      232,147
                                                      =================                      ==============

      ING Legg Mason Value
         Band 1                                                 490.031     $       9.63     $        4,719
         Band 3                                              14,909.623             9.56            142,536
         Band 5                                               3,878.372             9.71             37,659
         Band 6                                               4,721.599             9.63             45,469
         Band 8                                               7,469.579             9.50             70,961
         Band 9                                               9,568.578             9.42             90,136
         Band 10                                                447.542             9.36              4,189
         Band 20                                              1,414.583            11.52             16,296
         Band 24                                                605.290            11.53              6,979
                                                      -----------------                      --------------
                                                             43,505.197                      $      418,944
                                                      =================                      ==============

      ING LifeStyle Aggressive Growth
         Band 17                                              1,931.506     $      11.49     $       22,193
         Band 20                                             23,485.353            11.47            269,377
         Band 24                                              5,461.237            11.48             62,695
                                                      -----------------                      --------------
                                                             30,878.096                      $      354,265
                                                      =================                      ==============


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING LifeStyle Growth
         Band 17                                              3,560.391     $      11.26     $       40,090
         Band 20                                                  4.271            11.24                 48
         Band 25                                                890.934            11.25             10,023
         Band 26                                                 54.537            11.24                613
                                                      -----------------                      --------------
                                                              4,510.133                      $       50,774
                                                      =================                      ==============

      ING LifeStyle Moderate Portfolio
         Band 17                                              4,692.758     $      10.77     $       50,541
         Band 22                                                 69.273            10.74                744
         Band 25                                              1,439.813            10.75             15,478
                                                      -----------------                      --------------
                                                              6,201.844                      $       66,763
                                                      =================                      ==============

      ING LifeStyle Moderate Growth
         Band 6                                               7,469.855     $      10.98     $       82,019
         Band 9                                               2,634.278            10.94             28,819
         Band 17                                              3,616.803            11.01             39,821
         Band 19                                              2,781.199            11.01             30,621
         Band 20                                             30,274.182            11.00            333,016
         Band 22                                             23,712.102            10.99            260,596
         Band 25                                                893.000            11.00              9,823
         Band 26                                                 41.674            10.99                458
                                                      -----------------                      --------------
                                                             71,423.093                      $      785,173
                                                      =================                      ==============

      ING Limited Maturity Bond
         Band 1                                               7,352.795     $      20.93     $      153,894
         Band 3                                              50,786.882            20.43          1,037,576
                                                      -----------------                      --------------
                                                             58,139.677                      $    1,191,470
                                                      =================                      ==============

      ING Liquid Assets
         Band 1                                              13,566.210     $      16.04     $      217,602
         Band 3                                              35,290.421            15.66            552,648
         Band 8                                               2,064.464            15.28             31,545
         Band 9                                              18,611.014            14.80            275,443
         Band 10                                              1,549.030            14.44             22,368
         Band 20                                              9,832.665             9.98             98,130
         Band 24                                              5,630.330             9.99             56,247
                                                      -----------------                      --------------
                                                             86,544.134                      $    1,253,983
                                                      =================                      ==============

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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING Marsico Growth
         Band 1                                              25,948.158     $      15.47     $      401,418
         Band 3                                             264,563.565            15.26          4,037,240
         Band 6                                               3,826.649            11.22             42,935
         Band 9                                                 523.861            11.19              5,862
         Band 20                                              1,415.088            11.40             16,132
                                                      -----------------                      --------------
                                                            296,277.321                      $    4,503,587
                                                      =================                      ==============

      ING MFS(R) Mid-Cap Growth
         Band 1                                               6,100.000     $      25.41     $      155,001
         Band 2                                               2,613.066            25.41             66,398
         Band 3                                              57,436.029            24.98          1,434,752
         Band 4                                              23,750.320            24.98            593,283
                                                      -----------------                      --------------
                                                             89,899.415                      $    2,249,434
                                                      =================                      ==============

      ING MFS(R) Total Return
         Band 1                                              15,836.582     $      24.63     $      390,055
         Band 2                                               6,351.807            24.63            156,445
         Band 3                                              77,355.029            24.26          1,876,633
         Band 4                                              46,365.499            24.26          1,124,827
         Band 5                                               5,121.232            25.15            128,799
         Band 6                                               5,865.489            24.63            144,467
         Band 8                                              16,598.828            23.89            396,546
         Band 9                                              15,923.462            23.40            372,609
         Band 10                                                471.875            23.04             10,872
         Band 17                                                270.139            10.75              2,904
         Band 19                                              1,480.446            10.74             15,900
         Band 20                                              7,038.956            10.73             75,528
         Band 24                                              1,087.337            10.74             11,678
                                                      -----------------                      --------------
                                                            199,766.681                      $    4,707,263
                                                      =================                      ==============

      ING Oppenheimer Main Street
         Band 1                                               5,842.599     $      21.01     $      122,753
         Band 2                                              18,955.069            21.01            398,246
         Band 3                                              33,699.952            20.70            697,589
         Band 4                                              51,172.029            20.70          1,059,261
         Band 5                                                 606.713            21.45             13,014
         Band 6                                                 110.899            21.01              2,330
         Band 9                                               1,697.595            19.96             33,884
         Band 24                                              2,075.405            11.10             23,037
                                                      -----------------                      --------------
                                                            114,160.261                      $    2,350,114
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING PIMCO Core Bond
         Band 1                                              10,891.364     $      13.78     $      150,083
         Band 3                                              25,641.931            13.57            347,961
         Band 5                                               8,678.891            14.07            122,112
         Band 6                                              21,030.043            13.78            289,794
         Band 8                                              14,477.637            13.37            193,566
         Band 9                                              16,546.830            13.09            216,598
         Band 10                                              2,003.414            12.89             25,824
         Band 17                                              2,181.164            10.14             22,117
         Band 20                                              5,993.380            10.12             60,653
         Band 22                                              1,847.036            10.12             18,692
         Band 24                                                818.163            10.13              8,288
                                                      -----------------                      --------------
                                                            110,109.853                      $    1,455,688
                                                      =================                      ==============

      ING PIMCO High Yield
         Band 1                                               6,318.929     $      10.83     $       68,434
         Band 3                                              52,833.826            10.82            571,662
         Band 5                                               6,111.982            10.85             66,315
         Band 6                                               2,592.152            10.83             28,073
         Band 8                                               8,034.042            10.81             86,848
         Band 9                                              14,808.241            10.80            159,929
         Band 10                                              1,526.438            10.78             16,455
         Band 19                                                 68.476            10.50                719
         Band 20                                                994.185            10.49             10,429
         Band 24                                                689.810            10.50              7,243
                                                      -----------------                      --------------
                                                             93,978.081                      $    1,016,107
                                                      =================                      ==============

      ING Salomon Brothers All Cap
         Band 1                                               2,955.263     $      12.54     $       37,059
         Band 3                                              77,239.759            12.45            961,635
         Band 5                                               1,255.835            11.91             14,957
         Band 6                                                 178.957            11.88              2,126
         Band 9                                               4,783.051            11.80             56,440
         Band 20                                                976.111            10.80             10,542
                                                      -----------------                      --------------
                                                             87,388.976                      $    1,082,759
                                                      =================                      ==============

      ING Salomon Brothers Investors
         Band 3                                              16,266.431     $      11.32     $      184,136
         Band 9                                                 209.933            11.98              2,515
                                                      -----------------                      --------------
                                                             16,476.364                      $      186,651
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING T. Rowe Price Capital Appreciation
         Band 1                                               4,859.075     $      40.66     $      197,570
         Band 3                                              16,928.773            39.69            671,903
                                                      -----------------                      --------------
                                                             21,787.848                      $      869,473
                                                      =================                      ==============

      ING T. Rowe Price Equity Income
         Band 1                                               9,375.384     $      29.29     $      274,605
         Band 3                                              29,517.377            28.60            844,197
         Band 6                                                 739.465            11.20              8,282
         Band 8                                                 106.619            11.18              1,192
         Band 9                                              17,572.939            11.16            196,114
         Band 17                                                195.553            11.02              2,155
         Band 24                                                627.793            11.01              6,912
         Band 25                                                242.597            11.01              2,671
         Band 26                                                 28.000            11.00                308
                                                      -----------------                      --------------
                                                             58,405.727                      $    1,336,436
                                                      =================                      ==============

      ING UBS U.S. Balanced
         Band 1                                               3,155.377     $       9.30     $       29,345
         Band 3                                              18,512.554             9.24            171,056
         Band 6                                               5,197.257            10.94             56,858
         Band 8                                                 360.129            10.91              3,929
         Band 17                                                 16.543            10.82                179
         Band 20                                                913.599            10.81              9,876
                                                      -----------------                      --------------
                                                             28,155.459                      $      271,243
                                                      =================                      ==============

      ING Van Kampen Growth and Income
         Band 1                                               6,383.124     $      26.25     $      167,557
         Band 3                                              51,687.137            25.81          1,334,045
                                                      -----------------                      --------------
                                                             58,070.261                      $    1,501,602
                                                      =================                      ==============

      ING Van Kampen Real Estate
         Band 1                                               3,482.063     $      53.02     $      184,619
         Band 3                                               6,049.440            51.76            313,119
         Band 6                                               3,995.043            13.92             55,611
         Band 8                                                 639.525            13.89              8,883
         Band 9                                               4,328.623            13.87             60,038
         Band 10                                                 42.208            13.86                585
         Band 20                                              1,990.633            11.85             23,589
         Band 22                                                685.135            11.84              8,112
         Band 24                                              1,270.068            11.86             15,063
                                                      -----------------                      --------------
                                                             22,482.738                      $      669,619
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING JPMorgan International
         Band 6                                                 621.552     $      13.92     $        8,652
         Band 8                                               1,853.896            13.86             25,695
         Band 9                                                 344.685            13.83              4,767
         Band 20                                                572.767            11.64              6,667
                                                      -----------------                      --------------
                                                              3,392.900                      $       45,781
                                                      =================                      ==============

      ING JPMorgan Mid Cap Value
         Band 5                                               1,642.695     $      14.10     $       23,162
         Band 6                                               8,710.770            14.02            122,125
         Band 7                                                  90.981            13.97              1,271
         Band 8                                               5,866.284            13.91             81,600
         Band 9                                              12,187.572            13.84            168,676
         Band 10                                              1,629.608            13.78             22,456
         Band 20                                                124.351            11.17              1,389
         Band 24                                              1,362.254            11.18             15,230
                                                      -----------------                      --------------
                                                             31,614.515                      $      435,909
                                                      =================                      ==============

      ING MFS(R) Capital Opportunities
         Band 9                                               2,044.483     $       8.52     $       17,419
                                                      -----------------                      --------------
                                                              2,044.483                      $       17,419
                                                      =================                      ==============

      ING Oppenheimer Global Portfolio
         Band 5                                               3,725.950     $      12.37     $       46,090
         Band 6                                                   3.577            12.30                 44
         Band 8                                                 542.295            12.20              6,616
         Band 9                                               2,248.929            12.14             27,302
         Band 20                                                  3.602            11.66                 42
                                                      -----------------                      --------------
                                                              6,524.353                      $       80,094
                                                      =================                      ==============

      ING Salomon Brothers Aggressive Growth
         Band 6                                               3,005.560     $      11.69     $       35,135
         Band 8                                               1,835.537            11.65             21,384
         Band 9                                               2,601.377            11.62             30,228
         Band 10                                                133.563            11.59              1,548
         Band 20                                                382.321            11.03              4,217
                                                      -----------------                      --------------
                                                              7,958.358                      $       92,512
                                                      =================                      ==============

      ING UBS U.S. Large Cap Equity
         Band 24                                              6,351.842     $      11.13     $       70,696
                                                      -----------------                      --------------
                                                              6,351.842                      $       70,696
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING Van Kampen Comstock
         Band 5                                               6,993.755     $      12.33     $       86,233
         Band 6                                               2,107.015            12.26             25,832
         Band 8                                               8,289.482            12.17            100,883
         Band 9                                               2,111.240            12.10             25,546
         Band 17                                              2,038.206            11.15             22,726
         Band 19                                                173.967            11.14              1,938
         Band 20                                                 43.127            11.13                480
                                                      -----------------                      --------------
                                                             21,756.792                      $      263,638
                                                      =================                      ==============

      ING GET U.S. Core Portfolio - Series 1
         Band 11                                             51,979.254     $      10.46     $      543,703
         Band 12                                             35,779.003            10.43            373,175
         Band 13                                             27,141.115            10.41            282,539
         Band 14                                            168,725.337            10.38          1,751,369
         Band 15                                            144,865.604            10.35          1,499,359
         Band 16                                             17,342.885            10.33            179,152
                                                      -----------------                      --------------
                                                            445,833.198                      $    4,629,297
                                                      =================                      ==============

      ING GET U.S. Core Portfolio - Series 2
         Band 11                                            132,045.171     $      10.25     $    1,353,463
         Band 12                                             28,864.027            10.23            295,279
         Band 13                                             14,873.065            10.21            151,854
         Band 14                                            319,981.256            10.19          3,260,609
         Band 15                                            195,674.114            10.16          1,988,049
         Band 16                                             98,673.767            10.14          1,000,552
                                                      -----------------                      --------------
                                                            790,111.400                      $    8,049,806
                                                      =================                      ==============

      ING GET U.S. Core Portfolio - Series 3
         Band 11                                             45,763.928     $       9.98     $      456,724
         Band 12                                             31,616.466             9.96            314,900
         Band 13                                              3,670.422             9.94             36,484
         Band 14                                            308,751.310             9.92          3,062,813
         Band 15                                            247,944.848             9.90          2,454,654
         Band 16                                             32,494.540             9.89            321,371
                                                      -----------------                      --------------
                                                            670,241.514                      $    6,646,946
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING GET U.S. Core Portfolio - Series 4
         Band 11                                             64,745.962     $      10.40     $      673,358
         Band 12                                              1,357.171            10.39             14,101
         Band 13                                                201.640            10.37              2,091
         Band 14                                            244,115.637            10.36          2,529,038
         Band 15                                            194,104.739            10.34          2,007,043
         Band 16                                             47,260.406            10.33            488,200
                                                      -----------------                      --------------
                                                            551,785.555                      $    5,713,831
                                                      =================                      ==============

      ING GET U.S. Core Portfolio - Series 5
         Band 11                                             33,486.558     $      10.49     $      351,274
         Band 12                                             49,199.427            10.48            515,610
         Band 14                                            255,972.945            10.46          2,677,477
         Band 15                                            276,871.770            10.45          2,893,310
         Band 16                                             16,376.916            10.44            170,975
         Band 18                                              9,211.642            10.48             96,538
                                                      -----------------                      --------------
                                                            641,119.258                      $    6,705,184
                                                      =================                      ==============

      ING GET U.S. Core Portfolio - Series 6
         Band 11                                             24,250.596     $      10.08     $      244,446
         Band 12                                             19,830.257            10.08            199,889
         Band 14                                             94,052.135            10.07            947,105
         Band 15                                            278,192.445            10.06          2,798,616
         Band 16                                                377.038            10.06              3,793
         Band 18                                             14,889.971            10.07            149,942
         Band 21                                             74,201.392            10.06            746,466
         Band 22                                             19,397.711            10.05            194,947
                                                      -----------------                      --------------
                                                            525,191.545                      $    5,285,204
                                                      =================                      ==============

      ING VP Worldwide Growth
         Band 1                                                 618.169     $       7.21     $        4,457
         Band 3                                               2,603.497             7.15             18,615
         Band 6                                               1,156.172             7.21              8,336
         Band 8                                               1,028.592             7.10              7,303
         Band 9                                                 125.853             7.04                886
                                                      -----------------                      --------------
                                                              5,532.283                      $       39,597
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING VP Index Plus LargeCap
         Band 5                                              17,336.033     $       9.88     $      171,280
         Band 6                                              15,049.134             9.81            147,632
         Band 7                                                 119.058             9.76              1,162
         Band 8                                              12,633.573             9.71            122,672
         Band 9                                               9,183.091             9.64             88,525
         Band 17                                              1,370.856            10.98             15,052
         Band 20                                              2,182.025            10.96             23,915
                                                      -----------------                      --------------
                                                             57,873.770                      $      570,238
                                                      =================                      ==============

      ING VP Index Plus MidCap
         Band 5                                               5,699.382     $      12.94     $       73,750
         Band 6                                               9,843.346            12.85            126,487
         Band 7                                               1,215.180            12.78             15,530
         Band 8                                              16,318.789            12.72            207,575
         Band 9                                              16,939.114            12.63            213,941
         Band 10                                              2,791.163            12.56             35,057
         Band 17                                              3,081.349            11.42             35,189
         Band 19                                                119.019            11.41              1,358
         Band 20                                              1,979.474            11.40             22,566
         Band 22                                                138.542            11.39              1,578
         Band 24                                              1,881.507            11.41             21,468
                                                      -----------------                      --------------
                                                             60,006.865                      $      754,499
                                                      =================                      ==============

      ING VP Index Plus SmallCap
         Band 5                                               1,841.655     $      14.02     $       25,820
         Band 6                                              10,443.001            13.93            145,471
         Band 7                                                  93.430            13.85              1,294
         Band 8                                              15,133.962            13.78            208,546
         Band 9                                              22,925.566            13.69            313,851
         Band 10                                              1,348.126            13.61             18,348
         Band 17                                              2,843.478            11.73             33,354
         Band 20                                              1,902.306            11.71             22,276
         Band 22                                                132.479            11.70              1,550
         Band 24                                              3,940.188            11.72             46,179
                                                      -----------------                      --------------
                                                             60,604.191                      $      816,689
                                                      =================                      ==============

      ING VP Value Opportunity
         Band 6                                                 241.505     $       8.77     $        2,118
         Band 8                                               2,372.895             8.67             20,573
         Band 9                                               1,174.797             8.61             10,115
         Band 10                                                360.210             8.57              3,087
         Band 20                                                 49.208            10.73                528
                                                      -----------------                      --------------
                                                              4,198.615                      $       36,421
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ING VP Convertible
         Band 5                                               3,141.294     $      12.98     $       40,774
         Band 6                                                 620.015            12.89              7,992
         Band 8                                               3,198.039            12.75             40,775
         Band 9                                               8,076.953            12.67            102,335
         Band 17                                                113.483            10.68              1,212
         Band 19                                                413.296            10.68              4,414
         Band 20                                                370.572            10.67              3,954
         Band 24                                              1,409.457            10.68             15,053
                                                      -----------------                      --------------
                                                             17,343.109                      $      216,509
                                                      =================                      ==============

      ING VP Financial Services
         Band 5                                                  65.198     $      11.12     $          725
         Band 9                                                 272.900            11.07              3,021
         Band 6                                                 897.210            11.11              9,968
         Band 24                                              1,375.799            10.95             15,065
         Band 17                                              1,382.648            10.95             15,140
                                                      -----------------                      --------------
                                                              3,993.755                      $       43,919
                                                      =================                      ==============

      ING VP MagnaCap
         Band 3                                               2,556.866     $       9.83     $       25,134
         Band 8                                               1,271.370             9.78             12,434
         Band 9                                               3,284.140             9.71             31,889
                                                      -----------------                      --------------
                                                              7,112.376                      $       69,457
                                                      =================                      ==============

      ING VP Mid Cap Opportunities
         Band 1                                               4,649.603     $       7.56     $       35,151
         Band 3                                               3,232.713             7.52             24,310
                                                      -----------------                      --------------
                                                              7,882.316                      $       59,461
                                                      =================                      ==============

      ING VP SmallCap Opportunities
         Band 3                                               3,163.743     $       6.84     $       21,640
                                                      -----------------                      --------------
                                                              3,163.743                      $       21,640
                                                      =================                      ==============

      AIM V.I. Dent Demographic Trends
         Band 5                                               1,766.916     $      10.70     $       18,906
         Band 6                                                 110.536            10.63              1,175
         Band 14                                              2,869.981            10.46             30,020
         Band 24                                                600.263            11.41              6,849
                                                      -----------------                      --------------
                                                              5,347.696                      $       56,950
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      AIM V.I. Financial Services
         Band 5                                                  79.982     $      10.89     $          871
         Band 6                                                 108.872            10.82              1,178
         Band 8                                               3,634.767            10.70             38,892
         Band 9                                                 247.224            10.63              2,628
                                                      -----------------                      --------------
                                                              4,070.845                      $       43,569
                                                      =================                      ==============

      AIM V.I. Growth
         Band 5                                              10,778.996     $       9.76     $      105,203
         Band 8                                                  94.062             9.60                903
         Band 9                                               2,761.006             9.54             26,340
                                                      -----------------                      --------------
                                                             13,634.064                      $      132,446
                                                      =================                      ==============

      AIM V.I. Health Sciences
         Band 5                                               5,285.797     $      10.35     $       54,708
         Band 6                                                  58.949            10.28                606
         Band 8                                               1,754.769            10.17             17,846
         Band 9                                               5,546.633            10.10             56,021
                                                      -----------------                      --------------
                                                             12,646.148                      $      129,181
                                                      =================                      ==============

      AIM V.I. Leisure
         Band 9                                                 373.103     $      11.86     $        4,425
         Band 24                                              1,272.236            11.85             15,076
                                                      -----------------                      --------------
                                                              1,645.339                      $       19,501
                                                      =================                      ==============

      AIM V.I Utilities
         Band 6                                               2,806.305     $       9.04     $       25,369
         Band 8                                               4,279.307             8.94             38,257
         Band 9                                                 541.667             8.88              4,810
         Band 20                                              1,221.280            11.56             14,118
         Band 24                                              1,302.161            11.57             15,066
                                                      -----------------                      --------------
                                                             10,150.720                      $       97,620
                                                      =================                      ==============

      AllianceBernstein Growth and Income
         Band 5                                               4,955.639     $      10.64     $       52,728
         Band 6                                               1,421.381            10.57             15,024
         Band 8                                              39,928.489            10.46            417,652
         Band 9                                              28,916.378            10.38            300,152
         Band 10                                              3,754.114            10.33             38,780
         Band 17                                              2,005.480            10.95             21,960
                                                      -----------------                      --------------
                                                             80,981.481                      $      846,296
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      AllianceBernstein Premier Growth
         Band 5                                                 716.783     $       8.58     $        6,150
         Band 8                                              17,275.682             8.43            145,634
         Band 9                                               6,840.741             8.37             57,257
                                                      -----------------                      --------------
                                                             24,833.206                      $      209,041
                                                      =================                      ==============

      AllianceBernstein Value
         Band 5                                               2,981.184     $      12.33     $       36,758
         Band 6                                                 582.368            12.25              7,134
         Band 8                                               3,195.627            12.12             38,731
         Band 9                                                 643.605            12.04              7,749
         Band 17                                                114.156            11.02              1,258
         Band 20                                              1,144.364            11.00             12,588
                                                      -----------------                      --------------
                                                              8,661.304                      $      104,218
                                                      =================                      ==============

      Fidelity(R) VIP Contrafund(R)
         Band 5                                              10,696.341     $      12.57     $      134,453
         Band 6                                              17,579.808            12.48            219,396
         Band 7                                               1,231.240            12.42             15,292
         Band 8                                              21,262.915            12.35            262,597
         Band 9                                              16,054.767            12.27            196,992
         Band 10                                              4,504.590            12.20             54,956
         Band 17                                              1,345.486            11.30             15,204
         Band 19                                                224.003            11.29              2,529
         Band 20                                              1,349.557            11.28             15,223
         Band 22                                                138.243            11.27              1,558
         Band 24                                              4,376.528            11.29             49,411
         Band 25                                                 47.251            11.28                533
         Band 26                                                 40.639            11.27                458
                                                      -----------------                      --------------
                                                             78,851.368                      $      968,602
                                                      =================                      ==============

      Fidelity(R) VIP Equity-Income
         Band 5                                              13,601.166     $      11.15     $      151,653
         Band 6                                              16,685.547            11.07            184,709
         Band 8                                              68,040.511            10.96            745,724
         Band 9                                              44,414.522            10.88            483,230
         Band 10                                                268.790            10.83              2,911
         Band 17                                                264.069            10.91              2,881
         Band 20                                              1,969.238            10.89             21,445
                                                      -----------------                      --------------
                                                            145,243.843                      $    1,592,553
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                    Division/Contract                 Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      Fidelity(R) VIP Growth
         Band 5                                               9,001.050     $       8.57     $       77,139
         Band 6                                              10,781.433             8.51             91,750
         Band 8                                              66,649.644             8.42            561,190
         Band 9                                              42,364.516             8.37            354,591
         Band 10                                              3,847.115             8.32             32,008
         Band 22                                                287.465            10.85              3,119
                                                      -----------------                      --------------
                                                            132,931.223                      $    1,119,797
                                                      =================                      ==============

      Greenwich Appreciation
         Band 2                                              48,420.183     $      18.53     $      897,226
         Band 4                                             127,969.218            18.29          2,340,557
                                                      -----------------                      --------------
                                                            176,389.401                      $    3,237,783
                                                      =================                      ==============

      Janus Aspen Series Worldwide Growth
         Band 5                                                 558.304     $       8.73     $        4,874
         Band 6                                               1,442.445             8.67             12,506
         Band 8                                               2,944.289             8.58             25,262
         Band 9                                                 409.976             8.52              3,493
                                                      -----------------                      --------------
                                                              5,355.014                      $       46,135
                                                      =================                      ==============

      PIMCO StocksPLUS Growth and Income
         Band 1                                               1,394.220     $      11.42     $       15,922
         Band 3                                              13,328.912            11.31            150,750
                                                      -----------------                      --------------
                                                             14,723.132                      $      166,672
                                                      =================                      ==============

      Pioneer Fund
         Band 8                                                  27.475     $       9.90     $          272
         Band 9                                               1,446.185             9.83             14,216
                                                      -----------------                      --------------
                                                              1,473.660                      $       14,488
                                                      =================                      ==============

      Pioneer Small Company
         Band 5                                               2,852.699     $      10.93     $       31,180
         Band 6                                                 676.682            10.85              7,342
         Band 8                                               2,439.386            10.74             26,199
         Band 9                                               3,773.640            10.66             40,227
         Band 17                                              1,996.106            11.30             22,556
         Band 20                                                 90.603            11.28              1,022
         Band 24                                                958.761            11.30             10,834
                                                      -----------------                      --------------
                                                             12,787.877                      $      139,360
                                                      =================                      ==============

      ProFund VP Bull
         Band 1                                               4,261.279     $       8.91     $       37,968
         Band 6                                               1,118.743             8.91              9,968
         Band 9                                               2,451.200             8.75             21,448
         Band 10                                                126.322             8.70              1,099
                                                      -----------------                      --------------
                                                              7,957.544                      $       70,483
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
-------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      ProFund VP Europe 30
         Band 1                                                 618.764     $       9.38     $        5,804
         Band 5                                                 622.857             9.45              5,886
         Band 8                                                 244.396             9.28              2,268
         Band 9                                                 847.665             9.21              7,807
         Band 19                                             18,775.000            11.32            212,533
         Band 20                                                 38.108            11.31                431
                                                      -----------------                      --------------
                                                             21,146.790                      $      234,729
                                                      =================                      ==============

      ProFund VP Rising Rates Opportunity
         Band 3                                               8,895.140     $       8.23     $       73,207
         Band 5                                                 528.053             8.27              4,367
         Band 6                                               1,393.939             8.25             11,500
         Band 8                                                 414.129             8.21              3,400
         Band 9                                               1,230.281             8.19             10,076
         Band 10                                              2,621.175             8.17             21,415
         Band 20                                                793.630             9.42              7,476
         Band 24                                                147.189             9.43              1,388
                                                      -----------------                      --------------
                                                             16,023.536                      $      132,829
                                                      =================                      ==============

      ProFund VP Small Cap
         Band 1                                                 498.724     $      11.75     $        5,860
         Band 3                                                 523.288            11.68              6,112
         Band 5                                               2,365.963            11.84             28,013
         Band 8                                               3,628.055            11.62             42,158
         Band 9                                                 966.695            11.53             11,146
         Band 10                                              2,008.544            11.47             23,038
         Band 17                                              1,277.891            11.76             15,028
         Band 24                                                543.368            11.76              6,390
                                                      -----------------                      --------------
                                                             11,812.528                      $      137,745
                                                      =================                      ==============

      Jennison
         Band 1                                               2,728.378     $       5.92     $       16,152
         Band 3                                              10,275.170             5.88             60,418
         Band 5                                                 259.364             5.98              1,551
         Band 9                                                 221.762             5.79              1,284
                                                      -----------------                      --------------
                                                             13,484.674                      $       79,405
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      SP William Blair International Growth
         Band 1                                                 830.414     $       6.51     $        5,406
         Band 3                                              19,118.238             6.47            123,695
         Band 5                                               2,324.695             6.56             15,250
         Band 6                                              13,097.849             6.51             85,267
         Band 7                                               2,788.409             6.47             18,041
         Band 8                                               2,890.032             6.42             18,554
         Band 9                                               9,441.602             6.37             60,143
         Band 10                                              9,375.355             6.33             59,346
         Band 20                                                124.167            11.71              1,454
                                                      -----------------                      --------------
                                                             59,990.761                      $      387,156
                                                      =================                      ==============

      Putnam VT Discovery Growth
         Band 5                                               1,306.942     $       8.50     $       11,109
         Band 6                                               1,001.184             8.44              8,450
         Band 8                                                 636.767             8.35              5,317
         Band 9                                                 136.671             8.29              1,133
                                                      -----------------                      --------------
                                                              3,081.564                      $       26,009
                                                      =================                      ==============

      Putnam VT Growth and Income
         Band 8                                               1,869.335     $      10.37     $       19,385
         Band 9                                                 283.786            10.30              2,923
                                                      -----------------                      --------------
                                                              2,153.121                      $       22,308
                                                      =================                      ==============

      Putnam VT International Growth and Income
         Band 5                                                 675.719     $      13.22     $        8,933
         Band 8                                                  47.806            12.99                621
         Band 9                                                  99.535            12.90              1,284
                                                      -----------------                      --------------
                                                                823.060                      $       10,838
                                                      =================                      ==============

      Smith Barney Select Balanced
         Band 2                                              68,826.707     $      14.94     $    1,028,271
         Band 4                                             172,800.339            14.76          2,550,533
                                                      -----------------                      --------------
                                                            241,627.046                      $    3,578,804
                                                      =================                      ==============

      Smith Barney Select Growth
         Band 2                                              26,840.105     $      13.29     $      356,705
         Band 4                                              97,809.513            13.14          1,285,217
                                                      -----------------                      --------------
                                                            124,649.618                      $    1,641,922
                                                      =================                      ==============

      Smith Barney Select High Growth
         Band 2                                              10,685.787     $      13.72     $      146,609
         Band 4                                              46,479.056            13.56            630,256
                                                      -----------------                      --------------
                                                             57,164.843                      $      776,865
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                  Division/Contract                   Units Outstanding      Unit Value      Extended Value
      -------------------------------------------     -----------------     ------------     --------------
      Smith Barney High Income
         Band 2                                               7,502.170     $      15.67     $      117,559
         Band 4                                               6,700.194            15.44            103,451
                                                      -----------------                      --------------
                                                             14,202.364                      $      221,010
                                                      =================                      ==============

      Smith Barney International All Cap Growth
         Band 2                                               3,573.221     $      13.07     $       46,702
         Band 4                                              13,169.332            12.88            169,621
                                                      -----------------                      --------------
                                                             16,742.553                      $      216,323
                                                      =================                      ==============

      Smith Barney Large Cap Value
         Band 2                                              16,704.638     $      19.62     $      327,745
         Band 4                                              37,222.492            19.34            719,883
                                                      -----------------                      --------------
                                                             53,927.130                      $    1,047,628
                                                      =================                      ==============

      Smith Barney Money Market
         Band 2                                               1,856.210     $      12.56     $       23,314
         Band 4                                              11,279.386            12.37            139,526
                                                      -----------------                      --------------
                                                             13,135.596                      $      162,840
                                                      =================                      ==============

      UBS Series Trust Tactical Allocation
         Band 8                                               3,337.281     $       9.71     $       32,405
                                                      -----------------                      --------------
                                                              3,337.281                      $       32,405
                                                      =================                      ==============

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

           Band                                          Contract Description
      ----------------   -------------------------------------------------------------------------------------------
      Band 1             DVA Plus - Standard
      Band 2             Empire DVA - Standard
      Band 3             DVA Plus - Annual Ratchet
      Band 4             Empire DVA - Annual Ratchet
      Band 5             SmartDesign VA - Option I
      Band 6             SmartDesign VA - Option II
      Band 7             SmartDesign VA - Option III
      Band 8             SmartDesign VA - Option I with Optional Asset-Based Premium Credit Charge
      Band 9             SmartDesign VA - Option II with Optional Asset-Based Premium Credit Charge
      Band 10            SmartDesign VA - Option III with Optional Asset-Based Premium Credit Charge
      Band 11            SmartDesign VA - Option I with GET Fund Guarantee Charge
      Band 12            SmartDesign VA - Option II with GET Fund Guarantee Charge
      Band 13            SmartDesign VA - Option II with GET Fund Guarantee Charge
      Band 14            SmartDesign VA - Option I with Optional Asset-Based Premium Credit Charge and GET Fund
                         Guarantee Charge
      Band 15            SmartDesign VA - Option II with Optional Asset-Based Premium Credit Charge and GET Fund
                         Guarantee Charge
      Band 16            SmartDesign VA - Option III with Optional Asset-Based Premium Credit Charge and GET Fund
                         Guarantee Charge
      Band 17            ING SmartDesign Variable Annuity New York 145
      Band 18            ING SmartDesign Variable Annuity New York 145 with GET Fund Guarantee Charge
      Band 19            ING SmartDesign Variable Annuity New York 160
      Band 20            ING SmartDesign Variable Annuity New York 195
      Band 21            ING SmartDesign Variable Annuity New York 195 with GET Fund Guarantee Charge
      Band 22            ING SmartDesign Variable Annuity New York 210
      Band 23            ING SmartDesign Variable Annuity New York 210 with GET Fund Guarantee Charge
      Band 24            ING Empire Innovations Variable Annuity 165
      Band 25            ING Empire Innovations Variable Annuity 185
      Band 26            ING Empire Innovations Variable Annuity 200

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

8.    Financial Highlights

A summary of unit values and units outstanding for variable annuity contracts, expense ratios, excluding expenses of underlying funds, investment income ratios, and total return for the years ended December 31, 2004, 2003, 2002 and 2001, along with units outstanding and unit values for the year ended December 31, 2000, follows:

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
-----------------------------------------------------------------------------------------------------------------------------------
ING AIM Mid-Cap Growth
     2004                             21      $14.93 to $15.14      $   320         --%        1.25% to 1.40%      6.04% to 6.17%
     2003                             24      $14.08 to $14.26          332         --         1.25% to 1.40%     42.08% to 42.46%
     2002                             27       $9.91 to $10.01          270         --         1.25% to 1.40%    -32.63% to -32.59%
     2001                             35      $14.71 to $14.85          508         --         1.25% to 1.40%    -22.25% to -22.13%
     2000                             42      $18.92 to $19.07          797        (a)               (a)                 (a)
ING Alliance Mid-Cap Growth
     2004                             47      $19.60 to $19.86          927         --         1.25% to 1.40%     17.86% to 18.00%
     2003                             63      $16.63 to $16.83        1,046         --         1.25% to 1.40%     64.65% to 65.00%
     2002                             71      $10.10 to $10.20          723         --         1.25% to 1.40%    -31.01% to -30.89%
     2001                             88      $14.64 to $14.76        1,284         --         1.25% to 1.40%    -14.93% to -14.83%
     2000                             75      $17.21 to $17.33        1,291        (a)               (a)                 (a)
ING American Funds Growth
     2004                            108      $11.23 to $11.94        1,273         --         1.05% to 2.10%      9.86% to 10.48%
     2003                              3      $10.75 to $10.78           35        (d)         1.25% to 1.90%            (d)
     2002                            (d)             (d)                (d)        (d)               (d)                 (d)
     2001                            (d)             (d)                (d)        (d)               (d)                 (d)
     2000                            (d)             (d)                (d)        (d)               (d)                 (d)
ING American Funds Growth-Income
     2004                            102      $10.86 to $11.95        1,202       0.16         1.05% to 2.10%      7.75% to 8.64%
     2003                              7      $10.97 to $11.00           79        (d)         1.05% to 1.90%            (d)
     2002                            (d)             (d)                (d)        (d)               (d)                 (d)
     2001                            (d)             (d)                (d)        (d)               (d)                 (d)
     2000                            (d)             (d)                (d)        (d)               (d)                 (d)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING American Funds International
     2004                              43     $11.48 to $13.66      $   571      0.34%         1.05% to 2.00%     16.38% to 17.21%
     2003                               2     $11.60 to $11.62           22       (d)          1.25% to 1.90%            (d)
     2002                             (d)            (d)                (d)       (d)                (d)                 (d)
     2001                             (d)            (d)                (d)       (d)                (d)                 (d)
     2000                             (d)            (d)                (d)       (d)                (d)                 (d)
ING Capital Guardian Large Cap
  Value
     2004                              55     $10.94 to $11.02          605      0.18          1.25% to 1.40%      7.78% to 7.93%
     2003                              48     $10.15 to $10.21          483        --          1.25% to 1.40%     34.79% to 35.05%
     2002                              38      $7.53 to $7.56           290      0.17          1.25% to 1.40%    -24.85% to -24.78%
     2001                              49     $10.02 to $10.05          491      0.28          1.25% to 1.40%     -4.93% to -4.83%
     2000                              11     $10.54 to $10.56          120       (a)                (a)                 (a)
ING Capital Guardian Managed Global
     2004                              51     $20.30 to $20.67        1,045      0.48          1.25% to 1.40%      9.43% to 9.54%
     2003                              56     $18.55 to $18.87        1,043        --          1.25% to 1.40%     34.42% to 34.59%
     2002                              66     $13.80 to $14.02          910      0.11          1.25% to 1.40%    -21.32% to -21.15%
     2001                              73     $17.54 to $17.78        1,288      0.11          1.25% to 1.40%    -13.13% to -13.01%
     2000                              73     $20.19 to $20.44        1,480       (a)                (a)                 (a)
ING Capital Guardian Small Cap
     2004                             119     $19.27 to $19.54        2,302      0.18          1.25% to 1.40%      5.94% to 6.14%
     2003                             125     $18.19 to $18.41        2,267      0.16          1.25% to 1.40%     38.43% to 38.63%
     2002                             115     $13.14 to $13.28        1,511      0.12          1.25% to 1.40%    -26.47% to -26.34%
     2001                             128     $17.87 to $18.03        2,286      0.12          1.25% to 1.40%     -2.88% to -2.75%
     2000                             114     $18.40 to $18.54        2,099       (a)                (a)                 (a)
ING Developing World
     2004                              32     $10.46 to $10.57          335      0.32          1.25% to 1.40%     16.09% to 16.28%
     2003                              33      $9.01 to $9.09           298        --          1.25% to 1.40%     44.62% to 44.75%
     2002                              37      $6.23 to $6.28           233        --          1.25% to 1.40%    -12.01% to -11.80%
     2001                              43      $7.08 to $7.12           305      1.33          1.25% to 1.40%     -6.60% to -6.44%
     2000                              20      $7.58 to $7.61           155       (a)                (a)                 (a)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING Eagle Asset Capital
  Appreciation
     2004                              21     $11.25 to $21.30      $   442       1.00%        1.25% to 1.95%     12.73% to 13.48%
     2003                              19     $17.68 to $18.77          358       0.31         1.25% to 1.90%     23.47% to 23.65%
     2002                              18     $15.00 to $15.18          278       0.66         1.25% to 1.40%    -18.21% to -18.08%
     2001                              20      $18.34 to 18.53          374       0.88         1.25% to 1.40%     -5.76% to -5.60%
     2000                              16     $19.46 to $19.63          317        (a)               (a)                 (a)
ING Evergreen Health Sciences
     2004                               8      $9.88 to $10.80           86        (f)         1.05% to 1.95%            (f)
     2003                             (f)            (f)                (f)        (f)               (f)                 (f)
     2002                             (f)            (f)                (f)        (f)               (f)                 (f)
     2001                             (f)            (f)                (f)        (f)               (f)                 (f)
     2000                             (f)            (f)                (f)        (f)               (f)                 (f)
ING FMR(SM)  Diversified Mid-Cap
     2004                              14     $11.65 to $11.72          168          -         1.25% to 1.40%     22.37% to 22.59%
     2003                               7      $9.52 to $9.56            69          -         1.25% to 1.40%     31.67% to 31.68%
     2002                               8      $7.23 to $7.26            56       0.18              1.40%             -20.55%
     2001                              13           $9.10               115       0.65              1.40%              -7.71%
     2000                              --           $9.86                 3        (a)               (a)                 (a)
ING Goldman Sachs Tollkeeper(SM)
     2004                               2           $7.14                13        (g)              1.25%                (g)
     2003                              --            --                  --         --                --                 --
     2002                              --            --                  --         --                --                 --
     2001                               3           $7.62                21        (b)              1.40%               (b)
     2000                             (b)            (b)                (b)        (b)               (b)                (b)
ING Hard Assets
     2004                               5     $22.13 to $22.67          110       1.22         1.25% to 1.40%      4.93% to 5.05%
     2003                               3     $21.09 to $21.58           54         --         1.25% to 1.40%     50.11% to 50.38%
     2002                               2     $14.05 to $14.35           28       0.52         1.25% to 1.40%     -0.57% to -0.49%
     2001                               2     $14.13 to $14.42           26         --         1.25% to 1.40%    -13.31% to -13.18%
     2000                               1     $16.30 to $16.61           18        (a)               (a)                 (a)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING International Equity
     2004                              20          $10.57           $   208      1.03%             1.40%               15.02%
     2003                              20      $9.19 to $9.30           182        --          1.25% to 1.40%     27.46% to 27.57%
     2002                             (c)      $7.21 to $7.29             1       (c)              1.40%                 (c)
     2001                             (c)            (c)                (c)       (c)                (c)                 (c)
     2000                             (c)            (c)                (c)       (c)                (c)                 (c)
ING Janus Special Equity
     2004                               5     $10.41 to $11.47           57        --          1.40% to 1.75%          15.54%
     2003                               4           $9.01                40        --              1.40%                 (e)
     2002                              --            --                  --        --          1.25% to 1.40%          -26.86%
     2001                               1           $8.34                 7       (b)              1.25%                 (b)
     2000                             (b)            (b)                (b)       (b)                (b)                 (b)
ING Jennison Equity Opportunities
     2004                              43     $21.62 to $22.04          935      0.30          1.25% to 1.40%     11.04% to 11.20%
     2003                              54     $19.47 to $19.82        1,063      0.10          1.25% to 1.40%     29.28% to 29.46%
     2002                              59     $15.06 to $15.31          898      0.11          1.25% to 1.40%    -30.28% to -30.12%
     2001                              76     $21.60 to $21.91        1,641      0.07          1.25% to 1.40%    -14.18% to -14.08%
     2000                              69     $25.17 to $25.50        1,731       (a)                (a)                 (a)
JPMorgan Small Cap Equity
     2004                              14     $11.83 to $13.01          177        --          1.05% to 1.95%     23.94% to 24.62%
     2003                               2     $10.36 to $10.44           21       (d)          1.05% to 1.55%            (d)
     2002                             (d)            (d)                (d)       (d)                (d)                 (d)
     2001                             (d)            (d)                (d)       (d)                (d)                 (d)
     2000                             (d)            (d)                (d)       (d)                (d)                 (d)
ING Julius Baer Foreign
     2004                              19     $11.94 to $12.42          232       (f)          1.25% to 1.95%            (f)
     2003                             (f)            (f)                (f)       (f)                (f)                 (f)
     2002                             (f)            (f)                (f)       (f)                (f)                 (f)
     2001                             (f)            (f)                (f)       (f)                (f)                 (f)
     2000                             (f)            (f)                (f)       (f)                (f)                 (f)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING Legg Mason Value
     2004                              44      $9.36 to $11.53      $   419      0.35%         1.05% to 1.95%      11.69% to 12.65%
     2003                              19      $8.38 to $8.62           159        --          1.05% to 1.90%      20.85% to 21.07%
     2002                              12      $7.05 to $7.07            83      0.60          1.25% to 1.40%     -20.88% to -20.47%
     2001                               6      $8.89 to $8.91            55      0.91          1.25% to 1.40%           -10.36%
     2000                             (a)           $9.94                 4       (a)                (a)                  (a)
ING LifeStyle Aggressive Growth
     2004                              31     $11.47 to $11.49          354       (f)          1.45% to 1.95%             (f)
     2003                             (f)            (f)                (f)       (f)                (f)                  (f)
     2002                             (f)            (f)                (f)       (f)                (f)                  (f)
     2001                             (f)            (f)                (f)       (f)                (f)                  (f)
     2000                             (f)            (f)                (f)       (f)                (f)                  (f)
ING LifeStyle Growth
     2004                               5     $11.24 to $11.26           51       (f)          1.45% to 2.00%             (f)
     2003                             (f)            (f)                (f)       (f)                (f)                  (f)
     2002                             (f)            (f)                (f)       (f)                (f)                  (f)
     2001                             (f)            (f)                (f)       (f)                (f)                  (f)
     2000                             (f)            (f)                (f)       (f)                (f)                  (f)
ING LifeStyle Moderate Portfolio
     2004                               6     $10.74 to $10.77           67       (f)          1.45% to 2.10%             (f)
     2003                             (f)            (f)                (f)       (f)                (f)                  (f)
     2002                             (f)            (f)                (f)       (f)                (f)                  (f)
     2001                             (f)            (f)                (f)       (f)                (f)                  (f)
     2000                             (f)            (f)                (f)       (f)                (f)                  (f)
ING LifeStyle Moderate Growth
     2004                              71     $10.94 to $11.01          785       (f)          1.25% to 2.10%             (f)
     2003                             (f)            (f)                (f)       (f)                (f)                  (f)
     2002                             (f)            (f)                (f)       (f)                (f)                  (f)
     2001                             (f)            (f)                (f)       (f)                (f)                  (f)
     2000                             (f)            (f)                (f)       (f)                (f)                  (f)


                                      107
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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING Limited Maturity Bond
     2004                              58     $20.43 to $20.93      $  1,191     4.80%         1.25% to 1.40%     -0.05% to 0.14%
     2003                              68     $20.44 to $20.90         1,395     1.04          1.25% to 1.40%      1.39% to 1.55%
     2002                              64     $20.16 to $20.58         1,298     3.64          1.25% to 1.40%      5.77% to 5.86%
     2001                              44     $19.06 to $19.44           838     4.84          1.25% to 1.40%      7.32% to 7.52%
     2000                              38     $17.76 to $18.08           686      (a)                (a)                 (a)
ING Liquid Assets
     2004                              87     $9.98 to $16.04          1,254     1.01          1.25% to 1.95%     -0.65% to -0.37%
     2003                              46     $15.38 to $16.57           720     0.91          1.05% to 1.55%     -0.63% to -0.49%
     2002                              92     $15.84 to $16.18         1,467     1.44          1.25% to 1.40%      0.00% to 0.19%
     2001                             105     $15.84 to $16.15         1,678     3.50          1.25% to 1.40%      2.39% to 2.54%
     2000                              68     $15.47 to $15.75         1,064      (a)                (a)                 (a)
ING Marsico Growth
     2004                             296     $11.19 to $15.47         4,504       --          1.25% to 1.95%     10.90% to 11.14%
     2003                             323     $13.76 to $13.92         4,447       --          1.25% to 1.40%     30.80% to 31.07%
     2002                             333     $10.52 to $10.62         3,502       --          1.25% to 1.40%    -30.52% to -30.50%
     2001                             360     $15.14 to $15.28         5,451       --          1.25% to 1.40%    -31.24% to -31.08%
     2000                             383     $22.02 to $22.17         8,440      (a)                (a)                 (a)
ING MFS(R) Mid-Cap Growth
     2004                              90     $24.98 to $25.41         2,249       --          1.25% to 1.40%     13.44% to 13.64%
     2003                             101     $22.02 to $22.36         2,217       --          1.25% to 1.40%     37.20% to 37.35%
     2002                             100     $16.05 to $16.28         1,602       --          1.25% to 1.40%    -49.53% to -49.44%
     2001                             120     $31.80 to $32.20         3,807     0.33          1.25% to 1.40%    -24.70% to -24.59%
     2000                             128     $42.23 to $42.70         5,408      (a)                (a)                 (a)
ING MFS(R) Total Return
     2004                             200     $10.73 to $25.15         4,707     1.95          1.05% to 1.95%      8.99% to 9.97%
     2003                             181     $21.14 to $22.87         4,012     0.48          1.05% to 1.90%     15.13% to 15.31%
     2002                             182     $19.23 to $19.47         3,506     2.15          1.25% to 1.40%     -6.47% to -6.30%
     2001                             196     $20.56 to $20.78         4,037     4.44          1.25% to 1.40%     -0.92% to -0.76%
     2000                             181     $20.75 to $20.94         3,769      (a)                (a)                 (a)


                                      108
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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING Oppenheimer Main Street
     2004                             114     $11.10 to $21.45      $ 2,350      0.80%         1.05% to 1.75%     10.89% to 11.66%
     2003                             130     $18.00 to $19.21        2,420      0.22          1.05% to 1.75%     22.85% to 23.04%
     2002                             143     $15.14 to $15.32        2,176      0.39          1.25% to 1.40%    -25.93% to -25.85%
     2001                             175     $20.44 to $20.66        3,580      0.11          1.25% to 1.40%    -22.55% to -22.42%
     2000                             194     $26.39 to $26.63        5,128       (a)                (a)                 (a)
ING PIMCO Core Bond
     2004                             110     $10.12 to $14.07        1,456      3.24          1.05% to 2.10%      2.87% to 3.76%
     2003                              63     $12.53 to $13.56          825      1.59          1.05% to 1.90%      3.23% to 3.42%
     2002                              63     $12.71 to $12.87          805      3.99          1.25% to 1.40%      7.17% to 7.34%
     2001                              10     $11.86 to $11.99          115      0.23          1.25% to 1.40%      1.02% to 1.18%
     2000                              10     $11.74 to $11.85          123       (a)                (a)                 (a)
ING PIMCO High Yield
     2004                              94     $10.49 to $10.85        1,016       (f)          1.05% to 1.95%            (f)
     2003                             (f)            (f)                (f)       (f)                (f)                 (f)
     2002                             (f)            (f)                (f)       (f)                (f)                 (f)
     2001                             (f)            (f)                (f)       (f)                (f)                 (f)
     2000                             (f)            (f)                (f)       (f)                (f)                 (f)
ING Salomon Brothers All Cap
     2004                              87     $10.80 to $12.54        1,083      0.20          1.05% to 1.95%      6.32% to 6.45%
     2003                              83     $11.71 to $11.78          968        --          1.25% to 1.40%     36.96% to 37.14%
     2002                              79      $8.55 to $8.59           677      0.21          1.25% to 1.40%    -26.61% to -26.46%
     2001                              76     $11.65 to $11.68          884      1.10          1.25% to 1.40%      0.52% to 0.62%
     2000                              52     $11.59 to $11.61          602       (a)                (a)                 (a)
ING Salomon Brothers Investors
     2004                              16     $11.32 to $11.98          187      0.54          1.40% to 1.75%          8.33%
     2003                              17     $10.45 to $10.51          180        --          1.25% to 1.40%     29.49% to 29.59%
     2002                              21      $8.07 to $8.11           169      0.79          1.25% to 1.40%    -24.08% to -23.92%
     2001                              14     $10.63 to $10.66          146      0.90          1.25% to 1.40%          -5.60%
     2000                               7          $11.26                83       (a)                (a)                 (a)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING T. Rowe Price Capital
  Appreciation
     2004                              22     $39.69 to $40.66      $   869      0.87%         1.25% to 1.40%      14.98% to 15.15%
     2003                              28     $34.52 to $35.31          964      0.43          1.25% to 1.40%   23.46% to 23.68%
     2002                              32     $27.96 to $28.55          911      1.21          1.25% to 1.40%      -0.92% to -0.76%
     2001                              42     $28.22 to $28.77        1,208      2.85          1.25% to 1.40%       8.41% to 8.53%
     2000                              37     $26.03 to $26.51          966       (a)                (a)                  (a)
ING T. Rowe Price Equity Income
     2004                              58     $11.00 to $29.29        1,336      0.92          1.25% to 2.00%      13.31% to 13.44%
     2003                              42     $25.24 to $25.82        1,055      0.40          1.25% to 1.40%   23.42% to 23.60%
     2002                              46     $20.45 to $20.89          942      1.31          1.25% to 1.40%     -14.44% to -14.28%
     2001                              42     $23.90 to $24.37        1,002      1.93          1.25% to 1.40%      -0.04% to 0.08%
     2000                              31     $23.91 to $24.35          752       (a)                (a)                  (a)
ING UBS U.S. Balanced
     2004                              28      $9.24 to $10.94          271      0.92          1.25% to 1.95%       9.35% to 9.54%
     2003                              20      $8.45 to $8.49           166        --          1.25% to 1.40%      16.39% to 16.46%
     2002                              21      $7.26 to $7.29           150      1.14          1.25% to 1.40%          -16.36%
     2001                              21           $8.68               180      1.43               1.40%               -7.46%
     2000                               4           $9.38                34       (a)                (a)                  (a)
ING Van Kampen Growth and Income
     2004                              58     $25.81 to $26.25        1,502      0.82          1.25% to 1.40%      12.51% to 12.71%
     2003                              84     $22.94 to $23.29        1,924      0.23          1.25% to 1.40%      26.11% to 26.23%
     2002                              88     $18.19 to $18.45        1,606      0.78          1.25% to 1.40%     -15.94% to -15.84%
     2001                             112     $21.64 to $21.92        2,426      0.29          1.25% to 1.40%     -13.20% to -13.05%
     2000                             121     $24.93 to $25.21        3,012       (a)                (a)                  (a)
ING Van Kampen Real Estate
     2004                              22     $11.84 to $53.02          670      1.65          1.25% to 2.10%      35.82% to 36.05%
     2003                               8     $38.11 to $38.97          302      0.82          1.25% to 1.40%      35.82% to 36.02%
     2002                               7     $28.06 to $28.65          185      3.64          1.25% to 1.40%      -1.20% to -1.07%
     2001                               5     $28.40 to $28.96          148      2.23          1.25% to 1.40%       6.61% to 6.78%
     2000                               9     $26.64 to $27.12          241       (a)                (a)                  (a)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING JPMorgan International
     2004                               3      $11.64 to $13.92     $    46      (f) %         1.25% to 1.95%           (f)
     2003                             (f)             (f)               (f)      (f)                 (f)                (f)
     2002                             (f)             (f)               (f)      (f)                 (f)                (f)
     2001                             (f)             (f)               (f)      (f)                 (f)                (f)
     2000                             (f)             (f)               (f)      (f)                 (f)                (f)
ING JPMorgan Mid Cap Value
     2004                              32      $11.17 to $14.10         436        -           1.05% to 1.95%    18.49% to 19.29%
     2003                               5      $11.68 to $11.82          54      (d)           1.05% to 1.75%           (d)
     2002                             (d)             (d)               (d)      (d)                 (d)                (d)
     2001                             (d)             (d)               (d)      (d)                 (d)                (d)
     2000                             (d)             (d)               (d)      (d)                 (d)                (d)
ING MFS(R) Capital Opportunities
     2004                               2            $8.52               17      (f)                1.75%               (f)
     2003                             (f)             (f)               (f)      (f)                 (f)                (f)
     2002                             (f)             (f)               (f)      (f)                 (f)                (f)
     2001                             (f)             (f)               (f)      (f)                 (f)                (f)
     2000                             (f)             (f)               (f)      (f)                 (f)                (f)
ING Oppenheimer Global
     2004                               7      $11.66 to $12.37          80       --           1.05% to 1.95%    13.04% to 13.80%
     2003                               3      $10.74 to $10.87          28      (d)           1.05% to 1.75%           (d)
     2002                             (d)             (d)               (d)      (d)                 (d)                (d)
     2001                             (d)             (d)               (d)      (d)                 (d)                (d)
     2000                             (d)             (d)               (d)      (d)                 (d)                (d)
ING Salomon Brothers Aggressive
  Growth
     2004                               8      $11.03 to $11.69          93       --           1.25% to 1.95%     7.77% to 7.77%
     2003                              --           $10.81                5      (d)                1.55%               (d)
     2002                             (d)             (d)               (d)      (d)                 (d)                (d)
     2001                             (d)             (d)               (d)      (d)                 (d)                (d)
     2000                             (d)             (d)               (d)      (d)                 (d)                (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING UBS U.S. Large Cap Equity
     2004                                 6         $11.13          $    71       (f)%              1.65%                (f)
     2003                               (f)           (f)               (f)       (f)                (f)                 (f)
     2002                               (f)           (f)               (f)       (f)                (f)                 (f)
     2001                               (f)           (f)               (f)       (f)                (f)                 (f)
     2000                               (f)           (f)               (f)       (f)                (f)                 (f)
ING Van Kampen Comstock
     2004                                22    $11.13 to $12.33         264        --          1.05% to 1.95%     14.69% to 15.56%
     2003                                11    $10.55 to $10.67         116       (d)          1.05% to 1.75%            (d)
     2002                               (d)           (d)               (d)       (d)                (d)                 (d)
     2001                               (d)           (d)               (d)       (d)                (d)                 (d)
     2000                               (d)           (d)               (d)       (d)                (d)                 (d)
ING GET U.S. Core Portfolio -
  Series 1
     2004                               446    $10.33 to $10.46       4,629      0.65          1.55% to 2.40%      0.98% to 1.85%
     2003                               510    $10.23 to $10.27       5,224       (d)          1.55% to 2.40%            (d)
     2002                               (d)           (d)               (d)       (d)                (d)                 (d)
     2001                               (d)           (d)               (d)       (d)                (d)                 (d)
     2000                               (d)           (d)               (d)       (d)                (d)                 (d)
ING GET U.S. Core Portfolio -
  Series 2
     2004                               790    $10.14 to $10.25       8,050      0.10          1.55% to 2.40%      1.20% to 2.09%
     2003                             1,045    $10.02 to $10.04      10,476       (d)          1.55% to 2.40%            (d)
     2002                               (d)           (d)               (d)       (d)                (d)                 (d)
     2001                               (d)           (d)               (d)       (d)                (d)                 (d)
     2000                               (d)           (d)               (d)       (d)                (d)                 (d)
ING GET U.S. Core Portfolio -
  Series 3
     2004                               670     $9.89 to $9.98        6,647        --          1.55% to 2.40%            (f)
     2003                               (f)           (f)               (f)       (f)                (f)                 (f)
     2002                               (f)           (f)               (f)       (f)                (f)                 (f)
     2001                               (f)           (f)               (f)       (f)                (f)                 (f)
     2000                               (f)           (f)               (f)       (f)                (f)                 (f)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING GET U.S. Core Portfolio -
  Series 4
     2004                             552     $10.33 to $10.40      $  5,714      (f)%          1.55% to 2.40%           (f)
     2003                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2002                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2001                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2000                             (f)            (f)                 (f)      (f)                 (f)                (f)
ING GET U.S. Core Portfolio -
  Series 5
     2004                             641     $10.44 to $10.49         6,705      (f)           1.55% to 2.40%           (f)
     2003                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2002                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2001                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2000                             (f)            (f)                 (f)      (f)                 (f)                (f)
ING GET U.S. Core Portfolio -
  Series 6
     2004                             525     $10.05 to $10.08         5,285      (f)           1.55% to 2.60%           (f)
     2003                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2002                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2001                             (f)            (f)                 (f)      (f)                 (f)                (f)
     2000                             (f)            (f)                 (f)      (f)                 (f)                (f)
ING VP Worldwide Growth
     2004                               6      $7.04 to $7.21             40       --           1.25% to 1.75%      7.84% to 8.10%
     2003                               3      $6.63 to $6.67             21       --           1.25% to 1.40%          27.26%
     2002                               3           $5.21                 14     0.01                1.40%             -25.78%
     2001                               3           $7.02                 18       --                1.40%             -19.77%
     2000                               2      $8.75 to $8.76             19      (a)                 (a)                 (a)
ING VP Index Plus LargeCap
     2004                              58      $9.64 to $10.98           570     0.61           1.05% to 1.95%      8.31% to 9.05%
     2003                              10      $8.90 to $9.06             89      (d)           1.05% to 1.75%            (d)
     2002                             (d)            (d)                 (d)      (d)                 (d)                 (d)
     2001                             (d)            (d)                 (d)      (d)                 (d)                 (d)
     2000                             (d)            (d)                 (d)      (d)                 (d)                 (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING VP Index Plus MidCap
     2004                             60      $11.39 to $12.94      $   754       0.42%        1.05% to 2.10%    14.30% to 15.12%
     2003                             17      $11.05 to $11.24          194        (d)         1.05% to 1.75%           (d)
     2002                            (d)             (d)                (d)        (d)               (d)                (d)
     2001                            (d)             (d)                (d)        (d)               (d)                (d)
     2000                            (d)             (d)                (d)        (d)               (d)                (d)
ING VP Index Plus SmallCap
     2004                             61      $11.70 to $14.02          817         --         1.05% to 2.10%    19.39% to 20.45%
     2003                             15      $11.40 to $11.64          173        (d)         1.05% to 1.90%           (d)
     2002                            (d)             (d)                (d)        (d)               (d)                (d)
     2001                            (d)             (d)                (d)        (d)               (d)                (d)
     2000                            (d)             (d)                (d)        (d)               (d)                (d)
ING VP Value Opportunity
     2004                              4       $8.57 to $10.73           36         --         1.25% to 1.95%     7.89% to 7.89%
     2003                              1            $7.98                 5        (d)              1.75%               (d)
     2002                            (d)             (d)                (d)        (d)               (d)                (d)
     2001                            (d)             (d)                (d)        (d)               (d)                (d)
     2000                            (d)             (d)                (d)        (d)               (d)                (d)
ING VP Convertible
     2004                             17      $10.67 to $12.98          217       2.44         1.05% to 1.95%     5.85% to 6.66%
     2003                              2      $11.97 to $12.17           29        (d)         1.05% to 1.75%           (d)
     2002                            (d)             (d)                (d)        (d)               (d)                (d)
     2001                            (d)             (d)                (d)        (d)               (d)                (d)
     2000                            (d)             (d)                (d)        (d)               (d)                (d)
ING VP Financial Services
     2004                              4      $10.95 to $11.12           44        (f)         1.05% to 1.75%           (f)
     2003                            (f)             (f)                (f)        (f)               (f)                (f)
     2002                            (f)             (f)                (f)        (f)               (f)                (f)
     2001                            (f)             (f)                (f)        (f)               (f)                (f)
     2000                            (f)             (f)                (f)        (f)               (f)                (f)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ING VP MagnaCap
     2004                               7      $9.71 to $9.83       $    69        1.89%      1.40% to 1.75%       7.06% to 7.43%
     2003                               4      $9.07 to $9.15            37          --       1.40% to 1.75%           28.87%
     2002                               3           $7.10                18        0.88            1.40%              -24.06%
     2001                               3           $9.35                24         (b)            1.40%                 (b)
     2000                             (b)            (b)                (b)         (b)             (b)                  (b)
ING VP Mid Cap Opportunities
     2004                               8      $7.52 to $7.56            59         (f)       1.25% to 1.40%             (f)
     2003                             (f)            (f)                (f)         (f)             (f)                  (f)
     2002                             (f)            (f)                (f)         (f)             (f)                  (f)
     2001                             (f)            (f)                (f)         (f)             (f)                  (f)
     2000                             (f)            (f)                (f)         (f)             (f)                  (f)
ING VP SmallCap Opportunities
     2004                               3           $6.84                22          --            1.40%               8.40%
     2003                               4      $6.31 to $6.33            24          --       1.25% to 1.40%      36.58% to 36.72%
     2002                               1      $4.62 to $4.63             7          --       1.25% to 1.40%     -44.54% to -44.48%
     2001                               1      $8.33 to $8.34            11         (b)       1.25% to 1.40%             (b)
     2000                              --            --                  --         (b)             (b)                  (b)
AIM V.I. Dent Demographic Trends
     2004                               5     $10.46 to $11.41           57          --       1.05% to 1.75%       6.09% to 6.79%
     2003                               3      $9.86 to $10.02           32         (d)       1.05% to 1.75%             (d)
     2002                             (d)            (d)                (d)         (d)             (d)                  (d)
     2001                             (d)            (d)                (d)         (d)             (d)                  (d)
     2000                             (d)            (d)                (d)         (d)             (d)                  (d)
AIM V.I. - Financial Services
     2004                               4     $10.63 to $10.89           44          --       1.05% to 1.75%       7.00% to 7.50%
     2003                               2     $10.00 to $10.13           21         (d)       1.05% to 1.55%             (d)
     2002                             (d)            (d)                (d)         (d)             (d)                  (d)
     2001                             (d)            (d)                (d)         (d)             (d)                  (d)
     2000                             (d)            (d)                (d)         (d)             (d)                  (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
AIM V.I. Growth
     2004                              14      $9.54 to $9.76       $   132          --%       1.05% to 1.75%      6.12% to 6.90%
     2003                               5      $8.99 to $9.13            49         (d)        1.05% to 1.75%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
AIM V.I. - Health Sciences
     2004                              13     $10.10 to $10.35          129          --        1.05% to 1.75%      5.65% to 6.37%
     2003                               6      $9.56 to $9.73            55         (d)        1.05% to 1.75%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
AIM V.I. - Leisure
     2004                               2     $11.85 to $11.86           20          --        1.65% to 1.75%          11.47%
     2003                              --          $10.64                 1         (d)             1.75%                (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
AIM V.I. - Utilities
     2004                              10      $8.88 to $11.57           98        1.79        1.25% to 1.95%          21.63%
     2003                               2           $7.35                14         (d)             1.55%                (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
AllianceBernstein Growth and
  Income
     2004                              81     $10.33 to $10.95          846        0.43        1.05% to 1.90%     9.08% to 10.03%
     2003                               9      $9.47 to $9.67            82         (d)        1.05% to 1.90%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
AllianceBernstein Premier Growth
     2004                              25      $8.37 to $8.58       $   209          --%       1.05% to 1.75%      6.49% to 7.25%
     2003                               6      $7.86 to $8.00            47         (d)        1.05% to 1.75%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
AllianceBernstein Value
     2004                               9     $11.00 to $12.33          104        1.39        1.05% to 1.95%     11.60% to 12.19%
     2003                               4     $10.86 to $10.99           40         (d)        1.05% to 1.55%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
Fidelity(R) VIP Contrafund(R)
     2004                              79     $11.27 to $12.57          969        0.17        1.05% to 2.10%     13.19% to 13.96%
     2003                              21     $10.84 to $11.03          230         (d)        1.05% to 1.75%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
Fidelity(R) VIP Equity-Income
     2004                             145     $10.83 to $11.15        1,593        0.55        1.05% to 1.95%     9.17% to 10.07%
     2003                              22      $9.92 to $10.13          219         (d)        1.05% to 1.90%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)
Fidelity(R) VIP Growth
     2004                             133      $8.32 to $10.85        1,120          --        1.05% to 2.10%      1.09% to 2.02%
     2003                              22      $8.23 to $8.40           180         (d)        1.05% to 1.90%            (d)
     2002                             (d)            (d)                (d)         (d)              (d)                 (d)
     2001                             (d)            (d)                (d)         (d)              (d)                 (d)
     2000                             (d)            (d)                (d)         (d)              (d)                 (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
Greenwich Appreciation
     2004                             176     $18.29 to $18.53      $ 3,238      1.05%         1.25% to 1.40%       7.27% to 7.42%
     2003                             201     $17.05 to $17.25        3,438      0.61          1.25% to 1.40%      22.84% to 23.04%
     2002                             225     $13.88 to $14.02        3,135      1.41          1.25% to 1.40%     -18.69% to -18.58%
     2001                             247     $17.07 to $17.22        4,233      1.11          1.25% to 1.40%      -5.32% to -5.18%
     2000                             275     $18.03 to $18.16        4,969       (a)                (a)                  (a)
Janus Aspen Series Worldwide
  Growth
     2004                               5      $8.52 to $8.73            46        --          1.05% to 1.75%       2.65% to 3.44%
     2003                               3      $8.30 to $8.44            23       (d)          1.05% to 1.75%             (d)
     2002                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2001                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2000                             (d)           (d)                 (d)       (d)                (d)                  (d)
PIMCO StocksPLUS Growth and Income
     2004                              15     $11.31 to $11.42          167      1.77          1.25% to 1.40%       9.28% to 9.39%
     2003                              17     $10.35 to $10.44          172      1.90          1.25% to 1.40%      28.57% to 28.73%
     2002                              18      $8.05 to $8.11           144      2.65          1.25% to 1.40%     -21.31% to -21.19%
     2001                              21     $10.23 to $10.29          215      4.22          1.25% to 1.40%     -12.71% to -12.57%
     2000                              22     $11.72 to $11.77          264       (a)                (a)                  (a)
Pioneer Fund
     2004                               1      $9.83 to $9.90            14        --          1.55% to 1.75%            9.27%
     2003                              --          $9.06                 --       (d)               1.55%                 (d)
     2002                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2001                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2000                             (d)           (d)                 (d)       (d)                (d)                  (d)
Pioneer Small Company
     2004                              13     $10.66 to $11.30          139         -          1.05% to 1.95%      11.16% to 12.10%
     2003                               2      $9.59 to $9.75            23       (d)          1.05% to 1.75%             (d)
     2002                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2001                             (d)           (d)                 (d)       (d)                (d)                  (d)
     2000                             (d)           (d)                 (d)       (d)                (d)                  (d)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
ProFund VP Bull
     2004                                8     $8.70 to $8.91       $    70       -- %         1.25% to 1.90%         7.48%
     2003                                3          $8.29                25       (d)               1.25%               (d)
     2002                              (d)           (d)                (d)       (d)                (d)                (d)
     2001                              (d)           (d)                (d)       (d)                (d)                (d)
     2000                              (d)           (d)                (d)       (d)                (d)                (d)
ProFund VP Europe 30
     2004                               21    $9.21 to $11.32           235        --          1.05% to 1.95%         0.00%
     2003                                1          $8.31                 9       (d)               1.25%               (d)
     2002                              (d)           (d)                (d)       (d)                (d)                (d)
     2001                              (d)           (d)                (d)       (d)                (d)                (d)
     2000                              (d)           (d)                (d)       (d)                (d)                (d)
ProFund VP Rising Rates Opportunity
     2004                               16      $8.17 to $9.43          133       (f)          1.05% to 1.95%           (f)
     2003                              (f)           (f)                (f)       (f)                (f)                (f)
     2002                              (f)           (f)                (f)       (f)                (f)                (f)
     2001                              (f)           (f)                (f)       (f)                (f)                (f)
     2000                              (f)           (f)                (f)       (f)                (f)                (f)
ProFund VP Small Cap
     2004                               12     $11.47 to $11.84         138        --          1.05% to 1.90%    14.61% to 15.51%
     2003                                7     $10.06 to $10.25          67        --          1.05% to 1.75%    40.78% to 40.94%
     2002                               --      $7.21 to $7.23            1       (c)               1.40%               (c)
     2001                              (c)           (c)                (c)       (c)                (c)                (c)
     2000                              (c)           (c)                (c)       (c)                (c)                (c)
Jennison
     2004                               13      $5.79 to $5.98           79       --           1.05% to 1.75%     7.42% to 8.14%
     2003                               13      $5.39 to $5.53           72       --           1.05% to 1.75%    27.87% to 27.97%
     2002                                9      $4.27 to $4.29           37       --           1.25% to 1.40%   -32.22% to -32.01%
     2001                                8      $6.30 to $6.31           53       --           1.25% to 1.40%   -19.75% to -19.62%
     2000                                2          $7.85                15      (a)                 (a)                (a)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
SP William Blair International Growth
     2004                              60      $6.33 to $11.71       $387          -- %        1.05% to 1.95%     13.85% to 14.89%
     2003                              29      $5.56 to $5.71         166          --          1.05% to 1.90%     37.14% to 37.29%
     2002                              19      $4.12 to $4.13          77          --          1.25% to 1.40%    -23.80% to -23.56%
     2001                              14      $5.39 to $5.42          78        0.21          1.25% to 1.40%          -37.03%
     2000                               1           $8.56               7         (a)                (a)                 (a)
Putnam VT Discovery Growth
     2004                               3      $8.29 to $8.50          26          --          1.05% to 1.75%      5.96% to 6.52%
     2003                               2      $7.88 to $7.98          14         (d)          1.05% to 1.55%            (d)
     2002                             (d)            (d)              (d)         (d)                (d)                 (d)
     2001                             (d)            (d)              (d)         (d)                (d)                 (d)
     2000                             (d)            (d)              (d)         (d)                (d)                 (d)
Putnam VT Growth and Income
     2004                               2     $10.30 to $10.37         22          --          1.55% to 1.75%      9.23% to 9.39%
     2003                               2      $9.43 to $9.48          23         (d)          1.55% to 1.75%            (d)
     2002                             (d)            (d)              (d)         (d)                (d)                 (d)
     2001                             (d)            (d)              (d)         (d)                (d)                 (d)
     2000                             (d)            (d)              (d)         (d)                (d)                 (d)
Putnam VT International Growth and
  Income
     2004                               1     $12.90 to $13.22         11          --          1.05% to 1.75%          18.89%
     2003                              --          $10.85               1         (d)              1.75%                 (d)
     2002                             (d)            (d)              (d)         (d)                (d)                 (d)
     2001                             (d)            (d)              (d)         (d)                (d)                 (d)
     2000                             (d)            (d)              (d)         (d)                (d)                 (d)
Smith Barney Select Balanced
     2004                             242     $14.76 to $14.94      3,579        0.13          1.25% to 1.40%      6.11% to 6.26%
     2003                             313     $13.91 to $14.06      4,364        2.53          1.25% to 1.40%     18.58% to 18.85%
     2002                             348     $11.73 to $11.83      4,095        6.58          1.25% to 1.40%     -7.78% to -7.65%
     2001                             403     $12.72 to $12.81      5,140        3.90          1.25% to 1.40%     -2.75% to -2.66%
     2000                             299     $13.08 to $13.16      3,909         (a)                (a)                 (a)


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SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
Smith Barney Select Growth
     2004                             125     $13.14 to $13.29      $1,642        0.06 %       1.25% to 1.40%      7.18% to 7.26%
     2003                             140     $12.26 to $12.39       1,715        1.62         1.25% to 1.40%     28.11% to 28.26%
     2002                             157      $9.57 to $9.66        1,504       10.64         1.25% to 1.40%    -19.24% to -19.10%
     2001                             181     $11.84 to $11.94       2,149          --         1.25% to 1.40%    -11.10% to -10.96%
     2000                             193     $13.33 to $13.41       2,582         (a)              (a)                  (a)
Smith Barney Select High Growth
     2004                              57     $13.56 to $13.72         777          --         1.25% to 1.40%      9.09% to 9.24%
     2003                              69     $12.43 to $12.56         854        0.64         1.25% to 1.40%     34.96% to 35.20%
     2002                              76      $9.21 to $9.29          704        1.08         1.25% to 1.40%    -24.82% to -24.72%
     2001                              96     $12.25 to $12.34       1,175        4.99         1.25% to 1.40%    -13.31% to -13.22%
     2000                             116     $14.13 to $14.22       1,646         (a)              (a)                  (a)
Smith Barney High Income
     2004                              14     $15.44 to $15.67         221        6.64         1.25% to 1.40%      8.89% to 9.05%
     2003                              23     $14.18 to $14.37         321        7.26         1.25% to 1.40%     25.71% to 25.94%
     2002                              25     $11.28 to $11.41         284       24.46         1.25% to 1.40%     -4.57% to -4.44%
     2001                              25     $11.82 to $11.94         302       11.37         1.25% to 1.40%     -5.14% to -4.94%
     2000                              25     $12.46 to $12.56         307         (a)              (a)                  (a)
Smith Barney International All
  Cap Growth
     2004                              17     $12.88 to $13.07         216        0.89         1.25% to 1.40%     16.14% to 16.38%
     2003                              21     $11.09 to $11.23         235        0.89         1.25% to 1.40%     25.74% to 25.90%
     2002                              24      $8.82 to $8.92          214        0.85         1.25% to 1.40%    -26.74% to -26.64%
     2001                              34     $12.04 to $12.16         407          --         1.25% to 1.40%    -32.13% to -32.03%
     2000                              37     $17.74 to $17.89         656         (a)              (a)                  (a)
Smith Barney Large Cap Value
     2004                              54     $19.34 to $19.62       1,048        1.71         1.25% to 1.40%      9.08% to 9.24%
     2003                              66     $17.73 to $17.96       1,173        1.50         1.25% to 1.40%     25.83% to 25.95%
     2002                              87     $14.09 to $14.26       1,226        3.54         1.25% to 1.40%    -26.46% to -26.30%
     2001                             109     $19.16 to $19.35       2,097        1.36         1.25% to 1.40%     -9.45% to -9.33%
     2000                             117     $21.16 to $21.34       2,478         (a)              (a)                  (a)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                               Investment
                                     Units     Unit Fair Value     Net Assets    Income      Expense Ratio(B)      Total Return(C)
             Division               (000's)  (lowest to highest)    (000's)     Ratio(A)   (lowest to highest)   (lowest to highest)
----------------------------------  -------  -------------------  -----------  ----------  -------------------   -------------------
Smith Barney Money Market
     2004                              13     $12.37 to $12.56      $163          0.87 %       1.25% to 1.40%    -0.56% to -0.32%
     2003                              24     $12.44 to $12.60       298          0.66         1.25% to 1.40%    -0.72% to -0.63%
     2002                              24     $12.53 to $12.68       304          1.33         1.25% to 1.40%    -0.56% to 0.00%
     2001                              44     $12.60 to $12.68       554          3.59         1.25% to 1.40%     2.34% to 2.36%
     2000                              37     $12.31 to $12.39       453           (a)              (a)                 (a)
UBS Series Trust Tactical
  Allocation
     2004                               3          $9.71              32            --             1.55%              8.61%
     2003                               1          $8.94              13           (d)             1.55%                (d)
     2002                             (d)           (d)              (d)           (d)              (d)                 (d)
     2001                             (d)           (d)              (d)           (d)              (d)                 (d)
     2000                             (d)           (d)              (d)           (d)              (d)                 (d)

(a)   Not provided for 2000.
(b) As investment Division was not available until 2001, this data is not meaningful and is therefore not presented.
(c) As investment Division was not available until 2002, this data is not meaningful and is therefore not presented.
(d) As investment Division was not available until 2003, this data is not meaningful and is therefore not presented.
(e) As prior Contracts were replaced in 2003, this data is not meaningful and is therefore not presented.
(f) As investment Division was not available until 2004, this data is not meaningful and is therefore not presented.
(g) As investment Division had neither assets nor activities in 2003 and 2002, this data is not meaningful and is therefore not presented.

(A) The Investment Income Ratio represents dividends received by the Division, excluding capital gains distributions, divided by the average net assets. The recognition of investment income is determined by the timing of the declaration of dividends by the underlying fund in which the Division invests.
(B) The Expense Ratio considers only the expenses borne directly by the Account and is equal to the mortality and expense charge, as defined in
      Note 3. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.
(C) Total Return is calculated as the change in unit value for each Contract presented in the Statements of Assets and Liabilities. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

                          PART C -- OTHER INFORMATION


ITEM 24:  FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

(a)

(1) All relevant financial statements are included in either the Prospectus or the Statement of Additional Information, as indicated therein.

(2) Schedules I, and IV follow. All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable or because the information is included elsewhere in the consolidated financial statements or notes thereto.



                   ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                                  Schedule I
          Summary of Investments - Other than Investments in Affiliates
                             As of December 31, 2004
                                  (Millions)



                                                                                                             Amount
                                                                                                            Shown on
Type of Investments                                                       Cost             Value*         Balance Sheet
                                                                     ----------------  ----------------  ----------------
Fixed maturities:
    U.S. government and government agencies and authorities            $        56.2     $        56.4     $        56.4
    States, municipalities and political subdivisions                            1.6               1.7               1.7
    U.S. corporate securities                                                  849.5             889.5             889.5
    Foreign securities (1)                                                     196.0             201.1             201.1
    Residential mortgage-backed securities                                     373.5             373.9             373.9
    Commercial mortgage-backed securities                                      119.0             126.9             126.9
    Other asset-backed securities                                              107.1             112.1             112.1
                                                                     ----------------  ----------------  ----------------
       Total fixed maturities, including fixed maturities pledged      $     1,702.9     $     1,761.6    $      1,761.6
                                                                     ================  ================  ================
Equity securities                                                                6.9               7.6               7.6
Mortgage loans                                                                 213.0             231.5             213.0
Policy loans                                                                    90.9              90.9              90.9
Other investments                                                               17.7              17.0              17.0
                                                                     ----------------  ----------------  ----------------
      Total investments                                                $     2,031.4     $     2,108.6     $     2,090.1
                                                                     ================  ================  ================




*    See Notes 2 and 3 of Notes to Financial Statements.

(1) The term "foreign" includes foreign governments, foreign political subdivisions, foreign public utilities and all other bonds of foreign issuers. Substantially all of the Company's foreign securities are denominated in U.S. dollars.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)

                                   Schedule IV
                             Reinsurance Information
         As of and for the year ended December 31, 2004, 2003, and 2002
                                  (In millions)


                                                                                                             Percentage of
                                             Gross            Ceded          Assumed            Net         assumed to net
                                         --------------   --------------  ---------------  --------------   ----------------
Year ended December 31, 2004
Life insurance in force                    $  39,057.9      $  13,659.2     $    4,706.2    $   30,104.9          15.6%

Premiums:                                                                                              -
    Life insurance                                75.3             24.8              5.4            55.9
    Accident and health insurance                 25.4             16.6                -             8.8
                                         --------------   --------------  ---------------  --------------
Total premiums                             $     100.7      $      41.4     $        5.4    $       64.7
                                         ==============   ==============  ===============  ==============

Year ended December 31, 2003
Life insurance in force                    $  38,643.4      $  13,149.6     $    3,715.3    $   29,209.1          12.7%

Premiums:
    Life insurance                                70.8             21.2              4.0            53.6
    Accident and health insurance                 23.0             14.8                -             8.2
                                         --------------   --------------  ---------------  --------------
Total premiums                             $      93.8      $      36.0            $ 4.0    $       61.8
                                         ==============   ==============  ===============  ==============

Year ended December 31, 2002
Life insurance in force                    $  36,310.2      $  12,669.1     $    4,301.9    $   27,943.0          15.4%

Premiums:
    Life insurance                                67.1             21.5              4.0            49.6
    Accident and health insurance                 20.4             15.0                -             5.4
                                         --------------   --------------  ---------------  --------------
Total premiums                             $      87.5      $      36.5     $        4.0    $       55.0
                                         ==============   ==============  ===============  ==============

(b)

EXHIBITS

(1)     Resolution of the board of directors of ReliaStar Life Insurance
        Company of New York authorizing the establishment of the Registrant. (1)

(2)     Form of Custodial Agreement between Registrant and the Bank of
        New York. (1)

(3) (a) Form of Distribution Agreement between the Depositor and Directed Services, Inc. (1)
    (b) Form of Dealers Agreement. (1)

(4) (a) Flexible Premium Deferred Combination Variable and Fixed Annuity Contract (9/05). (3)
    (b) 403(b) Rider. (2)
    (c) Simple Individual Retirement Annuity Rider (Group). (2)
    (d) Simple Individual Retirement Annuity Rider. (2)
    (e) Roth Individual Retirement Annuity Rider (Group). (2)
    (f) Roth Individual Retirement Annuity Rider. (2)
    (g) Individual Retirement Annuity Rider (Group). (2)
    (h) Individual Retirement Annuity Rider. (2)

(5) (a) Individual Deferred Combination Variable and Fixed Annuity Application

(6) (a) Articles of Incorporation of ReliaStar Life Insurance Company of New York. (1)
    (b) By-Laws of ReliaStar Life Insurance Company of New York. (1)
    (c) Resolution of board of directors for Powers of Attorney. (1)

(7)     Not applicable.

(8) (a) Form of Services Agreement between Directed Services, Inc. and ReliaStar Life Insurance Company of New York. (1)
    (b) Form of Administrative Services Agreement between ReliaStar Life Insurance Company of New York and Golden American Life Insurance Company. (1)
    (c) Form of Asset Management Agreement between ReliaStar Life Insurance Company of New York and ING Investment Management LLC. (1)
    (d) Participation Agreement between ReliaStar Life Insurance
        Company of New York and ING Variable Insurance Trust. (1)
    (e) Participation Agreement between ReliaStar Life Insurance
        Company of New York and ING Variable Products Trust. (1)

(9)     Opinion and Consent of James A. Shuchart, Esq.

(10)(a) Consent of Independent Registered Public Accounting Firm
    (b) Consent of James A. Shuchart, Esquire incorporated in Item 9 of this Part C, together with the opinion of James A. Shuchart, Esq.

(11)    Not applicable
(12)    Not applicable
(13)    Powers of Attorney

----------------------------------


(1) Incorporated herein by reference to the initial filing of a registration statement on Form N-4 for Separate Account NY-B filed with the Securities and Exchange Commission on April 5, 2002 (File Nos. 333-85618, 811-7935).

(2) Incorporated herein by reference to Post-Effective Amendment No. 1 to a Registration Statement on Form N-4 for ReliaStar Life Insurance Company Separate Account NY-B filed with the Securities and Exchange Commission on April 17, 2003 (File Nos. 333-85618, 811-7935).

(3) Incorporated herein by reference to the initial filing of a registration statement on Form N-4 for Separate Account NY-B filed with the Securities and Exchange Commission on September 19, 2005 (File Nos. 333-128409, 811-7935).

ITEM 25:  DIRECTORS AND OFFICERS OF THE DEPOSITOR

                             Principal                 Positions and Offices
Name                      Business Address             with Depositor
-----                     ----------------             ---------------------

James R. Gelder          20 Washington Avenue South    Director, Chairman
                         Minneapolis, MN  55401        and Executive Vice
                                                       President

David A. Wheat           5780 Powers Ferry Road        Director, Chief
                         Atlanta, GA  30327-4390       Financial Officer and
                                                       Executive Vice President

Donald W. Britton        5780 Powers Ferry Road        Director, President
                         Atlanta, GA  30327-4390       and Chief Executive
                                                       Officer

William D. Bonneville    1000 Woodbury Road            Executive Vice President
                         Minneapolis, MN  55401        and Chief Administrative
                                                       Officer

Catherine H. Smith       151 Farmington Avenue         Director
                         Hartford, CT  06156

R. Michael Conley        2910 Holly Lane               Director
                         Plymouth, MN  55447

Carol V. Coleman         ReliaStar Life Insurance Co.  Director
                         20 Washington Avenue South
                         Minneapolis, MN  55401

James F. Lille           46 Hearthstone Drive          Director
                         Gansevoort, NY 12831

Charles B. Updike        60 East 42nd Street           Director
                         New York, NY  10165

Ross M. Weale            56 Cove Rd.                   Director
                         South Salem, NY 10590

Robert P. Browne         5780 Powers Ferry Road        Director
                         Atlanta, GA  30327-4390

Howard L. Rosen          1475 Dunwoody Drive           Director
                         West Chester, PA  19380

Brian D. Comer           151 Farmington Avenue         Director and Senior
                         Hartford, CT  06156           Vice President

Curtis W. Olson          20 Washington Avenue South    Director and Senior
                         Minneapolis, MN  55401        Vice President

Boyd G. Combs            5780 Powers Ferry Road        Senior Vice President
                         Atlanta, GA  30327-4390

James R. McInnis         1475 Dunwoody Drive           Senior Vice President
                         West Chester, PA 19380-1478

David S. Pendergrass     5780 Powers Ferry Road        Senior Vice President
                         Atlanta, GA  30327-4390

Harry N. Stout           1475 Dunwoody Drive           Senior Vice President
                         West Chester, PA  19380

Steven T. Pierson        5780 Powers Ferry Road        Senior Vice President
                         Atlanta, GA  30327-4390       and Chief Accounting
                                                       Officer

Paula Cludray-Engelke    20 Washington Avenue South    Secretary
                         Minneapolis, MN  55401

ITEM 26: PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor does not directly or indirectly control any person.

The following persons control or are under common control with the Depositor:

DIRECTED SERVICES, INC. ("DSI") - This corporation is a general business corporation organized under the laws of the State of New York, and is wholly owned by ING Groep N.V. ("ING"). The primary purpose of DSI is to act as a broker-dealer in securities. It acts as the principal underwriter and distributor of variable insurance products including variable annuities as required by the SEC. The contracts are issued by the Depositor. DSI also has the power to carry on a general financial, securities, distribution, advisory or investment advisory business; to act as a general agent or broker for insurance companies and to render advisory, managerial, research and consulting services for maintaining and improving managerial efficiency and operation. DSI is also registered with the SEC as an investment adviser.

ReliaStar Life Insurance Company of New York ("ReliaStar of NY") - This corporation is a stock life insurance company organized under the laws of the State of Minnesota. The primary purpose of ReliaStar of NY is to offer variable annuity and variable life insurance contracts. ReliaStar of NY is a wholly owned subsidiary of Security-Connecticut Life Insurance Company and is authorized to do business in the District of Columbia, the Dominican Republic and all states.

The registrant is a segregated asset account of the Company and is therefore owned and controlled by the Company. All of the Company's outstanding stock is owned and controlled by ING. Various companies and other entities controlled by ING may therefore be considered to be under common control with the registrant or the Company. Such other companies and entities, together with the identity of their controlling persons (where applicable), are set forth on the organizational chart.

Subsidiaries of ING Groep N.V. incorporated herein by reference to Item 28 in Post-Effective Amendment No. 9 to Registration Statement on Form N-6 for ReliaStar Life Insurance Company of New York Variable Life Separate Account I of ReliaStart Life Insurance Company of New York (File No. 333-47527), as filed on April 7, 2005.

ITEM 27:  NUMBER OF CONTRACTOWNERS

As of November 30, 2005 there are 1,426 qualified contract owners and 1,491 non-qualified contract owners.

ITEM 28: INDEMNIFICATION

ReliaStar of NY shall indemnify (including therein the prepayment of expenses) any person who is or was a director, officer or employee, or who is or was serving at the request of ReliaStar of NY as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise for expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him with respect to any threatened, pending or completed action, suit or proceedings against him by reason of the fact that he is or was such a director, officer or employee to the extent and in the manner permitted by law.

ReliaStar of NY may also, to the extent permitted by law, indemnify any other person who is or was serving ReliaStar of NY in any capacity. The Board of Directors shall have the power and authority to determine who may be indemnified under this paragraph and to what extent (not to exceed the extent provided in the above paragraph) any such person may be indemnified.

ReliaStar of NY may purchase and maintain insurance on behalf of any such person or persons to be indemnified under the provision in the above paragraphs, against any such liability to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, as provided above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification by the Depositor is against public policy, as expressed in the Securities Act of 1933, and therefore may be unenforceable. In the event that a claim of such indemnification (except insofar as it provides for the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Depositor by such director, officer or controlling person and the SEC is still of the same opinion, the Depositor or Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Depositor is against public policy as expressed by the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 29: PRINCIPAL UNDERWRITER

(a) At present, Directed Services, Inc. ("DSI"), the Registrant's Distributor, serves as principal underwriter for all contracts issued by ING USA Annuity and Life Insurance Company ("ING USA"). DSI is the principal underwriter for Separate Account A, Separate Account B, Separate Account EQ of ING USA (formerly known as Equitable Life Insurance Company of Iowa Separate Account A), ReliaStar Life Insurance Company of New York Separate Account NY-B, Alger Separate Account A of ING USA and the ING Investors Trust.

(b) The following information is furnished with respect to the principal officers and directors of Directed Services, Inc., the Registrant's Distributor. The principal business address for each officer and director following is 1475 Dunwoody Drive, West Chester, PA 19380-1478, unless otherwise noted.

Name and Principal             Positions and Offices
Business Address               with Underwriter
--------------------            ---------------------

James R. McInnis               Director and President

Robert J. Hughes               Director

Matthew J. Rider               Director

Anita F. Woods                 Chief Financial Officer
5780 Powers Ferry Road
Atlanta, GA  30327-4390

Beth G. Shanker                Chief Compliance Officer
1290 Broadway
Denver, CO  80203

Alyce L. Shaw                  Vice President

James A. Shuchart              Secretary and General Counsel

(c)
             2004 Net
Name of      Underwriting   Compensation
Principal    Discounts and      on        Brokerage
Underwriter  Commissions    Redemption    Commissions  Compensation
-----------  ------------   ------------- -----------  ------------
DSI          $374,955,000       $0            $0           $0

ITEM 30: LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules under it relating to the securities described in and issued under this Registration Statement are maintained by the Depositor and located at: ReliaStar Life Insurance Company of New
York at 1000 Woodbury Road, Suite 208, Woodbury, NY  11797 and 1475
Dunwoody Drive, West Chester, PA 19380.

ITEM 31: MANAGEMENT SERVICES

None.

ITEM 32: UNDERTAKINGS

(a) Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as it is necessary to ensure that the audited financial statements in the registration statement are never more that 16 months old so long as payments under the variable annuity contracts may be accepted.

(b) Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and,

(c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

REPRESENTATIONS

1. The account meets definition of a "separate account" under federal securities laws.

2. ReliaStar Life Insurance Company of New York hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by ReliaStar Life Insurance Company of New York.

                                  SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, ReliaStar Life Insurance Company of New York Separate Account NY-B, has duly caused this Registration Statement to be signed on its behalf in the City of West Chester, Commonwealth of Pennsylvania, on the 22nd day of December, 2005.


                                      SEPARATE ACCOUNT NY-B
                                      (Registrant)

                                By:   RELIASTAR LIFE INSURANCE
                                      COMPANY OF NEW YORK
                                      (Depositor)

                                By:
                                      --------------------
                                      James R. Gelder*
                                      Executive Vice President
                                      (principle executive officer)


     By: /s/ James A. Shuchart
        ----------------------
         James A. Shuchart
         Counsel of Depositor


As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 22, 2005.

       Signature                      Title
       ---------                      -----

                                      Executive Vice President, Chairman
      -------------------             and Director
      James R. Gelder*                (principle executive officer)


      -------------------
      Steven T. Pierson*              Chief Accounting Officer


                        DIRECTORS OF DEPOSITOR


      ---------------------           Chief Financial Officer
      David A. Wheat*

      ---------------------
      Donald W. Britton*

      ---------------------
      Catherine H. Smith*

      ---------------------
      R. Michael Conley*

      ---------------------
      Carol V. Coleman*

      ---------------------
      James F. Lille*

      ---------------------
      Charles B. Updike*

      ----------------------
      Ross M. Weale*

      ---------------------
      Brian D. Comer*

      ----------------------
      Curtis Olson*

      ----------------------
      Robert P. Browne*

      ----------------------
      Howard L. Rosen*


   By: /s/James A. Shuchart, Attorney-in-Fact
      -------------------
        James A. Shuchart

-----------------------

*Executed by James A. Shuchart on behalf of those indicated pursuant to Power of Attorney.

                              EXHIBIT INDEX


ITEM         EXHIBIT                                           PAGE #
----         -------                                           ------

5(a)         Individual Deferred Combination Variable and      EX-99.B5A
             Fixed Annuity Application

9            Opinion and Consent of James A. Shuchart, Esq.    EX-99.B9

10(a)        Consent of Independent Registered Public          EX-99.B10A
             Accounting Firm

13           Powers of Attorney                                EX-99.B13